UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant            X
Filed by a Party other than the Registrant     ______

Check the appropriate box:
☒           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to §240.14a-12

Altair Nanotechnologies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: _____________________________________

(2)	Aggregate number of securities to which transaction applies:____________________________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):________________

(4)	Proposed maximum aggregate value of transaction: _____________________________________

(5)	Total fee paid: ____________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:
(2)           Form, Schedule or Registration Statement No.: ___________________
(3)           Filing Party:
(4)           DateFiled:      ____________________________________________

ALTAIR NANOTECHNOLOGIES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the shareholders of Altair Nanotechnologies Inc. (the “Corporation”) will be held at the Grand Sierra Resort, 2500 E. 2nd Street, Reno, Nevada 89502, _____, the ___ day of ________ 2010, at the hour of 10:00 o’clock in the morning (Pacific time) for the following purposes:

(1)           To approve the issuance and sale of common shares of the Corporation to Canon Investment Holdings Limited (“Canon”) at a purchase price of $0.3882 per share, pursuant to the Share Subscription Agreement dated as of September 20, 2010 by and between Canon and the Corporation, in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of the Corporation’s outstanding common shares on a fully diluted basis;

(2)           To approve the adjournment of the Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve proposal No. 1; and

(3)           To authorize our Board of Directors, in its discretion, to implement a one-time fair value stock option exchange program for eligible employees.

The proposals to approve the share issuance to Canon and to approve the stock option exchange program are not related and are not conditioned on obtaining shareholder approval of any other proposal at the Meeting.

This notice is accompanied by a form of proxy and a management proxy circular.

Proxies to be used at the Meeting must be deposited at the office of the transfer agent not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting.

Shareholders of record as of ___________, the record date established by the Corporation, are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.  Shareholders who are unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy so that as large a representation as possible may be had at the Meeting.

DATED at Toronto, Ontario as of the ___ day of _____, 2010.

BY: ORDER OF THE BOARD Terry M. Copeland President and Chief Executive Officer

ALTAIR NANOTECHNOLOGIES INC.
204 Edison Way
Reno, Nevada 89502
U.S.A.

MANAGEMENT PROXY CIRCULAR

SPECIAL MEETING OF SHAREHOLDERS

This Management Proxy Circular (this “Circular”) relates to a special meeting (the “Meeting”) of shareholders of Altair Nanotechnologies Inc., a Canadian corporation (“Altair” or the “Corporation”) to be held at the Grand Sierra Resort, 2500 E. 2nd Street, Reno, Nevada 89502, on _________ __, 2010, at 10:00 o’clock in the morning, Pacific time.  At this Meeting, you will be asked to vote on three proposals.

The first proposal is to approve the issuance and sale of common shares of the Corporation to Canon Investment Holdings Limited (“Canon”) pursuant to the Share Subscription Agreement dated as of September 20, 2010 by and between Canon and Altair (the “Share Subscription Agreement”), in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of Altair’s outstanding common shares on a fully diluted basis.  The purchase price for the shares is fixed at $0.3882 per share.   The total number of common shares to be issued is estimated to be 127,917,996, and the total gross proceeds from the share issuance are estimated to be $48,881,366, based upon 120,980,035 fully-diluted outstanding common shares as of the date of the Circular.  The exact number of common shares to be issued to Canon will be determined based on the number of outstanding common shares of Altair on a fully-diluted bass as of the closing date.  We are seeking shareholder approval for such action in compliance with NASDAQ Marketplace Rules 5635(b) and 5635(d).

The second proposal is to approve adjournment of the Meeting if necessary in order to solicit additional proxies, if there are not sufficient votes at the Meeting to approve the first proposal.

The third proposal is to authorize our Board of Directors in its discretion to implement a one-time fair value stock option exchange program for eligible employees.  Pursuant to this stock option exchange program, employees would be offered stock options with an exercise price equal to the market price on the date of the closing of the offer in exchange for their existing out-of-the-money stock options.  The exchange ratio would not be one-for-one; rather, the employees would be offered a number of new options with a value that approximately equals the value of the out-of-the-money options they are giving up.

The proposals to approve the share issuance to Canon and to approve the stock option exchange program are not related and are not conditioned upon obtaining shareholder approval of any other proposal at the Meeting.

Our Board of Directors unanimously recommends that you vote FOR each of the proposals described in this management proxy circular.  We urge you to read these proxy materials in their entirety and to consider them carefully, including the effect that adopting or failing to adopt the proposals will have on shareholders.

It is important that your shares be represented at the special meeting, regardless of the size of your holdings. Accordingly, whether or not you expect to attend the special meeting, we urge you to vote promptly by returning the enclosed proxy card. You may revoke your proxy at any time before it has been voted.

This Management Proxy Circular is dated ____ __, 2010 and
is first being mailed to shareholders on or about ____ __, 2010

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND PROPOSALS	1
SUMMARY	5
THE MEETING	7
Solicitation of Proxies	7
Appointment and Revocation of Proxies	7
Voting of Proxies	7
Voting Securities and Principal Holders of Voting Securities	8
Interests of Certain Persons in Matters to be Acted Upon	9
PROPOSAL NO. 1 – APPROVAL OF ISSUANCE AND SALE OF COMMON SHARES TO CANON INVESTMENT HOLDINGS LIMITED	10
Introduction	10
Vote Required	10
The Companies	10
Background to the Transaction	11
Reasons Considered by Our Board in Evaluating the Transaction	14
Use of Proceeds	17
Opinion of JMP Securities	17
Triggering of Warrant Put Right	24
Possible Adjustment to Exercise Price of Outstanding Warrants	25
Certain Fees Payable Upon Closing of Common Share Issuance	25
Interests of Altair’s Directors and Officers in the Transaction	26
Material U.S. Federal Income Tax Consequences	27
Material Canadian Income Tax Consequences of the Transaction	27
Dilutive Effect of Common Share Issuance	28
Dissent Rights	29
Regulatory Approvals	29
Consequences if Shareholder Approval is Not Obtained	29
Recommendation of Altair’s Board of Directors	30
THE SHARE SUBSCRIPTION AGREEMENT	30
The Share Subscription Transaction	30
Conditions to the Transaction	30
Conduct of Business Pending the Closing	33
Covenants Regarding Special Meeting and Recommendation of Board of Directors	35
No Solicitation	36
Certain Permitted Actions and Negotiations	37
Certain Notice and Last Look Provisions	38
Pre-Closing Covenants Regarding Certain Regulatory Matters	39
Covenants Regarding Liability Insurance for Directors and Officers	40
Covenants Regarding Approval of Related Party Transactions	40
Other Covenants	41
Termination	41
Termination Fees	42
OTHER TRANSACTION AGREEMENTS	42
Investor Rights Agreement	42
Voting Agreements	44
The Amended and Restated Shareholders Rights Plan Agreement	44
Waiver and Rights Agreement	44
Conditional Supply and Technology Licensing Agreement	46
PROPOSAL NO. 2 — ADJOURNMENT OF MEETING	49
Adjournment	49
Vote Required	49
PROPOSAL NO. 3 – APPROVAL OF A ONE-TIME FAIR VALUE STOCK OPTION EXCHANGE PROGRAM	50
Background	50
Key Terms of the Stock Option Exchange Program	50

i

Impact of Stock Option Exchange Program	51
Benefits to Shareholders	51
Benefits to Employees	52
Option Exchange Process	52
Stock Option Exchange Ratios	53
Interests of Named Executive Officers in Stock Option Exchange Program	54
Securities Authorized for Issuance Under Equity Compensation Plans	55
Conclusion	55
Recommendation of the Board	56
CERTAIN COMPENSATION RELATED INFORMATION	57
Compensation Discussion and Analysis	57
Compensation, Nominating and Governance Committee Report	64
Executive Compensation	65
Compensation of Directors	69
Compensation, Nominating and Governance Committee	71
Compensation, Nominating And Governance Committee Interlocks And Insider Participation	72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
CERTAIN FINANCIAL INFORMATION	74
Supplementary Financial Data	74
Financial Statements	74
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	75
Quantitative and Qualitative Disclosures about Market Risk	91
OTHER MATTERS	92
Proposals of Shareholders	92
Undertakings	92
Additional Information	92
INDEX TO FINANCIAL STATEMENTS	94

ANNEX A:	Share Subscription Agreement dated as of September 20, 2010 by and between Canon Investment Holdings Limited and Altair Nanotechnologies Limited (without Schedules or Exhibits)

ANNEX B:	Opinion of JMP Securities LLC

ii

QUESTIONS AND ANSWERS ABOUT THE MEETING AND PROPOSALS

Set forth below in a question and answer format is general information regarding the Meeting on _____ __, 2010 to which this Circular relates.

Q.           Where and when will the Meeting be held?

A.           The Meeting will be held at the Grand Sierra Resort, 2500 E. 2nd Street, Reno, Nevada 89502, _______, the ___ day of ____ 2010, at the hour of 10:00 o’clock in the morning (Pacific time).

Q.           What are the purposes of the Meeting?

 A.           The purposes of the Meeting are to consider and vote on the following proposals:

•
To approve the issuance and sale of common shares of the Corporation (the “Common Share Issuance”) to Canon pursuant to the Share Subscription Agreement in an amount such that, following the share issuance, Canon will be the beneficial owner of 51% of the Corporation’s outstanding common shares on a fully-diluted basis.  The purchase price for the shares is fixed at $0.3882 per share.   The total number of common shares to be issued is estimated to be 127,917,996, and the total gross proceeds from the share issuance are estimated to be $48,881,366, based upon 120,980,035 fully-diluted outstanding common shares as of the date of this Circular.  The exact number of common shares to be issued to Canon will be determined based on the number of outstanding common shares of Altair on a fully-diluted bass as of the closing date.

•	To approve adjournment of the Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve proposal No. 1; and

•	To authorize our Board of Directors (our “Board”), in its discretion, to implement a one-time fair value stock option exchange program for eligible employees (the “Stock Option Exchange Program”).

Q.           Will any other matters be voted on?

A.           The Board does not intend to present any other matters at the Meeting. The Board does not know of any other matters that will be brought before our shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, your signed proxy card gives authority to Terry M. Copeland and, failing him, John Fallini, or your indicated nominee as proxies, with full power of substitution, to vote on such matters at their discretion.

Q.           Who is soliciting my vote?

A.           Our Board is soliciting your proxy to vote at the Meeting.  Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this Circular, including Annexes hereto.

Q.           Who is entitled to vote?

A.           The record date for the determination of shareholders entitled to receive notice of, and to vote at, the Meeting is the close of business on ________, 2010. In accordance with the provisions of the Canada Business Corporations Act (the “CBCA”), we will prepare a list of the holders of our common shares as of the record date.

Q.           What are the voting recommendations of the Board of Directors?

A.           Our Board recommends the following votes:

•	“FOR” Proposal No. 1, the Common Share Issuance;

•	“FOR” Proposal No. 2, to adjourn the Meeting if necessary to solicit additional votes in favor of Proposal No. 1; and

•	“FOR” Proposal No. 3, the Stock Option Exchange Program.

Q.           What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.           Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and these Circular materials are being sent directly to you by us. You may vote the shares registered directly in your name by completing and mailing the proxy card or by written ballot at the Meeting.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these Circular materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker has enclosed a voting instruction card providing directions for how to vote your shares.

Q.           How do I vote?

A.           If you are a shareholder of record, there are two ways to vote:

• By completing and mailing your proxy card or

• By written ballot at the Meeting.

Shareholders who are not shareholders of record and who wish to deliver proxies should follow the instructions of their intermediary with respect to the procedure to be followed. Generally, shareholders who are not shareholders of record will either: (i) be provided with a proxy executed by the intermediary, as the shareholder of record, but otherwise uncompleted and the beneficial owner may complete the proxy and return it directly to our transfer agent; or (ii) be provided with a request for voting instructions by the intermediary, as the shareholder of record, and then the intermediary must send to our transfer agent an executed proxy form completed in accordance with any voting instructions received by it from the beneficial owner.

Q.           Can I change my vote or revoke my proxy?

A.           A shareholder who has given a proxy has the power to deliver a substitute proxy or revoke a prior proxy prior to the commencement of the Meeting by depositing an instrument in writing, including another proxy bearing a later date, executed by the shareholder or by the shareholder’s attorney authorized in writing either at the office of the transfer agent indicated on the enclosed envelope not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting, or by delivering the instrument to the chairman of the Board of Directors on the day of the Meeting or adjournment thereof.

Q.           How are proxies being solicited and who pays for the solicitation of proxies?

A.           Proxies will be solicited by mail and also may be solicited personally, by email, by facsimile or by telephone.  Proxies will be solicited by officers and employees of the Corporation without additional compensation.  In addition, we have retained D. F. King & Co., Inc. (the “Soliciting Agent”) to assist with the solicitation of proxies.

The cost of solicitation by management will be borne directly by the Corporation.  We have agreed to pay the Soliciting Agent a fee of $7,500, plus $5.00 for each incoming call and reasonable out-of-pocket expenses.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the common shares of the Corporation held of record by such persons, and we will reimburse them for their reasonable out-of-pocket expenses incurred by them in connection therewith.

Q.           What is the quorum requirement of the Meeting?

A.           One-third of the outstanding common shares entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Meeting.

Q.           What vote is required to approve each proposal?

A.                      Proposal No. 1, approval of the Common Share Issuance, requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Proposal No. 2, authorizing adjournment of the Meeting if necessary to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve the Common Share Issuance, requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Proposal No. 3, authorizing our Board to implement the Stock Option Exchange Program, requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Brokers do not have discretionary authority to vote shares on any of the proposals without instructions from the beneficial owner. With respect to each of the proposals, abstentions and broker non-votes are not counted as votes cast and will have no effect on the vote.

Q.           Are the proposals related or conditioned on the approval of other proposals?

A.           Proposal No. 1, approval of the Common Share Issuance, is not conditioned on approval of either of the other two Proposals.  The Common Share Issuance is unrelated to the Stock Option Exchange Program and approval of one is not dependent on approval of the other.  Proposal No. 2, authorizing adjournment of the Meeting if necessary to solicit additional proxies, is related to Proposal No. 1 only in the sense that it will only become effective if there are not sufficient votes at the time of the Meeting to approve the Common Share Issuance.

Q.           What are broker non-votes and how will they affect the vote?

A.           Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Meeting and do not have authority under governing rules to vote with respect to the proposal in question on behalf of beneficial holders without instructions. Broker non-votes will not affect the outcome of any of the proposals, assuming that a quorum is obtained.

Q.           Who can attend the Meeting?

A.           All registered shareholders as of the Record Date, their duly appointed representatives, our directors and our auditors are entitled to attend the Meeting.

Q.           I own my shares indirectly through my broker, bank, or other nominee, and I receive multiple copies of this Circular, and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?

A.           If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank, or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank, or other nominee.  If you are a shareholder of record contact John Fallini, Chief Financial Officer, by phone at (775) 858-3750 or by mail to P.O. Box 10630, Reno, Nevada, U.S.A. 89510-0630.

Q.           Multiple shareholders live in my household, and together we received only one copy of this Circular. How can I obtain my own separate copy of those documents for the Meeting?

A.           You may pick up copies in person at the Meeting or download them from our Internet web site, www.altairannualmeeting.com.  If you want copies mailed to you and are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and are a shareholder of record, we will mail them promptly if you request them from John Fallini, Chief Financial Officer by phone at (775) 858-3750 or by mail to P.O. Box 10630, Reno, Nevada, U.S.A. 89510-0630. We cannot guarantee you will receive mailed copies before the Meeting.

Q.           Where can I find the voting results of the Meeting?

A.           We are required to file the voting results on the System for Electronic Document Analysis and Retrieval (SEDAR) promptly following the meeting, and thereafter they can be found on the SEDAR website at www.sedar.com.  We are also required to file the voting results on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) promptly following the meeting, and thereafter they can be found on our website at www.altairnano.com (select the link to SEC Filings on the Investor Relations page).

Q.           Who can help answer my questions?

A.           If you have questions about the Meeting or if you need additional copies of the Circular or the enclosed proxy card you should contact:

John Fallini, Chief Financial Officer
P.O. Box 10630
Reno, Nevada  89510-0630 U.S.A.
(775) 858-3750

or

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 967-4604

SUMMARY

This summary highlights selected information from the Circular. To understand the proposals fully, you should read carefully this entire document and the documents to which we refer. The Share Subscription Agreement is attached as Annex A to this Circular; we encourage you to read the Share Subscription Agreement because it is the legal document that governs the Common Share Issuance.  Unless otherwise provided in this Circular or as evident from the context, references to “Altair,” the “Corporation,” “we,” “us,” and “our” refer to Altair Nanotechnologies Inc. and all of its consolidated subsidiaries. All dollar amounts set forth herein are United States Dollars unless otherwise specified.

Proposals

You are being asked to vote on three proposals: (1) to approve the Common Share Issuance, (2) to adjourn the Meeting to solicit additional proxies if necessary to approve the first proposal, and (3) to approve the Stock Option Exchange Program.  The proposals to approve the Common Share Issuance and to approve the Stock Option Exchange Program are not related and are not conditioned on obtaining shareholder approval of any other proposal at the Meeting.

Parties to the Common Share Issuance

Altair Nanotechnologies Inc.

Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altair Nanotechnologies Inc. is a leading provider of fast response battery systems technology.  Altair’s lithium-titanate based battery systems are among the highest performing in the world, and are used primarily to provide frequency regulation and the integration of renewable power generation sources into the electric grid, and in mass transit.  Altair Nanotechnologies Inc. was incorporated under the laws of the Province of Ontario, Canada in April 1973 for the purpose of acquiring and exploring mineral properties.  It was redomesticated in July 2002 from the Business Corporations Act (Ontario) to the Canada Business Corporations Act, a change that causes Altair to be governed by Canada’s federal corporate statute.

Canon Investment Holdings Limited.

Canon is organized under the laws of Hong Kong. Through its indirect, wholly-owned subsidiary in China, Zhuhai Yingtong Energy Company Ltd. (“YTE”), Canon is a company engaged in the manufacture and sale of high-capacity and high-power lithium ion power batteries, energy-storage batteries, as well as batteries for general uses.  YTE commenced production in August, 2010. YTE’s battery products have wide application in different areas, including lighting equipment, medical facilities, power tools, electric bicycles, electric vehicles, smart grid, domestic energy-storage, and peak-load regulation.

The Common Share Issuance

If Altair’s shareholders approve the Common Share Issuance, Altair would issue common shares to Canon in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of Altair’s outstanding common shares on a fully-diluted basis.  The purchase price for the shares is fixed at $0.3882 per share.   The total number of common shares to be issued is estimated at 127,917,996, and the total gross proceeds from the share issuance are estimated to be $48,881,366, based upon 120,980,035 fully-diluted outstanding common shares as of the date of the Circular.  The exact number of common shares to be issued to Canon will be determined based on the number of outstanding common shares of Altair on a fully-diluted bass as of the closing date.

The proceeds received by Altair from the transactions contemplated hereby will be used, in part, to construct a proprietary nano-lithium titanate (“nLTO”) production facility in China (the “China Production Facility”) that is expected to have an initial annual production capacity of up to 2,000 to 3,000 tons of nLTO, and the remainder of the proceeds will be used to fund Altair’s working capital needs and ongoing operations in the United States.  Promptly following the closing of the Common Share Issuance and prior to the first meeting of Altair’s newly-constituted Board (the “New Board”), Altair’s executive officers will prepare a capital and operating budget for approval by the New Board.  Other than for the payment of fees and expenses incurred in relation to the Common Share Issuance, Altair is prohibited from using the proceeds received from Canon pursuant to the Common Share Issuance until such budget is approved by the New Board.

The Proposal to Adjourn the Meeting

If it becomes necessary to obtain additional votes in favor of Proposal No. 1, regarding the Common Share Issuance, a motion may be made to adjourn the Meeting to a later time to permit further solicitation of proxies.

The Stock Option Exchange Program

We are asking our shareholders to approve the Stock Option Exchange Program with the following features:

Exclusion of Our Directors. The Stock Option Exchange Program will be available to all employees holding eligible stock options, excluding non-employee directors.

Eligible Stock Options. The Stock Option Exchange Program will be offered only with respect to stock options with a purchase (exercise) price above the highest daily adjusted closing price of our common shares over the 52 weeks (52-week high) preceding the beginning of the exchange offer period (“Eligible Stock Options”).  This approach seeks to remove stock options that had intrinsic value in the recent past from being eligible for the Stock Option Exchange Program, as they would be considered likely to have intrinsic value in the near future.

Offer an Approximate Value-for-Value Exchange. The value of an employee’s new stock option grant received as part of the Stock Option Exchange Program is not expected to exceed the value of such employee’s surrendered stock options. The exercise price of the new stock options will be the closing price of our common shares on the grant date of the new stock options, which will be at the close of the Stock Option Exchange Program. The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Stock Option Exchange Program.

Establishment of a New Vesting Period with a Term of Ten Years. New stock option awards will receive a renewed vesting period that will vest 50% on each of the first and second anniversary of the grant date.

Timing of Implementation of the Stock Option Exchange Program. We expect that the Stock Option Exchange Program will begin within three months of the shareholder approval, if received, following the closing of the Common Share Issuance or termination of the Share Subscription Agreement. The actual implementation date within that three-month period, and whether we actually implement this program, will be determined by our Board following the closing of the Common Share Issuance or earlier termination of the Share Subscription Agreement. If the Stock Option Exchange Program does not commence within 180 days of the date of the Meeting, Altair will not conduct the Stock Option Exchange Program without again seeking shareholder approval. Our Board reserves the right to amend, postpone, or under certain circumstances cancel the Stock Option Exchange Program once it has commenced.

THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on _____ __, 2010.  This Circular is available on the Internet at http:// www.altairannualmeeting.com.

Solicitation of Proxies

THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY OUR BOARD OF PROXIES TO BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF THE CORPORATION TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ENCLOSED NOTICE OF MEETING.  This Circular, the Notice of Meeting and the accompanying form of proxy are first being mailed to the shareholders of the Corporation on or about _____ __, 2010. Solicitation will be by mail, but proxies may also be solicited personally, by email, by facsimile or by telephone by officers and employees of the Corporation without additional compensation.

The cost of solicitation will be borne directly by the Corporation.  We have retained D. F. King & Co. Inc., our Soliciting Agent, to assist with the solicitation of proxies for a fee of $7,500, plus $5.00 for each incoming and outgoing call and reasonable out-of-pocket expenses. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the common shares of the Corporation held by such persons, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers and/or directors of the Corporation.  A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM AT THE MEETING MAY DO SO either by inserting such person’s name in the blank space provided in that form of proxy or by completing another proper form of proxy and, in either case, depositing the completed proxy at the office of the transfer agent indicated on the enclosed envelope not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting, or by delivering the completed proxy to the chairman of the Board of Directors on the day of the Meeting or adjournment thereof.

A proxy given pursuant to this solicitation may be revoked by instrument in writing, including another proxy bearing a later date, executed by the shareholder or by his attorney authorized in writing, and deposited at the office of the transfer agent indicated on the enclosed envelope not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting, or by delivering revocation to the chairman of the Board of Directors on the day of the Meeting or adjournment thereof, or in any other manner permitted by law.

Voting of Proxies

THE COMMON SHARES REPRESENTED BY A DULY COMPLETED PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR, AND IF THE SHAREHOLDER SPECIFIES A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON, SUCH COMMON SHARES WILL BE VOTED ACCORDINGLY.  UNLESS OTHERWISE INDICATED ON THE FORM OF PROXY, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES IN FAVOR OF PERSONS DESIGNATED IN THE PRINTED PORTION OF THE ENCLOSED FORM OF PROXY WILL BE VOTED (I) TO APPROVE THE COMMON SHARE ISSUANCE, (II) TO AUTHORIZE THE ADJOURNMENT OF THE MEETING, IF REQUIRED AND (III) TO APPROVE THE STOCK OPTION EXCHANGE PROGRAM.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of Meeting, or other matters which may properly come before the Meeting.  At the time of printing this Circular, the Corporation’s Board knows of no such amendments, variations or other matters to come before the Meeting.

Voting Securities and Principal Holders of Voting Securities

The authorized capital of the Corporation consists of an unlimited number of common shares.  As of October 15, 2010, the Corporation had 108,062,315 common shares issued and outstanding.

The Corporation shall make a list of all persons who are registered holders of common shares as of the close of business on ________, 2010 (the “Record Date”) and the number of common shares registered in the name of each such person on that date.  Each shareholder is entitled to one vote for each common share registered in his name as it appears on the list.

One-third of the outstanding common shares entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the meeting.  Abstentions will be counted as “represented” for purposes of determining the presence or absence of a quorum.  Complete broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on any of the matters to be considered at the meeting, will not be counted as “represented” for the purpose of determining the presence or absence of a quorum.

Shareholder approval of the Common Share Issuance is being requested in order to comply with NASDAQ Marketplace Rule 5635(b) (requiring shareholder approval prior to an issuance of securities that will result in a change of control of the company) and NASDAQ Marketplace Rule 5635(d) (requiring shareholder approval for private placements at a price less than the greater of book or market value which equal 20% or more of the common shares outstanding prior to such issuance).  Shareholder approval of the Stock Option Exchange Program is being requested to comply with NASDAQ Marketplace Rule 5635(c) (requiring shareholder approval in connection with any material amendment to an equity compensation arrangement, including a stock option repricing program).  Shareholder approval of the Common Share Issuance and the Stock Option Exchange Program is not required under the CBCA.  Under the NASDAQ Marketplace Rules,

•	approval of the Common Share Issuance, requires the affirmative vote of the holders of a majority of the votes cast on the proposal; and

•	authorizing our Board to implement the Stock Option Exchange Program requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Under the CBCA, authorizing adjournment of the Meeting if necessary to solicit additional proxies, if there are not sufficient votes at the time of the Meeting to approve the Common Share Issuance, requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Under the NASDAQ Marketplace Rules and the CBCA, abstentions and broker non-votes will not have the effect of being considered as votes cast against any of the matters considered at the meeting.

To the knowledge of the directors and executive officers of the Corporation, as of the date of this Circular, and not taking into account the proposed Common Share Issuance or the Voting Agreements signed in connection therewith, only one holder, Al Yousuf LLC, directly or indirectly exercises control or direction of over more than 10% of the common shares outstanding.  According to an Amendment No. 2 on Schedule 13D filed by Al Yousuf LLC and its affiliates on October 8, 2010, the affiliate group beneficially owns 20,395,863 common shares representing 18.9% of the outstanding common shares as of the date of such filing.

Officers and directors of the Corporation holding an aggregate of 972,268 common shares of the Corporation, or 0.9% of the total outstanding common shares of the Corporation as of September 30, 2010, have entered into Voting Agreements with Canon pursuant to which they have agreed to vote, and have granted to Canon an irrevocable proxy to vote, their shares in favor of the Common Share Issuance. Additionally, Al Yousuf LLC, the largest single shareholder of the Corporation, has entered into a similar voting agreement pursuant to which it has agreed to vote, and has granted an irrevocable proxy to Canon to vote, its shares in favor of the Common Share Issuance (the voting agreements described in this paragraph are collectively referred to in this Circular as the “Voting Agreements”).  As of October 8, 2010, Al Yousuf LLC reports that it beneficially owns 20,395,863 common shares of the Corporation.

Interests of Certain Persons in Matters to be Acted Upon

Other than as disclosed in this Circular, no person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s most recently completed financial year, or any associate or affiliate of any such director or officer, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

PROPOSAL NO. 1 – APPROVAL OF ISSUANCE AND SALE OF COMMON SHARES TO

CANON INVESTMENT HOLDINGS LIMITED

Introduction

On September 20, 2010, Altair entered into a Share Subscription Agreement with Canon pursuant to which it agreed to issue and sell its common shares in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of Altair’s outstanding common shares on a fully-diluted basis.  The purchase price for the shares is fixed at $0.3882 per share.   The total number of common shares to be issued and sold to Canon is estimated to be 127,917,996, and the total gross proceeds from the share issuance are estimated to be $48,881,366, based upon 120,980,035 fully-diluted outstanding common shares as of the date of the Circular.  In connection with the Share Subscription Agreement, Altair and Canon also entered into an Investor Rights Agreement; officers and directors of Altair entered into Voting Agreements; Al Yousuf LLC, the largest single shareholder of the Corporation, entered into a Waiver and Rights Agreement and Voting Agreement; and Altair, Altairnano, Inc., an indirect subsidiary of the Corporation, and YTE entered into a Conditional Supply and Technology Licensing Agreement (the “Supply Agreement”), each of which is described in greater detail below.

Vote Required

Because Altair’s common shares are listed on The NASDAQ Capital Market, Altair is subject to the NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 5635(b) requires shareholder approval prior to an issuance of securities that will result in a change of control of the company, and NASDAQ Marketplace Rule 5635(d) requires shareholder approval for private placements at a price less than the greater of book or market value which equal 20% or more of the common shares outstanding prior to such issuance.  The issuance of Altair’s common shares to Canon as described herein will result in a change of control and will be a private placement of 20% or more of the pre-transaction outstanding common shares because Canon will acquire common shares that will constitute 51% of the common shares on a fully-diluted basis immediately following the issuance and sale and the acquisition will be at a price that is below the greater of book or market value. As a result, shareholder approval is required for the Common Share Issuance under the NASDAQ Rules.

A quorum being present, the affirmative vote of a majority of the votes cast on the proposal is required to approve the Common Share Issuance to Canon.   Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the vote.

Each of Altair’s directors and executive officers, and Al Yousuf LLC, the largest single shareholder of Altair, have entered into Voting Agreements with Canon pursuant to which each has agreed, and granted Canon an irrevocable proxy, to vote all shares of Altair’s common shares owned by each of them in favor of this proposal.  Such directors and officers, together with Al Yousuf LLC, held an aggregate of 21,368,131 common shares, representing 19.8% of the 108,062,315 outstanding common shares as of September 30, 2010. See the section of this Circular entitled “Security Ownership of Certain Beneficial Owners and Management” for information regarding the beneficial ownership of Altair’s common shares of Altair’s directors and executive officers and significant shareholders.

The Companies

Altair Nanotechnologies Inc.

Altair Nanotechnologies Inc.

Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altair Nanotechnologies Inc. is a leading provider of fast response battery systems technology.  Altair’s lithium-titanate based battery systems are among the highest performing in the world, and are used primarily to provide frequency regulation and the integration of renewable power generation sources into the electric grid, and in mass transit.  Altair Nanotechnologies Inc. was incorporated under the laws of the Province of Ontario, Canada in April 1973 for the purpose of acquiring and exploring mineral properties.  It was redomesticated in July 2002 from the Business Corporations Act (Ontario) to the Canada Business Corporations Act, a change that causes Altair to be governed by Canada’s federal corporate statute.

Canon Investment Holdings Limited.

Canon is organized under the laws of Hong Kong. Through YTE, its indirect, wholly-owned subsidiary in China, Canon is a company engaged in the manufacture and sale of high-capacity and high-power lithium ion power batteries, energy-storage batteries, as well as batteries for general uses.  YTE commenced production in August, 2010. YTE’s battery products have wide application in different areas, including lighting equipment, medical facilities, power tools, electric bicycles, electric vehicles, smart grid, domestic energy-storage, and peak-load regulation.

Background to the Transaction

Beginning in 2009, Altair’s management and Board began exploring the potential advantages of entering into a strategic partnership.  Recognizing that Altair’s advanced lithium-titanate energy storage technology had not been fully commercialized, its management and Board believed that Altair’s sales prospects would be enhanced by a strategic partner with complementary technology or capabilities.  In addition, given Altair’s reliance on the issuance of equity securities to raise capital to fund continued development of its products and operations, they believed that Altair would benefit significantly from entering into a relationship with a strategic partner that could provide a significant amount of capital.

In August 2009, with the aim of pursuing a significant commercial customer relationship or strategic partnership with a Chinese photovoltaic solar or wind manufacturer, state-owned power generator or transmission and distribution operator or privately owned battery manufacturer, Altair engaged Zhiyuan (Charles) Cheng, Ph.D. as a consultant to lead Altair’s business efforts in The People’s Republic of China (“PRC”).

On December 13, 2009, Altair’s Vice President of Corporate Strategy, Mr. Robert Pedraza, traveled to Zhuhai, China to meet with Mr. Yincang Wei, the Chairman of Canon (the parent company of YTE), to introduce Altair and provide an overview of Altair’s technology, solutions and applications.  Mr. Wei provided an overview of YTE. Mr. Pedraza also visited YTE’s facilities to understand YTE’s overall capability and strength.

From January 2010 to March 2010, Mr. Cheng had several telephone calls with YTE to discuss Altair’s material science technology, nano-scale manufacturing capability and the range of commercial applications for its energy storage solutions.

On March 18, 2010, Mr. Cheng traveled to Zhuhai, China to meet with Mr. Wei to further discuss Altair’s technology, solutions and applications at an in-depth scientific and technical level.  Mr. Cheng also visited YTE’s battery manufacturing facility and research and development facility for an initial assessment of YTE’s technical and manufacturing capabilities.

From May 17 to 19, 2010, Mr. Cheng traveled to Zhuhai, China to meet with Mr. Wei for a further in-depth review of Altair’s material science, battery performance, systems engineering and application engineering capabilities. Mr. Cheng had an in-depth discussion with Mr. Wei about a potential commercial customer relationship and strategic partnership for the purpose of entering into the Chinese market.

On May 24, 2010, Altair’s Board determined that, among other financing and strategic options, Altair should commence seeking a relationship with a significant strategic investor.  Altair’s Board authorized management to search for a financial advisor in connection with exploring possible strategic transactions.

From May 31 to June 2, 2010, Mr. Cheng traveled to Zhuhai, China to meet with Mr. Wei to further discuss a potential commercial or strategic relationship, jointly tapping into the Chinese market through participation in selected wind-solar-energy-storage technology demonstration pilot projects in China, and potential sales of Altair’s ALTI-ESS energy storage systems, battery cells and nLTO to YTE.

On June 1, 2010, Altair and Mr. Cheng entered into a formal advisory service agreement documenting the compensation and other terms associated with his consulting services.

From June 4 to 5, 2010, Mr. Pedraza and Mr. Cheng traveled to Zhuhai, China to meet with Mr. Wei and other senior members of YTE and their financial, legal and business advisors to discuss potential strategic and commercial collaboration options and visited YTE’s manufacturing facility.

On June 9, 2010, Altair received a Letter of Intention from YTE proposing two new strategic options: first, that YTE purchase 51% of Altair’s shares and second, that Altair purchase YTE’s shares with YTE’s lithium-ion phosphate battery business merging into Altair.  Altair also received a Product Protection Agreement signed by YTE as a condition to receiving certain samples of Altair’s product for testing.

A mutual Non-Disclosure Agreement was signed by Altairnano and YTE on June 16, 2010.

From June 24 to 25, 2010, Mr. Pedraza and Mr. Cheng traveled to Zhuhai, China to meet with Mr. Wei and other management and advisors of Canon and YTE.  During the meetings, the parties discussed potential strategic investment between Altair and YTE, potential product sale by Altair and product/technology demonstration in China.

On July 8, 2010, Altair engaged JMP Securities LLC (“JMP Securities”) to act as its financial advisor.

On July 8, 2010, Altair received a draft Non-Binding Indicative Proposal (the “Summary of Terms”) from Canon, which contemplated the purchase by Canon of 51% of Altair’s share capital on a fully-diluted basis.

On July 15, 2010, Altair’s Board met and, among other topics, discussed the status of the discussions between Altair and Canon.  Mr. Cheng joined the Board for this portion of the meeting and provided his perspective on the overall discussions, how the Chinese market differs from the U.S. market, the terms of the draft Summary of Terms and next steps to move the discussions forward.  Mr. Jeff Johnson, Managing Director of JMP Securities and outside legal counsel participated in relevant portions of this meeting.   Altair’s Board also considered an alternative strategic offer from a third party and considered continuing with its at-the-market offering and a potential registered direct offering.  After considering the alternatives, financial status of Altair, potential business opportunities, and the terms of the Summary of Terms, Altair’s Board authorized face-to-face negotiations regarding the Summary of Terms.  Altair’s Board also created a committee of independent directors consisting of its Board chairman, Mr. Pierre Lortie, Mr. Robert van Schoonenberg and Mr. Alexander Lee (the “Committee”) to actively oversee the negotiation of the Summary of Terms, with authority to authorize its execution if deemed appropriate, and to actively oversee the negotiation of any definitive agreements with Canon and YTE.   Subsequent to this meeting, the Committee determined, and the Board approved, the replacement of Mr. Lee with Mr. Jon Bengtson, in order to ensure that the Committee was independent with respect to negotiations involving Al Yousuf LLC in connection with the transaction.  Mr. Lee, however, did participate as an observer in a number of meetings of the Committee to provide his perspective and that of Al Yousuf LLC.

From July 20 to 21, 2010, Mr. Lortie, Mr. Copeland, Mr. Pedraza and Mr. Cheng were in Zhuhai, China to meet with Mr. Wei, Chairman of Canon, Mr. Guohua Sun, General Manager of Canon, other senior members of Canon and YTE, and their financial, legal and business advisors to continue the discussions relating to the Summary of Terms.  Topics discussed and negotiated included the terms of the proposed investment, use of proceeds, management, registration rights, exclusivity, confidentiality, financing standstill, break-up fee, expected timing, due diligence, potential exemptions from NASDAQ listing requirements, CFIUS review, conditions to signing, as well as potential sales of products to YTE.  On July 21, 2010, the Committee, together with Mr. Copeland, Mr. Pedraza and outside counsel, met by telephone, reviewed the proposed revised Summary of Terms, discussed the course of negotiations, relevant issues and positions in detail and authorized the execution of the revised Summary of Terms.  On July 21, 2010 , Altair and Canon signed the Summary of Terms and commenced with mutual due diligence.  The Summary of Terms was nonbinding, except for terms prohibiting Altair from soliciting or considering other offers, or selling securities, during an exclusivity period and confidentiality provisions.

On August 12, 2010, Mr. Copeland, Mr. Pedraza, Mr. Dan Volker, Altair’s Vice President of Operations & Engineering, Mr. Tom Kieffer, Altair’s Vice President of Sales & Marketing, Mr. Cheng and Mr. Johnson of JMP Securities met at Altair’s facility in Anderson, Indiana with Mr. Sun, Mr. Xue and Mr. Choy, who were conducting due diligence on Altair’s operations. The topics discussed included due diligence, proposed transaction agreements, board and corporate governance, proposed transaction timeline, and regulatory review and requirements of applicable laws and regulations, including Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as amended (“Exon-Florio”) and the International Traffic In Arms Regulations (22 C.F.R. parts 120-130) (“ITAR”).

On August 13, 2010, Mr. Copeland, Mr. John Fallini, Altair’s Chief Financial Officer, Dr. Bruce Sabacky, Altair’s Chief Technology Officer, Mr. Pedraza and Mr. Stephen Balogh, Altair’s Vice President of Human Resources, and Mr. Johnson met at Altair’s facility in Reno, Nevada to meet with Mr. Sun, Mr. Xue and Mr. Choy, who were conducting due diligence on Altair’s operations.

On August 19, 2010, Altair’s Board conducted a telephonic board meeting to discuss the status of the discussions with Canon and YTE.  Participants also included outside legal counsel. Topics covered included the status of the Canon due diligence efforts, Canon's investment objectives, the desirability of entering into a commercial off-take agreement, the status of the draft transaction documents, regulatory hurdles associated with the transaction and next steps.

On August 19 and 20, 2010, Mr. Lortie, Mr. Copeland and Mr. Pedraza met in Vancouver, British Columbia with Sheldon Trainor, managing director of PacBridge Capital Partners, financial advisor to Canon.  The parties engaged in extensive negotiations regarding the proposed transaction, based on the general terms of the Summary of Terms.

From August 23 to 27, 2010, Mr. Lortie, Mr. Pedraza and Mr. Cheng traveled to Zhuhai, China to meet with Mr. Wei, Mr. Sun, Mr. Trainor, Mr. Choy, and other representatives of Canon and YTE and their financial and legal advisors.  The parties engaged in extensive negotiations regarding the terms of the proposed transaction documents.

On August 24, 2010 at 7:00 a.m. Pacific time, August 24, 2010 at 4:30 p.m. Pacific time and August 25 at 7:00 a.m., the Committee, together with Mr. Pedraza, Mr. Copeland, Mr. Fallini and outside counsel, conducted telephone meetings to discuss the status of negotiations being conducted by Mr. Lortie, Mr. Copeland and Mr. Pedraza in Zhuhai, China and to provide direction on issues being negotiated, particularly with respect to the Share Subscription Agreement.

In the evening of August 25, 2010, Altair’s Board conducted a telephonic board meeting to discuss the status of the negotiations with Canon.  Participants also included outside legal counsel and Mr. Fallini.  Topics covered included the terms of the proposed Share Subscription Agreement, Investor Rights Agreement, Voting Agreements and Waiver and Rights Agreement, the Supply Agreement and other ancillary documents, the effect of government regulations on the proposed transaction; the concerns and positions of Canon; possible alternatives and next steps.  Altair’s Board authorized Mr. Lortie and management to continue negotiations with Canon consistent with terms discussed by the Board.

On September 1, 2010, Altair’s Board met in person in San Francisco to discuss and approve, if appropriate, the proposed Share Subscription Agreement and related transaction documents.  Attendees at the meeting also included Mr. Copeland, Mr. Fallini, Mr. Pedraza, Mr. Johnson and outside legal counsel.  At the meeting, the Board reviewed and discussed the draft transaction agreements in detail, considered input from Mr. Johnson of JMP Securities and discussed a request by YTE to include certain licenses, or agreements to license, in the Supply Agreement.  After a full day of thorough discussion covering all of the relevant transaction documents, open issues and potential challenges, the Board expressed its continuing interest in the transaction, subject to satisfactory resolutions of the open issues, and authorized management and the Committee to continue negotiations consistent with the terms and principles discussed.

From September 2 to 3, 2010, Mr. Copeland met in Zhuhai, China with Mr. Wei, Mr. Sun, and representatives of Canon’s financial and legal advisors to continue negotiations regarding the various agreements, with a particular focus on the Supply Agreement.

On September 5, 2010, at 7:00 a.m. Pacific Time, Altair’s Board conducted a telephonic meeting to discuss the status of the negotiations with Canon and YTE and open issues.  Participants also included Mr. Fallini.  Topics covered included an update on the use of proceeds sections of the Share Subscription Agreement, proposed licensing terms in the Supply Agreement and issues related to compliance with ITAR.   The meeting was then adjourned until September 5, 2010 at 2:00 p.m. Pacific Time in order to permit outside legal counsel and a representative of JMP Securities to join.   At the 2:00 p.m. meeting, attendees in addition to the directors included Mr. Fallini, outside legal counsel and Mr. Johnson.   Topics of discussion included, without limitation, the terms of an updated draft of the Supply Agreement and a detailed discussion of principal open issues on the Share Subscription Agreement, as well as ancillary agreements and related issues.

From September 2 to September 11, 2010, negotiations among the parties and their advisors and legal counsel continued, including several telephone conferences between Mr. Lortie and Mr. Trainor regarding open issues on the agreements, as well as the exchange of draft documents and negotiations among legal counsel.

On September 11, 2010, the Committee conducted an extended telephonic meeting to review the status of the transactions documents and open issues in detail.   Outside legal counsel and Mr. Fallini also participated in the meeting.  The Committee identified a number of specific open issues related to the Share Subscription Agreement and the Supply Agreement and provided Mr. Lortie and Mr. Copeland with direction on those issues.  It determined that the various agreements were otherwise in a form that it supported.  The Committee determined that, subject to satisfactory resolutions of the key open issues, it would recommend execution of the agreements to the Board.

On September 12, 2010, Altair’s Board conducted a telephonic board meeting to discuss the status of the negotiations with Canon and YTE.  Outside legal counsel and Mr. Fallini also participated in the meeting. Consistent with the position of the Committee, the Board identified a number of specific open issues related to the Share Subscription Agreement and the Supply Agreement and provided Mr. Lortie and Mr. Copeland with direction on those issues.  The Board also discussed open issues remaining in the Waiver and Rights Agreement.  The Board determined that, in light of the various open issues, it was not in a position to approve the transaction.

From September 13 to September 16, 2010, negotiations among the parties and their advisors and legal counsel continued.  During this period, there were several telephone conferences between Mr. Lortie and Mr. Trainor, and telephone conferences among Mr. Lortie, Mr. Copeland, Mr. Fallini, Mr. Trainor, Mr. Choy and legal counsel for each of Altair and Canon regarding open issues on the agreements, particularly the Supply Agreement and the Share Subscription Agreement, as well as the exchange of draft documents and negotiations among legal counsel.

On September 16, 2010, Altair’s Board conducted a telephonic board meeting to discuss and approve, if appropriate, the proposed Share Subscription Agreement and all related transaction documents.  Mr. Johnson of JMP Securities, Mr. Fallini and outside legal counsel also participated in the meeting.  Each document was reviewed individually and the Board received an update as to how the open issues it had identified had been resolved.  JMP Securities delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of September 16, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by JMP Securities in preparing its opinion, the consideration to be received by Altair pursuant to the Share Subscription Agreement for the common shares issuable to Canon pursuant to the Share Subscription Agreement is fair, from a financial point of view, to Altair.  After consideration of all relevant information, the Board unanimously approved the transaction and all transaction documents.   From September 16, 2010 to September 19, 2010, outside counsel for Altair and Canon worked to resolve certain technical issues associated with the agreements and related disclosure schedules and, on September 20, 2010, the parties signed the Shares Subscription Agreement and related transaction documents.

Reasons Considered by Our Board in Evaluating the Transaction

Our Board has unanimously determined that the Share Subscription Agreement and the related transaction agreements and the transactions contemplated thereby are advisable, fair to, and in the best interests of Altair and its shareholders, and it unanimously recommends that the shareholders vote “FOR” the approval of the Common Share Issuance.  In reaching its determination, our Board consulted with our management, financial advisers and legal counsel and considered a number of factors, including the following:

•
Altair’s need for a significant capital infusion by the end of 2010 in order to continue as a going concern, in light of its limited current cash levels and current and projected monthly cash burn rates;

•
the financial terms of the transaction, including the fact that the consideration of $0.3882 per share represented a 44% discount to the closing price of Altair’s common shares on September 17, 2010, the last trading day prior to the announcement of the transaction, and a 9.7% discount to the average of the closing price of Altair’s common shares during the prior 60 trading-day period;

•	the judgment of our Board that, based on arm’s-length negotiations with Canon, the consideration of $0.3882 per share was the highest price that could be negotiated with Canon;

•	the judgment of our Board that searching for an alternative investor instead of entering into an agreement with Canon would be unlikely to yield a superior proposal on a timely basis, if at all;

•
the judgment of our Board that other financing options, including Altair’s at-the-market offering or possible registered direct or other offerings considered by the Board, would be unlikely to raise a significant amount of capital on a timely basis, if at all, in light of general market and liquidity conditions, the market price and trading volume of Altair’s common shares, and the business prospects of Altair if there are no significant additional orders for Altair’s products announced soon;

•
the possible terms of a registered direct or other offerings considered by the Board, including the likelihood that the offering price may be at a discount to the market price of Altair’s common shares and the likelihood that the offering may need to be coupled with the issuance of additional warrants to make it attractive to investors;

•	that the significant capital infusion from the Common Share Issuance would enable Altair to continue as a going concern and is anticipated to improve its short-term and long-term business prospects;

•	the Board’s assessment of the competitive and market environments in which Altair operates and the near-term and long-term business prospects for Altair;

•	that the significant capital infusion from the Common Share Issuance would enable Altair to purchase inventory and respond in a timely manner to projected orders;

•
that the proceeds of the Common Share Issuance will be used, in part, to construct an nLTO manufacturing facility in China, which is expected to significantly lower Altair’s current battery manufacturing cost structure through reduced labor costs, improved raw material procurement and transport, proximity to market and increased economies of scale;

•
the anticipated benefits of possible strategic cooperation between Altair and Canon, and the desirability of Altair’s entering into the Asian markets (and in particular, China) with a strategic partner such as Canon, which has strong presence and relationships in the region (including through its subsidiary YTE);

•
the Board’s assessment of the potential positive effect of Altair’s strengthened capital position, as well of the potential positive effects of having Canon and YTE as affiliates, on potential and existing customer orders;

•
that Canon, by becoming a majority shareholder of Altair, will demonstrate its confidence in Altair and its products and prospects, which may in turn help generate overall confidence in Altair and its products and prospects in potential and existing customers and investors;

•
the purchases made by YTE, a subsidiary of Canon, under the Supply Agreement, and the $2,000,000 advance payment made by YTE for these purchases, in each case, subject to cancellation or refund if the Common Share Issuance does not close or the Share Subscription Agreement is terminated under certain circumstances;

•
that the Common Share Issuance will result in a change of control of Altair, with Canon becoming the beneficial owner of 51% of Altair’s outstanding common shares on a fully-diluted basis immediately after the transaction;

•
the likelihood of future related party transactions with Canon, the protections and approval requirements under, and the disclosure obligations imposed by, applicable securities and other laws and the Nasdaq listing rules with respect to related party transactions;

•
the provisions of the Share Subscription Agreement requiring material related party transactions with Canon to be overseen by the audit committee of the board of directors (or a comparable body of independent directors) for a period of two years and so long as Canon remains the beneficial owner of 51% or more of Altair’s outstanding common shares on a fully-diluted basis, and the fact that such provision in the Share Subscription Agreement cannot be amended or waived without the approval of the audit committee of the board of directors (or a comparable body of independent directors);

•
the provisions of the Share Subscription Agreement designed to limit Altair’s ability to entertain third-party acquisition proposals, the provisions of the Share Subscription Agreement allowing our Board to engage in discussions with respect to superior proposals, change its recommendation to the shareholders and/or terminate the Share Subscription Agreement, and the provisions providing for the payment of a termination fee under certain circumstances;

•	the requirement of Altair shareholder approval for the transaction and the likelihood that such approval would be obtained;

•
the regulatory approvals sought in connection with the transaction and other closing conditions to the transaction, including those relating to Exon-Florio review and compliance with ITAR, and the likelihood that such approvals would be received, and such conditions would be satisfied, in a timely manner;

•
the provisions of the Share Subscription Agreement requiring Altair to cease the manufacture and export of “defense articles” and the provision of “defense services”, as those terms are defined under the ITAR prior to the closing, which provisions effectively require that Altair abandon pursuit of substantially all future military contracts, including certain contracts that had been preliminarily approved by the U.S. military;

•	the likelihood that the Common Share Issuance would result in the loss of, or limitation of Altair’s ability to carry forward, U.S. and Canadian operating and capital losses for tax purposes;

•	the possibility of shareholder derivative suits and the potential risks such suits may pose to the closing of the transaction;

•
the possibility that, if the transaction does not close on a timely basis or at all, Altair will be unable to continue operations or be insolvent given its limited current cash level and current and projected monthly cash burn rates, its limited ability to raise capital during the pre-closing period, and its incurrence of costs, including potential termination fees, associated with the Share Subscription Agreement; and

•	the opinion of JMP Securities, financial advisors to our Board, that the consideration to be received by Altair from the Common Share Issuance is fair, from a financial point of view, to Altair.

In addition, our Board was aware, and took into consideration, that certain members of Altair’s management may have interests in the transaction that are in addition to, or different from, the interest of our shareholders generally, including due to the provisions in their employment agreements and the vesting of stock options as described in more detail under “Interest of Altair’s Affiliates in the Transaction”.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but rather includes the material factors considered by our Board in evaluating this transaction.  In view of the variety of factors considered by our Board in its evaluation of the Share Subscription Agreement and the related transaction agreements and the transactions contemplated thereby, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of our Board may have given different weight to different factors.  Our Board considered all of these factors as a whole, including discussions with, and questioning of, Altair’s management, financial advisors and legal counsel, and overall considered the factors to be favorable to, and to support, its determination.

Our Board unanimously determined that the Share Subscription Agreement and the related transaction agreements and the transactions contemplated thereby are advisable, fair to, and in the best interests of Altair and its shareholders, and unanimously recommends that the shareholders vote “FOR” the approval of the Common Share Issuance.

Use of Proceeds

The proceeds received by Altair from Common Share Issuance contemplated hereby will be used, in part, to construct an nLTO production facility in China (the “China Production Facility”) that is expected to have an initial annual production capacity of up to 2,000 to 3,000 metric tons of nLTO, and the remainder of the proceeds will be used to fund Altair’s working capital needs and ongoing operations in the United States.  Altair’s executive officers will prepare and submit for approval to Altair’s New Board promptly following the closing of the Common Shares Issuance a capital and operating budget before the first meeting of the New Board.  Other than for fees and expenses incurred specifically for completion of the Common Share Issuance which are owed, Altair will not use the proceeds from the sale of common shares to Canon until this budget is approved by the New Board.

Altair intends to conduct a feasibility study with respect to the construction of the proposed China Production Facility and the financing options associated therewith.  Such a study is expected to cover factors such as:

•	the availability and cost of space in southern China for the construction of the China Production Facility;

•	the availability and cost of the equipment and material for the construction of the China Production Facility;

•	the availability and costs of electricity, water, manufacturing inputs, labor and other resources necessary to operate the China Production Facility;

•
effects of local, regional, national and multi-national laws related to land use, the environment, import, export and other factors relevant to the establishing and operation of the China Production Facility;

•
the demand for nLTO from the China Production Facility, including Altair’s ability to obtain written purchase commitments from potential purchasers of nLTO or products utilizing nLTO from the facility, including Canon or YTE;

•	the availability and cost of project financing, other debt financing, equity financing and other third-party financing with respect to the China Production Facility;

•	the recruitment of knowledgeable individuals to staff and manage the China Production Facility; and

•	other factors deemed appropriate by management of Altair and its advisers.

It is anticipated that the budget submitted to the New Board for approval will preliminarily reserve an amount for the China Production Facility and the remainder will be used for working capital purposes.  These estimates would be adjusted on an ongoing basis as then-current conditions and knowledge concerning the China Production Facility dictate.

Opinion of JMP Securities

Our Board engaged JMP Securities to provide a fairness opinion in connection with the potential transaction pursuant to the Share Subscription Agreement.  On September 16, 2010, JMP Securities rendered an oral opinion to our Board, which was subsequently confirmed in writing, to the effect that, as of September 16, 2010 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by JMP Securities in preparing its opinion, the consideration to be received by Altair pursuant to the Share Subscription Agreement for the common shares issuable to Canon pursuant to the Share Subscription Agreement (the “Transaction Consideration”) is fair, from a financial point of view, to Altair.

JMP Securities’ opinion was directed to our Board and only addressed the fairness from a financial point of view to Altair of the Transaction Consideration as of September 16, 2010.  The summary of JMP Securities’ opinion in this Circular is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Circular and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by JMP Securities in preparing its opinion. We encourage our shareholders to carefully read the full text of JMP Securities’ written opinion. However, neither JMP Securities’ opinion nor the summary of the JMP Securities opinion and the related analyses set forth in this Circular were intended to be, and did not, constitute advice or a recommendation to our Board or any shareholder as to how to act or vote with respect to the transaction, the related transactions or related matters.

In arriving at its opinion, JMP Securities reviewed and considered such financial and other matters as it has deemed relevant, including, among other things:

•	a draft of the Share Subscription Agreement, identified as “DPW Draft” of September 15, 2010;

•	Altair’s Annual Reports on Form 10-K for the years ending December 31, 2009 and 2008 and Altair’s quarterly report on Form 10-Q for the quarter ending June 30, 2010;

•
Altair’s financial forecasts, projections and analyses prepared by Altair’s management in the form furnished to JMP Securities for the years ending December 31, 2010 through 2012, and certain other financial and operating information prepared by the management of Altair;

•	the historical trading prices and volumes of Altair’s common shares;

•	public information with respect to certain other publicly-traded companies that JMP Securities deemed relevant;

•	the financial terms of certain private placement transactions involving strategic investors in publicly traded companies JMP Securities believed to be relevant to the Common Share Issuance;

•	the financial terms of certain private placement transactions involving companies in lines of business JMP Securities believed to be relevant to those of Altair;

•	the financial terms of certain private placement transactions involving companies JMP Securities believed to have relevant market capitalizations to Altair;

•	the financial terms of certain private placement transactions involving transaction sizes JMP Securities believed to be relevant to the transaction; and

•	discussions with certain senior officers and other representatives of Altair relating to the aforementioned and other matters which JMP Securities deemed relevant to its inquiry.

In rendering its opinion, JMP Securities assumed with Altair’s consent and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with it, including, without limitation, the financial statements of Altair.  JMP Securities further relied upon the assurances of the management of Altair that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts, projections, analyses and other forward-looking information and data provided to or otherwise discussed with JMP Securities, it assumed with Altair’s consent that such forecasts, projections, analyses and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Altair as to the future financial performance of Altair, and provide a reasonable basis for its opinion.  JMP Securities expressed no view with respect to such forecasts, projections, analyses and other information and data or the assumptions on which they were based, and assumed with Altair’s consent that the forecasted financial results will be realized in the amounts and at the times projected.  JMP Securities has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Altair, nor has JMP Securities made any physical inspection of the properties or assets of Altair.

JMP Securities was not requested to consider, and its opinion does not address, the non-financial terms of the Common Share Issuance, nor does it address the terms of any of the related agreements to be entered into by the parties.  The opinion relied upon a representation from Altair, and accordingly JMP Securities assumed, that the Common Share Issuance is a private placement and that Canon is acquiring the common shares for its own account and not with the view to the distribution or resale thereof.  JMP Securities was not requested to, and did not (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Common Share Issuance or any alternatives to the Common Share Issuance, (b) negotiate the terms of the Common Share Issuance, (c) assist or otherwise consult with Altair in marketing the Common Share Issuance or (d) advise the Board of Directors or any other party with respect to the underlying business decision to effect the Common Share Issuance, or alternatives to the Common Share Issuance, and JMP Securities’ opinion does not address any of the foregoing.   In addition, with Altair’s consent, JMP Securities based its analysis on transactions in which a majority of the shares being sold were being sold by the issuer, and if shares were also being sold by existing shareholders such sales did not constitute a significant portion of the outstanding shares, and it did not include in its analysis transactions involving a merger or sale of assets by the issuer or the sale of a significant amount of its outstanding equity securities by the holders thereof.

JMP Securities’ opinion was based upon information available to it and market, economic, financial and other circumstances and conditions existing and disclosed to it as of the date of the opinion, and any material change in such circumstances and conditions would require a reevaluation of that opinion, which JMP Securities is under no obligation to undertake.

JMP Securities’ opinion was furnished for the use and benefit of our Board in connection with its consideration of the Common Share Issuance and may not be used for any other purpose without JMP Securities’ prior written consent.  JMP Securities’ opinion does not constitute a recommendation to the Board of Directors of Altair or any other person with respect to the Common Share Issuance.  JMP Securities is not a legal, accounting, tax or regulatory advisor and its opinion does not address any such matters.  Its opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration.  JMP Securities expresses no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of Altair to approve or consummate the Common Share Issuance.

For purposes of rendering its opinion JMP Securities has assumed, in all respects material to its analysis, that the representations and warranties of Altair and Canon contained in the Share Subscription Agreement are true and correct, that Altair and Canon will perform all of the covenants and agreements required to be performed by them under the Share Subscription Agreement, and that all conditions to the consummation of the Common Share Issuance will be satisfied without waiver thereof.

JMP Securities also assumed that the Supply Agreement contains no terms or conditions that would affect the fairness of the Common Share Issuance from a financial point of view and that the licensing of Altair’s technology pursuant to the Supply Agreement will be on an arms-length basis and will not impact the fairness of the Common Share Issuance from a financial point of view.  JMP Securities assumed that the final form of the Share Subscription Agreement did not vary materially from the last draft reviewed by it.  JMP Securities also assumed that all governmental, regulatory and other consents and approvals contemplated by the Share Subscription Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Common Share Issuance.

            The following is a summary of the material analyses reviewed by JMP Securities with our Board in connection with JMP Securities’ opinion rendered on September 16, 2010. The order of the analyses does not represent relative importance or weight given to those analyses by JMP Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of JMP Securities’ analyses.

Analysis of Selected Comparable Company Trading Multiples:  JMP Securities calculated Altair’s implied adjusted equity value per share based on a multiple range related to the mean Enterprise Value as a Multiple of Revenue figures for the selected comparable companies.  The selected companies were chosen because they are all clean technology battery companies.

Selected Cleantech Battery Companies

A123 Systems, Inc.
Ener1, Inc.
Maxwell Technologies Inc.
Advanced Battery Technologies, Inc.
Valence Technology Inc.
China BAK Battery, Inc.

Based on the number of Altair’s outstanding common shares as of September 15, 2010, JMP Securities calculated the implied adjusted equity value per common share of Altair as follows:

	LTM	2010E	2011E
Mean Enterprise Value as a Multiple of Revenue
of Selected Comparable Companies (1)	5.87x	3.74x(2)	1.79x(2)
Range(3) of Enterprise Value(1) as a Multiple of
Revenue of Selected Comparable Companies	5.3x - 6.5x	3.3x - 4.2x	1.7x - 1.9x
Altair Revenue ($ millions)	$6.2	$8.8(6)	$41.6(4) (6)
Implied Altair Enterprise Value	$32.7-$40.1	$28.5-$36.8	$70.7-$79.0
Plus: Altair Cash	$8.2	$8.2	$8.2
Implied Altair Equity Value	$40.9-$48.3	$36.7-$45.0	$78.9-$87.3
Less: Required Capital	$0.0	$0.0	($22.8)(4)
Implied Adjusted Altair Equity Value	$40.9-48.3	$36.7-$45.0	$56.2-$64.5
Implied Adjusted Altair Equity Value per Share(5)	$0.38 - $0.45	$0.34 - $0.42	$0.52 - $0.60

(1)	Enterprise value was calculated as follows: Fully diluted equity value based on the treasury stock method plus total debt, less cash and equivalents.
(2)
The comparable company revenue estimates for 2010 and 2011 were obtained from research analyst consensus estimates compiled by Bloomberg, and individual research analyst reports when consensus estimates were not available on Bloomberg.

(3)
The range of enterprise value as a multiple of revenue was derived by choosing a multiple range around the mean values for the selected comparable companies that resulted in a reasonable range of implied Altair equity values per share.

(4)
Management revenue projections for 2011 include the following material assumptions: (a) the closing of a financing transaction, or establishment of another arrangement, that provides sufficient working capital for 2011, including the $22.8 million described in the table above; (b) the closing of a particular product purchase order, which represents a substantial portion of projected 2011 revenue; this order has not been placed and, although negotiations are continuing and management has a good faith belief that the order will be placed, Altair has experienced significant delays with respect to this order, which may not be placed within the expected time frame or at all; and (c) increasing demand for all-electric and hybrid-electric buses.

(5)	Based on 108,062,315 Altair common shares outstanding as of September 15, 2010.
(6)	See discussion on financial forecasts and estimates provided by Altair’s management below.

The revenue and required capital forecasts and estimates for fiscal years 2010 and 2011 included in the table above are included in this Circular to provide our shareholders access to certain nonpublic information considered by JMP Securities in evaluating the fairness of the Transaction Consideration in the Common Share Issuance.  The inclusion of this information should not be regarded as an indication to any shareholder or any other person that we, JMP Securities or any other recipient of this information considered, or now considers, any such information to be predictive of actual future results, and they should not be relied on as such.  These financial forecasts and estimates are forward-looking statements and actual results may differ materially from them.  The financial forecasts and estimates reflect numerous assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, all of which are difficult to predict and subject to substantial uncertainty and many of which are beyond our control.  There can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than such forecasted results.  Economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts and estimates for fiscal years 2010 and beyond are likely to be achieved. As a result, the forecasts and estimates are not necessarily indicative of future results.

These financial forecasts and estimates were prepared by our management for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts and estimates contained herein, nor have they expressed any opinion or any other form of assurance on such forecasts or estimates or their achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts and estimates.

Furthermore, these financial forecasts and estimates were prepared by our management prior to the execution of the Share Subscription Agreement.  They do not take into account the effects of the Common Share Issuance or any other circumstances or events occurring after the date they were prepared that were unforeseen by our management at the time of preparation.  Accordingly, actual results may different materially from them, and readers are cautioned not to place undue reliance on these financial forecasts and estimates.  We have included in this Circular our actual results of operations for the quarter ended June 30, 2010, which results should be reviewed by our shareholders.

None of Altair, or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Altair compared to the information contained in the forecasts or estimates, or that the forecasted results will be achieved. Except as otherwise required by law, Altair assumes no responsibility to update, or publicly disclose any update to, any forecast or estimate to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of these forecasts and estimates, even in the event that any or all of the assumptions underlying the financial forecasts and estimates are shown to be in error or to have changed.

No company utilized in the comparable company analysis is identical to Altair. In evaluating comparable companies, JMP Securities made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Altair, such as the impact of competition on the business of Altair and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Altair or the industry or in the financial markets generally.

Analysis of Altair’s Recent Historical Stock Price Trading Activity:  JMP Securities reviewed the trading range of Altair’s closing share prices for the 60 trading days prior to September 15, 2010:

60-day Average Closing Share Price	$0.43
Minimum Closing Share Price	$0.30
Maximum Closing Share Price	$0.75

In light of the volatility of Altair’s share price and the level of trading volume, JMP Securities concluded that the 60-day average closing share price of Altair was a more meaningful measure of the market price for Altair’s common shares than the price on any one particular day.

Analysis of Selected Strategic Private Placement Investments in Public Companies:   JMP Securities calculated Altair’s implied share price based on a price range related to the mean funding (discount) / premium to the 60-day average share price immediately prior to announcement for the following comparable private placement transactions in which the relevant target issued shares to a strategic investor in an amount which resulted in the strategic investor’s acquisition of a 35% or greater ownership stake in the target.

Target (Announcement Date)

Panmure Gordon & Company plc (5/21/2009)
Cornerstone Therapeutics (5/6/2009)
China Aoxing Pharmaceutical Company, Inc. (4/15/2008)
Plug Power Inc. (4/11/2006)

The 60-day average closing share price of Altair as of September 15, 2010 was $0.43 per share.

Mean (Discount) / Premium to the 60-day Average Closing Share Price Prior to Announcement	0.2%
Range(1) of Implied Altair Share Prices	$0.38 - $0.48

(1) The range of implied Altair share prices was derived by calculating the implied Altair share price based on the mean (discount) / premium for the selected private placement transactions and then choosing a reasonable range of implied Altair share prices around the implied Altair share price based on the mean (discount) / premium.

Analysis of Selected Private Placement Investments in Public Technology and Cleantech Companies:   JMP Securities calculated Altair’s implied share price based on a price range related to the mean funding (discount) / premium to the 60-day average share price immediately prior to announcement for the following comparable private placement transactions, in which U.S. exchange-listed companies with clean technology related businesses and with market capitalizations of up to $150 million raised more than $10 million through a private placement.

Target (Announcement Date)

X-Rite, Inc. (8/20/2008)
Energy Focus Inc. (3/14/2008)
China Solar & Clean Energy (2/25/2008)
Axion Power International (1/15/2008)
China Clean Energy Inc. (1/10/2008)
Sino Gas International Holdings, Inc. (9/10/2007)
Narrowstep, Inc. (8/8/2007)
Metalico Inc. (6/21/2007)
Coda Octopus Group Inc. (4/4/2007)

The 60-day average closing share price of Altair as of September 15, 2010 was $0.43 per share.

Mean (Discount) / Premium to the 60-day Average Closing Stock Price Prior to Announcement	(19.5%)
Range(1) of Implied Altair Share Prices	$0.30 - $0.39

(1) The range of implied Altair share prices was derived by calculating the implied Altair share price based on the mean (discount) / premium for the selected private placement transactions and then choosing a reasonable range of implied Altair share prices around the implied Altair share price based on the mean (discount) / premium.

Analysis of Selected Private Placement Investments in Public Companies with Relevant Market Capitalizations:   JMP Securities calculated Altair’s implied share price based on a price range related to the mean funding (discount) / premium to the 60-day average share price immediately prior to announcement for the following private placement transactions, in which U.S. exchange-listed companies with market capitalizations of between $20 million and $50 million raised 40% or more of their pre-transaction market capitalization in the transaction.

Target (Announcement Date)

Bluefly, Inc. (12/21/2009)
Hana Biosciences (10/8/2009)
Threshold Pharmaceuticals Inc. (9/30/2009)
Neurometrix Inc. (9/8/2009)
Amarin Corporation plc (7/7/2009)
ARYx Therapeutics, Inc. (11/12/2008)
Achillion Pharmaceuticals Inc. (8/6/2008)
Axion Power International (1/15/2008)
VIA Pharmaceuticals, Inc. (6/29/2007)
Targeted Genetics Corporation (6/22/2007)
Nord Resources Corporation (4/16/2007)
Coda Octopus Group Inc. (4/4/2007)
Lpath, Inc. (3/28/2007)
Icagen Inc. (1/26/2007)

The 60-day average closing share price of Altair as of September 15, 2010 was $0.43 per share.

Mean (Discount) / Premium to the 60-day Average Closing Share Price Prior to Announcement	(12.9%)
Range(1) of Implied Altair Share Prices	$0.33 - $0.42

(1) The range of implied Altair share prices was derived by calculating the implied Altair share price based on the mean (discount) / premium for the selected private placement transactions and then choosing a reasonable range of implied Altair share prices around the implied Altair share price based on the mean (discount) / premium.

Analysis of Selected Private Placement Investments in Public Companies that Raised over 100% of Market Capitalization:   JMP Securities calculated Altair’s implied share price based on a price range related to the mean funding (discount) / premium to the 60-day average share price immediately prior to announcement for the following private placement transactions, in which U.S. exchange-listed companies with market capitalizations of greater than $10 million raised greater than 100% of their pre-transaction market capitalization in the transaction.

Target (Announcement Date)

Threshold Pharmaceuticals Inc. (9/30/2009)
Amarin Corporation plc (7/7/2009)
X-Rite, Inc. (8/20/2008)
Threshold Pharmaceuticals Inc. (7/10/2008)

The 60-day average closing share price of Altair as of September 15, 2010 was $0.43 per share.

Mean (Discount) / Premium to the 60-day Average Closing Stock Price Prior to Announcement	4.4%
Range(1) of Implied Altair Share Prices	$0.40 - $0.50

(1) The range of implied Altair share prices was derived by calculating the implied Altair share price based on the mean (discount) / premium for the selected private placement transactions and then choosing a reasonable range of implied Altair share prices around the implied Altair share price based on the mean (discount) / premium.

Other Matters

JMP Securities was engaged by Altair to provide financial advisory services and an opinion to our board of directors regarding the fairness from a financial point of view of the Transaction Consideration to Altair.  We engaged JMP Securities based on their experience and reputation.  JMP Securities is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.   Altair has agreed to pay JMP Securities a fee for its financial advisory services, payable upon consummation of the Common Share Issuance and has paid JMP Securities a retainer.  JMP Securities has also received a fee for providing its opinion, no portion of which is contingent upon consummation of the Common Share issuance.  These fees are further described below under “Certain Fees Payable Upon Closing of Common Share Issuance.”  In addition, Altair has agreed to indemnify JMP Securities against certain liabilities arising out of the engagement.

In the ordinary course of its business, JMP Securities may trade in the securities of Altair for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. From time to time, JMP Securities and its affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to Altair, its affiliates and affiliates of Canon unrelated to the Common Share Issuance, for which services JMP Securities would expect to receive compensation. JMP Securities may maintain other relationships with, and provide advisory and other services to Altair and its respective affiliates, and may receive fees for the rendering of such services.

Triggering of Warrant Put Right

On May 28, 2009 Altair issued and sold in a registered direct offering to institutional investors an aggregate of 11,994,469 units, with each unit consisting of one common share and one warrant to purchase 0.55 common shares (the “Warrants”) at an exercise price of $1.00 per share (subject to adjustment according to the terms of the Warrants) during a seven-year term (which Warrants relate to 6,596,958 common shares in the aggregate).   Under the terms of the Warrants, Altair is prohibited from entering into a Fundamental Transaction (as defined in the Warrants) unless the successor entity assumes the Warrants and delivers new warrants that are substantially similar to the Warrants.  The Warrants also provide that in the event of a Fundamental Transaction, at the request of the Warrant holder delivered before the 15th day after consummation of such Fundamental Transaction, Altair or the successor entity is required to purchase the Warrant from such holder by paying to the holder, within five business days after such request (or, if later, within two business days after the effective date of the Fundamental Transaction), cash in an amount equal to the Black-Scholes value of the remaining unexercised portion of the Warrant on the date of such Fundamental Transaction (the holder’s right to require such purchase, the “Warrant Holder Put Right”).  According to the terms of the Warrants, each of the following events constitutes a Fundamental Transaction:

•
the consummation of  a stock purchase agreement or other business combination with another person whereby such other person acquires more than 50% of Altair’s outstanding common shares (not including any common shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination); and

•
if any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Altair common shares.

The Common Share Issuance will constitute a Fundamental Transaction according to the terms of the Warrants and will trigger the Warrant Holder Put Right.

The price at which we will be required to purchase the Warrants upon the exercise of the Warrant Holder Put Right will be calculated using the Black-Scholes option pricing formula, and is therefore subject to change based upon fluctuations in variables such as the market value of our common shares at the time of exercise, the remaining life of the warrants, price volatility of the Altair common shares and interest rates.  Therefore we cannot presently determine the cost to Altair associated with the exercise of the Warrant Holder Put Right by the Warrant holders.  However, the table below sets forth the Black-Scholes value of the 6,596,958 outstanding Warrants assuming that all inputs to the Black-Scholes model other than market price and volatility (the two variables which have the greatest impact on the resulting cost of repurchasing the warrants) are as they were on September 30, 2010.

Calculated Value of Warrants Upon Exercise of Put Right(2) (3) (In $ millions) (4)
	Volatility
Market Price(1)	70%	100%	122%	140%	160%	180%	200%
$0.38	1.1	1.6	2.0	2.2	2.3	2.4	2.5
$0.55	1.8	2.6	3.0	3.2	3.4	3.5	3.6
$0.60	2.0	2.8	3.2	3.5	3.7	3.9	4.0
$0.80	3.0	4.0	4.5	4.8	4.9	5.1	5.3
$1.00	4.0	5.1	5.7	6.0	6.2	6.4	6.6
$1.50	6.9	8.1	8.8	9.2	9.4	9.6	9.9
$2.00	9.8	11.1	12.0	12.3	12.7	12.9	13.2

(1)	Assumed volume-weighted average prices of Altair common shares for the trading day immediately preceding the date of the consummation of the Fundamental Transaction.
(2)
These figures were calculated assuming an Warrant expiry date of 5/28/16, exercise price of $1.00 and a U.S. Treasury interest rate of 1.55% for the period between the date of exercise of the Warrant Holder Put Right and the Warrant expiry date.

(3)	Assumes exercise of the Warrant Holder Put Right by the holders of all 6,596,958 warrants outstanding as of September 30, 2010. Exercise of such right is in the sole discretion of the holder.
(4)
The Warrants provide that the Black-Sholes Value of the Warrant will be calculated using an expected volatility equal to the greater of 70% and the 30-day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately following the public announcement of the applicable Fundamental Transaction.

Risk of Claims for Adjustment to Exercise Price of Outstanding Warrants

The 6,596,958 warrants to purchase common shares sold by Altar on May 22, 2009 also include certain provisions resulting in a weighted-average adjustment to the exercise price of the warrants if common shares (other than an “Excluded Issuance”) are issued at a purchase price below the $1.00 exercise price of the warrants.  It is the position of Altair that the closing of the Common Share Issuance is an “Excluded Issuance” and will not trigger the purchase price adjustment; however, as discussed in greater detail below, the definition of “Excluded Issuance” is ambiguous as applied to this context, and there is a risk that warrant holders would take, and prevail on, the position that an exercise price adjustment is required.

The warrants provide that if and whenever on or after May 22, 2009, Altair issue or sells, or is deemed to have issued or sold, common shares (other than in an Excluded Issuance), the Corporation  issues or sells, or is deemed to have issued or sold, for a consideration per share (the “New Issuance Price”) less than the exercise price in effect (any such issuance, a “Dilutive Issuance”) then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to the product of (A) the exercise price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (i) the sum of (i) the product derived by multiplying the exercise price in effect immediately prior to such Dilutive Issuance and the number of common shares deemed outstanding immediately prior to such Dilutive Issuance plus (ii) the consideration, if any, received by Altair upon such Dilutive Issuance, by (2) the product derived by multiplying (i) the exercise price in effect immediately prior to such Dilutive Issuance by (ii) the number of shares of common stock deemed outstanding immediately after such Dilutive Issuance.

The definition of “Excluded Issuance” in the warrants includes, among other exclusions, common shares “issued pursuant to a strategic partnership, acquisition or licensing arrangement”.  It is Altair’s position that the common shares issued in the Common Share Issuance are being issued pursuant to a “strategic partnership” and, as a result, the exercise price adjustment provisions of the warrants will not apply with respect to the Common Share Issuance.  Nevertheless, it is possible that warrant holders will assert, and prevail on the assertion, that the Common Share Issuance is not an Excluded Issuance.  In such event, applying the formula summarized above, the exercise price of the warrants would be reduced to approximately $0.67 per share.

Certain Fees Payable Upon Closing of Common Share Issuance

Altair has agreed to pay JMP Securities a transaction fee for its financial advisory services equal to four percent of the transaction consideration, payable upon consummation of the Common Share Issuance.  Based on an estimated aggregate transaction consideration of $48,881,366, this fee is estimated to be approximately $1.955 million.  Altair has paid JMP Securities a retainer of $50,000, which is non-refundable, but creditable against the transaction fee payable at the consummation of the Common Share Issuance.  In addition to the $50,000 retainer, Altair has also paid JMP Securities a fee of $100,000 for providing its fairness opinion, no portion of which is contingent upon consummation of the Common Share issuance.  This $100,000 fee will be credited against the transaction fee payable at the consummation of the Common Share issuance.

Altair engaged a consultant named Charles Cheng, with technical expertise related to batteries and battery materials and with experience in China, to provide assistance with identifying sales opportunities and potential strategic partners in China.  Under his consulting agreement, Mr. Cheng will be entitled to a fee equal for three percent of the transaction consideration, payable upon closing of the Common Share Issuance.  Based on an estimated aggregate transaction consideration of $48,881,366, this fee is estimated to be approximately $1.46 million.

Interests of Altair’s Directors and Officers in the Transaction

Acceleration of Vesting of Options.

As required by the employment agreements of each of our executive officers, the agreements governing the stock options we have granted to our executive officers provide that the options immediately vest as of the effective date of a “Change of Control Event”. A “Change of Control Event” is defined in the agreement to include, in relevant part “the acquisition by a single person (or two or more persons acting as a group, as a group is defined for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of more than 40% of the outstanding common shares.”   In the Common Share Issuance, Canon will acquire more than 40% of the outstanding common shares.  As a result, the closing of the Common Shares issuance is a Change of Control Event, and all outstanding options held by our executive officers will vest.

The following table provides information relating to the number of options that are unvested as of September 30, 2010, which would vest immediately for each executive officer if a Change of Control Event were to have occurred on September 30, 2010:

Name	Number of Common Shares Underlying Unvested Options that Would Vest Upon a Change in Control
Terry Copeland, President, Chief Executive Officer and Director	743,750
John C. Fallini, Chief Financial Officer	260,000
Bruce J. Sabacky, Vice President & Chief Technology Officer	202,500
Stephen Balogh, Vice President Human Resources	197,500
Daniel Voelker, Vice President Engineering and Operations	335,000
Thomas Kieffer, Vice President of Sales & Marketing	120,000
Robert Pedraza, Vice President of Corporate Strategy	212,500

Severance Provisions in Employment Agreements.

The employment agreements of all of the executive officers provide for termination and change of control benefits upon termination of the executive officer’s employment by the executive officer for “good reason” or by Altair “without cause.”  The definition of good reason includes: (a) Altair requiring the officer to relocate his place of employment without the officer’s consent, or (b) a material adverse change in the officer’s title, position, and/or duties 90 days before or within one year after a change of control.   The closing of the Common Share Issuance will constitute a change of control and, as a result, if an executive experiences a material adverse change to the executive’s title, position or duties within 90 days before or one year after the closing, he will be entitled to terminate his employment agreement for “good reason” and receive a severance benefit equal to his base salary and health benefits for one year in connection therewith.  This one-year base salary severance benefit will be extended to 16 months if either the officer was required to relocate more than 50 miles in order to commence employment and the termination occurs within two years of commencement of employment, or the officer later consents to a relocation of his employment and the termination occurs within two years of such voluntary relocation.  The closing of the Common Share Issuance will not alter in any way the eligibility of an executive for, or the benefit associated with, the termination of an executive by Altair without cause.   In addition, no executive is entitled to any severance if his employment is terminated at any time by Altair with cause or by the executive without good reason.  For the seven executive officers: Dr. Copeland’s current base salary is $325,000 per year; Mr. Fallini’s current base salary is $230,000 per year; Mr. Voelker’s current base salary is $205,000 per year; Mr. Balogh’s current base salary is $193,800 per year; Mr. Sabacky’s current base salary is $225,000 per year; Mr. Pedraza’s current base salary is $190,000 per year; and Mr. Kieffer’s base salary is $190,000 per year.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax considerations relating to the Common Share Issuance. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all in effect as of the date of this Circular and all subject to change, possibly with retroactive effect. This summary does not address consequences of the transaction under state, local and foreign tax laws.

We urge you to consult your tax advisor about the tax consequences of the Common Share Issuance and of continuing to hold our common shares.

For U.S. federal income tax purposes, the Common Share Issuance will not result in taxable income or gain for the Corporation, for its subsidiaries or for shareholders that own shares of the Corporation prior to the transaction.

As a result of the Common Share Issuance, the Corporation and its U.S. subsidiaries (collectively the “U.S. Subsidiaries”), including Altair U.S. Holdings, Inc. and Altairnano Inc., will each undergo an “ownership change” within the meaning of Sections 382 and 383 of the Code. In general terms, an “ownership change” with respect to a corporation occurs if the stock ownership in the corporation of one or more five-percent or greater shareholders increases by more than 50 percentage points over a period of three years or less.  Sections 382 and 383 of the Code impose limitations on a corporation’s ability to utilize its net operating loss carryforwards (“U.S. NOLs”), capital loss carryovers and tax credits if the corporation (a “Loss Corporation”) experiences an “ownership change.” Generally the amount of otherwise available pre-ownership-change NOLs and other affected tax attributes of a Loss Corporation that can be used by the Loss Corporation in any single post-ownership-change tax year is limited to the fair market value of the Loss Corporation at the time of the ownership change, multiplied by the applicable long-term tax-exempt bond rate (which is 3.98% for ownership changes in October 2010).  As of December 31, 2009, the Corporation had approximately $136,000 of U.S. NOLs, and its U.S. Subsidiaries, which file consolidated U.S. federal income tax returns, had $127 million of U.S. NOLs, no U.S. capital loss carryovers, and $465,000 of U.S. federal tax credit carryovers.  For U.S. tax years ending after the Common Share Issuance, the annual use of those favorable pre-ownership-change tax attributes will be limited as described above and will result in a portion of the U.S. NOLs and other tax attributes expiring unutilized.

Material Canadian Income Tax Consequences of the Transaction

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “ITA”) generally applicable to the Corporation in respect of the Common Share Issuance.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations. This summary is based on the provisions of the ITA and the Regulations thereunder and the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) as of the date hereof. This summary does not take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary assumes that the Corporation holds shares of Altair US Holdings Inc. (“AUSH”) as capital property for purposes of the ITA.

The Common Share Issuance will not, in and of itself, result in Canadian taxable income or gain for the Corporation.

There will be an “acquisition of control” of the Corporation for purposes of the ITA as a result of Canon acquiring shares of the Corporation which will entitle it to elect a majority of the board of directors of the Corporation.  The acquisition of control will have consequences under the ITA summarized below.

The acquisition of control will result in the relevant current taxation year (the “Pre-Common Share Issuance Taxation Year”) of the Corporation to have ended immediately before such acquisition and a new taxation year to have commenced.

In computing the adjusted cost base to the Corporation at and after the acquisition of control for each capital property, other than a depreciable property, owned by the Corporation immediately before that time, there shall be deducted the amount, if any, by which the adjusted cost base to the Corporation of the property immediately before that time exceeds its fair market value immediately before the acquisition of control.  Each such amount required to be deducted in computing the adjusted cost base to the Corporation of a property shall be deemed to be a capital loss of the Corporation for the Pre-Common Share Issuance Taxation Year from the disposition of the property.  Capital property of the Corporation will include shares of AUSH.  The Corporation advises that this will result in a capital loss in respect of the shares of AUSH.

This capital loss, and any other resulting capital loss, and the non-capital loss of $7,647,922 reported in the 2009 federal income tax return cannot be carried forward by the Corporation for use in any taxation year ending after the Common Share Issuance.  Consequently, if there is a sale of shares of AUSH after the Common Share Issuance at a price in excess of the adjusted cost base as reduced, the non-capital loss and any capital loss in respect of the shares of AUSH for the Pre-Common Share Taxation Year will not be available to offset such gain.

Dilutive Effect of Common Share Issuance

The issuance and sale of our common shares to Canon pursuant to the Share Subscription Agreement will have a dilutive effect on our existing shareholders’ percentage ownership interest and voting power in Altair.  The Common Share Issuance will result in Canon holding approximately 51% of our outstanding common shares on a fully diluted basis immediately following the issuance and sale.

The following table sets forth, as of September 30, 2010, the actual beneficial ownership of common shares by the directors and executive officers of Altair as a group, by each person known to the Corporation to beneficially own 5% or more of the outstanding common shares and of Canon, and the pro forma beneficial ownership assuming the Common Share Issuance were to have closed on that date.  A person is deemed to beneficially own common shares if the person has voting or investment power with respect to the common shares or has the right to acquire the common shares (or voting or investment power) within 60 days.   To the knowledge of Altair, each person named in the table has voting and investment power with respect to the common shares identified as beneficially owned; provided, however, each person named in the table has entered into a Voting Agreement with Canon pursuant to which he or it has, among other things, agreed to vote all shares of Altair’s common shares he or it owns to approve the Common Share Issuance.

	Beneficial Ownership Pre-Closing (1)		Estimated Beneficial Ownership Post-Closing(1)(2)
	Number of Common Shares	Percent(3)	Number of Common Shares	Percent(3)
Canon Investment Holdings Limited	0	N/A	125,917,996	53.8%
Altair officers and directors	2,241,739(4)	2.1%	4,375,489(5)	1.8%
Al Yousuf LLC	20,395,863	18.9%	20,395,863	8.7%

(1)
Beneficial ownership includes all common shares owned by the person and all common shares issuable pursuant to the exercise of options and warrants held by such person that are exercisable within 60 days of September 30, 2010, but does not include shares issuable pursuant to options and warrants exercisable within sixty days of September 30, 2010 that are held by other persons or groups.  Because all of the options held by the executive officers of Altair accelerate upon the closing of the Common Share Issuance, all such options are deemed as exercisable in the “Estimated Beneficial Ownership Post Closing” column.   For purposes of this table, Canon is not deemed to beneficially own shares of the Altair officers and directors, or Al Yousuf LLC, which are subject to the Voting Agreements.

(2)	Assumes the issuance of 125,917,996 common shares to Canon upon closing of the Common Share Issuance.
(3)	Based on 108,062,315 common shares outstanding as of September 30, 2010.
(4)	Includes options to purchase 1,269,471 common shares exercisable within 60 days of September 30, 2010.
(5)
Includes options to purchase 3,403,221 common shares, which are either exercisable within 60 days of September 30, 2010 or which become exercisable as a result of the closing of the Common Share Issuance.

Dissent Rights

Under the CBCA, Altair’s shareholders are not entitled to dissent rights in connection with the Common Share Issuance.

Regulatory Matters

Under Exon-Florio, the President of the United States has the authority to suspend or prohibit certain proposed or pending foreign mergers, acquisitions, or takeovers of U.S. companies, if such transactions pose a threat to the national security of the United States.  The Exon-Florio provision establishes a voluntary process under which parties to such transactions may notify the Committee on Foreign Investment in the United States (“CFIUS”) of the transaction and obtain a determination of whether the transaction threatens to impair the national security of the United States.  Altair  and Canon intend to submit to CFIUS a joint notification and, under the terms of the Share Subscription Agreement, will not consummate the Common Share Issuance unless and until CFIUS determines that no action to suspend or prohibit the transaction is necessary to protect the national security of the United States, and that it is not necessary to impose conditions on the transaction to protect the national security of the United States that would have an adverse impact on the business of the Corporation.

To ensure compliance with the ITAR, before Altair and Canon may consummate the Common Share Issuance, Altair and its subsidiaries must cease manufacturing and exporting “defense articles” and providing “defense services” as those terms are defined under sections 120.6 and 120.9, respectively, of the ITAR, and notify the DDTC under ITAR section 122.4(a)(2), of a material change in the Corporation’s Statement of Registration resulting from such cessation in order to terminate the Corporation’s registration with DDTC.  In addition, promptly following the signing of the Share Subscription Agreement, Altair and its subsidiaries also withdrew previously submitted proposals that, if accepted, may have resulted in a government contract that involves or may involve the manufacture or export of “defense articles” or the provision of “defense services.”  Altair expects that it and its subsidiaries will not enter into any future government contract that involves or may involve the manufacture or export of “defense articles” or the provision of “defense services” if the Common Share Issuance is consummated.

Consequences if Shareholder Approval is Not Obtained

If we do not obtain shareholder approval as described in this Circular, we will not complete the Common Shares Issuance because doing so would not be in compliance with the NASDAQ Listing Rules, and such non-compliance could result in the delisting of our common shares from The NASDAQ Capital Market.

If we do not obtain shareholder approval of the Common Share Issuance and, as a result, do not complete the Common Share Issuance, we will not receive the cash injection contemplated by the Share Subscription Agreement, and we may not be able to continue as a going concern, unless we are able to obtain other financing.  In addition, (a) if the Share Subscription Agreement is terminated as a result of our failure to obtain shareholder approval and (b) prior to such termination, an acquisition proposal has been publicly announced or otherwise been communicated to our Board or Altair’s shareholders prior to such termination and (c) within eighteen (18) months following the date of such termination, Altair has entered into a definitive agreement with respect to or recommended to its shareholders an acquisition proposal or an acquisition proposal has been consummated, then we are required to pay to Canon a $2,000,000 termination fee.   In addition, if the Share Subscription Agreement is terminated as a result of our failure to obtain shareholder approval, we are required to reimburse Canon for its expenses associated with the transactions, up to a maximum amount of $500,000 (which amount may be offset against the termination fee if we are required to pay the termination fee).  In addition, if the Share Subscription Agreement is terminated, YTE will not be required to purchase certain products under the Supply Agreement.

Even if our shareholders approve the Common Share Issuance, it is possible that the transaction might not be completed. The Share Subscription Agreement contains certain closing conditions which Canon and Altair must satisfy or waive before the parties are obligated to consummate the Common Share Issuance pursuant to the Share Subscription Agreement.  See the section entitled “Conditions to the Transaction” below.

Recommendation of Altair’s Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE COMMON SHARE ISSUANCE IS IN THE BEST INTERESTS OF ALTAIR’S SHAREHOLDERS AND RECOMMENDS THAT ALTAIR’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMMON SHARE ISSUANCE.

THE SHARE SUBSCRIPTION AGREEMENT

The following is a brief summary of key provisions of the Share Subscription Agreement.  This summary is qualified in its entirety by reference to the Share Subscription Agreement, which is attached to this Circular as Annex A, is incorporated herein by reference, and contains the complete terms of that agreement. You should read the entire Share Subscription Agreement carefully.

The Share Subscription Transaction

The Share Subscription Agreement provides for Altair to issue and sell to Canon common shares of Altair in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of Altair’s outstanding common shares on a fully-diluted basis at a purchase price of $0.3882 per share.  As of September 30, 2010, Altair had outstanding 108,062,315 common shares, 7,028,440 warrants to purchase common shares and 5,889,280 options to purchase common shares, adding up to 120,980,035 common shares on a fully diluted basis.  If the Common Share Issuance were to close on September 30, 2010, the number of common shares issuable to Canon under the Share Subscription Agreement would be 125,917,996 and the aggregate purchase price of the shares would be $48,881,366. The actual number of shares issued and sold to Canon, and the aggregate purchase price to be paid by Canon, will be determined at closing based upon the number of fully-diluted common shares outstanding as of such date.

The Share Subscription Agreement requires that the closing of the issuance and sale of shares to Canon under the Share Subscription Agreement occur no later than five business days after the satisfaction of the conditions set forth in that agreement, unless Altair and Canon agree to some other time for closing.  We currently expect the closing to occur shortly after the Meeting described herein and for which proxies are being requested in this Circular, if shareholder approval for the Common Share Issuance is obtained.

Conditions to the Transaction

The obligations of Altair and Canon to close the transactions contemplated by the Share Subscription Agreement are subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:

•	Altair’s shareholders shall have approved the Common Share Issuance in accordance with NASDAQ requirements and applicable law;

•	no provision of any applicable law shall prohibit the consummation of the closing;

•	the common shares of Altair to be issued to Canon shall have been approved for listing on The NASDAQ Capital Market, subject to official notice of issuance;

•	all actions by or in respect of or filings with any governmental authority required to permit the consummation of the closing shall have been taken, made or obtained;

•
the government of the United States shall have completed its national security review and, if necessary, investigation under Exon-Florio, and shall have concluded that no adverse action with respect to the transactions contemplated by the Share Subscription Agreement and the other transaction documents is necessary, including any action to suspend or prohibit any of the transactions or to impose a condition on Canon, Altair or any of its subsidiaries that would have an adverse effect on Altair’s business that would be unacceptable to Canon in its reasonable discretion or that would limit Canon’s ability to exercise its ownership rights with respect to Altair; and

•	each of the following shall have occurred:

o	Altair and its subsidiaries shall have taken all necessary action to divest themselves of any “defense articles,” including “technical data”, as those terms are defined under the ITAR;

o	Altair and its subsidiaries shall have ceased manufacturing and exporting “defense articles” and providing “defense services”, as those terms are defined under the ITAR;

o
Altair and its subsidiaries shall have provided notification to the DDTC of a material change in Altair’s Statement of Registration resulting from the cessation of the ITAR-related activities and shall have requested that DDTC invalidate Altair’s registration code; and

•	any applicable waiting period under the Hart-Scott-Rodino Act relating to the transactions contemplated by the Share Subscription Agreement shall have expired or been terminated.

           The obligation of Canon to consummate the transactions contemplated by the Share Subscription Agreement is subject to the satisfaction of the following further conditions:

•
the representations and warranties of Altair set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.05 (Capitalization), Section 3.06 (Subsidiaries), Section 3.27 (Finders’ Fees), and Section 3.29 (Antitakeover Matters; Company Rights Plan) of the Share Subscription Agreement shall be true and correct at and as of the closing date with the same force and effect as if made at and as of the closing date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time);

•
the other representations and warranties of Altair contained in the Share Subscription Agreement or in any certificate or other writing delivered by Altair pursuant thereto (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct at and as of the closing date with the same force and effect as if made at and as of the closing date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	Altair shall have performed in all material respects all of its obligations under the Share Subscription Agreement required to be performed by it on or prior to the closing date;

•	no material adverse effect shall have occurred since the date of the Share Subscription Agreement and be continuing for a period of over 15 calendar days or exist as of the closing;

•
Altair will have delivered to Canon customary officers’ certificates and a secretary’s certificate relating to the satisfaction of Altair’s obligations, representations and warranties under the Share Subscription Agreement;

•	Canon shall have received customary opinions from legal counsel to Altair;

•
Altair shall have taken such actions such that at the closing Altair’s board of directors shall consist of nine directors, five of whom shall have been designated by Canon,  three of whom shall be independent directors (one of such independent directors shall be an individual designated by Al Yousuf LLC), and one of whom shall be an executive of Altair, and Altair shall have delivered resignations in form and substance reasonably acceptable to Canon of each of the current directors of Altair who shall not have been designated by Altair pursuant to this requirement;

•
no stop order or suspension of trading shall have been imposed by the SEC or any governmental authority or regulatory body or The NASDAQ Capital Market with respect to public trading in Altair’s common shares;

•
no action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) shall have been instituted or pending by or before any governmental authority challenging or otherwise seeking to restrain or prohibit: the transactions contemplated by the Share Subscription Agreement, Canon’s  exercise of rights of ownership of Altair’s common shares upon closing, or Canon’s ownership or operation of all or any material portion of Altair’s business or assets, taken as a whole (along with any subsidiary), and no applicable law shall have been proposed or enforceable that would be reasonably likely to have a similar effect;

•
there shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any governmental authority against Altair or any of its subsidiaries in connection with any noncompliance with any export controls statutes or regulations;

•
Canon shall have received, from a U.S. export compliance consultant, a jurisdiction and classification determination that (i) identifies each of the products, technology, and related services possessed, produced, sold by, or under development by Altair or its subsidiaries, (ii) indicates whether each product, technology and related service is under the jurisdiction of DDTC, Bureau of Industry and Security of the U.S. Department of Commerce , or any other governmental authority, and (iii) states what, if any, the classification category is for each product, technology and related service;

•
the jurisdiction and classification determination referred to in the preceding paragraph shall demonstrate, to the satisfaction of Canon, that:  (i) the ITAR-related closing conditions have been satisfied, (ii) no products, technology, or related services that Canon, in its sole discretion, deems essential to the transactions contemplated by the Share Subscription Agreement or the other transaction documents or to the ongoing operation of Altair’s business after the closing will be excluded from the transactions as a result of the actions required by such closing conditions; (iii) other than to countries identified in Part 746 of the Export Administration Regulations (“EAR”), 15 C.F.R. sections 730 et seq., Altair will not be prohibited from exporting or reexporting products, technology or related services possessed, produced, sold by, or under development by Altair or its subsidiaries; and (iv) other than in such EAR embargoed countries, Altair will not be prohibited from manufacturing outside the United States products produced, sold by, or under development by Altair or its subsidiaries; and

•
there shall not have been instituted or pending any shareholder derivative actions relating to the transactions contemplated by the Share Subscription Agreement that (i) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on Canon, Altair or their respective affiliates or relating to the transactions contemplated by the transaction documents or (ii) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability against Canon, Altair or their respective affiliates.

           The obligation of Altair to consummate the closing is subject to the satisfaction of the following further conditions:

•
the representations and warranties of Canon set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization) and Section 4.11 (Finder’s Fees) of the Share Subscription Agreement shall be true and correct at and as of the closing date with the same force and effect as if made at and as of the closing date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time),

•
the other representations and warranties of Canon contained in the Share Subscription Agreement or in any certificate or other writing delivered by Canon pursuant hereto (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the closing date with the same force and effect as if made at and as of the closing date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, prevent or delay beyond July 31, 2011 Canon’s ability to consummate the transactions contemplated by the Share Subscription Agreement;

•	Canon shall have performed in all material respects all of its obligations required to be performed by it under the Share Subscription Agreement on or prior to the closing date; and

•	Canon shall have delivered to Altair a customary officer’s certificate relating to the satisfaction of Canon’s obligations, representations and warranties under the Share Subscription Agreement.

The term “material adverse effect” means any change, event, effect, occurrence, development, condition, state of facts or circumstances that has or would have a material adverse effect on the business operations, properties, condition (financial or otherwise), result of operations or prospects of Altair and its subsidiaries, taken as a whole, or on the ability of Altair to perform its obligations under the Share Subscription Agreement or the other contemplated transaction documents; provided that none of the following shall be deemed to constitute a material adverse effect: any adverse change, event, effect, occurrence, development, condition, state of facts or circumstances to the extent arising from:

•
changes in general business or economic conditions occurring after the date of the Share Subscription Agreement that do not have a disproportionate adverse effect on Altair and its subsidiaries compared to others in the same industry,

•
disruptions in the financial, banking or securities markets after the date of the Share Subscription Agreement that do not have a disproportionate adverse effect on Altair and its subsidiaries compared to others in the same industry,

•	the execution, announcement or performance of the Share Subscription Agreement, including any shareholder derivative actions relating thereto,

•	changes in the trading prices of Altair’s common shares, or

•
the taking of such actions required by certain closing conditions set forth in the Share Subscription Agreement, but only to the extent the taking of such actions will not result in the exclusion or disposal of any products, technology or related services that are necessary or required for Altair’s business.

For the avoidance of doubt, “material adverse effect” includes any inaccuracies, breaches with respect to representations and warranties in the Share Subscription Agreement relating to Altair’s technology (including intellectual property rights) which inaccuracies or breaches would be material to Altair and its subsidiaries taken as a whole.

Conduct of Business Pending the Closing

Except for matters expressly contemplated by the Share Subscription Agreement or as otherwise consented to in advance in writing by Canon, from the date of the Share Subscription Agreement until the first meeting of Altair’s board of directors following the board’s reorganization as contemplated by the Share Subscription Agreement, Altair has agreed to conduct its business in the ordinary course consistent with its past practice.  Altair has also agreed, except as otherwise consented to in advance in writing by Canon, that it will not:

•	amend its articles or bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

•	change Altair’s jurisdiction of incorporation from the federal jurisdiction of Canada;

•
(i) split, combine or reclassify any shares of its capital stock (other than the proposed consolidation of Altair’s common shares approved by Altair’s shareholders on May 24, 2010), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Altair or its subsidiaries;

•
(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of Altair or its subsidiaries, other than the issuance of (A) any shares of the common shares upon the exercise of stock options or warrants that are outstanding on the date of the Share Subscription Agreement in accordance with the terms of those options or warrants on the date of the Share Subscription Agreement and (B) any securities of Altair’s subsidiaries to Altair or any other subsidiary of Altair or (ii) amend any term of any security of Altair or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•
incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget made available to Canon and (ii) any unbudgeted capital expenditures not to exceed $75,000 individually;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of the business of Altair and its subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50,000 individually;

•
sell, lease or otherwise transfer, or create or incur any lien on, any of Altair’s or its subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of Altair’s product, inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $50,000 individually, and (iii) subject to approval of Altair’s board of directors, sales of shares of Spectrum Pharmaceuticals and/or auction-rate securities owned by Altair;

•
other than in connection with certain actions permitted by the Share Subscription Agreement, make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•	create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

•
(i) enter into any material contract, agreement, arrangement or understanding or (ii) enter into, amend or modify in any material respect or terminate any material contract or otherwise waive, release or assign any material rights, claims or benefits of Altair or any of its subsidiaries;

•
enter into, amend or modify in any respect any government contract (including to extend the terms thereof, but excluding termination or assignment of the same to a third party) if such contract involves the manufacture or export of “defense articles” (including “technical data”) or the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of the ITAR or take any other action not required under any current military contracts that would require or result in the ownership, possession, control, manufacture or export of new or additional “defense articles” (including “technical data”) or represent the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of the ITAR;

•
(i) with respect to any director, officer, employee or independent contractor of Altair or any of its subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of Altair or any of its subsidiaries, except, with respect to any director, officer, employee or independent contractor of Altair or any of its subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

•	change Altair’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Securities Exchange Act of 1934, as agreed to by its independent public accountants;

•
settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Altair or any of its subsidiaries, (ii) any shareholder litigation or dispute against Altair or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

•
take any action that would make any representation or warranty of Altair hereunder, or omit to take any action necessary to prevent any representation or warranty of Altair hereunder from being, inaccurate in any respect at, or as of any time before, the closing date;

•
sell, lease, license, assign, transfer, abandon, allow to lapse or otherwise dispose of, encumber or subject to any lien, any intellectual property owned by Altair other than in accordance with non-exclusive licenses to customers entered into in the ordinary course of business consistent with past practice; or

•	agree, resolve or commit to do any of the foregoing.

Covenants Regarding Special Meeting and Recommendation of Board of Directors

Altair has agreed to call a meeting of its shareholders (i.e., the Meeting) to be duly called and held as soon as practicable after the date of the Share Subscription Agreement for the purpose of voting on the Common Share Issuance.  Subject to the provisions set forth in “Certain Permitted Actions and Negotiations” below and associated termination rights (and termination fees),  Altair has agreed that our Board will (i) recommend to our shareholders their approval of the Common Shares Issuance, (ii) use its reasonable best efforts to obtain shareholder approval for the Common Share Issuance, (iii) not effect an Adverse Recommendation Change (as defined below) and (iv) otherwise comply with all legal requirements applicable to such meeting.

Altair has agreed to promptly prepare and file this Circular which, subject to certain exceptions, is required to include our Board’s recommendation in favor of approval by our shareholders of the Common Share Issuance.  Canon has agreed that promptly upon request to use reasonable best efforts to provide information reasonably requested by the Corporation for inclusion in this Circular.  Altair has agreed to use its reasonable best efforts to cause this Circular to be mailed to its shareholders as soon as practicable after the date of the Share Subscription Agreement.  Altair has also agreed to promptly provide copies, consult with Canon and prepare written responses with respect to any written comments received from the SEC with respect to this Circular and advise Canon of any oral comments received from the SEC.  Altair has agreed to ensure that this Circular complies in all material respects with the rules and regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended, Canada Business Corporations Act and applicable Canadian securities laws.

Altair  has agreed that, if at any time prior to the closing date, any information relating to Altair, Canon, or any of their respective affiliates is discovered by Altair or Canon that should be set forth in an amendment or supplement to this Circular so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and on SEDAR and, to the extent required by law, disseminated to the Corporation’s shareholders.

Altair has agreed:

•
to give Canon and its counsel a reasonable opportunity to review and comment on this Circular (and any supplements or amendments thereto) each time before it is filed with the SEC or on SEDAR and to give and reasonable and good faith consideration to any comments made by Canon and its counsel; and

•
that Altair will provide Canon its counsel with (A) any comments or other communications, whether written or oral, that Altair may receive from time to time from the SEC or its staff with respect to this Circular (and any supplements or amendments thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC; and

•
that no amendment or supplement to this Circular shall be filed without first giving Canon a reasonable opportunity and period of time to review the same and provide comments on the same, to which reasonable and good faith consideration shall be given.

No Solicitation

Under the Share Subscription Agreement, Altair has agreed, except as described in “Certain Permitted Actions and Negotiations” below, that it will not, directly or indirectly,

•	solicit, initiate or take any action to facilitate or encourage the submission of any “Acquisition Proposal” (defined below),

•
conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Altair or otherwise cooperate in any way with any third party seeking to make an Acquisition Proposal,

•	amend or grant any waiver or release under any standstill agreement with respect to any class of Altair’s equity securities under Altair’s rights plan,

•	approve any transaction pursuant to which a third party may become an “interested shareholder,” or

•	enter into any agreement in principle, letter of intent, or similar arrangement relating to any “Acquisition Proposal”.

Altair has also agreed that it will not take any actions that would constitute an “Adverse Recommendation Change.”  An Adverse Recommendation Change would occur if Altair were to:

•	recommend in favor of any Acquisition Proposal,

•
fail to recommend against acceptance of any third party tender offer or exchange offer for Altair’s common shares within ten business days after the commencement (as defined in Rule 14d-2 under the 1934 Act) of such offer, or

•	fail to make, or withdraw or modify in a manner adverse to Canon, Altair’s board recommendation to approve the Common Share Issuance.

An “Acquisition Proposal” is defined as, other than the transactions contemplated by the Share Subscription Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in:

•
any acquisition or purchase, direct or indirect, of 15% or more of Altair’s consolidated assets or 15% or more of any class of equity or voting securities of Altair or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of Altair’s consolidated assets,

•
any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 15% or more of any class of equity or voting securities of Altair or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of Altair’s consolidated assets,

•
a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Altair or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of Altair’s consolidated assets of Altair, or

•
any other transaction or series of transactions for financing or investment in Altair that could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the Share Subscription Agreement or that could reasonably be expected to dilute materially the benefits to Canon of the transactions contemplated thereby.

Certain Permitted Actions and Negotiations

At any time prior to the approval by Altair’s shareholders of the Common Share Issuance, our Board, acting directly or indirectly through any representative:

•
may engage in negotiations or discussions with any third party that, subject to our compliance with our non-solicitation covenant, has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing that our Board determines in good faith, after consultation with our outside legal counsel and a financial advisor of nationally recognized standing (including JMP Securities), constitutes or would reasonably be expected to result in a “Superior Proposal” (defined below),

•
may thereafter furnish to such third party non-public information relating to Altair pursuant to an executed confidentiality agreement with terms not less favorable to Altair than those contained in the confidentiality agreement executed by Canon and containing additional provisions that expressly permit the Corporation to comply with certain terms of this Share Subscription Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes to Canon);

•
following receipt of and on account of such Superior Proposal, subject to compliance with certain notice provisions described below, amend our shareholder rights plan agreement and make any other waivers under applicable law reasonably consistent with Section 5.03 of the Share Subscription Agreement, and/or subject to compliance with the notice and “last look” provisions described below, make an Adverse Recommendation Change; and/or

•	take any non-appealable, final action that any court of competent jurisdiction in a non-appealable, final judgment orders Altair to take,

•
but in each case referred to in the above list, only if our Board in good faith by a majority vote, after consultation with our outside legal counsel determines that the failure to take such action would result in a breach of its fiduciary duties under applicable law.

A “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for purchase of Altair’s common shares or all or substantially all of Altair’s consolidated assets, on terms that our Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized standing and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all Altair’s shareholders than as provided under the Share Subscription Agreement (taking into account any proposal by Canon to amend the terms of the Share Subscription Agreement pursuant to the “last look” provisions therein), which Altair’s board of directors determines is reasonably likely to be consummated on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, and for which financing is then fully committed or determined to be available by our Board.  In making such determination, our Board is required to consider, without limitation, the following terms and conditions of the Acquisition Proposal and the transactions proposed by Canon: the potential strategic benefits or synergies of the respective transactions, the respective business plans proposed by Canon and such third party, and other potential cooperative and development opportunities that may arise as a result of the respective transactions.

Certain Notice and Last Look Provisions

Our Board is not permitted to take any of the actions described under “Certain Permitted Actions and Negotiations” above unless Altair has delivered to Canon a prior written notice advising Canon that it intends to take such action, and, after taking such action, Altair continues to advise Canon on a current basis of the status and terms of any discussions and negotiations with the third party. In addition, Altair is required to notify Canon promptly (but in no event later than twenty-four (24) hours) after receipt by Altair (or any of its representatives) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to Altair or for access to the business, properties, assets, books or records of Altair by any third party that may be considering making, or has made, an Acquisition Proposal.  Altair is required to provide such notice orally and in writing and is required to identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  Altair is required to keep Canon fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and is required to promptly (but in no event later than twenty-four (24) hours after receipt) provide to Canon copies of all correspondence and written materials sent or provided to Altair that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).  Any material amendment to any Acquisition Proposal is deemed to be a new Acquisition Proposal for purposes of Altair’s compliance with this paragraph.

In addition, our Board may not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate the Share Subscription Agreement in connection therewith) unless:

•	such Acquisition Proposal constitutes a Superior Proposal;

•
Altair promptly notifies Canon, in writing at least ten (10) calendar days before taking that action, of its intention to do so, attaching the copy of the proposed definitive agreement under which such Superior Proposal is to be consummated, which is required to be in final form in all material respect and include all schedules, annexes and exhibits thereto, and the identity of the third party making the Acquisition Proposal; and

•
Canon does not make, within five (5) calendar days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of Altair as such Superior Proposal (as determined by Altair’s Board in good faith after considering the advice of outside legal counsel and a financial advisor of internationally recognized reputation) (it being understood and agreed that Altair shall not make an Adverse Recommendation Change or enter into any such binding agreement during the abovementioned period, and further understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from Altair and a new ten (10) calendar day period).

Pre-Closing Covenants Regarding Certain Regulatory Matters

In the Share Subscription Agreement, Altair and Canon have agreed to prepare and submit a final joint Exon-Florio notification in accordance with the regulations implementing Exon-Florio (the “Exon-Florio Filing”) to the CFIUS as soon as practicable and to timely respond to any inquiries from CFIUS or any other interested governmental authority and make any other requested submissions under Exon-Florio that are required to be made or that the parties agree should be made.

Altair has also agreed that, as soon as practicable, it will file voluntary disclosures with DDTC and the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”) in connection with any noncompliance by Altair or its subsidiaries with any U.S. export controls statutes or regulations.

As soon as practicable, but in any event no later than 60 days after the of the Share Subscription Agreement, Altair has agreed to work with outside counsel and a U.S. export compliance consultant and to complete the jurisdiction and classification determination that (i) identifies each of the products, technology, and related services possessed, produced, sold by, or under development by Altair or its subsidiaries, (ii) indicates whether each product, technology and related service is under the jurisdiction of DDTC, BIS, or any other governmental authority, and (iii) states what, if any, the classification category is for each product, technology and related service.  The jurisdiction and classification determination must demonstrate that no products, technology, or related services that Canon, in its sole discretion, deems essential to the ongoing operation of Altair’s business will be excluded as a result of Altair’s obligation to divest itself of “defense articles,” including “technical data,” as those terms are defined under Sections 120.6 and 120.10, respectively, of the ITAR; and to cease manufacturing and exporting “defense articles” and providing “defense services” (as such term is defined under Section 120.9 of the ITAR); the determination must also demonstrate that Altair will not be prohibited from exporting or reexporting products, technology or related services possessed, produced, sold by, or under development by Altair or its subsidiaries and that, other than in EAR embargoed countries, Altair will not be prohibited from manufacturing outside the United States products produced, sold by, or under development by Altair or its subsidiaries.

Unless approval is provided by DDTC prior to December 31, 2010 to permit Altair’s business relating exclusively to military contracts to continue, Altair has agreed to cease manufacturing and exporting “defense articles” and providing “defense services,” upon the completion of Altair’s current military contracts, which are expected to be completed no later than December 31, 2010.  Unless agreed to by Canon, the approval of the DDTC referred to in the preceding sentence may not impose any condition on Canon, Altair or any of its subsidiaries that would, in Canon’s reasonable discretion, have any adverse effect on Canon, Altair or the transactions contemplated by the Share Subscription Agreement or the other transaction documents.  Within five (5) Business Days following the cessation by Altair and its subsidiaries of manufacturing and exporting “defense articles” and providing “defense services”, Altair and its subsidiaries are required to notify the DDTC of a material change in Altair’s statement of registration resulting from the cessation of such activities, pursuant to the requirements of ITAR Section 122.4(a)(2), and to request that DDTC invalidate Altair’s registration code.

           As soon as practicable after their cessation of the activities described in the immediately preceding paragraph, Altair and its subsidiaries are required to take all necessary action to ensure that they no longer own, control, or possess any “defense articles,” including “technical data.”.

The jurisdiction and classification determination referred to above must also demonstrate, to Canon’s satisfaction, that Altair has complied with the closing conditions described above relating to the cessation of ITAR-related activities and the divestment of ITAR-controlled assets and technology.

Covenants Regarding Liability Insurance for Directors and Officers

For six years after the closing, Altair is required to provide officers’ and directors’ liability insurance, or purchase a “tail policy”, in each case, in respect of acts or omissions occurring prior to the closing covering each person covered by Altair’s officers’ and directors’ liability insurance policy on the date of the Share Subscription Agreement on terms with respect to coverage and amount comparable to those of such policy in effect on such date as disclosed to Canon.  This provision may not be amended or waived.

Covenants Regarding Approval of Related Party Transactions

The Share Subscription Agreement requires, consistent with the NASDAQ listing rules, that the audit committee or another independent body of Altair’s board of directors (such body, the “Independent Committee”) conduct an appropriate review and oversight of related party transactions of Altair.  For a period of two years after the closing and so long as Canon beneficially owns at least 51% of Altair’s voting securities, any transaction between Altair or any of its subsidiaries, on the one hand, and Canon or its affiliates (other than Altair and its subsidiaries), on the other hand, that is material to Altair and its subsidiaries taken as a whole is required to be approved by the Independent Committee.  This provision may not be amended or waived except with approval of the Independent Committee.

Other Covenants

The parties to the Share Subscription Agreement have agreed to various other covenants in the Share Purchase Agreement.  Some of the covenants are mutual while others have been made either only by Altair or by Canon.  The other covenants relate to the following:

•	Altair has agreed to provide Canon access to, and to furnish, information on an ongoing basis in order to permit Canon to continue to review Altair’s operations;

•	Altair has agreed that its management will participate in monthly information sessions with Canon, and Canon has the right to reasonably request meetings with or access to Altair’s Board;

•
Altair has agreed to promptly notify Canon of (a) any notice from any persons alleging that such persons consent is required in connection with the Common Share Issuance; (b) any notice of communication from any governmental authority in connection with the Share Subscription Agreement; and (c) certain actions, suits, claims investigation or proceedings commenced or, to its knowledge, threatened relating to Altair; (d) any inaccuracy in any representation or warranty that could reasonably expected to cause the conditions to closing not to be satisfied; and (e) any failure to comply with a covenant or obligation under the Share Subscription Agreement.

•
Each of Canon and Altair has agreed to use their reasonably best efforts to take, or cause to be taken, all actions necessary or desirable under applicable law to consummate the transactions contemplated by the Share Subscription Agreement;

•
Altair and Canon have agreed to consult with each other and give prior notice to the other party prior to issuing a press release or making other public announcements or statements with respect to the Share Subscription Agreement and the transactions contemplated thereby;

•	Altair has agreed to make all required securities law filings and to timely file its reports under the Securities Exchange Act of 1934, as amended;

•
Altair and Canon have agreed to negotiate in good faith the restructuring of the transactions contemplated by the Share Subscription Agreement if Altair’s shareholders fail to approve the Common Share Issuance at the Meeting;

•
Altair and Canon have agreed to consult with each other to as to the appropriate time to effect the proposed consolidation of Altair’s common shares approved by Altair’s shareholders on May 24, 2010; and

Altair and Canon have each agreed not to acquire any Altair securities prior to closing, subject to exceptions if Altair waives the application of its shareholder rights agreement (or poison pill) in connection with an Acquisition Proposal.

Termination

The Share Subscription Agreement may be terminated by mutual written agreement of Canon and Altair.  The agreement may also be terminated by either Canon or Altair if:

•
The closing has not occurred on or before January 31, 2011 (but only by a party to the agreement whose breach of any provision of the agreement has not resulted in the closing to not occur by such date);

•	Any applicable law makes the transactions contemplated by the Share Subscription Agreement illegal or enjoins Canon or Altair from consummating such transactions;

•	Altair’s shareholders do not approve the Common Share Issuance at the Meeting and five business days (or such other extended period as mutually agreed) shall have elapsed from the date of the Meeting;

•
A written termination of the review or clearance by the U.S. government shall not have been obtained pursuant to Exon-Florio on or prior to January 31, 2011, or the U.S. government shall have taken any action to suspend or prohibit the transactions contemplated by the Share Subscription Agreement or the other transaction documents or to impose a condition on Canon, Altair or any of its subsidiaries that would have an adverse effect on Altair’s business or that would limit Canon’s ability to exercise its ownership rights with respect to Altair.

Canon may terminate the Share Subscription Agreement if:

•
an Adverse Recommendation Change has occurred, or at any time after receipt or public announcement of an Acquisition Proposal, our Board shall have failed to reaffirm the recommendation of our Board as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Canon;

•
Altair has breached any of its obligations, representations or warranties set forth in the Share Subscription Agreement that would cause the closing conditions related to representations, warranties or pre-closing covenants not to be satisfied and such condition is incapable of being satisfied by January 31, 2011;

•
Altair has intentionally and materially breached its obligations contained in Section 5.02 (see “Covenants Regarding Special Meeting and Recommendation of Board of Director”) or in Section 5.03 (see “No Solicitation”, “Certain Permitted Actions and Negotiations” and “Certain Notice and Last Look Provisions”) of the Share Subscription Agreement;

•
Altair is required to divest itself of any products, technology, or related services that Canon, in its reasonable discretion, deems essential to the transactions contemplated by the Share Subscription Agreement or the other contemplated transaction documents or to Altair’s business as a result of Altair’s obligation to divest itself of ITAR-controlled assets and technology and to cease manufacturing and exporting “defense articles” and providing “defense services”;

•
Altair is or will be prohibited from exporting or reexporting products, technology or related services possessed, produced, sold by, or under development by Altair or its subsidiaries to countries other than EAR embargoed countries; or

•
Altair is or will be prohibited from manufacturing outside the United States products produced, sold by, or under development by Altair or its subsidiaries in countries other than EAR embargoed countries.

Altair may terminate the Share Subscription Agreement if:

•
Canon shall have breached any of its obligations, representations or warranties set forth in the Share Subscription Agreement that would cause the closing conditions related to representations, warranties or pre-closing covenants not to be satisfied and such condition is incapable of being satisfied by January 31, 2011;

•
prior to the Meeting, our Board shall have made an Adverse Recommendation Change in compliance with the terms of the Share Subscription Agreement in order to enter into a definitive written agreement concerning a Superior Proposal; provided that Altair shall have paid Canon $3,000,000 in  termination fees associated with termination under this provision.

Termination Fees

Altair will be required to pay to Canon a termination fee in the amount of $2,000,000 (the “Termination Fee”), plus an additional $1,000,000 “Early Termination Fee”: (1) within five business days of termination of the Share Subscription Agreement, if it is terminated by Canon following the occurrence of an Adverse Recommendation Change or following our Board’s failure to reaffirm its recommendation regarding the Common Share Issuance within five business days of a written request by Canon to do so or after the receipt by us, or the public announcement of, an Acquisition Proposal, or (2) immediately before and as a condition to Altair’s right to termination of the Share Subscription Agreement if, prior to the Meeting, the Board has made an Adverse Recommendation Change in compliance with the terms of the Share Subscription Agreement in order to enter into a definitive written agreement concerning a Superior Proposal.

Altair will be required to pay to Canon the Termination Fee within five business days of the termination of the Share Subscription Agreement if the agreement is terminated by Canon following (1) Altair’s breach of any of its obligations, representations or warranties set forth in the Share Subscription Agreement that would cause the closing conditions related to representations, warranties or pre-closing covenants not to be satisfied and such condition is incapable of being satisfied by January 31, 2011, or (2) Altair’s intentional and material breach of its obligations contained in Section 5.02 (see “Covenants Regarding Special Meeting and Recommendation of Board of Directors”) or in Section 5.03 (see “No Solicitation”, “Certain Permitted Actions and Negotiations” and “Certain Notice and Last Look Provisions”) of the Share Subscription Agreement.

Altair will also be required to pay the Termination Fee upon the occurrence of the triggering event if (1) the Share Subscription Agreement is terminated by either Altair or Canon based on the failure to close by January 31, 2011, the failure to obtain shareholder approval, the failure of the transaction to clear the Exon-Florio review process, Altair’s being required to divest itself of essential products, technology or related services pursuant to the closing conditions related to ITAR, Altair’s being subject to certain exporting or reexporting restrictions, or Altair’s being prohibited from manufacturing its products outside the United States in countries other than EAR embargoed countries, and (2) Altair consummates, enters into a definitive agreement with respect to, or recommends to its shareholders an Acquisition Proposal within eighteen months of the Share Subscription Agreement being terminated.

Upon termination of the Share Subscription Agreement in connection with the events identified in subsection (1) of the preceding paragraph, Altair will also be required (whether or not there is a subsequent Acquisition Proposal) to reimburse Canon’s out-of-pocket fees and expenses (including attorney fees) in connection with the Share Subscription Agreement, up to an aggregate amount of $500,000.  If a Termination Fee is subsequently triggered as a result of an Acquisition Proposal as described in subsection (2) of the preceding paragraph, such reimbursement amount would be credited against the Termination Fee payable to Canon.

OTHER TRANSACTION AGREEMENTS

Investor Rights Agreement

The following is a brief summary of the key provisions of the Investor Rights Agreement entered into by Altair and Canon in connection with the Share Subscription Agreement.

Canon’s Right to Proportional Representation

Under the Investor Rights Agreement, Canon has the right to designate to serve on Altair’s Board a number of directors equal to Canon’s current ownership percentage in Altair (on a fully-diluted basis) multiplied by the total number of directors on the Board, rounded up to the next whole number.  At the closing of the transactions contemplated by the Share Subscription Agreement, Canon would beneficially own 51% of the outstanding common shares of Altair on a fully-diluted basis and would have the right to designate a majority of the members of Altair’s Board.  This right to proportional representation will continue so long as Canon beneficially owns at least 7.5% of the aggregate number of Altair’s outstanding common shares on a fully-diluted basis, and during such time, any director so designated by Canon may be removed or replaced by Canon.  Canon has agreed that, so long as it beneficially owns more than 40% of Altair’s outstanding common shares on a fully-diluted basis, it will cooperate with Altair such that the composition of Altair’s Board will satisfy applicable laws, including stock exchange listing requirements and applicable statutory residency or citizenship requirements for directors.

Registration Rights

Under the Investor Rights Agreement, from and after the second anniversary of the closing under the Share Subscription Agreement, at the request of holders of at least 50% of registrable securities (defined as common shares issued to Canon under the Share Subscription Agreement and securities issued, converted, exchanged or distributed in respect of such shares), Altair is required to file a shelf registration statement on Form S-3 covering the registrable securities held by such holders, subject to certain exceptions.

From and after the second anniversary of the date of the Investor Rights Agreement, holders of at least of 50% of registrable securities also have the right to demand that Altair file a registration statement on Form S-3, including a shelf registration, for any or all of the registrable securities held by such holders if at any time there is no currently effective shelf registration statement with regard to such securities.  Altair may delay the filing of any such demand registration statement if it determines that the filing would require Altair to make public disclosure of material non-public information that would adversely affect Altair’s ability to consummate a material acquisition, disposition, or other comparable extraordinary transaction.

If Altair proposes to register securities under the Securities Act of 1933, as amended, it is required to offer to the holders of the registrable securities the opportunity to register such shares in conjunction with such registration, subject to underwriter cutbacks.  Altair has agreed to indemnify the holders of registrable securities and their affiliates against claims arising out of any untrue statement of material fact contained in a registration statement or prospectus.

Antidilution Option

Altair has granted to Canon an option (the “Common Share Option”), at any time Altair issues new securities, to purchase additional common shares of Altair in such amount to allow Canon to maintain its percentage ownership (on a fully-diluted basis) immediately prior to such new issuance.  The purchase price for the additional common shares shall be the market price of the common shares.   In connection with the Common Share Option, Altair is required to give Canon at least 20 business days’ notice of a pending issuance of new securities, after which Canon may exercise the Common Share Option at any time after the receipt of such notice and prior to the closing date of the issuance of new securities.  Notwithstanding the foregoing, in connection with any issuance of securities other than common shares, to the extent Canon has not exercised the Common Share Option with respect to such issuance, it will have another opportunity to do so at the time the relevant underlying common shares are issued.

With respect to the issuance of options, restricted stock and other securities by Altair to its employees, directors and consultants, the Common Share Option does not apply until the potential dilution as a result of such issuances (in the aggregate) would cause Canon’s ownership percentage to be reduced by 0.5%, at which time Canon will be given an opportunity to exercise the Common Share Option with respect to such securities.

The Common Share Option expires on the later of the date Canon’s fully-diluted ownership percentage falls below 20% and the date it is no longer the largest shareholder of Altair.

Share Repurchase Program

Altair has agreed to implement a normal course issuer bid repurchase program as soon as practicable and not later than 30 days following the closing of the transactions contemplated by the Share Subscription Agreement.  Altair will provide regular reports to Canon as to the progress under such repurchase program at the end of each quarter and at such other times as Canon requests.  This provision also terminates on the later of the date Canon’s fully-diluted ownership percentage falls below 20% and the date it is no longer the largest shareholder of Altair.

Voting Agreements

The following is a brief summary of the key provisions of the Voting Agreements entered into by the directors and executive officers of Altair and by Al Yousuf LLC, the largest single shareholder of Altair, in connection with the Share Subscription Agreement.  Al Yousuf LLC has also entered into a separate Waiver and Rights Agreement with Altair and Canon, which is described below.

In the Voting Agreements, Altair’s executive officers and directors, and Al Yousuf LLC, have agreed to vote all of Altair’s common shares owned by such person to approve the Common Share Issuance.  Each of them has also agreed to not vote any such shares in favor of, or consent to, and to vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of Altair or any other extraordinary transaction involving Altair, (iii) corporate actions that would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the Share Subscription Agreement, or (iv) other matters relating to, or in connection with, any of the foregoing.

Altair’s executive officers and directors, and Al Yousuf LLC, have granted to Canon an irrevocable proxy appointing Canon as attorney-in-fact and proxy, with full power of substitution, for and in such shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner described in the preceding paragraph, as Canon deems appropriate.  Each shareholder revokes any and all previous proxies granted with respect to their shares.

The voting agreements entered into by Altair’s executive officers and directors terminate upon (a) the earlier of (i) the termination of the Share Subscription Agreement, or (ii) the closing under the Share Subscription Agreement, or (b) at any time upon written notice by Canon to such executive officer or director.  In addition to the termination triggers described in the preceding sentence, the voting agreement entered into by Al Yousuf LLC will also terminate if the transactions contemplated by the Share Subscription Agreement have not occurred by January 31, 2011.  So long as the voting agreements are effective, the officers and directors of Altair, and Al Yousuf LLC, have agreed not to grant any proxy or power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares, or to acquire, sell, assign, transfer, pledge, encumber, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition of, any shares.

The Amended and Restated Shareholders Rights Plan Agreement

Altair has entered into an amendment to its Amended and Restated Shareholder Rights Plan Agreement pursuant to which it excluded Canon and its affiliates from the definition of “Acquiring Person”, effectively waiving the application of the rights arising under such agreement to the transaction contemplated by the Share Subscription Agreement and to Canon and its affiliates.  This waiver will be automatically terminated upon termination of the Share Subscription Agreement.

Waiver and Rights Agreement

Background

  Pursuant to purchase agreements dated November 29, 2007 and September 30, 2008, Al Yousuf acquired an aggregate of 19,428,572 common shares from Altair.  In connection with those agreements, Altair and Al Yousuf also entered into and/or amended a registration rights agreement pursuant to which we are required to cause, and have caused, a registration statement registering the re-sale of such shares.  The registration rights agreement also includes demand registration rights that extend until November 29, 2015 and includes customary provisions related to indemnification of Al Yousuf, the selling shareholder and continued effectiveness of any registration statement.

Each of the purchase agreements also includes a lock-up provision under which Al Yousuf is prohibited from transferring any of the shares issued pursuant to the agreement for at least two years and providing for the release of one-third of the shares on each of the second, third, and fourth anniversaries of the initial closing under the agreement.  The table below sets forth the date on which such the Al Yousuf shares have been, or will be, released from lock up restrictions, the number of Al Yousuf shares to be released on each date and the total number of Al Yousuf shares released from lock up restrictions on such date.

Date of Release from Lockup	Number of Shares Released on Such Date	Total Released as of Such Date
11/29/2009	3,809,524	3,809,524
9/30/2010	2,666,667	6,476,191
11/29/2010	3,809,524	10,285,715
9/30/2011	2,666,667	12,952,381
11/29/2011	3,809,524	16,761,905
9/30/2012	2,666,667	19,428,572

Al Yousuf was also granted a right of first offer, permitting it to purchase a percentage of the common shares offered in certain future offerings equal to its percentage ownership of our common shares, and the right to appoint two directors to our Board.  The two rights expire on the earliest to occur of (i) the first date on which the shares acquired by Al Yousuf from us constitute no more than 10% of our outstanding common shares calculated on a fully-diluted basis, (ii) the first date the market price of the common shares has exceeded $4.50 (adjusted for stock splits, consolidations and similar transactions) for 60 consecutive trading days, and (iii) the sale of substantially all of our assets, a merger in which our shareholders prior to the transaction own less than 50% of the surviving entity, or a similar change of control transaction.  The Common Share Issuance is expected to cause Al Yousuf’s ownership percentage to be reduced to approximately 8.3% on a fully diluted basis, and will accordingly cause the rights described in this paragraph to expire.

Key Provisions of the Waiver and Rights Agreement

Under the Waiver and Rights Agreement, Al Yousuf has waived its right of first offer with respect to the Common Share Issuance.  Al Yousuf has also agreed that, with respect to any underwritten demand registration under its pre-existing registration rights agreement with Altair, to the extent Canon exercises piggyback registration rights under the Investor Rights Agreement and there is an underwriter cutback, Canon and Al Yousuf will participate on a pro rata basis proportionate to their share ownership.

Altair has agreed that, following the closing of the Common Share Issuance, Al Yousuf will have the right to designate one director until such time as Al Yousuf holds less than 5% of Altair outstanding common shares on a fully-diluted basis.  During the period Altair has only nine directors, the parties agree that the director appointed by Al Yousef is anticipated to be one of the independent directors of Altair and to serve as a member of the audit committee of Altair’s Board.

Altair has further agreed that, at its next annual shareholder meeting following the closing of the transactions contemplated by the Share Subscription Agreement or if Altair’s Board decided to call a special shareholder meeting, at such shareholder meeting, it will propose to amend its articles to increase the size of the Board to no less than eleven directors and to nominate two new directors to the Board, one of whom to be designated by Canon and the other to be an independent director nominated by the Board pursuant to Altair’s then-existing director nomination practice.  Canon and Al Yousuf have agreed to vote their common shares in favor of such proposal and the election of the two new directors.

Under the Waiver and Rights Agreement, the parties have agreed that, upon closing of the Common Share Issuance, the lock up provisions applicable to the shares Al Yousuf acquired from Altair will terminate.  Also, Al Yousuf may elect to first offer to Canon the right to purchase such shares from Al Yousuf in connection with any proposed sale of shares by Al Yousuf.

Conditional Supply and Technology Licensing Agreement

The following is a brief summary of the key provisions of the Supply Agreement.

Purchase of nLTO

Pursuant to the Supply Agreement, YTE has agreed to purchase nano-lithium titanate powder (“nLTO”) from Altairnano for delivery in 2010 and 2011, subject to certain conditions.  Under the Supply Agreement, YTE agrees that the nLTO will be used exclusively in products sold and delivered by YTE and that YTE will not resell or transfer nLTO on a standalone basis for use outside of China.  The Supply Agreement provides that, except as previously agreed in writing by the parties, as between Altair and YTE, Altair owns all designs, drawings, patents, intellectual property, chemical structures, material composition, methods of manufacture, know-how, trade secrets, plans, formulas, formulations, and specifications, related to the manufacture and production of the nLTO.  The Supply Agreement contains customary provisions relating to inspection of the nLTO, YTE’s ability to accept or reject a shipment, and Altairnano’s ability replace any non-conforming nLTO.

YTE has a period of forty-five days from receipt to inspect the nLTO to verify that it conforms to specifications.  Until the end of this inspection period, Altair warrants that the nLTO conforms to the specifications and will be free of defects.  After the inspection period, except as set forth in the Supply Agreement, the nLTO is accepted “as is” without any warranty of any kind, including without limitation, any warranties of merchantability or fitness for a particular purpose.

Purchase of 11Ahr Battery Cells

Pursuant to the Supply Agreement, YTE has agreed to purchase a certain number of 11 Ahr battery cells (“Cells”), subject to certain conditions..  The Supply Agreement provides that, as between Altair and YTE, Altair owns all designs, drawings, patents, intellectual property, chemical structures, material composition, methods of manufacture, know-how, trade secrets, plans, formulas, formulations, and specifications related to the manufacture and production of the Cells.  YTE has agreed to not resell or transfer any Cells purchased under the Supply Agreement to any buyer who, to YTE’s knowledge, plans to use such Cells outside of China.  The Supply Agreement contains customary provisions relating to inspection of the Cells and YTE’s ability to accept or reject a shipment of Cells.

Purchase of 1-Megawatt ALTI-ESS System

Pursuant to the Supply Agreement, YTE has agreed to purchase a 1-megawatt ALTI-ESS unit (the “ALTI-ESS”), subject to certain conditions.  The Supply Agreement provides that, as between Altair and YTE, Altair owns all designs, drawings, patents, intellectual property, chemical structures, material composition, methods of manufacture, know-how, trade secrets, plans, formulas, formulations, and specifications, related to the manufacture and production of the ALTI-ESS.  YTE has agreed to not resell or transfer the ALTI-ESS purchased under the Supply Agreement to any buyer who to YTE’s knowledge plans to use the ALTI-ESS outside of China.  The Supply Agreement contains customary provisions relating to inspection of the ALTI-ESS and YTE’s ability to accept or reject the ALTI-ESS.

Order Processing, Status and Payment

The aggregate purchase price for the nLTO, Cells and the ALTI-ESS under the Supply Agreement is $6.6 million.  YTE has agreed to pay Altairnano, and has paid, a sum of $2,000,000 within five business days of signing of the Share Subscription Agreement as an advanced payment for the nLTO purchase.  The purchase of the nLTO, the Cells and the ALTI-ESS are subject to shipment schedules agreed by the parties in the Supply Agreement.  In addition, other than the purchase of the first $2,000,000 of nLTO, YTE's purchase obligations with respect to the remaining nLTO and the Cells and the ALTI-ESS are conditional upon the closing of the transactions under the Share Subscription Agreement.

The $2,000,000 advanced payment by YTE will be reduced by each shipment of nLTO to YTE until the balance is zero; provided, however, that if the Share Subscription Agreement is terminated due to circumstances under which the Early Termination Fee is payable under the Share Subscription Agreement, YTE will have the option to cancel any or all of the outstanding purchase orders for nLTO that have not been shipped at the time as of the day of termination of the Share Subscription Agreement and demand repayment of their current balance of the advanced payment as of the 60th day after such termination.  On January 1st, April 1st, 2011, July 1st, 2011 and October 1st, 2011, YTE shall pay Altair an advanced payment for products and services to be delivered or provided in the quarter beginning on that date equal to 70% of the price of the products and/or services scheduled to be shipped or provided within the said calendar quarter.  In the January 1, 2011 payment, YTE shall also include the balance outstanding from the sum of products shipped in 2010 whose total price to YTE exceeded the $2,000,000 advance payment, or receive a credit for any shortfall in the amount between such advance payment and the total price of the actual products delivered in 2010.  After the advance payment has been reduced in full, each order from YTE will be due and payable immediately before shipment occurs.

YTE has agreed to report and pay all taxes, customs, duties and assessments imposed by any governmental agency in China or any other country designated as the destination for shipping in connection with the distribution and sale of products and/or services to YTE pursuant to the Agreement including any sales, use, excise, VAT and other taxes and duties (collectively, the “Taxes”).  To the extent that Altairnano is required to collect and report any Taxes under statutes or regulations, such Taxes will be billed by Altairnano directly to YTE and YTE will pay such Taxes in US Dollars within 30 days after receipt of Altairnano’s invoice.  Any taxes imposed by the US or Canada will be paid by Altairnano.

Additional Business Opportunities

In the Supply Agreement, Altair acknowledges YTE’s interest to purchase from Altair additional ALTI-ESS battery units, 1P10S battery modules, and engineering services on terms and conditions which are mutually beneficial.  Altair has agreed to negotiate in good faith with YTE the purchase of additional ALTI-ESS systems, 1P10S battery modules, and engineering services, all on terms and conditions to be mutually agreed upon and set forth in other mutually acceptable documents.

YTE and Altair have also agreed to rapidly explore other joint opportunities including (i) rapid engineering and development of new module designs for use within various OEM markets, (ii) development of racks and systems for modules, (iii) cost reduction efforts, and (iv) development using the YTE cylindrical battery formats for application in Altair’s target markets.

nLTO Manufacturer License

The Supply Agreement also provides that in the event the transactions contemplated by the Share Subscription Agreement are consummated and in connection with the commencement of an nLTO materials production facility in China as contemplated under such agreement, Altair and Altairnano will agree to license, at no cost, to the owner of the China production facility, which will be majority-owned or sub-licensable by Altair, the intellectual and industrial property rights (other than rights in any trademarks or other source identifiers) that are owned by Altair, Altairnano and their affiliates and are used or necessary for use in the manufacture, sale or distribution of nLTO.  The terms and conditions of such license would be as agreed to by Altairnano and the owner of the China Production Facility.

Altairnano and YTE have agreed that, in the event the Share Subscription Agreement is terminated pursuant to its terms, the parties will make good faith efforts to agree to jointly construct an nLTO manufacturing facility in China, and in the event that such agreement is reached within 180 days after the termination of the Share Subscription Agreement and the owner of such facility is majority-owned by Altair, Altair and Altairnano will grant an nLTO license to the owner of such facility as described in the immediately preceding paragraph.

Battery Technology License

Under the Supply Agreement, Altair and Altairnano grant to YTE a license. including the right to grant sublicenses to YTE’s affiliates, to use and otherwise exploit the intellectual and industrial property rights (other than rights in any trademarks or other source identifiers) owned or sublicenseable by Altair, Altairnano and their affiliates and are used or otherwise necessary for the manufacture, sale and distribute of nLTO batteries during a term commencing on the effective date of the Supply Agreement and continuing as long as YTE purchases at least 60 metric tons of nLTO annually (with Altairnano’s right to terminate being conditioned upon its having made 60 metric tons of nLTO available to YTE for purchase during the relevant calendar year).  No royalty is payable for the battery technology license, provided that if Altairnano makes available for purchase by YTE at least one thousand metric tons of nLTO in a calendar year and YTE fails to purchase that amount, the purchase price of the nLTO will be adjusted to reflect terms and conditions arising from an arm’s length negotiation and such terms and conditions shall be applied retroactively to the beginning of that calendar year as reflecting the value of the battery technology license with respect to such calendar year.

Under the Supply Agreement, it is agreed that Altair, Altairnano and their affiliates will offer to YTE terms and conditions for the purchase of nLTO that are no less favorable to YTE than the terms and conditions offered to any other person or entity in the territories covered by the battery technology license, provided that if Altairnano makes available for purchase by YTE at least one thousand metric tons of nLTO in a calendar year and YTE fails to purchase that amount, the purchase price of the nLTO will be adjusted to reflect the terms and conditions arising from an arm's length negotiation and such terms and conditions will be applied retroactively to the beginning of that calendar year.

YTE has agreed under the Supply Agreement that if YTE or its affiliates file any patents which cover technologies relating to it improvements, enhancements or other modifications to the batter technology, YTE will disclose those improvements promptly to Altair, and Altair and its affiliates will have a non-exclusive, irrevocable, perpetual, non-sublicensable and royalty-free license to use the technology to make, use or sell any products in connection with the battery technology.

The battery technology license is granted with respect to all applicable fields for the development, manufacture and sale of energy storage batteries and power batteries in any manner in the following territories: China (including Taiwan, Hong Kong and Macau), the rest of Asia (excluding the Middle East), Australia and New Zealand.  In addition, for so long as YTE purchases at least 1,000 metric tons of nLTO per year after 2010 (provided that Altairnano has made available at least 1,000 metric tons of nLTO to YTE for purchase during that calendar year), YTE has the exclusive right to use and otherwise exploit the nLTO battery technology in China (including Taiwan, Hong Kong and Macau), provided that Altair, Altairnano and their subsidiaries will have the right to sell nLTO battery cells, modules, units, systems and other related products in Greater China.  Altair has agreed to impose and enforce commercially reasonable restrictions designed to ensure that no customers or licensees violate or take any act inconsistent with any of YTE’s exclusive rights under the Supply Agreement.

During the term of the battery technology license, Altairnano will, at no charge to YTE, (1) promptly provide to YTE documentation in English necessary to enable YTE to exercise the fully scope of the battery technology license, (2) make available to YTE engineering and technical services to the extent and in a manner reasonably necessary to enable YTE to exercise the full scope of the battery technology license, and (3) make available to YTE such additional engineering and technical services at a commercially reasonable hourly rate to be agreed upon in good faith by the parties.

PROPOSAL NO. 2 — ADJOURNMENT OF MEETING

Adjournment

If it becomes necessary to obtain additional votes in favor of Proposal No. 1, regarding the Common Share Issuance, a motion may be made to adjourn the Meeting to a later time to permit further solicitation of proxies.

Vote Required

Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast on the proposal.  Accordingly, abstentions, withhold votes and broker non-votes will have no effect on the outcome of Proposal No. 2.

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THIS PROPOSAL NO. 2 TO ADJOURN THE MEETING IF IT BECOMES NECESSARY TO SOLICIT ADDITIONAL VOTES IN FAVOR OF PROPOSAL NO. 1.

PROPOSAL NO. 3 – APPROVAL OF A ONE-TIME FAIR VALUE

STOCK OPTION EXCHANGE PROGRAM

The Board of Directors is requesting that our shareholders approve a one-time fair value employee Stock Option Exchange Program (the “Stock Option Exchange Program”). In brief, under the Stock Option Exchange Program, Altair’s employees and officers would be given the opportunity to exchange stock options for a lesser number of new stock options that have approximately the same fair value as the options surrendered. The Board believes that the Stock Option Exchange Program is in the best interest of Altair and its shareholders, as new stock options received under the program will provide added incentive to motivate and retain talented employees. In addition, it will provide the opportunity to reduce our “overhang” of outstanding employee stock options and allow Altair to make better use of the compensation costs that we have already incurred from our outstanding stock option awards.

Background

Our stock incentive program is designed to retain and motivate our employees and other service providers.  As of September 30, 2010, all of our employees participate in our stock incentive plans, holding approximately 5,515,613 stock options. These options were granted under the Altair Nanotechnologies Inc. 2005 Stock Incentive Plan (Amended and Restated) and the 1998 Stock Option Plan (collectively, the “Stock Incentive Plans”).

Over the past three years, Altair’s stock price has declined significantly, which has had a negative impact on our ability to retain and motivate employees through the use of stock options. As of September 30, 2010, the closing price of our common shares on The NASDAQ Capital Market was $0.62 per share and 99.6% of our outstanding options were underwater. The stock options held by employees as of that date had exercise prices between $0.39 per share and $4.40 per share.  The weighted average exercise price of the outstanding stock options was $1.96 per share and the weighted average remaining life of the outstanding stock options was 7.82 years.

The sustained decline in the price of Altair’s common shares has significantly weakened the retentive value of a major component of our employee compensation program. Because such a large number of our outstanding options have exercise prices well above the current stock price, many employees believe their options are of little or no value. These options are no longer an effective means of retaining our key talent, but we will continue to recognize the compensation expense of these options as they are likely to remain unexercised until they expire. In addition, in light of the Corporation’s limited available cash, using cash compensation to improve the retentive impact of our compensation programs is not desirable.

Key Terms of the Stock Option Exchange Program

We are asking our shareholders to approve the Stock Option Exchange Program with the following features:

Exclusion of Our Directors. The Stock Option Exchange Program will be available to all employees holding eligible stock options (as defined below) other than our non-employee directors.

Eligible Stock Options. The Stock Option Exchange Program will be offered only with respect to stock options with a purchase (exercise) price above the highest daily adjusted closing price of our common shares over the 52 weeks (52-week high) preceding the beginning of the exchange offer period (“Eligible Stock Options”).  This approach seeks to remove stock options that had a positive intrinsic value, or spread, in the recent past from being eligible for the Stock Option Exchange Program, as they would be considered likely to have a positive intrinsic value in the near future.

Offer an Approximate Value-for-Value Exchange. The value of an employee’s new stock option grant received as part of the Stock Option Exchange Program is not expected to exceed the value of such employee’s surrendered stock options. The exercise price of the new stock options will be the closing price of our common shares on the grant date of the new stock options, which will be at the close of the Stock Option Exchange Program. The exchange ratios associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Stock Option Exchange Program. (See the example in “Stock Option Exchange Ratios” below.)

Establishment of a New Vesting Period with a Term of Ten Years. New stock option awards will receive a renewed vesting period that will vest 50% on each of the first and second anniversary of the grant date.

Timing for Implementation of the Stock Option Exchange Program. We expect that the Stock Option Exchange Program will begin within three months of the shareholder approval, if received, following the closing of the Common Share Issuance or certain termination of the Share Subscription Agreement. The actual implementation date within that three-month period, and whether we actually implement this program, will be determined by our Board following the closing of the Common Shares Issuance or earlier termination of the Share Subscription Agreement. If the Stock Option Exchange Program does not commence within 180 days of the date of the Meeting, Altair will not conduct the Stock Option Exchange Program without again seeking shareholder approval. Our Board reserves the right to amend, postpone, or under certain circumstances cancel the Stock Option Exchange Program once it has commenced.

Impact of Stock Option Exchange Program

We currently estimate that the Stock Option Exchange Program could cover 4,918,863 outstanding stock options (based upon the existing 52-week high of $0.96 establishing the minimum exercise price for eligible stock options). The new stock options would be granted with an exercise price equal to the market value of a share of Altair’s common shares on the grant date, and would be subject to a two-year vesting schedule and ten-year contractual life, or term.  Our objective for the Stock Option Exchange Program is to preserve the integrity of the new stock option grants for retention and motivation, with a new full 10-year term and two-year vesting schedule.   The ten-year term and two-year vesting schedule will be reflected in the values used to determine the exchange ratios that we calculate on a value-for-value basis.  The ten-year term is consistent with Altair’s historical practice, and we believe that the two-year vesting is appropriate because it compensates for the partial vesting of exchanged eligible stock options, giving employees a reasonable proximate time frame in which they could expect to exercise the new options.

All surrendered options would be cancelled at the time of the proposed exchange. All of the shares underlying Eligible Stock Options that are surrendered under the Stock Option Exchange Program would be returned to the Stock Incentive Plans and would be eligible for future awards under the Stock Incentive Plans. Eligible Stock Options that are not surrendered will not be affected and will remain exercisable according to their original terms.

Benefits to Shareholders

We believe that our shareholders will benefit from the Stock Option Exchange Program, as it will drive improved retention and engagement among a significant portion of our workforce, at substantially no change in cost.  By structuring the Stock Option Exchange Program as a value-for-value exchange, Altair would restore economic value to the options held by employees, while not creating material additional compensation expense to Altair. In addition, the Stock Option Exchange Program will reduce outstanding stock option overhang and avoid the potential dilutive effects that would be associated with granting new options to supplement, rather than replace, outstanding options.

We believe the Stock Option Exchange Program would be beneficial to shareholders by cancelling a large number of outstanding options and issuing new options in their place. This allows Altair to avoid potential additional dilution to our shareholders’ interests, while also allowing Altair to recapture the value of compensation costs already being incurred for underwater options. Prior to January 1, 2006, the Corporation applied the intrinsic value method to all share-based compensation. On January 1, 2006, the Corporation began using FASB ASC 718 for share-based compensation. Using these methods, we are required to recognize approximately $5,112,152 (net of forfeitures) in compensation expense relating to the Eligible Stock options, of which $4,360,296 has already been recognized.  The remaining $751,856 would have to be recognized even if those outstanding awards are never exercised because they are underwater.

Benefits to Employees

The Stock Option Exchange Program would benefit our employees by providing a renewed stake in the future success of Altair. The replacement options would have a new exercise price that reflects Altair’s stock price at the time the Stock Option Exchange Program is completed. However, because the Stock Option Exchange Program is structured as a value-for-value exchange, eligible employees who participate in the Stock Option Exchange Program would receive a smaller number of replacement options than those that are surrendered. The replacement options also would carry a new vesting schedule, which will foster retention by requiring employees to continue employment in order to realize the value of the new options.

If our shareholders do not approve the Stock Option Exchange Program, Eligible Stock Options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these Eligible Stock Options, even though the Eligible Stock Options may have little or no retentive or incentive value.

Option Exchange Process

Additional information about how we expect to conduct the Stock Option Exchange Program, if approved by shareholders, is set forth below. While the terms of the Stock Option Exchange Program are expected to conform to the material terms described above in this proposal, we may find it necessary or appropriate to change the terms of the Stock Option Exchange Program from those described below to take into account our administrative needs, local law requirements in foreign jurisdictions, accounting rules, or company policy decisions. For example, although we will not under any circumstances permit the non-employee directors to participate, we may decide that it is appropriate to preclude additional employees or exclude stock options granted below a higher price point than would otherwise be permitted under this proposal. As another example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to achieve our goal of granting replacement stock options that have a fair value approximately equal to the fair value of the Eligible Stock Options they replace, subject to any fluctuations in our stock price or other factors that may occur between the time we establish the exchange ratios and the time that new stock options are actually granted as part of the Stock Option Exchange Program.

Additionally, we may decide not to implement the Stock Option Exchange Program even if shareholder approval of the Stock Option Exchange Program is obtained, or we may amend or terminate the Stock Option Exchange Program once it is in progress. The final terms of the Stock Option Exchange Program will be described in the exchange offer documents that will be filed with the SEC.

Overview of the Option Exchange Process

Upon initiation of the Stock Option Exchange Program, if it is initiated, eligible employees holding Eligible Stock Options will receive a written offer setting forth the precise terms of the Stock Option Exchange Program and will need to voluntarily elect to participate. All of our full-time and part-time employees, including officers, who are employed on the commencement date of the exchange offer period, are still employed at the grant date, and hold Eligible Stock Options may participate in the Stock Option Exchange Program.  As noted above, additional employees may also be excluded from the program. Eligible employees will be given at least 20 business days to elect to surrender Eligible Stock Options in exchange for a lesser amount of new stock options. Upon completion of the Stock Option Exchange Program, surrendered stock options will be cancelled and new stock options will be granted promptly. The Stock Incentive Plans will govern any terms or conditions of new options not specifically addressed within the Stock Option Exchange Program proposal.

Election to Participate

Eligible employees will receive exchange offer documents and will be able to voluntarily elect to participate in the Stock Option Exchange Program. If you are both a shareholder and an employee holding stock options that are potentially subject to the Stock Option Exchange Program, note that voting to approve the Stock Option Exchange Program does not constitute an election to participate in the Stock Option Exchange Program. The written exchange offer documents described above will be provided if and when the Stock Option Exchange Program is initiated; you can elect to participate after that time only.

Eligible Stock Options to Be Cancelled via the Stock Option Exchange Program

If, for example, the Stock Option Exchange Program grant date occurs in mid-February of 2011 and the 52-week high stock price is $0.96 per common share, all stock options under the Stock Incentive Plans with an exercise price above $0.96 per share would be eligible to be surrendered under the Stock Option Exchange Program, if initiated. As of September 30, 2010, there were 5,515,613 stock options outstanding (which includes the 4,918,863 shares estimated to be eligible for the Stock Option Exchange Program) held by approximately 82 employees.  Based on the eligibility requirements and expected time frame, Eligible Stock Options would be expected to have exercise prices ranging from $0.97 to $4.40 per share, a weighted average exercise price of $2.09 per share, and a weighted average remaining term of 7.64 years.

Stock Option Exchange Ratios

The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the commencement of the Stock Option Exchange Program, if initiated. The exchange ratios will be established for each grant date.

These exchange ratios will be based on the fair value of the eligible awards (calculated using the Black-Scholes option pricing model) for each grant date.  The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our stock and the expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value approximately equal to the fair value of the surrendered eligible stock options that they replace. This is designed to eliminate additional compensation expense from such new stock options, other than compensation expense that might result from changes in our stock price or other variables after the exchange ratios have been established but before the time that new stock options are granted in the Stock Option Exchange Program.

Although exchange ratios cannot be determined now, we are providing an example by making certain assumptions regarding the commencement date of the offer, the fair value of the eligible stock options, and the fair market value of our common shares. To calculate the exchange ratios in the examples, we have used the applicable inputs available as of September 30, 2010 for the Black-Scholes option pricing model.  In the table below, the exchange ratio represents the number of existing stock options that an employee would be required to surrender in exchange for one new stock option. For example, if an employee surrendered 1,000 stock options granted in March 10, 2006 that have an exercise price of $3.42 per share, that employee (for purposes of this example only) would receive approximately 416 new stock options, using the exchange ratio of 2.40:1 as stipulated. The following is an example of our methodology for a representative sample of outstanding grant dates.

Examples of Stock Option Exchange Ratios

Grant Year	Exercise Price of Eligible Grants	Maximum Number of Shares Underlying Eligible Options	Weighted Average Remaining Life (in years)	Exchange Ratio (Number of Old Options for Each New Option)(1)
3/10/2006	$3.42	331,485	4.61	2.40: 1
1/15/2007	$2.63	406,859	5.41	1.86:1
1/15/08	$3.72	540,750	6.22	1.58:1
4/15/08	$2.18	335,500	6.22	1.32:1
1/15/2009	$1.22	775,000	6.97	1.05:1
1/15/2009	$1.11	315,250	6.97	1.09:1
1/15/2010	$1.10	900,000	7.82	1.00:1

(1) New options are assumed to have been granted on September 30, 2010, to have an exercise price of $0.62 per share, to vest 50% on September 30, 2011 and 50% on September 30, 2012 and to expire on September 30, 2020.

Accounting Impact

In accordance with FASB ASC 718 “Stock Compensation”, the exchange of options under the Stock Option Exchange Program is treated as a modification of the existing options. Accordingly, we will be required to recognize in our financial statements the “incremental compensation cost”, if any, of new options provided under the Stock Option Exchange Program. The “incremental compensation cost”, if any, will be measured as the excess, if any, of the fair value of the new options granted to employees in exchange for surrendered old options, measured as of the date such new options are granted, over the fair value of the old options surrendered in exchange for such new options, measured immediately before the exchange.

This Stock Option Exchange Program is intended to be “cost neutral” from an accounting standpoint. Thus, we will establish exchange ratios with the intent to not generate incremental share-based compensation expense for Altair. To be cost neutral, the value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the value of the new stock options received by employees in the Stock Option Exchange Program. We use the Black-Scholes option pricing model to estimate the fair value of all stock options granted to employees, and expect to use that same model in valuing the stock options that are part of the Stock Option Exchange Program. Note that the exchange ratios will be established just prior to commencement of the exchange offer. Therefore, some risk of incremental compensation does exist if there are fluctuations in Altair’s common share price or other key inputs to the Black-Scholes option pricing model between the date the exchange ratios are established and the closing date of the Stock Option Exchange Program.

Any unrecognized compensation expense from the surrendered stock options will be recognized prior to the end of the service period of the new stock options received in the Stock Option Exchange Program. Incremental compensation cost, if any, associated with the new stock options under the Stock Option Exchange Program will be recognized over the service period of the new awards. Compensation cost for stock options forfeited due to employees not meeting the applicable service requirements will not be recognized.

U.S. Tax Consequences

The exchange of stock options pursuant to the Stock Option Exchange Program should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of Altair’s common shares on grant date. Altair and its participating employees should not recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. All new stock options granted under the Stock Option Exchange Program will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Stock Option Exchange Program documents.

Interests of Named Executive Officers in Stock Option Exchange Program

Set forth in the table below is a list of our current named executive officers identified in the Corporation’s proxy statement for its 2010 annual meeting of shareholders  (the “named executive officers”) who hold Eligible Stock Options, together with information, as of September 30, 2010, regarding the number of Eligible Stock Options held by each of them, the percentage of total Eligible Stock Options represented by such Eligible Stock Options held by each of them and the potential number of new options each would receive if (i) the Stock Option Exchange Program commenced and was completed as of September 30, 2010 and (ii) the named executive officer  tendered all of his Eligible Stock Options in the Stock Option Exchange Program.  This is an example only based upon market price and other inputs into the Black-Scholes valuation model as of September 30, 2010.  The actual number of new options each named executive officer would be eligible to receive will be dependent upon market price and other inputs into the Black-Scholes valuation model as of the date the Stock Option Exchange Program actually commences, if it is approved and commenced in the discretion of our Board.

Name	Positions and Offices Held	Number of Shares Underlying Eligible Stock Options Expected to be Eligible for Option Exchange	Percentage of Stock Options Expected to be Eligible for Option Exchange	Estimated New Options to be Received if all Eligible Stock Options Held are Tendered(1)
Terry M. Copeland	President and Chief Executive Officer	1,025,000	100%	899,109
John C. Fallini	Chief Financial Officer and Corporate Secretary	360,000	100%	319,145
Bruce J. Sabacky	Chief Technology Officer	437,074	100%	312,545
Stephen A. Balogh	Vice President of Human Resources	404,463	100%	300,290
Daniel Voelker	Vice President of Engineering and Operations	410,000	100%	388,892
All Executive Officers as a Group (7 persons)		3,141,554	100%	2,588,150
All Non-Executive Officer Employees as a Group		1,627,290	74%	1,064,372

(1) New options are assumed to have been granted on September 30, 2010, to have an exercise price of $0.62 per share, to vest 50% on September 30, 2011 and 50% on September 30, 2012 and to expire on September 30, 2020.

Securities Authorized for Issuance Under Equity Compensation Plans

The Stock Incentive Plans have been previously approved by our shareholders. The following table sets forth certain information with respect to compensation plans under which equity securities are authorized for issuance at December 31, 2009:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,920,209	$2.396	4,107,317
Equity compensation plans not approved by security holders	None	N/A	None
Total	4,920,209	$2.396	4,107,317

Conclusion

We believe that our Stock Incentive Plans and emphasis on employee stock ownership have been integral to our success. We believe that our broad-based equity program has enhanced our ability to attract, motivate, and retain the employee talent critical to attaining long-term improved company performance and shareholder returns. Therefore, we consider approval of the Stock Option Exchange Program to be important to our future success, as it will enable Altair to strengthen the motivational and retentive value of our stock option awards to our employees.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the proposed Stock Option Exchange Program.

CERTAIN COMPENSATION RELATED INFORMATION

Compensation Discussion and Analysis

Pursuant to Item 402(b) of Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), the following discussion is meant to provide an overview of the material elements of the Corporation’s compensation policy (the “Compensation Policy”).  The following discussion is meant to be a principle-based discussion of the Corporation’s compensation policies and provide context to the tables that follow.  Specific reference to disclosures in the compensation tables will be discussed in narrative descriptions following the respective compensation tables.

Compensation Philosophy

The objectives of our executive officer compensation policy are to attract and retain talented and dedicated executives, to tie compensation to the achievement of specified short-term and long-term performance objectives, and to align executives’ incentives with the creation of shareholder value. The Compensation, Nominating and Governance Committee approves and annually evaluates the Corporation’s compensation policies applicable to, and the performance of, the Corporation’s executive officers, including the named executive officers.

The following objectives guide compensation decisions:

-	Provide a competitive total compensation package that enables the Corporation to attract and retain key executive talent;
-	Ensure that compensation policies and practices are consistent with effective risk management;
-	Align key elements of compensation with the Corporation’s annual and long-term business strategies and objectives; and
-	Provide a mix of base compensation and performance-based compensation that directly links executive rewards to the performance of the Corporation and shareholder return.

Elements of Executive Compensation

The principal components of compensation for the Corporation’s named executive officers are as follows:

-	Base salary;
-	Annual incentive bonus; and
-	Long-term equity-based incentives, primarily stock options.

Named executive officers are entitled to benefits generally available to all full-time salaried employees of the Corporation.  These benefits include up to 5 weeks per-year of paid time off for medical and vacation leave, subsidized group health plan coverage offered to all salaried employees of the Corporation, and eligibility to participate in the Corporation’s 401(k) Profit Sharing Plan (the “401(k) Plan”), matching contributions under the 401(k) Plan in an amount up to the greater of 50% of the first $2,500 contributed or 3% of the employee’s base salary.  As explained in “Termination and Change of Control Agreements” below, certain named executive officers may be entitled to severance payments in connection with a change of control or termination of their employment.  Other than as described above, the named executive officers are not provided with special benefits or perquisites such as company cars, enhanced medical plans or dental plans.

Determination of Compensation

In order to evaluate the competitiveness and appropriateness of the Corporation’s total compensation and mix of compensation for executive officers, the Compensation, Nominating and Governance Committee reviews data on the base salary, annual incentive bonus and equity-based incentive compensation for various executive positions, as well as the mix of compensation components, of executive officers of a benchmark group of fifteen companies in the alternative energy business sector of reporting public companies with annual revenues of less than $100 million and with a market capitalization of less than $850 million.  Equilar, an independent company, produces all compensation reports.

In addition to the benchmark company information, in determining the amount of and mix of compensation, the Compensation, Nominating and Governance Committee considers evaluations of the Chief Executive Officer by each of the directors of the Corporation and each of his direct report executives, the recommendations of the Chief Executive Officer and Vice President of Human Resources with respect to officers other than the Chief Executive Officer, the performance of each executive officer against pre-determined business goals and objectives and the potential role of each executive in the strategic plan of the Corporation. Subject to adjustment upward or downward based upon the various evaluations, the Compensation, Nominating and Governance Committee generally targets base compensation and equity-based incentive awards near the median of the benchmark group and targets annual incentive bonus near the 75th percentile of the benchmark group detailed below:

Active Power	Plug Power
Ballard Power Systems	Quantum Fuel Systems Technology
Beacon Power	Raser Technologies
C&D Technologies	Satcon Technology
Capstone Turbine	Ultralife
Comverge	UQM Technologies
Ener1	Valence Technology
Maxwell Technologies

Mix of Compensation

The Compensation, Nominating and Governance Committee believes that a significant percentage of the annual compensation of the named executive officers should be at-risk. During 2009, between approximately 39% and 52% of the named executive officers’ potential annual compensation was dependent upon the achievement of individual and corporate goals.  In addition, stock options granted to the Corporation’s named executive officers for retention and incentive purposes generally vest over a period of four years.

The percentage of compensation at risk increases as the level of position increases, with the top figure in the range set forth above being that of the Corporation’s Chief Executive Officer. This provides additional upside potential and downside risk for senior positions, recognizing that these roles have greater influence on the Corporation’s performance.

Base Salary

Base salaries for the named executive officers are established based on the scope of their responsibilities, their skills and their historical and potential contributions to the Corporation, as well as the compensation paid by benchmarked companies for similar positions. Generally, base salaries are targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at benchmark companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

The base salaries of the named executive officers for 2009 and as of the date of this Circular are as follows:

Name	2009 Base Salary ($)
Terry M. Copeland, President, Chief Executive Officer	325,000
John C. Fallini, Chief Financial Officer	230,000
Bruce J. Sabacky, Vice President & Chief Technology Officer	225,000
Daniel Voelker, Vice President Engineering and Operations	205,000
Stephen Balogh, Vice President Human Resources	193,800

No adjustments were made to base salaries of the named executive officers during 2009 or, to date, during 2010.

Annual Incentive Bonus

The annual incentive bonus is intended to compensate executives for achieving corporate goals.  One hundred percent of each named executive officer’s annual incentive bonus is contingent upon the Corporation achieving pre-determined financial and operational goals.

Decisions with respect to annual incentive bonus are made after the end of each fiscal year.  At the beginning of each year, the Compensation, Nominating and Governance Committee sets annual performance goals, a target and maximum incentive bonus amount, and a formula for determining the amount, if any, of the bonus each executive officer is entitled to receive.  Annual incentive bonuses are paid 60% in cash and 40% in common shares.  For purposes of determining the number of common shares an employee is issued as part of a stock bonus, the Corporation uses the volume weighted average market value of the Corporation’s common shares for the applicable fiscal year.  The Compensation, Nominating and Governance Committee reserves the right to award annual incentive bonuses above or below formula-determined amounts as it deems appropriate.

Targets and Results for 2009. During 2009, each named executive officer was eligible for target annual incentive bonuses ranging from 60% to 80% of his base salary, depending on his position.  Of these amounts, 100% was tied to the achievement of corporate goals as follows: a total revenue goal of $11.4 million  (25% weighting), a cash balance of $3 million, net of any cash raised from new issuances of shares or other securities, at December 31, 2009 target (40% weighting), an order backlog of $40 million (30% weighting) and a safety OSHA incidence rate of 4.95 (5% weighting), all in line with the Corporation’s board-approved budget.  The Compensation, Nominating and Governance Committee reserved the discretion to award, or to deny, annual incentive bonuses whether or not performance targets were achieved, as it deemed appropriate.  Decisions with respect to incentive bonuses for 2009 were made at a meeting of the Compensation, Nominating and Governance Committee based upon year-end information on February 11, 2010.  Pursuant to the formula included in the 2009 incentive plan, the Compensation, Nominating and Governance Committee determined that no named executive officer was entitled to a bonus for 2009.

Targets for 2010 Results.  For 2010, each named executive officer is eligible for target annual incentive bonuses ranging from 60% to 80% of his base salary, depending on his position.  Of these amounts, 100% is tied to the achievement of corporate goals as follows: a total revenue goal (40% weighting), a current asset balance at December 31, 2010 target (25% weighting), an order backlog (30% weighting) and a safety OSHA incidence rate (5% weighting), all in line with the Corporation’s board-approved budget.  The incentive bonus is triggered when 100% of the corporate goals are achieved, and the amount of the bonus and increases linearly from 100% to 150% of target bonus for 100% to 125% performance.  The Compensation, Nominating and Governance Committee reserves the discretion to award, or to deny, annual incentive bonuses whether or not performance targets are achieved, as it deems appropriate.  Decisions with respect to incentive bonuses for 2010 will be made by the Compensation, Nominating and Governance Committee based upon year-end information.

Name	Minimum/Target Incentive Bonus Opportunity (payout as a % of base salary)	Maximum Incentive Bonus Opportunity (payout as a % of base salary)
Terry M. Copeland, President, Chief Executive Officer	80	120
John C. Fallini, Chief Financial Officer	60	90
Bruce J. Sabacky, Vice President & Chief Technology Officer	60	90
Stephen Balogh, Vice President Human Resources	60	90
Daniel Voelker, Vice President Engineering and Operations	60	90

Bonuses are paid 60% in cash and 40% in common shares for each named executive officer.

Long-Term Equity-Based Incentives

The Corporation’s 2005 Stock Incentive Plan (Amended and Restated) (the “2005 Plan”) was adopted at the Corporation’s Annual Meeting of Shareholders in May 2005 and amended and restated in 2007 to increase the number of eligible shares. Under the 2005 Stock Plan, the Corporation is authorized to issue equity-based awards, including stock options, stock bonuses, restricted stock, stock appreciation rights, and performance-based awards, with respect of up to 9,000,000 common shares.  Each of the Compensation, Nominating and Governance Committee and the Board has joint authority to grant awards under the 2005 Plan.

The Corporation had previously authorized its 1998 Stock Option Plan, under which an aggregate of 181,500 awards continue to be outstanding as of April 1, 2010; however, awards can no longer be granted under this plan.

The Corporation’s long-term equity-based incentive program is focused on rewarding performance that enhances shareholder value. The program involves the periodic grant of options to purchase common shares in order to provide executive officers with the opportunity to purchase an equity interest in the Corporation and to share in the appreciation of the value of the Corporation’s common shares.

The Compensation, Nominating and Governance Committee periodically considers whether or not to grant additional stock options in order to maintain the overall competitiveness of the Corporation’s compensation package for each named executive officer and to ensure that executives, particularly executives whose other stock options have vested and/or been exercised, have an incentive to remain with the Corporation long term and to increase shareholder value.  Factors weighed in determining whether to make, and the amount of, these grants include the above-described review of benchmark compensation data and assessment of past performance, retention considerations, information regarding each named executive officer’s existing equity and stock option ownership, potential shareholder dilution and the expense to the Corporation pursuant to Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board (“FASB ASC Topic 718”). Such options generally have an exercise price equal to the market price on the date of grant or the market price on the date of grant plus a premium over that price, a 10-year term and vest over a four-year term.  All options granted in 2009 and 2010 to date had an exercise price equal to the greater of (a) 110% of closing market price on the date of grant, and (b) $1.10.

In addition, from time to time stock option grants are made to newly hired employees based on their level of responsibility and competitive practices.

Annual Grants. Terry Copeland was awarded an annual grant of options to purchase 400,000 common shares at an exercise price of $1.10 on January 15, 2010.  All options have a 10-year term and vest 25% per year on the anniversary date of the respective grant.

The other named executive officers were granted annual stock options to purchase an aggregate of 400,000 common shares at an exercise price of $1.10 per share on January 15, 2010.  The individual annual stock option grants are: Stephen Balogh (90,000 shares); John Fallini (110,000 shares); Bruce Sabacky (90,000 shares), and Daniel Voelker (110,000 shares).  The options have a 10-year term and vest 25% annually over a four-year period.

As a matter of best practice, we will continue to monitor our compensation program to ensure that it continues to align the interests of our executives with those of our long-term stockholders while avoiding unnecessary or excessive risk.

Compensation Adjustments

The Corporation may increase or, subject to contractual or other restrictions decrease an executive’s overall compensation at any time during any fiscal year after considering several factors, including level and scope of responsibilities, contribution to overall corporate performance and achievement of personal goals and objectives.

The Compensation, Nominating and Corporate Governance Committee determined that it was appropriate to review and adopt certain compensation practices that discourage unnecessary or excessive risk taking, such as a recoupment or “clawback” policy.  In February 2010, our Compensation, Nominating and Corporate Governance  Committee approved a recoupment policy under which our Compensation Committee has the sole and absolute authority, to the full extent permitted by applicable law, to require that each executive officer agree to reimburse the Corporation for all or any portion of any  annual incentive bonus  if:

 (1)  the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement,

(2)  in the view of our Compensation, Nominating and Governance Committee, the executive engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by us, and

(3) a lower payment would have occurred based upon the restated financial results.

In each such instance, we will, to the extent practicable and allowable under applicable laws, require reimbursement of any bonus in the amount by which the executive’s annual bonus for the relevant period exceeded the lower payment that would have been made based on the restated financial results, provided that we will not seek to recover bonuses paid more than one year prior to the date the need for such material financial restatement is determined.

Termination and Change-of-Control Agreements

Severance Provisions in Employment Agreements.  The employment agreements of all of the named executive officers provide for termination and change of control benefits as follows:

If the officer’s employment is terminated by the officer for good reason, which includes, among other things, (a) the Corporation requiring the officer to relocate his place of employment without the officer’s consent, or (b) a material adverse change in the officer’s title, position, and/or duties 90 days before or within one year after a change of control, the officer is entitled to a severance benefit equal to his base salary and health benefits for one year.  This one-year base salary severance benefit will be extended to 16 months if either the officer was required to relocate more than 50 miles in order to commence employment and the termination occurs within two years of commencement of employment, or the officer later consents to a relocation of his employment and the termination occurs within two years of such voluntary relocation.

If the officer’s employment is terminated by the Corporation without cause, the officer is entitled to a severance benefit equal to his base salary for one year, health benefits for 18 months, and a lump sum bonus payment equal to the product of (a) 60% of his base salary paid for the year in which his termination occurred, multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed during the then-current calendar year and the denominator of which is 365. The one-year base salary severance benefit will be extended to 16 months if either the officer was required to relocate more than 50 miles in order to commence employment and the termination occurs within two years of commencement of employment, or the officer later consents to a relocation of his employment and the termination occurs within two-years of such voluntary relocation.

The officer is not entitled to any severance if his employment is terminated at any time by the Corporation with cause or by the officer without good reason.

Dr. Copeland’s current base salary is $325,000 per year; Mr. Fallini’s current base salary is $230,000 per year; Mr. Voelker’s current base salary is $205,000 per year; Mr. Balogh’s current base salary is $193,800 per year; and Mr. Sabacky’s current base salary is $225,000 per year.

Acceleration of Vesting of Options.  The employment agreements of each of the named executive officers requires that all options and other equity awards granted to the named executive officer provide that the award immediately vests as of the effective date of a “Change of Control Event”.  A “Change of Control Event” is defined in the agreement to mean (a) any capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor (other than a transaction effective solely for the purpose of changing the jurisdiction of incorporation of the Corporation), (b) the sale, transfer or other disposition of all or substantially all of  the Corporation’s assets to another entity, (c) the acquisition by a single person (or two or more persons acting as a group, as a group is defined for purposes of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of more than 40% of the outstanding common shares.

The following table provides information relating to the number of options that are unvested as of December 31, 2009 that would vest immediately for each named executive officer if a change in control event were to have occurred as of December 31, 2009:

Name	Number of Securities Underlying Unvested Options that Would Vest Upon a Change in Control
Terry Copeland, President, Chief Executive Officer and Director	462,500
John C. Fallini, Chief Financial Officer	212,500
Bruce J. Sabacky, Vice President & Chief Technology Officer	156,250
Stephen Balogh, Vice President Human Resources	148,750
Daniel Voelker, Vice President Engineering and Operations	237,500

Explanation of Change of Control Policies.  The Compensation, Nominating and Governance Committee believes that providing a reasonable severance arrangement tied to termination without cause is essential to attracting and retaining talented executive officers.  In addition, the Compensation, Nominating and Governance Committee believes that the severance arrangements provided to certain of its named executive officers serve the best interests of the Corporation and its shareholders by ensuring that, if a hostile or friendly change of control is under consideration, its executives will feel secure enough about their post-transaction financial future that they will advise the Board about the potential transaction without consideration, or with lessened consideration, of any adverse effect of the transaction on their future employment and compensation.  The Compensation, Nominating and Governance Committee believes that its inclusion of a “double trigger,” i.e. both a change of control and a subsequent termination or adverse action, is appropriate because it reasonably balances the needs of the executive and of the Corporation.  The provision protects the executive if his status is changed following a change of control but protects the Corporation and its successors because it does not provide for severance payments if the Corporation or successor permits the employee to remain in the same position in the same place.   The Corporation has no other severance agreements in place with its named executive officers.

Stock Ownership Guidelines

Our stock ownership guidelines (effective January 1, 2010) are designed to encourage our named executive officers and non-employee directors to achieve and maintain an equity stake in the Corporation and more closely align his or her interests with those of our stockholders.

Upon recommendation of the Compensation, Nominating and Governance Committee, the Board has adopted stock ownership guidelines for directors.  Under these guidelines, non-employee directors are required to own, within one year of becoming a director, a number of common shares equal to at least 20,000 shares.  Shares counted towards this guideline include any shares held by the director directly or through a broker, including shares vested under restricted stock grants.

The Board also has adopted, on recommendation of the Compensation, Nominating and Governance Committee, stock ownership guidelines applicable to the Corporation’s executive officers.  Under these guidelines, the Corporation’s Chief Executive Officer is expected to hold an investment level of at least 25,000 common shares and other executive officers are expected to hold at least 15,000 common shares.  Executives are expected to comply with these guidelines within three years.

In addition, the guidelines include retention requirements for stock option exercises under which executives must retain certain common shares acquired upon exercise of a stock option.  Executive officers who do not yet satisfy the ownership guidelines must retain 50% of the shares acquired on exercise remaining after the sale of shares sufficient to cover the exercise price of the option and taxes.

An annual review will be conducted by the Compensation, Nominating and Governance Committee to assess compliance with the guidelines and to review the guideline policy.

Role of Executive Officers in Determining Executive Pay

The Compensation, Nominating and Governance Committee makes all decisions with respect to base compensation, annual incentive compensation and the award of stock options to the executive officers of the Corporation, including all named executive officers.  Such authority may not be delegated to another person other than, as appropriate, the entire Board.

At the end of each fiscal year, the Corporation’s Vice President of Human Resources and Chief Executive Officer are responsible for evaluating the performance of each named executive officer (and other officers) against corporate and individual performance objectives and for submitting a report to the Compensation, Nominating and Governance Committee detailing the results of their evaluations.  In connection with this report, each of the Vice President of Human Resources and Chief Executive Officer make recommendations to the Compensation, Nominating and Governance Committee with respect to compensation matters related to the prior year, including employee-specific recommendations but not with respect to himself.  In addition, each of the two officers makes recommendations to the Compensation, Nominating and Governance Committee with respect to compensation matters related to the upcoming year, including employee-specific recommendations (but not with respect to himself) and strategic and design recommendations.  The Compensation, Nominating and Governance Committee considers these recommendations, and the report of these officers, among other factors by the Compensation, Nominating and Governance Committee as it makes prior-year and coming-year compensation decisions.

Compensation Consultant

The Compensation, Nominating and Governance Committee retains Radford, an AON Consulting Corporation (“Radford”) to provide ongoing advice and information regarding design and implementation of the Corporation’s executive compensation programs.  Radford also provides information and updates to the Compensation, Nominating and Governance Committee about regulatory and other technical developments that may affect the Corporation’s executive compensation programs.  In addition, Radford provides the Committee with competitive market information, analyses and trends on base salary, short-term incentives and long-term incentives.

The Compensation, Nominating & Governance Committee believes that Radford provides candid, direct and objective advice to the Committee, which is not influenced by any other services provided by Radford.  To ensure independence:

•	the Compensation, Nominating & Governance Committee directly hired and has the authority to terminate Radford;
•	Radford is engaged by and reports directly to the committee chair;
•	Radford has direct access to all members of the Compensation, Nominating & Governance Committee during and between meetings; and
•
interactions between Radford and management generally are limited to discussions on behalf of the Compensation, Nominating & Governance Committee and information presented to the committee for approval.

Neither Radford, nor any of its affiliates, provides any other services to the Corporation.

Tax and Accounting Considerations

Accounting Treatment

The Corporation previously adopted Standard of Financial Accounting Standards No. 123(R), Share-Based Payment (as well as its successor, Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board), which requires companies to expense the costs of stock-based compensation in their financial statements.  Accordingly, the Corporation began recording stock-based compensation expense in the income statement in 2006.  The fair value of each award is estimated on the date of grant, using the Black-Scholes option-pricing model.  Once the fair value of each award is determined, it is expensed in the income statement over the vesting period.

Deductibility of Executive Compensation

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid during a tax year to the company’s Chief Executive Officer or to any of the company’s four other most highly compensated executive officers who are still employed at the end of the tax year.  The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the company’s shareholders).

The Compensation, Nominating and Governance Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code.  In certain situations, the Compensation, Nominating and Governance Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. Stock option grants in 2008 and 2009 were intended to constitute “qualified performance-based compensation” under Section 162(m); however, the Corporation’s 2009 annual performance bonus would not have been, and the Corporation’s 2010 annual performance bonus will not be, “qualified performance-based compensation” because the Corporation does not have shareholder-approved performance criteria for its cash incentive plan.  In 2009, none of the named executive officers, received base pay, annual bonus and other compensation in an amount in excess of the $1 million deduction limit.

Compensation, Nominating and Governance Committee Report

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion & Analysis section included in this Circular with management.  Each member of the Compensation, Nominating and Governance Committee is entitled to rely on (i) the integrity of those persons within the Corporation and of the professionals and experts from which the Compensation, Nominating and Governance Committee receives information, and (ii) the accuracy of the financial and other information provided to the Compensation, Nominating and Governance Committee by such persons, professionals or experts absent actual knowledge to the contrary.

Based upon that review and related discussions, the Compensation, Nominating and Governance Committee recommends to the Corporation’s Board that the Compensation Discussion & Analysis contained herein be included in this Circular and Proxy Statement.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

Robert van Schoonenberg
Alexander Lee
Jon Bengtson
October 20, 2010

Executive Compensation

(a)           Summary Compensation Table

The following table provides details with respect to the total compensation of the Corporation’s named executive officers during the years ended December 31, 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compen-sation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Terry Copeland, President, Chief Executive Officer and Director	2009	325,000	Nil	Nil	229,057	Nil	Nil	9,750	563,807
	2008	322,302	Nil	Nil	373,451	Nil	Nil	6,750	702,503
	2007	*	*	*	*	*	*	*	*
John C. Fallini, Chief Financial Officer	2009	230,006	Nil	Nil	83,294	Nil	Nil	Nil	313,300
	2008	167,197	Nil	Nil	232,029	Nil	Nil	3,715	402,941
	2007	*	*	*	*	*	*	*	*
Bruce J. Sabacky, Vice President & Chief Technology Officer	2009	225,000	Nil	Nil	83,294	Nil	Nil	6,750	315,044
	2008	225,001	Nil	Nil	199,232	Nil	Nil	6,750	430,983
	2007	190,847	12,245(4)	54,847	168,005	67,606	Nil	5,700	499,250
Stephen Balogh, Vice President Human Resources	2009	192,123	Nil	Nil	83,294	Nil	Nil	5,814	281,231
	2008	192,868	Nil	Nil	131,300	Nil	Nil	5,814	329,982
	2007	*	*	*	*	*	*	*	*
Daniel Voelker, Vice President Engineering and Operations	2009	205,000	Nil	Nil	166,587	Nil	Nil	6,150	377,737
	2008	*	*	*	*	*	*	*	*
	2007	*	*	*	*	*	*	*	*

* Compensation information not reported because such person was not a named executive officer during this calendar year.

(1)
The amounts in column (f) represents the grant date fair value of the stock option awards determined in accordance with Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board (“FASB ASC Topic 718”) pursuant to the Corporation’s stock incentive plans.  Assumptions used in the calculation of these amounts are included in Note 11 to the Corporation’s audited financial statements for the year ended December 31, 2009 included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2010 and in Note 11 to the Corporation’s audited financial statements for the year ended December 31, 2008 included in the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009.

(2)	Represents cash portion of annual incentive bonus earned with respect to indicated fiscal year. Bonuses are generally paid in the subsequent fiscal year.
(3)	Reflects value of matching contributions made by the Corporation in connection with the 401(k) Plan.
(4)
Represents discretionary portion of the 2007 bonus awarded to Dr. Sabacky in the form of cash of $6,760 and 1,192 common shares with a value of $5,485 over and above the 98.4% bonus payout level as calculated in accordance with the annual incentive bonus plan as determined by the Compensation, Nominating and Governance Committee.

(b)           Grant of Plan-Based Awards Table

The following table provides details with respect to plan-based awards, if any, granted to the named executive officers during the year ended December 31, 2009:

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	All Other Option Awards: Number of Securities Under- Lying Options (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($)(3) (j)
		Target ($) (c)	Maxi-mum ($) (d)	Target (#) (e)	Maxi- mum (#) (f)
Terry Copeland, President, Chief Executive Officer and Director	1/15/09	Nil	Nil	Nil	Nil	Nil	275,000(2)	1.22	229,057
		156,000	234,000	97,687	146,531	Nil	Nil	Nil	Nil
John C. Fallini, Chief Financial Officer	1/15/09	Nil	Nil	Nil	Nil	Nil	100,000(2)	1.22	83,294
		82,802	124,203	51,851	77,776	Nil	Nil	Nil	Nil
Bruce J. Sabacky, Chief Technology Officer	1/15/09	Nil	Nil	Nil	Nil	Nil	100,000(2)	1.22	83,294
		81,000	121,500	50,722	76,083	Nil	Nil	Nil	Nil
Stephen Balogh, Vice President Human Resources	1/15/09	Nil	Nil	Nil	Nil	Nil	100,000(2)	1.22	83,294
		69,768	104,652	43,689	65,533	Nil	Nil	Nil	Nil
Daniel Voelker Vice President Engineering and Operations	1/15/09	Nil	Nil	Nil	Nil	Nil	200,000(2)	1.22	166,587
		73,800	110,700	46,214	69,320	Nil	Nil	Nil	Nil

(1)
Amounts reflect potential, not actual, bonus amounts calculated based on the 2009 annual incentive bonus plan.  The target was based on achieving 100% of the Corporation performance goal, and the maximum is based on achieving 125% of the Corporation performance goal, which also is the bonus cap.  The named executive officers were not entitled to receive a bonus at a threshold below the target.  No bonus amounts were paid out under the 2009 incentive plan, as targets were not achieved.

(2)
These options were issued in connection with the 2009 annual grant of options.  As such, the vesting terms were set at 25% to vest in 2010, 25% to vest in 2011, 25% to vest in 2012, and 25% to vest in 2013.

(3)	The amounts in column (j) represent the grant date fair value of stock and option awards determined in accordance with ASC 718 “Stock Compensation” pursuant to the Stock Incentive Plans.

(c)           Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Terry Copeland, President, Chief Executive Officer and Director	112,500(1)	37,500(1)	Nil	4.14	11/15/2017
	18,750(2)	56,250(2)	Nil	3.72	1/15/2018
	12,500(3)	37,500(3)	Nil	2.18	4/15/2018
	18,750(4)	56,250(4)	Nil	1.80	7/15/2018
	Nil	275,000(5)	Nil	1.22	1/15/2019
John C. Fallini, Chief Financial Officer	37,500(3)	112,500(3)	Nil	2.18	4/15/2018
	Nil	100,000(5)	Nil	1.22	1/15/2019
Bruce J. Sabacky, Vice President & Chief Technology Officer	25,000(6)	Nil	Nil	4.07	3/25/2015
	21,504(7)	Nil	Nil	3.42	3/10/2016
	40,000(8)	Nil	Nil	3.42	3/10/2016
	10,570(9)	Nil	Nil	2.63	1/15/2017
	75,000(10)	Nil	Nil	2.63	1/15/2017
	18,750(2)	56,250(2)	Nil	3.72	1/15/2018
	Nil	100,000(5)	Nil	1.22	1/15/2019
Stephen Balogh, Vice President Human Resources	20,000(8)	Nil	Nil	3.42	3/10/2016
	50,000(6)	Nil	Nil	2.96	7/26/2016
	4,463(9)	Nil	Nil	2.63	1/15/2017
	75,000(10)	Nil	Nil	2.63	1/15/2017
	16,250(2)	48,750(2)	Nil	3.72	1/15/2018
	Nil	100,000(5)	Nil	1.22	1/15/2019
Daniel Voelker, Vice President Engineering and Operations	12,500(3)	37,500(3)	Nil	2.18	4/15/2018
	Nil	200,000(5)	Nil	1.22	1/15/2019

(1)	Options vest over three years from date of grant: 25% vested immediately; 25% vested on November 15, 2008; 25% vested on November 15, 2009; and 25% vest on November 15, 2010.
(2)	Options vest over four years from date of grant: 25% vested on January 15, 2009; 25% vested on January 15, 2010; 25% vest on January 15, 2011; and 25% vest on January 15, 2012.
(3)	Options vest over four years from date of grant: 25% vested on April 15, 2009; 25% vest on April 15, 2010; 25% vest on April 15, 2011; and 25% vest on April 15, 2012.
(4)	Options vest over four years from date of grant: 25% vested on July 15, 2009; 25% vest on July 15, 2010; 25% vest on July 15, 2011; and 25% vest on July 15, 2012.
(5)	Options vest over four years from date of grant: 25% vest on January 15, 2011; 25% vest January 15, 2012; 25% vest on January 15, 2013; and 25% vest on January 15, 2014.

(6)	Options vest over three years from date of grant: 25% vested immediately; 25% vested on July 26, 2007; 25% vested on July 26, 2008; and 25% vested on July 26, 2009.
(7)	Options vested immediately on the grant date of March 1, 2006.
(8)	Options vest over three years from date of grant: 25% vested immediately; 25% vested on March 10, 2007; 25% vested on March 10, 2008; and 25% vested on March 10, 2009.
(9)	Options vested immediately on the grant date of January 15, 2007.
(10)	Options vest over two years from date of grant: 33% vested immediately; 33% vested on January 15, 2008; and 34% vested on January 15, 2009.

(d)           Option Exercises and Stock Vested

No stock options were exercised by the named executive officers during the fiscal year ended December 31, 2009.  Additionally, no stock awards vested in favor of the named executive officers during the fiscal year ended December 31, 2009.

(e)           Pension Benefits and Non-Qualified Deferred Compensation

The Corporation does not sponsor, and is not obligated to provide, any benefits under any defined benefit or non-qualified deferred compensation plan.  The Corporation does provide a limited matching contribution under the 401(k) Plan, as explained in “Compensation Discussion and Analysis” above.

(f)           Potential Payments upon Termination or Change-in-Control

For information on severance to which the named executive officers may be entitled upon termination of employment or in connection with a change of control, see the subsection entitled “Termination and Change-of-Control Agreements” in the Compensation Discussion and Analysis section above.

Upon termination of employment, an employee is entitled to receive the dollar value of accrued vacation leave but not medical leave.  As of December 31, 2009, each of the named executive officers would have been entitled upon termination of employment to receive the following dollar amount in exchange for accrued, but unused vacation leave:

Name	Accrued Vacation Leave ($)
Terry M. Copeland, President, Chief Executive Officer and Director	10,578
John C. Fallini, Chief Financial Officer	9,585
Bruce J. Sabacky, Vice President & Chief Technology Officer	49,127
Stephen Balogh, Vice President Human Resources	5,488
Daniel Voelker, Vice President Engineering and Operations	3,994

Compensation of Directors

The following table presents information regarding the compensation for the fiscal year ended December 31, 2009 of all persons who served as directors of the Corporation during 2009, except for Terry Copeland, President and Chief Executive officer, whose compensation is described in the previous tables:

Name	Fees Earned Or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Eqbal Al Yousuf *	29,000	54,108	Nil	Nil	Nil	Nil	83,108
Michel Bazinet*	16,000	Nil	Nil	Nil	Nil	Nil	16,000
Jon N. Bengtson	47,000	54,108	Nil	Nil	Nil	Nil	101,108
Hossein Asrar Haghighi	14,375	54,910(4)	Nil	Nil	Nil	Nil	69,285
George E. Hartman	32,500	54,108	Nil	Nil	Nil	Nil	86,608
Robert Hemphill*	25,000	54,108	Nil	Nil	Nil	Nil	79,108
Pierre Lortie	46,500	54,108	Nil	Nil	Nil	Nil	100,608
Robert van Schoonenberg	48,500	54,108	Nil	Nil	Nil	Nil	102,608
Alexander Lee(5)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

*  No longer served as a director of the Corporation as of December 31, 2009.

(1)
During 2009, the Corporation paid all directors who are not employees of the Corporation a fee of $6,250 per quarter. In addition, directors who are not employees and provide service in the following positions received the following additional fees:

Position	Additional Compensation
Chairman of the Board	$4,000 per quarter
Audit Committee	$3,000 per quarter
Compensation, Nominating and Governance Committee Chair	$2,000 per quarter
Audit Committee	$1,500 per quarter
Compensation, Nominating and Governance Committee	$1,000 per quarter
Other Committee Chair or Member	Determined upon formation of committee

No amounts were paid to Dr. Copeland in 2009 in his capacity as a director.

(2)
Historically, the Corporation issues either restricted stock or stock options to the Directors at their option based on a pre-approved dollar amount annually after the annual meeting is held.  The dollar amount of the annual grant is determined and approved by the Compensation, Nominating, and Governance Committee and was $54,108 for 2009.  The amounts in column (c) represents the grant date fair value of the 2009 stock awards calculated in accordance with FASB ASC Topic 718.

(3)
Directors of the Corporation and its subsidiaries are also entitled to participate in the 1996 Plan, 1998 Plan and the 2005 Plan.  An aggregate of 561,730 stock awards and option awards were outstanding and held by directors as of December 31, 2009.   The number of option awards outstanding as of December 31, 2009 for each of the directors actively serving as of December 31, 2009 is as follows:  Mr. Hartman – 75,000 options and Mr. Lortie – 36,667.  Mr. Bengtson, Mr. Haghighi, and Mr. van Schoonenberg have no options outstanding.

(4)
As an employee of Al Yousuf LLC, Mr Haghighi assigns any common shares subject to options or common share awards earned in connection with his Director’s seat to Al Yousuf LLC.  As such, Mr Haghighi does not voting or disposition rights over the common shares awarded to him.

(5)	Mr. Lee was appointed as a director in December 2009 and did not receive any compensation in 2009.

Compensation, Nominating and Governance Committee

The Compensation, Nominating and Governance Committee discharges the Board’s responsibilities relating to compensation of the Corporation’s directors and officers, oversees and monitors the Corporation’s management in the interest and for the benefit of the stockholders and assists the Board by identifying and recommending individuals qualified to become directors.  The Compensation, Nominating and Governance Committee has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Corporation.

Committee Membership and Independence

The members of the Compensation, Nominating and Governance Committee as of the date of this Circular are Robert van Schoonenberg (Chair), Alexander Lee and Jon Bengtson, each of whom is independent under NASDAQ’s listing standards.  The Compensation, Nominating and Governance Committee met four times during 2009, three times in person and one time by telephone.

The charter governing operations of the Compensation, Nominating and Governance Committee was adopted in April 2004 and updated in February 2007, and is available at the Corporation’s website at www.altairnano.com under “Investors” - “Governance.”

Nomination of Directors

The purpose of the Compensation, Nominating and Governance Committee related to nomination of directors and corporate governance matters is (i) to recommend to the Board the slate of director nominees for election to the Corporation’s Board, individuals to fill Board vacancies occurring between annual meetings of stockholders, and individuals for nomination as members of the standing committees of the Board, and (ii) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation.

In identifying nominees for directors, the Compensation, Nominating and Governance Committee takes into consideration such factors as it deems appropriate.  These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, relationship of work experience and education to the current and proposed lines of business of the Corporation, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and the extent to which the candidate satisfies any objective requirements (such as residence, independence or expertise requirements) applicable to the Board or any committees of the Board.  The Compensation, Nominating and Governance Committee considers candidates submitted by shareholders in accordance with the policies set forth in the most recent proxy statement delivered to shareholders and may, but is not required to, consider candidates proposed by management.

Board Diversity

In identifying nominees, the Compensation, Nominating and Governance Committee does not have a formal policy regarding the consideration of gender, race, sexual preference, religion and other traits typically associated with the term “diversity.”  As described in “Nomination for Directors” above, the Compensation, Nominating and Governance Committee considers it important that the Board be composed of directors with a diverse range of experience, areas of expertise and skills, but has not adopted any formal policy.

Compensation, Nominating And Governance Committee Interlocks And Insider Participation

The current members of the Compensation, Nominating and Governance Committee are Robert van Schoonenberg (Chair), Alexander Lee and Jon Bengtson.  On June 3, 2009, Michel Bazinet ceased being a Director or member of the Compensation, Nominating and Governance Committee.  On December 17, 2009, Eqbal Al Yousuf ceased being a Director or member of the Compensation, Nominating and Governance Committee. Prior to June 3, 2009, the members of the Compensation, Nominating and Governance Committee were Pierre Lortie (Chair), Eqbal Al Yousuf, Robert van Schoonenberg and Michel Bazinet.  Between June 3, 2009 and December 17, 2009 the members of the Compensation, Nominating and Governance Committee were Pierre Lortie (Chair), Eqbal Al Yousuf and Robert van Schoonenberg. On December 17, 2009, Mr. Alexander Lee was appointed to the Compensation, Nominating and Governance Committee.  On May 24, 2010,  Mr. Bengtson was appointed to, and Mr. Lortie was removed from, the Compensation, Nominating and Governance Committee.  None of Messrs. Lortie, Al Yousuf, Bazinet, van Schoonenberg, Bengtson or Lee, is currently, or has formerly been, an officer or employee of the Corporation or any of its subsidiaries.  The Corporation had no relationship during 2009 requiring disclosure under Item 404 of Regulation S-K with respect to any of the persons who served on the Compensation, Nominating and Governance Committee during 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information with respect to beneficial ownership of common shares as of September 30, 2010 by the named executive officers of the Corporation, by each of the directors of the Corporation, by all current executive officers and directors of the Corporation as a group and by each person known to the Corporation to beneficially own 5% or more of the outstanding common shares.  The “named executive officers” are the Corporation’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for 2009.  Each person named in the table has sole voting and investment power with respect to the common shares identified as beneficially owned; provided, however, each person named in the table has entered into a Voting Agreement with Canon pursuant to which he or it has, among other things, agreed to vote all shares of Altair’s common shares owned by such person to approve the Common Share Issuance.  See the summary of the Voting Agreements in “Other Transaction Agreements – Voting Agreements”).   The Common Share Issuance will, if consummated, result in a change of control.

Title of Class	Name of Officer or Director	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)
Common	Terry M. Copeland (Chief Executive Officer and Director)	328,137(3)	*
Common	John C. Fallini (Chief Financial Officer and Secretary)	107,000(4)	*
Common	Bruce J. Sabacky (Vice President and Chief Technology Officer)	247,690 (5)	*
Common	Stephen A. Balogh (Vice President, Human Resources)	248,768(6)	*
Common	Daniel Voelker (Vice President, Engineering and Operations)	75,000(7)	*
Common	Jon N. Bengtson (Director)	230,099	*
Common	Hossein Asrar Haghighi (Director)	None(8)	N/A
Common	George E. Hartman (Director)	306,399(9)	*
Common	Pierre Lortie (Director)	246,325(10)	*
Common	Robert G. van Schoonenberg (Director)	220,358(11)	*
Common	Alexander Lee	None	N/A

Common	All Directors and Officers as a Group	2,241,739(12) (13)	2.1%
(11 persons)
Title of Class	Name and Address of 5% Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common	Al Yousuf LLC	20,395,863(13) (14)	18.9%

* Represents less than 1% of the outstanding common shares.

(1)
Includes all common shares issuable pursuant to the exercise of options and warrants held by such person that are exercisable within 60 days of September 30, 2010, but does not include shares issuable pursuant to options and warrants exercisable within sixty days of September 30, 2010 that are held by other persons or groups.  Does not include any common shares subject to options that are not exercisable within 60 days of September 30, 2010 or subject to options that vest only upon the occurrence of events, such as a rise in the market price of the common shares, outside of the control of the optionee.

(2)
Based on 108,062,315 common shares outstanding as of September 30, 2010.  Common shares underlying options, warrants or other convertible or exercisable securities are, to the extent exercisable within 60 days of September 30, 2010, deemed to be outstanding for purposes of calculating the percentage ownership of the owner of such convertible and exercisable securities, but not for purposes of calculating any other person’s percentage ownership.

(3)	Includes 318,750 common shares subject to options granted to Mr. Copeland pursuant to the 2005 Plan.
(4)	Includes 100,000 common shares subject to options granted to Mr. Fallini pursuant to the 2005 Plan.
(5)	Includes 25,000 common shares subject to options granted to Mr. Sabacky pursuant to the 1998 Plan and 209,574 common shares subject to options granted to Mr. Sabacky pursuant to the 2005 Plan.
(6)
Includes 206,963 common shares subject to options granted to Mr. Balogh pursuant to the 2005 Plan.  Includes 23,000 common shares owned by Linda Balogh, the spouse of Mr. Balogh and 8,505 common shares held in a family trust.

(7)	Includes 75,000 common shares subject to options granted to Mr. Voelker pursuant to the 2005 Plan.
(8)
As an employee of Al Yousuf LLC, Mr Haghighi assigns any common shares subject to options or common share awards earned in connection with his Director’s seat to Al Yousuf LLC.  As such, Mr Haghighi does not have voting or disposition rights over the common shares awarded to him.

(9)	Includes 75,000 common shares subject to options granted to Mr. Hartman pursuant to the 1998 Plan. Includes 500 common shares owned by Julie Bredin, the spouse of Mr. Hartman.
(10)	Includes 36,667 common shares subject to options granted to Mr. Lortie pursuant to the 2005 Plan.
(11)	Includes 34,407 common shares held by a family trust.
(12)	Includes 1,269,471 common shares subject to options granted to officers and directors pursuant to the Stock Incentive Plans.
(13)	As a result of the Voting Agreements, Canon may be deemed to be the beneficial owner of all common shares held by Altair’s officers and directors and by Al Yousuf LLC.
(14)	Information based on an Amendment No. 2 to Schedule 13D filed by Al Yousuf LLC and its affiliates on October 8, 2010.

CERTAIN FINANCIAL INFORMATION

Supplementary Financial Data

The following Supplementary Financial Information for the fiscal quarters ended March 31, 2010 and June 30, 2010, and for the fiscal quarters ended March 31, June 30, September 30 and December 31 in each of the years 2009 and 2008 was derived from our unaudited quarterly consolidated financial statements filed by us with the SEC in our Quarterly Circulars on Form  10-Q with respect to such periods (except for 4th quarter data which was derived by comparing annual data to data for the first nine months of the respective fiscal year).

Supplementary Financial Information by Quarter, 2010 (to date), 2009 and 2008
(Unaudited – in 000s)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31	June 30	September 30	December 31
Quarterly Periods in Year Ended December 31, 2010:
Revenues	$1,192	$$1,500
Operating expenses	$6,386	$5,493
Net loss	$(6,071)	$(4,921)
Loss per common share: (1)
Basis and diluted	$(0.06)	$(0.05)

Year Ended December 31, 2009:
Revenues	$902	$-	$1,667	$1,805
Operating expenses	$7,374	$6,482	$5,906	$7,469
Net loss	$(6,385)	$(6,393)	$(3,316)	$(5,217)
Loss per common share: (1)
Basic and diluted	$(0.07)	$(0.07)	$(0.03)	$(0.05)

Year Ended December 31, 2008:
Revenues	$1,069	$1,903	$1,802	$953
Operating expenses	$9,819	$7,839	$11,124	$7,070
Net loss	$(8,288)	$(5,660)	$(9,111)	$(6,008)
Loss per common share: (1)
Basic and diluted	$(0.10)	$(0.07)	$(0.11)	$(0.08)

(1) Loss per common share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly loss per common share amounts does not necessarily equal the total for the year.

Financial Statements

Certain financial statements of the Corporation appear on pages F-1 through F-47 following the signature page hereto.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

The following discussion relates to our financial statements for the three- and six-month periods ended June 30, 2010 and to the annual periods ended December 31, 2009, 2008 and 2007 should be read in conjunction with the consolidated financial statements and notes thereto on pages F-1 through F-47 following the signature page hereto.

Overview

We are a Canadian corporation, with principal assets and operations in the United States, whose primary business is developing, manufacturing and selling our nano-lithium titanate battery cells, batteries and battery packs and providing related design, installation and test services.  We have two primary areas of focus:

1.	Marketing our large-scale energy storage solutions to power companies and electric grid operators throughout the world, and
2.	Marketing our batteries to electric and hybrid-electric bus manufacturers.

In our 2008 strategic review we determined that the specific strategic efforts we should focus on going forward are: the provision of frequency regulation and renewables integration in the electric grid, the electrification of the mass-transit portion of the automotive market, and similar opportunities in the military market where we can leverage the specific application to support our overall technology development efforts.  We believe that these are multi-billion dollar emerging markets with room for a number of successful suppliers.  At the present time, we perceive no dominant provider and we believe that as a result of our significant differentiated product attributes, the overall strength of our management team, and the recognition we are receiving in the marketplace, that we have a very good chance of becoming one of the successful suppliers.  Our proprietary technology platform gives our products a number of unique, highly sought after attributes that clearly differentiate our products from their alternatives.  Included in these attributes are substantially longer cycle and calendar lives, a rapid recharge time, the ability to provide instantaneous high power, a wide operating temperature range and increased operational safety.

2009 was a transition year as we discontinued the pursuit of low-margin grants and contracts in the life sciences and performance materials markets to focus on the power and energy systems market.  The first half of 2010 continued in this transition mode.  In June 2010, we closed our first significant long-term purchase and supply agreement in the mass transit market with Proterra, Inc.  The first purchase order under this contract was for the supply of $4.6 million of battery modules for electric buses.  These battery modules are scheduled to ship over the October 2010 – June 2011 time frame.  We anticipate additional orders from Proterra for shipments beyond June 2011 as Proterra continues to grow its business.

In the frequency regulation and renewables integration markets we are pursuing a number of opportunities, both domestic and international, that are taking longer to bring to closure than we had earlier anticipated.  We are optimistic, however, that we will begin to see some of these opportunities successfully close as we get into the second half of 2010.

On April 30, 2010, we sold our 70% share in AlSher to Sherwin-Williams.  Under terms of the agreement, certain intellectual property owned by us, has been licensed to AlSher. We may receive future payments from AlSher based upon future revenues generated from the intellectual property, or from royalty payments relating to the licensed intellectual property.  The amount of future payments from AlSher to us is based on AlSher revenue, and royalty payments are capped at $3,000,000. The payments to us and continuation of the intellectual property licenses are conditional upon certain milestones being achieved and payments being made to us. Additionally, AlSher also has an option to purchase the licensed intellectual property for $2,000,000.

We also provide contract research services on select projects where we can utilize our resources to develop intellectual property and/or new products and technology.  The U.S. Army and Navy continue to test our batteries for specific applications.  Although contract services revenue comprised 84% of total revenue during the six months ending June 30, 2010, we expect this percentage to diminish as our commercial battery sales expand.   If the proposed Common Share Issuance with Canon closes, because of rules limiting dealings of certain foreign-owned entities with the U.S. military, we expect our contract services revenue with the U.S. military to be reduced to a de- minimus level.

Our revenues have been, and we expect them to continue to be, generated by product sales, commercial collaborations, government contracts and grants and license fees.  In addition to the Supply Agreement described in “Recent Events” below, we currently have agreements in place to (1) provide research to further develop battery electrode materials and nanosensors, (2) develop battery backup power systems for naval applications, and (3) provide battery modules to a U.S. based bus manufacturer.  We have made product sales consisting principally of battery packs and nano lithium titanate cells.

Recent Events

On September 20, 2010, we entered into a Share Subscription Agreement with Canon pursuant to which it agreed to issue and sell its common shares in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of Altair’s outstanding common shares on a fully-diluted basis.  The purchase price for the shares is fixed at $0.3882 per share.   The total number of common shares to be issued and sold to Canon is estimated to be 127,917,996, and the total gross proceeds from the share issuance are estimated to be $48,881,366, based upon 120,980,035 fully-diluted outstanding common shares as of the date of the Circular.

In connection with the Share Subscription Agreement, Altair, Altairnano and YTE have entered into a Supply Agreement with YTE, pursuant to which it has agreed, subject to certain conditions, to purchase nLTO, 11 Ahr battery cells and a 1 megawatt ALTI-ESS system from Altairnano for an aggregate purchase price of $6.6 million for delivery in 2010 and 2011.  YTE has agreed to pay Altairnano, and has paid, a sum of $2,000,000 within five business days of signing of the Share Subscription Agreement as an advanced payment for the nLTO purchase.  Other than the purchase of the first $2,000,000 of nLTO, which is subject to agreed shipment schedule, YTE's purchase obligations with respect to the remaining nLTO is conditional upon the closing of the transactions under the Share Subscription Agreement. YTE’s obligation to purchase the 11 Ahr battery cells and ALTI-ESS system is conditioned upon the closing of the transactions contemplated by the Share Subscription Agreement, and Altairnano’s obligation to sell such battery cells and ALTI-ESS system is subject to their availability as of the date of the Meeting.  In addition, YTE may cancel the nLTO, cell or ALTI-ESS purchases if the Share Subscription Agreement terminates under circumstances under which the Early Termination Fee is payable thereunder (see “Share Subscription Agreement – Termination Fees” above) and demand repayment of the $2,000,000 advance as of the 60th day after such termination.  The purchases are subject to representations, warranties, delivery and payment conditions set forth in the Supply Agreement.

The closing of the Common Share Issuance would involve, in addition to a significant capital infusion and orders under the Supply Agreement, a change of control of Altair.   At closing, we are required to expand our Board to nine directors and appoint designees of Canon to hold five seats on the Board.  In evaluating any prospective information in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, you should consider that the Common Share Issuance and related events are expected to significantly alter the status and business of Altair.  If the Common Share Issuance does not close, and unless it is promptly able to obtain alternative financing before the end of 2010, Altair may be unable to continue as a going concern.

General Outlook

We have generated net losses in each fiscal year since incorporation, and the six months ending June 30, 2010 was no different.  Revenues from product sales, commercial collaborations and contracts and grants increased in the first six months of 2010 to $2.7 million compared to $899,000 in the same period in 2009.  Contracts with the U.S. Office of Naval Research ($1.6 million) and with the U.S. Army ($638,000) comprised most of our revenue during the first six months of 2010.  This compares to primary revenue sources of $482,000 from BAE Systems U.S. and $263,000 from BAE Systems UK for commercial collaborations during the first six months of 2009.  Total costs, including cost of goods sold and operating expenses, remained constant at $13.8 million, which resulted in a YTD net loss of $11 million during 2010 versus a $12.8 million net loss in the corresponding six months of 2009.

Our current focus is on the development of products and technologies in energy storage that we anticipate will eventually bring a substantial amount of higher-margin revenues from manufacturing, product sales, licensing and royalties. We expect our nano lithium titanate batteries and battery materials to be a source of such higher-margin revenues.  Consequently, during the first six months of 2010, that is where we have focused our efforts.  Although our overall employee count has remained flat from end-of-year 2009, we have expanded the scope of our Power and Energy Group by (1) hiring additional engineering and operations staff to handle the conversion from a prototype to a commercial product, (2) adding additional sales and marketing personnel to focus on this market, and (3) acquiring additional test and production equipment.   During the second quarter of 2010 a number of anticipated customer orders that we had hoped would close were delayed for various reasons.  We do not believe we have lost these orders. They simply are taking longer to close than we had expected.  We therefore have been focusing on cost containment throughout the business with the exception of our sales efforts.  We remain optimistic that these orders are delayed but achievable during the balance of 2010.

As we attempt to significantly expand our revenues from licensing, manufacturing, sales and other sources, some of the key near-term events that will affect our long-term success prospects include the following:

•
Continued successful operation and performance of the 1 MW battery system placed in commercial operation in the PJM regional transmission organization outside of Philadelphia in May of 2009.  To date that system has performed as designed, providing frequency regulation to the electric grid with minimal degradation of the system, generating a steady revenue stream for The AES Corporation, owner of the system.  We are optimistic that this will increase our credibility with future customers.

•
In August, 2009, we signed a contract with Proterra, LLC, a Golden, Colorado based leading designer and manufacturer of heavy-duty drive systems, energy storage systems, vehicle control systems and transit buses to sell them battery modules for their all electric and hybrid electric buses. Proterra’s systems are scalable to all forms of commercial buses and Class 6-8 trucks.  On May 3, 2010, we received a new purchase order of $850,000 with Proterra to supply additional battery modules for delivery in August and September 2010.  On June 24, 2010 we signed a new long-term purchase and supply agreement with Proterra, under which we received an additional purchase order for $4.6 million to supply battery modules for delivery from October 2010 through June 2011.  We anticipate additional orders from Proterra as it brings its new manufacturing plant on line and begins to scale up its operations.

•
Based on the demonstrated success of our battery in the Proterra bus application and independent testing of our cells by other entities, we have also entered into discussions with a number of other bus manufacturers or systems integrators regarding the purchase of our battery products for their respective applications.

•
Spectrum continues its product development work and pre-clinical testing and has indicated that it will file an Investigational New Drug (IND) application with the U.S. Food and Drug Administration before the end of 2010.   Pre-clinical trial work involving animal studies on the RenazorbTM-based drugs is ongoing and is expected to be complete by the end of 2010.     Spectrum continues to enlist our analytical resources for development work.

•
On April 30, 2010 we sold our 70% interest in AlSher Titania, LLC to Sherwin-Williams, who will be taking these assets to further develop this business on their own.  In return Sherwin will make future payments to us based on the future business success of AlSher Titania.

•
In connection with the Share Subscription Agreement, Altair, Altairnano and YTE have entered into a supply agreement with YTE, pursuant to which it has agreed, subject ot certain conditions, to purchase nLTO, 11 Ahr battery cells and a 1 megawatt ALTI-ESS system from Altairnano for an aggregate purchase price of $6.6 million for delivery in 2010 and 2011.  YTE has agreed to pay Altairnano, and has paid, a sum of $2,000,000 within five business days of signing of the Share Subscription Agreement as an advanced payment for the nLTO purchase.

Although it is not essential that all of these projects be successful in order to permit substantial long-term revenue growth, we believe that full commercialization of several of our battery applications will be necessary in order to expand our revenues enough to create a likelihood of our becoming profitable in the long-term.  We remain optimistic with respect to our current key projects, as well as others we are pursuing, but recognize that, with respect to each, there are development, marketing, partnering and other risks to be overcome.

An important consideration as we begin to grow our revenue stream is to ensure that we have access to the various components and raw material we need to manufacture and then assemble our various products.  With a small product volume, having multiple suppliers for each component is not practical, but is now becoming much more important to us.  During the first quarter of 2010, we continued to identify and qualify additional suppliers or manufacturers for our critical components.  While those efforts have progressed, the most critical sole-source relationship we currently have is for the manufacture of our battery cells.  We currently have one supplier that produces all of our battery cells.  We currently have one supplier that manufactures all of our battery cells.  These cells include our proprietary nano lithium titanate material produced by us in Reno, Nevada.  Our contract manufacturer uses this material and other components that they acquire elsewhere to manufacture our cells and then delivers them to our Anderson, Indiana manufacturing facility.  We then manufacture battery packs used in electric buses and also complete megawatt scale energy storage solutions for the electric grid markets.  This battery cell supplier is critical to our manufacturing process.  We are currently in the process of qualifying a second contract manufacturer and expect to have this capability in place by the end of this year.

As previously reported, we experienced a quality issue with the critical cell manufacturing supplier described above that impacted our immediate ability to supply product to our customers.  Since the initial identification of the problem we have been working with the supplier to identify and address the root causes of the problem.  We have now resolved the issue with that supplier and given them authorization to resume production of cells for us with the identified fixes in place.  At this time we are once again receiving cells in production volumes that meet our manufacturing specifications.  Cells earlier determined to be faulty are being returned to the vendor for replacement under their warranty program.  We believe that this quality issue has now been resolved and will no longer constrain product deliveries.

Contracts and Grants

Our $3.8 million ONR II contract is running about three months behind due to the cell quality issue described in the above paragraph.  We generated another $983,000 of revenue on this contract during the quarter ending June 30, 2010 and anticipate earning the $1 million balance during the third quarter of 2010.

Our $1.7 million U.S. Army nanosensor grant is on schedule, and we expect to recognize revenue on the $900,000 balance during 2010.

Our Operating Divisions

Since early 2009 we have been organized into two divisions: a Power and Energy Group and an All Other Division. Efforts began in late 2008 and early 2009 to eliminate or sell the Corporation’s assets and efforts in the Life Sciences and Performance Materials divisions.  With the 2009 secession of our Life Science activities and the transfer of our AlSher Titania interest to Sherwin-Williams in April of this year, as of June 30, 2010, we have ceased all material operations in the Life Sciences and Performance Materials areas.

Liquidity and Capital Resources

As of June 30, 2010, we had cash and short-term investments totaling $8.2 million compared to $28.7 million at the same point last year and $18.1 million at the start of this year.  Net decrease in cash for the three months ended June 30, 2010 totaled $4.1 million compared to a net increase of $6.7 million for the comparative 2009 period.  We raised $12.8 million, net of expenses, in an offering during the second quarter of 2009 compared to $581,000 net of expenses, during the second quarter of 2010.

As of December 31, 2009, we had cash and short-term investments totaling $18.1 million.  Net cash used in operating activities for the year ended December 31, 2009 totaled $23.6 million compared to $30.1 million for the year ended December 31, 2008.  The decrease in cash used in operating activities for 2009 compared to 2008 primarily reflects payments of approximately $5.5 million relating to certain significant payments we made in the first quarter of 2008, which included: $2.4 million of commission and expenses paid to the placement agent in connection with our sale of common shares in November 2007; $1.8 million paid in connection with the 2007 bonus plan; and $1.3 million of raw materials purchases made in 2007 in anticipation of receipt of the next sales order from Phoenix under the 2007 purchase agreement were paid in the first quarter of 2008.  Cash expended on research and development activities decreased by approximately $2 million in the first quarter of 2009 primarily attributable to the completion of customer contracts and grants in 2008 (AES Energy Storage LLC, Elanco Animal Health, and the Department of Energy) and the realignment of resources relating to the shift in focus from the Performance Materials and Life Sciences segments to the Power and Energy Group.  Additionally, no bonus payments were made in the first quarter of 2010, as the bonus targets for 2009 were not achieved.

In May 2009, we completed a sale of 11,994,469 common shares for net proceeds to Altair of $12.8 million.  In July 2009, we sold our 240,000 shares of Spectrum Pharmaceutical common stock for cash proceeds of $2.0 million.  These items plus other smaller cash inflows related to notes payable, interest, long-term debt and other items increased cash by a total of $14.7 million.

The major factors that have the greatest impact on our liquidity and resulting cash balance are:

•	our ability to raise additional capital,
•	the volume and timing of our customer sales,
•	the timeliness of our collections efforts,
•	the build-up of our inventory levels in anticipation of sales, and
•	the addition of headcount and other operating expenses.

Over the long term, we anticipate substantially increasing revenues by entering into new contracts and increasing product sales in the stationary power and electric bus markets.  However, this increase in revenues will be dependent on our ability to transition our stationary power products from prototypes into commercial grade products.  During 2009, we continued making significant expenditures for our battery initiative, added staff and equipment for the manufacture of nano lithium titanate products and increased our sales and marketing efforts.

Investing activities for the year ended December 31, 2009 reflect the purchase of property and equipment of $768,000 compared to property and equipment purchases of $3.0 million made for the year ended December 31, 2008.   Capital expenditures of approximately $4.9 million are anticipated through December 2010 based on the anticipated increased sales and production volumes.

Our cash and short-term investments decreased by $10.0 million, from $28.1 million at December 31, 2008 to $18.1 million at December 31, 2009, due primarily to net proceeds from our May common stock sale and other financing activities of $12.4 million plus the sale of our Spectrum Pharmaceuticals stock for $2.0 million offset by net cash used in operations of $24.0 million and purchases of property and equipment of $0.8 million

The use of cash for financing activities of $434,000 (excluding the May financing) for the year ended December 31, 2009 primarily reflects the payment of the note payable on our building of $600,000.  The final payment of $600,000 on this note was due, and paid, in January 2010.

Our objective is to manage cash expenditures in a manner consistent with rapid product development that leads to the generation of revenues in the shortest possible time.  Our shift in focus to the Power and Energy Group and reduction in resources committed to our other business units has allowed us to re-direct funding to our battery development and commercialization activities, which are anticipated to be higher margin with a shorter cycle to commercialization than our Performance Materials and pharmaceutical candidates.  We do not believe that this shift in focus will have a material effect on our sources of cash.  Our cash outflow in the Life Sciences and Performance Materials markets was considerably greater than our cash inflow.

To date we have been very successful in structuring our customer contracts in a way that is working capital neutral to us, timing the anticipated receipt of customer payments with the required payments to our suppliers.  We have also been diligent in pursuing timely collection of payments from our customers.

As we move through 2010, we do not expect to build up our inventory levels much more than the current levels until we begin to close significant sales.  With regard to inventory decisions, we consider the lengthy manufacturing cycle of four to six months required to produce our large battery systems and the time lag from our suppliers associated with some of our critical product components.  Depending on the time lag between the initial inventory buildup and the actual sales, our cash balance may be negatively impacted.  Since actual sales and production volumes for the full year of 2010 are unknown at this time, we are not able to currently estimate our anticipated inventory purchases through December 31, 2010.  We expect that we will end 2010, however, with an overall inventory level in the same range as we ended the second quarter of 2010.

During the quarter ending June 30, 2010 we increased spending on our battery initiatives, compared to the same period last year, continuing the enhancement of our products and their conversion from prototypes into commercial grade products.  As a result of the delays in closing some of the anticipated second quarter customer contracts, we implemented a hiring freeze early in the quarter and it has remained in place since then.

We estimate that our current cash and short-term investments balance with anticipated customer orders over the next several months is sufficient to support our operations until approximately the end of 2010. However, it will not be sufficient to carry the Corporation to our projected cash flow breakeven point projected for late 2012.  Consequently, we initiated an At-The-Market Stock Offering in June 2010 and raised $581,000 net of expenses, as of June 30, 2010.  On September 20, 2010, we entered into the Share Subscription Agreement with Canon, pursuant to which Canon has agreed, subject to conditions to closing set forth therein, to purchase a number of common shares such that, immediately after closing, it will be the beneficial owner of 51% of Altair’s outstanding common shares on a fully diluted basis.  The purchase price for the shares is fixed at $0.3882 per share.  The total number of common shares to be issued is estimated to be 127,917,996, and the total gross proceeds from the offering are estimated to be $48,881,366, based upon 120,980,035 fully-diluted outstanding common shares as of the date of the Circular.  The exact number of commons shares to be issued to Canon will be determined based on the number of outstanding common shares of Altair on a fully-diluted basis as of the closing date.  Other than the Share Subscription Agreement, we do not have any commitments with respect to future financing and, if the Common Share Issuance does not close, we may or may not, be able to obtain such financing on reasonable terms, or at all.

Cash used in operations during the quarter ending June 30, 2010 of $4.9 million consisted primarily of payments for wages and salaries to our employees and an increased level of inventory purchases for long lead time items.  We continue to monitor our cash flows very carefully and have been successful to date in structuring our customer contracts so that they are essentially cash flow neutral or slightly positive for us.  As we begin to ramp up our anticipated sales volume this year we are not expecting a large up-front drain on our cash.

Investing activities for the quarter ended June 30, 2010 reflect the purchase of $428,000 of lab and production equipment related to the manufacture of battery modules and nano lithium titanate. Earlier in the year we had anticipated the need to spend approximately $4.9 million this year on capital equipment required for the manufacture and testing of our various battery products.  As a result of the delay in closing these sales, however, we have been able to defer the overwhelming bulk of these purchases into 2011.

The use of cash for financing activities includes $581,000, net of expenses, of cash receipts that Altair has received to date from the shares sold through the At-the-Market financing program implemented with Thomas Weisel Partners in June of this year.

During the second quarter we lowered our monthly cash burn rate to $1.4 million per month from the $1.9 million monthly rate of the first quarter.  We have initiated an employee hiring freeze and are closely scrutinizing all expenditures.  We have also adjusted our manufacturing operations to reflect orders delayed in the stationary power market segment from our forecasts at the beginning of 2010 and deferred nearly all capital purchases from 2010 into 2011.  It appears that order volume is beginning to pick up as evidenced by the recently announced Proterra contract, but should significant firm purchase orders fail to materialize by the end of 2010, purchases of raw materials would be discontinued and other measures to conserve cash would be implemented as necessary to extend cash availability.  Other measures to preserve cash on hand until order volume begins to increase would include deferring discretionary expenditures such as internal research costs, training, and routine equipment and building maintenance, and reductions in workforce.

Capital Commitments and Expenditures

The following table discloses aggregate information about our contractual obligations and the periods in which payments are due as of June 30, 2010:

   In thousands of dollars
		Less Than			After
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
Contractual Service Agreements	864	810	54	-	-
Property and Capital Leases	714	389	325	-	-
Unfulfilled Purchase Orders	1,627	1,627	-	-	-
Total Contractual Obligations	$3,205	$2,826	$379	$-	$-

Other Contemplated Actions

At the Annual Meeting of Shareholders on May 24, 2010, our shareholders authorized the Board of Directors to implement an up-to 10 to 1 stock split.  We have announced our intent to implement the stock split on or about November 15, 2010.

At the July 30, 2010 Special Shareholder Meeting, our shareholders authorized the Board of Directors to change our jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Nevada in the United States through the adoption of articles of domestication and new articles of incorporation at any time on or before October 28, 2010.  This change in jurisdiction of incorporation is referred to as a “continuance” under Canadian law Canada and as a “domestication” under Nevada law.  Under the Share Subscription Agreement with Canon, we have agreed not to proceed with the domestication without their written consent.  At this point, we do not expect to proceed with the domestication.

Off-Balance Sheet Arrangements

The Corporation did not have any off-balance sheet transactions during the first six months of 2010.

Critical Accounting Policies and Estimates

Management based the following discussion and analysis of our financial condition and results of operations on our consolidated financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our critical accounting policies and estimates, including those related to long-lived assets, investments in available for sale securities, share-based compensation, revenue recognition, accrued warranty, overhead allocation, allowance for doubtful accounts, inventory, and deferred income tax.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. These judgments and estimates affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting periods. Changes to these judgments and estimates could adversely affect our future results of operations and cash flows.

▪
Long-Lived Assets.  Our long-lived assets consist principally of the nanomaterials and titanium dioxide pigment assets, the intellectual property (patents and patent applications) associated with them, and a building.  Included in these long-lived assets are those that relate to our research and development process.  If the assets have alternative future uses (in research and development projects or otherwise), they are capitalized when acquired or constructed; if they do not have alternative future uses, they are expensed as incurred.  At June 30, 2010, the carrying value of these assets was $10.8 million, or 33% of total assets.   We evaluate the carrying value of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable.  The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows expected to be generated by the asset are less than the carrying value.  Our estimate of the cash flows is based on the information available at the time including the following:  internal budgets; sales forecasts; customer trends and order backlogs; anticipated production volumes; and market conditions over an estimate of the remaining useful life of the asset which may range from 3 to 10 years for most equipment and up to 22 years for our building and related building improvements.  If an impairment is indicated, the asset value is written to its fair value based upon market prices, or if not available, upon discounted cash flow value, at an appropriate discount rate determined by us to be commensurate with the risk inherent in the business model.  The determination of both undiscounted and discounted cash flows requires us to make significant estimates and consider the expected course of action at the balance sheet date.  Our assumptions about future sales and production volumes require significant judgment because actual sales prices and volumes have fluctuated significantly in the past and are expected to continue to do so.  Until our products reach commercialization, the demand for our products is difficult to estimate.  Subsequent changes in estimated undiscounted and discounted cash flows arising from changes in anticipated actions could impact the determination of whether impairment exists, the amount of the impairment charge recorded and whether the effects could materially impact our consolidated financial statements.  Events or circumstances that could indicate the existence of a possible impairment include obsolescence of the technology, an absence of market demand for the product or the assets used to produce it, a history of operating or cash flow losses and/or the partial or complete lapse of technology rights protection.

As of June 30, 2010, we estimate that our future cash flows, on an undiscounted basis, are greater than our $10.8 million in long-lived assets.  Our estimated future cash flows include anticipated product sales, commercial collaborations, and contracts and grant revenue, since our long-lived asset base, which is primarily composed of production, laboratory and testing equipment and our Reno facility, is utilized to fulfill contracts in all revenue categories.  Based on our assessment, which represents no change from the prior year in our approach to valuing long-lived assets, we believe that our long-lived assets are not impaired.

▪
Stock-Based Compensation.  We have a stock incentive plan that provides for the issuance of stock options, restricted stock and other awards to employees and service providers.  We calculate compensation expense using a Black-Scholes Merton option pricing model.  In so doing, we estimate certain key assumptions used in the model.  We believe the estimates we use, which are presented in Note 10 of Notes to the Condensed Consolidated Financial Statements, are appropriate and reasonable.

▪
Revenue Recognition.  We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been performed, the fee is fixed and determinable, and collectability is probable.  During the second quarter of 2010, our revenues were derived primarily from contract research and development.  License fees are recognized when the agreement is signed, we have performed all material obligations related to the particular milestone payment or other revenue component and the earnings process is complete.  Revenue for product sales is recognized upon delivery of the product, unless specific contractual terms dictate otherwise.  Based on the specific terms and conditions of each contract/grant, revenues are recognized on a time and materials basis, a percentage of completion basis and/or a completed contract basis.  Revenue under contracts based on time and materials is recognized at contractually billable rates as labor hours and expenses are incurred.  Revenue under contracts based on a fixed fee arrangement is recognized based on various performance measures, such as stipulated milestones.  As these milestones are achieved, revenue is recognized.  From time to time, facts develop that may require us to revise our estimated total costs or revenues expected.  The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known.  The full amount of anticipated losses on any type of contract is recognized in the period in which it becomes known.  Payments received in advance relating to future performance of services or delivery of products, are deferred until the customer accepts the service or the product title transfers to our customer.  Upfront payments received in connection with certain rights granted in contractual arrangements are deferred and amortized over the related time period over which the benefits are received.  Based on specific customer bill and hold agreements, revenue is recognized when the inventory is shipped to a third party storage warehouse, the inventory is segregated and marked as sold, the customer takes the full rights of ownership and title to the inventory upon shipment to the warehouse per the bill and hold agreement.  When contract terms include multiple components that are considered separate units of accounting, the revenue is attributed to each component and revenue recognition may occur at different points in time for product shipment, installation, and service contracts based on substantial completion of the earnings process.

▪
Accrued Warranty. We provide a limited warranty for battery packs and energy storage systems.  A liability is recorded for estimated warranty obligations at the date products are sold.  Since these are new products, the estimated cost of warranty coverage is based on cell and module life cycle testing and compared for reasonableness to warranty rates on competing battery products.  As sufficient actual historical data is collected on the new product, the estimated cost of warranty coverage will be adjusted accordingly.  The liability for estimated warranty obligations may also be adjusted based on specific warranty issues identified.

▪
Overhead Allocation.  Facilities overheads, which are comprised primarily of occupancy and related expenses, are initially recorded in general and administrative expenses and then allocated monthly to research and development expense based on labor costs.  Facilities overheads and fringe benefits allocated to research and development projects may be chargeable when invoicing customers under certain research and development contracts.

▪
Allowance for Doubtful Accounts.  The allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts and the aging of accounts receivable.  We analyze historical bad debts, the aging of customer accounts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.  From period to period, differences in judgments or estimates utilized may result in material differences in the amount and timing of our bad debt expenses.

▪
Inventory.  We value our inventories generally at the lower of cost (first-in, first-out method) or market.  We employ a full absorption procedure using standard cost techniques.  The standards are customarily reviewed and adjusted quarterly.  Overhead rates are recorded to inventory based on normal capacity.  Any idle facility costs or excessive spoilage are recorded as current period charges.

▪
Deferred Income Tax.  Income taxes are accounted for using the asset and liability method.  Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Future tax benefits are subject to a valuation allowance when management is unable to conclude that its deferred income tax assets will more likely than not be realized from the results of operations.  We have recorded a valuation allowance to reflect the estimated amount of deferred income tax assets that may not be realized. The ultimate realization of deferred income tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based on the historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets become deductible, management believes it more likely than not that Altair will not realize benefits of these deductible differences as of June 30, 2010.  Management has, therefore, established a full valuation allowance against its net deferred income tax assets as of June 30, 2010.  Due to the significant increase in common shares issued and outstanding from 2005 through 2010, Section 382 of the Internal Revenue Code may provide significant limitations on the utilization of our net operating loss carry forwards.  As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

Results of Operations

The following table sets forth certain selected, unaudited, condensed consolidated financial data for the periods indicated.

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

In thousands of dollars

	Power and Energy Group		All Other		Corporate		Consolidated
	2010	2009	2010	2009	2010	2009	2010	2009
Revenues
Product sales, net	$21	$(84)	$36	$(37)	-	-	$57	$(121)
Commercial collaborations	22	67	4	-	-	-	26	67
Contracts and grants	983	51	434	-	-	-	1,417	51
Total revenues, net	1,026	34	474	(37)	-	-	1,500	(3)
Cost of goods sold
Product	(9)	162	15	2	-	-	7	163
Warranty and inventory reserves	75	-	-	-	-	-	75	-
Commercial collaborations	10	50	2	21	-	-	12	71
Contracts and grants	662	16	322	-	-	-	984	16
Total cost of goods sold	738	228	340	22	-	-	1,078	250
Gross profit (loss)	288	(194)	134	(60)	-	-	422	(253)
Operating expenses
Research and development	1,391	1,890	26	(25)	$298	$535	1,715	2,400
Sales and marketing	-	-	-	-	1,146	622	1,146	622
General and administrative	112	102	30	81	2,039	2,353	2,181	2,537
Depreciation and amortization	331	313	42	315	78	45	451	673
Total operating expenses	1,834	2,305	99	371	3,561	3,555	5,493	6,232
Loss from operations	(1,546)	(2,499)	35	(431)	(3,561)	(3,555)	(5,071)	(6,485)
Other (expense) income
Interest expense	(1)	(1)	-	-	(2)	(12)	(3)	(13)
Interest income	-	-	-	-	27	48	27	48
Gain on foreign exchange	-	-	-	-	2	2	2	2
Total other (expense) income, net	(1)	(1)	-	-	27	38	26	37

(Loss) gain from continuing operations	(1,547)	(2,500)	35	(431)	(3,534)	(3,517)	(5,045)	(6,448)
Gain from discontinued operations			124				124

Net (loss) gain	(1,547)	(2,500)	159	(431)	(3,534)	(3,517)	(4,921)	(6,448)
Less: Net (gain) loss attributable to non-controlling interest	-	-	-	-	(4)	55	(4)	55

Net (loss) gain attributable to Altair Nanotechnologies, Inc.	$(1,547)	$(2,500)	$159	$(431)	$(3,538)	$(3,461)	$(4,925)	$(6,393)

Revenues

Power and Energy Group revenue for the quarter ended June 30, 2010 was $1,026,000 compared to $34,000 for the same period of 2009.  This increase is primarily due to the $983,000 of contracts and grants revenue from our ONR II contract during the second quarter of 2010, netted with a decrease in commercial collaborations of $45,000 due to a one-time contract with BAE Systems during the second quarter of 2009.  Product sales for the second quarter of 2009 were $29,000 offset by sales returns from prior years of $113,000.

Total revenue of All Other operations for the quarter ended June 30, 2010 was $474,000 compared to $(37,000) for the same period of 2009.  The $434,000 of this revenue increase during the second quarter of 2010 was a result of our nanosensor contract with the U.S. Army.

Cost of Goods Sold

Power and Energy Group COGS for the quarter ended June 30, 2010 was $738,000 compared to $228,000 for the same period of 2009.  This increase is primarily due to an increase of $646,000 in contracts and grants.  COGS of $662,000 during the second quarter of 2010 related to fulfillment of our contract with the Office of Naval Research for battery safety testing.  This contract is a cost including overhead reimbursement contract.

All Other Division contracts and grants COGS of $322,000 during the second quarter of 2010 is related to our US Army nanosensor grant.

Warranty and inventory reserve of $75,000 during the second quarter of 2010 is primarily related to writing off 3,152 of our 3.5 Ahr cells.  These cells were originally developed and manufactured for a potential market segment that we subsequently chose not to pursue.

It is important to note that our gross margins in any quarter are not indicative of future gross margins.  At this early stage of development, our product mix, volume, per-unit pricing and cost structure may change significantly from quarter to quarter, and our margins may expand or contract depending upon the mix and timing of orders in future quarters.

Operating Expenses

Research and development operating expenses declined $684,000 or 28% due to more focused R&D revenue-generating projects in 2010 over 2009.  The research and development expenses related to our commercial collaborations and contracts and grants revenue projects are included in cost of goods sold.

Total sales and marketing expense increased from $622,000 for the second quarter in 2009 to $1.1 million for the same period in 2010.  This change is due to an increase in business development costs in China of $180,000, trade shows of $120,000, consulting of $81,000 and wages of $40,000.

General and administrative expense decreased by $356,000 from $2.5 million in the second quarter of 2009 to $2.2 million in the same quarter of 2010.  This decrease was due to one-time ERP system implementation costs incurred during the second quarter of 2009 for $397,000, reduction in the YTD bonus accrual of $450,000 during the second quarter of 2010, offset by an increase in legal costs due to proxy filings and domestication from Canada to the U.S. of $281,000 and shareholder information expenses for proxy mailings associated with the July 30, 2010 Special Shareholder Meeting

Depreciation expense decreased $222,000 or 32% from the prior year primarily due to the write down of most of the capital assets in the AlSher Titania subsidiary as of December 31, 2009 and the subsequent sale of these capital assets to Sherwin Williams on April 30, 2010.

Net Loss

The net loss attributable to Altair Nanotechnologies, Inc. for the quarter ended June 30, 2010 totaled $4.9 million ($0.05 per share) compared to a net loss of $6.4 million ($0.07 per share) in the second quarter of 2009.

All Other operations net income for the quarter ended June 30, 2010 was $159,000 compared to a net loss of $431,000 in the same quarter of 2009.  This improvement is primarily attributable to an increase in contract and grants revenue of $434,000 earned in connection with the U.S. Army nanosensor grant during Q2 2010 and due to lower depreciation expense as described above under Operating Expenses.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

In thousands of dollars

	Power and Energy Group		All Other		Corporate		Consolidated
	2010	2009	2010	2009	2010	2009	2010	2009
Revenues
Product sales, net	$22	$53	$110	$16	-	-	$132	$70
Commercial collaborations	305	766	15	-	-	-	320	766
Contracts and grants	1,602	63	638	-	-	-	2,240	63
Total revenues, net	1,929	882	763	16	-	-	2,692	899
Cost of goods sold
Product	(8)	328	68	20	-	-	60	348
Warranty and inventory reserve	128	-	-	-	-	-	128	-
Commercial collaborations	179	245	11	55	-	-	190	300
Contracts and grants	1,127	38	468	-	-	-	1,595	38
Total cost of goods sold	1,426	611	547	75	-	-	1,973	686
Gross profit (loss)	503	271	216	(59)	-	-	719	213
Operating expenses
Research and development	3,368	4,183	31	150	$756	$1,110	4,155	5,443
Sales and marketing	-	-	-	-	2,330	1,223	2,330	1,223
General and administrative	256	202	77	89	4,133	4,806	4,466	5,097
Depreciation and amortization	626	669	178	648	123	89	927	1,407
Total operating expenses	4,250	5,054	286	887	7,342	7,228	11,878	13,170
Loss from operations	(3,747)	(4,783)	(70)	(946)	(7,342)	(7,228)	(11,159)	(12,957)
Other (expense) income
Interest expense	(2)	(2)	-	-	(8)	(29)	(10)	(31)
Interest income	-	-	-	-	52	119	52	119
Realized loss on investment	-	-	-	-	-	(18)	-	(18)
Gain (loss) on foreign exchange	-	-	-	-	1	(2)	1	(2)
Total other (expense) income, net	(2)	(2)	-	-	45	70	43	68

Loss from continuing operations	(3,749)	(4,785)	(70)	(946)	(7,297)	(7,158)	(11,116)	(12,889)
Gain from discontinued operations	-	-	124	-	-	-	124	-

Net (loss) gain	(3,749)	(4,785)	54	(946)	(7,297)	(7,158)	(10,992)	(12,889)
Less: Net loss (gain) attributable to non-controlling interest	-	-	4	56	(4)	56	-	111

Net (loss) gain attributable to Altair Nanotechnologies, Inc.	(3,749)	(4,785)	58	(890)	(7,301)	(7,102)	(10,992)	(12,778)

Revenues

Total revenues for the six months ended June 30, 2010 were $2.7 million compared to $899,000 for the same period of 2009.

Power and Energy Group revenue for the six months ended June 30, 2010 was $1.9 million compared to $883,000 in the same period of 2009.  This increase is primarily attributable to ONR Phase II contract revenue of $1.6 million during 2010 versus $39,000 of revenue during the first six months of 2009 for the ONR Phase I contract.  Commercial collaborations revenue decrease of $461,000 was from one-time contracts with BAE Systems USA of $482,000 and BAE Systems UK of $263,000 during 2009 offset by $283,000 of battery modules sold to Proterra Corporation under a collaborative agreement during 2010.

All Other operations revenue for the six months ended June 30, 2010 was $763,000 compared to $16,000 in the same period of 2009.  This increase is due primarily to $638,000 of revenue from our US Army Nanosensor contract.

Cost of Goods Sold

Warranty and inventory reserve expense of $128,000 for the six months ended June 30, 2010 compared to $0 for the same period of 2009 is comprised of $14,000 in customer warranty reserve increases to match our increased product revenues, expense of $81,000 for 3,152 3.5 Ahr cells and an increase to our overall inventory reserve of $33,000.

Power and Energy Group contracts and grants COGS of $1.1 million during the six months ended June 30, 2010 is related to fulfillment of our contract with the Office of Naval Research for battery safety testing.  This contract is a cost including overhead reimbursement contract.

Operating Expenses

Research and development operating expenses declined $1.3 million or 24% due to more focused R&D revenue-generating projects in 2010 over 2009.  The research and development expenses related to our commercial collaborations and contracts and grants revenue projects are included in cost of goods sold.

The Corporate segment research and development expenses primarily reflect the personnel and operating expenses associated with our science and technology group which supports our overall research and development efforts.

Depreciation expense is down $479,000 or 34% from the prior year due primarily to the write down of most of the capital assets in the AlSher Titania subsidiary as of December 31, 2009 and the subsequent sale of these capital assets to Sherwin Williams on April 30, 2010.

Net Loss

The net loss attributable to Altair Nanotechnologies, Inc. for the six months ended June 30, 2010 totaled $11 million ($0.10 per share) compared to a net loss of $12.8 million ($0.13 per share) in the same period of 2009.   These decreased losses reflect additional revenues from our ONR II contract and cost-containment in areas of the business that will not harm our revenue-generation capabilities in the future.

Power and Energy Group net loss for the six months ended June 30, 2010 totaled $3.7 million compared to $4.8 million in the same period of 2009 and improved primarily due to the revenues generated from our contract with the Office of Naval Research (ONR II).

The net gain of All Other operations for the six months ended June 30, 2010 was $58,000 compared to a loss of  $891,000 in the same period of 2009.  This improvement is primarily attributable to an increase in contract and grants revenue of $434,000 earned in connection with the U.S. Army nanosensor grant during Q2 2010 and due to lower depreciation expense as described above under Operating Expenses.

The net loss of corporate for the six months ended June 30, 2010 was $7.3 million compared to a net loss of $7.1 million in the same period of 2009.  This resulted from lower research and development and general and administrative costs of $1 million netted with higher sales and marketing costs of $1.1 million.

Years Ended December 31, 2009, 2008, and 2007

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars)
(Unaudited)
	Power and Energy Group			All Other			Corporate			Consolidated
	Year Ended			Year Ended			Year Ended			Year Ended
	December 31,			December 31,			December 31,			December 31,
	2009	2008	2007	2009	2008	2007	2009	2008	2007	2009	2008	2007
Revenues
Product sales	$636	$428	$3,938	$309	$329	$120	$-	$-	$-	$945	$757	$4,058
Less: sales returns	(113)	-	-	(71)	-	-	-	-	-	(184)	-	-
License fees	-	-	-	750	-	-	-	-	-	750	-	-
Commercial collaborations	1,405	917	536	5	1,090	2,374	-	-	-	1,410	2,007	2,910
Contracts and grants	1,321	2,730	808	129	232	1,332	-	-	-	1,450	2,962	2,140
Total revenues	3,249	4,075	5,282	1,122	1,651	3,826	-	-	-	4,371	5,726	8,108
Operating Expenses
Cost of sales - product	915	105	5,126	39	78	38	-	-	-	954	183	5,164
Cost of sales – warranty and inventory reserves	198	(2,865)	6,843	-	-	-	-	-	-	198	(2,865)	6,843
Research and development	8,030	11,282	8,765	175	3,603	1,778	2,118	2,023	4,901	10,323	16,908	15,444
Sales and marketing	-	-	-	-	-	-	2,819	2,950	2,001	2,819	2,950	2,001
Notes Receivable extinguishment	-	-	-	-	-	-	-	1,722	-	-	1,722	-
Settlement and release	-	-	-	-	-	-	-	3,605	-	-	3,605	-
Asset impairment	-	-	-	1,308	-	-	-	-	-	1,308	-	-
General and administrative	168	230	269	107	368	-	8,668	9,992	10,501	8,943	10,590	10,770
Depreciation and amortization	1,320	1,281	857	1,183	1,311	324	184	167	772	2,687	2,759	1,954
Total operating expenses	10,631	10,033	21,860	2,812	5,360	2,140	13,789	20,459	18,175	27,232	35,852	42,176
Loss from Operations	(7,382)	(5 ,958)	(16,578)	(1,690)	(3,709)	1,686	(13,789)	(20,459)	(18,175)	(22,861)	(30,126)	(33,068)
Other Income (Expense)
Interest expense	(5)	-	-	-	-	-	(102)	(97)	(134)	(107)	(97)	(134)
Interest income	-	-	-	-	-	-	188	982	1,101	188	982	1,101
Realized gain (loss) on investment	-	-	-	869	-	-	(18)	(89)	-	851	(89)	-
Loss on foreign exchange	-	-	-	-	-	-	(2)	(10)	(1)	(2)	(10)	(1)
Total other (expense) income, net	(5)	-	-	869	-	-	66	786	966	930	786	966

Net loss	(7,387)	(5,958)	(16,578)	(821)	(3,709)	1,686	(13,723)	(19,673)	(17,209)	(21,931)	(29,340)	(32,102)

Less: Net loss attributable to non-controlling interest	-	-	-	619	272	631	-	-	-	619	272	631

Net loss attributable to Altair Nanotechnologies Inc.	$(7,387)	$(5,958)	$(16,578)	$(202)	$(3,437)	$2,317	$(13,723)	$(19,673)	$(17,209)	$(21,312)	$(29,068)	$(31,471)

Fiscal Year 2009 vs. 2008

Revenues.  Total revenues for the year ended December 31, 2009 were $4.4 million compared to $5.7 million for 2008.

Power and Energy Group revenue for the year ended December 31, 2009 was $3.2 million compared to $4.1 million for 2008.  This decrease is attributable to our shift from lower margin contracts and grants revenues partially offset by higher product sales and commercial collaboration revenues, primarily with electric bus manufacturer Proterra, LLC.  Contracts and grants revenue was down $1.4 million from 2008 to 2009.  This was due primarily to the completion of the ONR I contract in November 2008 and the ramp up of the ONR II contract in starting in June 2009.

All Other revenues for the year ended December 31, 2009 were down $529,000 from $1.7 million in 2008.  This net decrease was primarily from $1.1 million in reduced commercial collaboration revenue from several customers, netted with a $750,000 one-time license fee revenue from Spectrum Pharmaceuticals in 2009.

Operating Expenses. Power and Energy Group cost of sales – product increased $810,000 in the Power and Energy Group.  These costs were associated with the production ramp up of our nano lithium titanate raw material production in Reno, Nevada and battery module production in Anderson, Indiana.

Power and Energy Group cost of sales – warranty and inventory reserves increased from a credit of $2.9 million in 2008 to $198,000 in expense in 2009.  The $2,9 million credit in 2008 resulted from an agreement effective July 2008 with Phoenix Motor Cars, whereby the 2007 purchase and supply agreement was terminated and the parties resolved all outstanding issues with respect to the warranty associated with the 47 battery packs sold in 2007  The $198,000 2009 expense includes a $71,000 inventory valuation allowance primarily associated with the cell manufacture issue previously described.

Total research and development expense decreased by $6.6 million, or 39%, from $16.9 million in 2008 to $10.3 million 2009.  Power and Energy Group costs decreased $3.3 million associated with the completion of grant work in 2008.  Research and development costs for All Other operations decreased by $3.4 million attributable to a shift in focus and realignment of resources from Life Sciences and Performance Materials to the battery production arena.  The Corporate segment research and development expenses primarily reflect the personnel and operating costs associated with our science and technology group which supports our overall research and development efforts.

Notes receivable extinguishment expense of $1.7 million in 2008 relates to an agreement effective July 2008 with Phoenix Motorcars, whereby all accounts receivable and notes receivable relating to the 2007 Purchase and Supply Agreement were cancelled.

Settlement and release expense of $3.6 million in 2008 resulted from a settlement agreement with Al Yousuf LLC related to claims associated with their November 2007 investment in Altair.

Asset impairment of $1.3 million in 2009 is a result of an impairment charge to adjust AlSher assets to their fair market value as of December 31, 2009.  Sherwin-Williams is seeking outside financing to continue this business.  We evaluated the different possibilities of outcome for AlSher as of December 31, 2009, determined that these assets were impaired.

Total general and administrative expenses decreased by $1.6 million, from $10.6 million in 2008 to $8.9 million in 2009.  This decrease is related to the separation expenses related to our former President and Chief Executive Officer that were incurred in February 2008, and due to strict cost containment in this area of the business during 2009.

Other Income and Expense. Interest income decreased by $794,000, or 81%, from 2008 to 2009.  On average, a higher average level of cash during 2008 than in 2009 and lower interest rates in 2009 drove this reduction.

Realized gain (loss) on investments swung from an $89,000 loss in 2008 to an $851,000 gain in 2009.  This $851,000 gain in 2009 arose primarily from the sale of 240,000 shares of Spectrum common stock at a higher market price than recorded on our books when the stock was originally received as payment from Spectrum for the achievement of certain contract milestones.

Net Loss. The net loss for the year ended December 31, 2009 totaled $21.3 million compared to a net loss of $29.1 million for the year ended December 31, 2008.

Power and Energy Group net loss for the year ended December 31, 2009 was $7.4 million compared to a net loss of $6.0 million in 2008.  This increased loss was due to a shift away from low margin contracts and grants revenue in 2009 and only partially offset by increased product sales and commercial collaborations revenues, and the $2.9 million product warranty credit in 2008.

The net loss of Corporate for the year ended December 31, 2009 was $13.7 million compared to a net loss of $19.7 million in 2008.  This decrease is primarily related to a number of one-time expenses reflected in the 2008 results including the costs associated with the Al Yousuf LLC settlement, the Phoenix notes receivable extinguishment and the separation expenses related to our former President and Chief Executive Officer, netted with the 2009 AlSher Titania asset impairment as described above.

Fiscal Year 2008 vs. 2007

Revenues decreased by $3.4 million, from $9.1 million in 2007 to $5.7 million in 2008, while operating expenses decreased by $6.3 million, from $42.2 million in 2007 to $35.9 million in 2008.  As a result, our loss from operations decreased by $2.9 million, from $33.1 million in 2007 to $30.1 million in 2008.

Power and Energy Group product sales decreased from $3.9 million in 2007 to $428,000 in 2008.  The primary reason for this decrease was due to the volume of battery packs sold to Phoenix Motorcars dropped from 50 in 2007 to zero in 2008 resulting in a $3.0 million decrease in product sales.  The sales cycle, associated with sales of our stationary power batteries for use in providing ancillary services over power grids, has turned out to be longer than originally anticipated resulting in the slower ramp-up of revenue from that revenue channel.

Commercial collaborations revenues in our All Other Division decreased $1.3 million, from $2.4 million in 2007 to $1.1 million in 2008.  This decrease is primarily due to the discontinuance of the Western Oil Sands project in May 2008.

Total contract and grant revenues increased from $2.1 million in 2007 to $3.0 million in 2008, principally in connection with a new grant received in January 2008 from the Office of Naval Research, included in our Power and Energy Group.  This increase was offset by decreased revenues in our All Other Division from several other grants as the grants concluded during the second and third quarters of 2008.

Power and Energy Group cost of sales - product decreased by $5.0 million, from $5.1 million in 2007 to $105,000 in 2008.  This decrease is driven by the decrease in battery pack sales and other changes in product sales discussed above.  Positive margins have not yet been achieved associated with the sale of battery packs due to scaling issues, and we expect that situation to continue well into 2010.  As higher production volumes and cost reduction efforts are achieved, the margin on battery pack sales is expected to become positive.

Power and Energy Group cost of sales – warranty and inventory reserves decreased by $9.7 million in 2008, from $6.8 million in 2007 to a credit of $2.9 million in 2008.   2007 costs were high due to several one-time events including $3.9 million for the write-off of all inventory balances on hand at December 31, 2007, $2.5 million relating to battery cells and modules, and $1.4 million for cells ordered in 2007 for delivery in 2008.  An additional decrease in reserves by $2.9 million resulted from a letter of agreement effective July 2008 with Phoenix Motorcars, whereby the 2007 purchase and supply agreement was terminated and the parties resolved all outstanding issues with respect to the warranty associated with the 47 battery packs sold in 2007.

Total research and development expense increased by $1.5 million from $15.4 million in 2007 to $16.9 million in 2008.  Research and development employee costs in the Power and Energy Group and All Other Division increased by $1.5 million due to an increase in headcount of 27 from the start of 2007 through April of 2008.  However, headcount decreased by 21 from April 2008 through December 2008 in the Corporate Division to align personnel with required resources.  Excluding labor, research and development expenses in the Power and Energy Group increased by $1.4 million primarily due to materials relating to 2008 customer purchase orders and development agreements, and engineering and other research and development activities.  Excluding labor, research and development expenses decreased by $962,000 in the All Other Division primarily due to $304,000 as the Department of Energy Grant concluded in December 2007, $330,000 due to the relocation of Western Oil Sands to another facility in May 2008, and $390,000 from 2007 construction and testing of the pigment pilot plant.  The remaining increase relates to other internal research and development.

Quantitative and Qualitative Disclosures about Market Risk

We do not have any derivative instruments, commodity instruments, or other financial instruments for trading or hedging purposes, nor are we presently at material risk for changes in interest rates on foreign currency exchange rates.  Although we do not speculate on the currency markets, we will on occasion enter into currency hedging contracts to minimize our risk associated with currency rate fluctuations when purchasing from a foreign supplier in a foreign currency.

OTHER MATTERS

Proposals of Shareholders

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at the annual meeting of the shareholders to be held in 2011, but fails to notify the Corporation of such intention prior to March 14, 2011, then a proxy solicited by the Board may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the Circular soliciting such proxy and without such matter appearing as a separate item on the proxy card.

In order to be included in the Circular and form of proxy relating to the Corporation’s annual meeting of shareholders to be held in 2011, proposals which shareholders intend to present at such annual meeting must be received by the Secretary of the Corporation, at the Corporation’s principal business office, 204 Edison Way, Reno, Nevada 89502, U.S.A. no later than December 27, 2010.

Undertakings

Unless the Corporation has received contrary instructions, the Corporation intends to deliver only one copy of this Circular to multiple shareholders sharing the same address.  Upon written or oral request, the Corporation will provide, without charge, an additional copy of such documents to each shareholder at a shared address to which a single copy of such documents was delivered.   Shareholders at shared addresses that are receiving a single copy of such document but wish to receive multiple copies, and shareholders at shared addresses that are receiving multiple copies of such document but wish to receive a single copy, should contact John Fallini, Chief Financial Officer, at 204 Edison Way, Reno, Nevada, 89502, U.S.A., or at the following telephone number:  (775) 858-3750.

Additional Information

A copy of this Circular has been filed with the SEC.  You may read and copy this Circular at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this Circular by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Altair Nanotechnologies, Inc., that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov.

Additional information relating to the Corporation is available on SEDAR at www.sedar.com.  Financial information is provided in the Corporation’s comparative financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2009.  Shareholders may contact Shaun Drake at 360 Bay Street, Suite 500, Toronto, Ontario M5H 2V6, Canada (416-361-0737), to request copies of the Corporation’s financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.  In addition shareholders may download copies of the Corporation’s proxy and latest annual report directly from its website at http:// www.altairannualmeeting.com.

Upon written or oral request, the Corporation will provide, without charge, to each person to whom a copy of this Circular has been delivered a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference).  Requests for such copies should be directed to:

Altair Nanotechnologies Inc.
Attn:  John Fallini, Chief Financial Officer
P.O. Box 10630
Reno, Nevada  89510-0630 U.S.A.
 (775) 858-3750

*     *     *     *     *     *     *     *     *

The contents and sending of this Circular have been approved by the directors of the Corporation.

Dated as of the ___ day of ________, 2010.

ALTAIR NANOTECHNOLOGIES INC.

Terry M. Copeland, President and Chief Executive Officer

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$8,244	$18,122
Investment in available for sale securities	446	505
Accounts receivable, net	2,631	683
Product inventories	6,347	5,043
Prepaid expenses and other current assets	1,516	1,820
Total current assets	19,184	26,173

Investment in available for sale securities	2,558	2,587

Property, plant and equipment, net held and used	10,314	8,670

Property, plant and equipment, net held and not used	-	2,211

Patents, net	464	551

Other assets	125	125

Total Assets	$32,645	$40,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$3,050	$1,783
Accrued salaries and benefits	1,364	625
Accrued warranty	79	79
Accrued liabilities	385	447
Deferred revenues	1,814	311
Current portion of long-term debt	16	810
Total current liabilities	6,708	4,055

Long-term debt, less current portion	30	37

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
107,973,051 and 105,400,728 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	189,225	188,515
Additional paid in capital	11,526	10,933
Accumulated deficit	(173,196)	(162,204)
Accumulated other comprehensive loss	(1,648)	(1,560)
Total Altair Nanotechnologies, Inc.’s stockholders’ equity	25,907	35,684

Noncontrolling interest in Subsidiary	-	541
Total stockholders’ equity	25,907	36,225

Total Liabilities and Stockholders' Equity	$32,645	$40,317
See notes to the unaudited condensed consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues
Product sales	$57	$62	$132	$253
Less sales returns	-	(183)	-	(183)
Commercial collaborations	26	67	320	766
Contracts and grants	1,417	51	2,240	63
Total net revenues	1,500	(3)	2,692	899
Cost of Goods Sold
Product	7	163	60	348
Commercial collaborations	12	71	190	300
Contracts and grants	984	16	1,595	38
Warranty and inventory reserves	75	-	128	-
Total cost of goods sold	1,078	250	1,973	686
Gross profit (loss)	422	(253)	719	213

Operating expenses
Research and development	1,715	2,400	4,155	5,443
Sales and marketing	1,146	622	2,330	1,223
General and administrative	2,181	2,537	4,466	5,097
Depreciation and amortization	451	673	927	1,407
Total operating expenses	5,493	6,232	11,878	13,170
Loss from operations	(5,071)	(6,485)	(11,159)	(12,957)
Other income (expense)
Interest expense	(3)	(13)	(10)	(31)
Interest income	27	48	52	119
Realized loss on investment	-	-	-	(18)
Gain (loss) on foreign exchange	2	2	1	(2)
Total other income, net	26	37	43	68

Loss from continuing operations	(5,045)	(6,448)	(11,116)	(12,889)
Gain from discontinued operations	124	-	124	-

Net loss	(4,921)	(6,448)	(10,992)	(12,889)
Less: Net (gain) loss attributable to non-controlling interest	(4)	55	-	111
Net loss attributable to Altair Nanotechnologies, Inc.	$(4,925)	$(6,393)	$(10,992)	$(12,778)

Earnings per share attributable to Altair Nanotechnologies, Inc.
Loss from continuing operations - basic and diluted	$(0.05)	$(0.07)	$(0.10)	$(0.13)
Gain from discontinued operations - basic and diluted	-	-	-	-
Net loss	(0.05)	(0.07)	(0.10)	(0.13)

Weighted average shares - basic and diluted	105,255,482	97,358,071	105,175,304	95,182,687

See notes to the unaudited condensed consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Altair Nanotechnologies, Inc. Shareholders						Noncontrolling Interest in Subsidiary
					Accumulated			Accumulated
					Other			Other
			Additional		Compre-		Interest	Compre-
	Common Stock		Paid In	Accumulated	hensive		In	hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Loss	Subtotal	Total

Balance, April 1, 2009	93,153,271	$180,127	$5,614	$(147,277)	$(1,755)	$36,709	$1,042	$-	$1,042	$37,751
Comprehensive loss:
Net loss	-	-	-	(6,393)	-	(6,393)	(55)	-	(55)	(6,448)
Other comprehensive gain					1,560	1,560				1,560
Comprehensive loss:						(4,833)			(55)	(4,888)
Share-based compensation	-	121	241	-	-	363	-	-	-	363
Issuance of restricted stock	372,115	-	-	-	-	-	-	-	-	-
Issuance of Common Stock, net of 1,220,735 issuance costs and 4,623,640 warrant fair market value costs	11,994,469	8,189	4,624	-	-	12,812	-	-	-	12,812
Balance, June 30, 2009	105,519,855	$188,437	$10,479	$(153,670)	$(195)	$45,051	$987	$-	$987	$46,038

	Altair Nanotechnologies, Inc. Shareholders						Noncontrolling Interest in Subsidiary
					Accumulated			Accumulated
					Other			Other
			Additional		Compre-		Interest	Compre-
	Common Stock		Paid In	Accumulated	hensive		In	hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Loss	Subtotal	Total

Balance, April 1, 2010	105,400,728	$188,577	$11,325	$(168,271)	$ (1,682)	$29,949	$537	$-	$537	$30,486
Comprehensive loss:
Investment from non-controlling interest	-	-	-	-	-	-	(541)	-	(541)	(541)
Net loss	-	-	-	(4,925)	-	(4,925)	4	-	4	(4,921)
Other comprehensive loss					34	34				34
Comprehensive loss:						(4,891)			-	(4,887)
Share-based compensation	-	67	201	-	-	268	-	-	-	268
Issuance of restricted stock	710,976
At the Market Raise	1,861,347	581	-	-	-	581	-	-	-	581
Balance, June 30, 2010	107,973,051	$189,225	$11,526	$(173,196)	$(1,648)	$25,907	$-	$-	$-	$25, 907

See notes to the unaudited condensed consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Altair Nanotechnologies, Inc. Shareholders						Noncontrolling Interest in Subsidiary
					Accumulated			Accumulated
					Other			Other
			Additional		Compre-		Interest	Compre-
	Common Stock		Paid In	Accumulated	hensive		In	hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Loss	Subtotal	Total

Balance, January 1, 2009	93,143,271	$180,105	$5,378	$(140,892)	$(1,873)	$42,718	$1,098	$-	$1,098	$43,816
Comprehensive loss:
Net loss	-	-	-	(12,778)	-	(12,778)	(111)	-	(111)	(12,889)
Other comprehensive gain					1,678	1,678				1,678
Comprehensive loss:						(11,101)			(111)	(11,211)
Share-based compensation	-	143	478	-	-	621	-	-	-	621
Issuance of restricted stock	382,115	-	-	-	-	-	-	-	-	-
Issuance of Common Stock, net of 1,220,735 issuance costs and 4,623,640 warrant fair value market costs	11,994,469	8,189	4,623	--	-	12,812	-	-	-	12,812
Balance, June 30, 2009	105,519,855	$188,437	$10,479	$(153,670)	$(195)	$45,051	$987	$-	$987	$46,038

	Altair Nanotechnologies, Inc. Shareholders						Noncontrolling Interest in Subsidiary
					Accumulated			Accumulated
					Other			Other
			Additional		Compre-		Interest	Compre-
	Common Stock		Paid In	Accumulated	hensive		In	hensive
	Shares	Amount	Capital	Deficit	Loss	Subtotal	Subsidiary	Loss	Subtotal	Total

Balance, January 1, 2010	105,400,728	$188,515	$10,933	$(162,204)	$ (1,560)	$35,684	$541	$-	$541	$36,225
Investment from non-controlling interest							(541)		(541)	(541)
Comprehensive loss:
Net loss	-	-	-	(10,992)	-	(10,992)	-	-	-	(10,992)
Other comprehensive loss					(88)	(88)				(88)
Comprehensive loss:						(11,080)			-	(11,080)
Share-based compensation	-	129	593	-	-	722	-	-	-	722
Issuance of restricted stock	710,976
At the Market Raise	1,861,347	581	-	-	-	581	-	-	-	581
Balance, June 30, 2010	107,973,051	$189,225	$11,526	$(173,196)	$(1,648)	$25,907	$-	$-	$-	$25,907

See notes to the unaudited condensed consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States Dollars)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(10,992)	$(12,889)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	940	1,407
Gain on discontinued operations	(124)	-
Share-based compensation	723	621
Loss on disposal of fixed assets	27	10
Impairment of patents	47	-
Changes in operating assets and liabilities:
Restricted cash	1	(1)
Accounts receivable, net	(1,948)	741
Product inventories	(1,208)	(526)
Prepaid expenses and other current assets	304	(1,141)
Other assets	-	34
Trade accounts payable	1,207	437
Accrued salaries and benefits	739	640
Deferred revenues	1,503	-
Accrued liabilities	(62)	(410)

Net cash used in operating activities	(8,843)	(11,077)

Cash flows from investing activities:
Proceeds from disposition of assets	7	-
Purchase of property and equipment	(820)	(475)

Net cash used in investing activities	(813)	(475)

		(continued)

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States Dollars)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from financing activities:
Issuance of common stock shares, net of issuance costs	581	12,812
Payment of notes payable	(794)	(706)
Proceeds from long-term debt	-	58
Repayment of long-term debt	(8)	(7)

Net cash (used in) provided by financing activities	(221)	12,157

Net (decrease) increase in cash and cash equivalents	(9,878)	605

Cash and cash equivalents, beginning of period	18,122	28,088

Cash and cash equivalents, end of period	$8,244	$28,693

Supplemental disclosures:
Cash paid for interest	$44	$87

Cash paid for income taxes	None	None

Supplemental schedule of non-cash investing and financing activities:
For the six months ended June 30, 2010:
- We had an unrealized loss on available for sale securities of $88,566.
- We issued 710,976 shares of restricted stock to directors having a fair value of approximately $319,939 for which no cash will be received.
- We made property and equipment purchases of $59,832 which are included in trade accounts payable at June 30, 2010.

For the six months ended June 30, 2009:
- We had an unrealized gain on available for sale securities of $1,677,738.
- We issued 382,115 shares of restricted stock to directors having a fair value of approximately $396,657 for which no cash will be received.
- We made property and equipment purchases of $108,595 which are included in trade accounts payable at June 30, 2009.

See notes to the unaudited condensed consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1.  Basis of Preparation of Consolidated Financial Statements

These unaudited interim condensed consolidated financial statements of Altair Nanotechnologies Inc. and its subsidiaries (collectively, “Altair” “we” or the “Company”) have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America, so long as the statements are not misleading.  In the opinion of Company management, these consolidated financial statements and accompanying notes contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position and results of operations for the periods shown.  These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission on March 12, 2010.

The results of operations for the three- and six-month periods ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year.

Note 2.  Summary of Significant Accounting Policies

Cash and Cash Equivalents - Cash and cash equivalents consist principally of bank deposits and institutional money market funds.  Short-term investments that are highly liquid have insignificant interest rate risk and original maturities of 90 days or less are classified as cash and cash equivalents.  Investments that do not meet the definition of cash equivalents are classified as held-to-maturity or available-for-sale.

Our cash balances are maintained in bank accounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”) and Canada Deposit Insurance Corporation (“CDIC”) up to a maximum of US $250,000 and CN $100,000, respectively, per depositor.  At June 30, 2010 and December 31, 2009 we had $1.3 million and $1.2 million, respectively in excess of insurance limits in bank accounts insured by the FDIC or CDIC.

Investment in Available for Sale Securities - The investment in short-term available for sale securities consists of 113,809 Shares of Spectrum Pharmaceuticals, Inc. common stock valued at $446,000 and $505,000 at June 30, 2010 and December 31, 2009, respectively.  This stock was received in exchange for ownership assignment of all patent rights associated with RenazorbTM and RenalanTM compounds to Spectrum.  Spectrum must also pay us future milestone and royalty payments as they develop revenues for these compounds.

Accounts Receivable — Accounts receivable consists of amounts due from customers for services and product sales, net of an allowance for losses.  We determine the allowance for doubtful accounts by reviewing each customer account and specifically identifying any potential for loss.

The allowance for doubtful accounts is as follows:

In thousands of dollars

Beginning Balance, January 1, 2010	$161
Additions charged to costs and expenses	-
Net deductions (write-offs, net of collections)	-
Ending Balance, June 30, 2010	$161

Accumulated Other Comprehensive Loss – Accumulated other comprehensive loss consists entirely of unrealized loss on the investment in available for sale securities.

Long-Lived Assets - We evaluate the carrying value of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable.  The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows expected to be generated by the asset are less than the carrying value.  Our estimate of the cash flows is based on the information available at the time including the following:  internal budgets; sales forecasts; customer trends; anticipated production volumes; and market conditions over an estimate of the remaining useful life of the asset which may range from 3 to 10 years for most equipment and up to 22 years for our building and related building improvements.  If an impairment is indicated, the asset value is written down to its fair value based upon market prices, or if not available, upon discounted cash flow value, at an appropriate discount determined by us to be commensurate with the risk inherent in the business model.  The determination of both undiscounted and discounted cash flows requires us to make significant estimates and consider the expected course of action at the balance sheet date.  Our assumptions about future sales and production volumes require significant judgment because actual sales prices and volumes have fluctuated significantly in the past and are expected to continue to do so.  Until the Company’s products reach commercialization, the demand for our products is difficult to estimate.  Subsequent changes in estimated undiscounted and discounted cash flows arising from changes in anticipated actions could impact the determination of whether an impairment exists, the amount of the impairment charge recorded and whether the effects could materially impact our consolidated financial statements.  Events or circumstances that could indicate the existence of a possible impairment include obsolescence of the technology, an absence of market demand for the product or the assets used to produce it, a history of operating or cash flow losses and/or the partial or complete lapse of technology rights protection.

As of June 30, 2010, we estimate that our future cash flows, on an undiscounted basis, are greater than our $10.8 million investment in long-lived assets.  Our estimated future cash flows include anticipated product sales, commercial collaborations, and contracts and grant revenue, since our long-lived asset base, which is primarily composed of production, laboratory and testing equipment is utilized to fulfill contracts in all revenue categories.

We reviewed our four capitalized patents and determined that three of these patents had value in excess of their net book value of $483,000.  AlSher currently has an exclusive license to use this technology from Altair.  The fourth patent no longer had value, thus an impairment charge of $47,000 was recorded in the quarter ended March 31, 2010.

Based on our assessment, which represents no change from the prior year in our approach to valuing long-lived assets, after recording the impairment described above, we believe that our long-lived assets are not impaired.

Property Plant and Equipment, net – held and not used - This balance sheet classification included assets being redeployed from our Life Sciences and Performance Materials Divisions, into our Power and Energy Group.  During the quarter ending June 30, 2010 these assets were either redeployed into our Power and Energy Group or transferred to Sherwin Williams through our transfer of AlSher Titania, LLC on April 30, 2010.

Deferred Income Taxes - We use the asset and liability approach for financial accounting and reporting for income taxes.  Deferred income taxes are provided for temporary differences on the basis of assets and liabilities as reported for financial statement purposes and income tax purposes. We have recorded a valuation allowance against all net deferred tax assets.  The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

Revenue Recognition - We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been performed, the fee is fixed and determinable, and collectability is probable.  Our revenues were derived from product sales, commercial collaborations and contracts and grants. Revenue from product sales is recognized upon delivery of the product, unless specific contractual terms dictate otherwise.  Based on the specific terms and conditions of each contract/grant, revenues are recognized on a time and materials basis, a percentage of completion basis and/or a completed contract basis.  Revenue under contracts based on time and materials is recognized at contractually billable rates as labor hours and expenses are incurred.  Revenue under contracts based on a fixed fee arrangement is recognized based on various performance measures, such as stipulated milestones.  As these milestones are achieved, revenue is recognized.  From time to time, facts develop that may require us to revise our estimated total costs or revenues expected.  The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known.  The full amount of anticipated losses on any type of contract is recognized in the period in which it becomes known.  Payments received in advance relating to the future performance of services or deliveries of products are deferred until the performance of the service is complete or the product is shipped.  Upfront payments received in connection with certain rights granted in contractual arrangements are deferred and revenue is recognized over the related time period which the benefits are received.  Based on specific customer bill and hold agreements, revenue is recognized when the inventory is shipped to a third party storage warehouse, the inventory is segregated and marked as sold, the customer takes the full rights of ownership and title to the inventory upon shipment to the warehouse per the bill and hold agreement.  When contract terms include multiple components that are considered separate units of accounting, the revenue is attributed to each component and revenue recognition may occur at different points in time for product shipment, installation, and service contracts based on substantial completion of the earnings process.

Accrued Warranty - We provide a limited warranty for battery packs and energy storage systems.  A liability is recorded for estimated warranty obligations at the date products are sold.  Since these are new products, the estimated cost of warranty coverage is based on cell and module life cycle testing and compared for reasonableness to warranty rates on competing battery products.  As sufficient actual historical data is collected on the new product, the estimated cost of warranty coverage will be adjusted accordingly.  The liability for estimated warranty obligations may also be adjusted based on specific warranty issues identified.  The balance of our accrued warranty as of June 30, 2010 and December 31, 2009, was $79,000 and $79,000, respectively.

Overhead Allocation - Facilities overhead, which is comprised primarily of occupancy and related expenses, are initially recorded in general and administrative expenses and then allocated to research and development and product inventories based on relative labor costs.

Noncontrolling Interest – In April 2007, Sherwin-Williams entered into an agreement with us to form AlSher Titania LLC, a Delaware limited liability company (“AlSher”).  AlSher is a joint venture combining certain technologies of ours and Sherwin-Williams in order to develop and produce titanium dioxide pigment for use in paint and coatings and nano titanium dioxide materials for use in a variety of applications, including those related to removing contaminants from air and water.  Pursuant to a Contribution Agreement dated April 24, 2007 among Sherwin-Williams, AlSher, and us, we contributed to AlSher an exclusive license to use our technology (including our hydrochloride pigment process) for the production of titanium dioxide pigment and other titanium containing materials (other than battery or nanoelectrode materials) and certain pilot plant assets with a net book value of $3.1 million.  We received no consideration for the license granted to AlSher other than our ownership interest in AlSher.  Sherwin-Williams contributed to AlSher cash and a license agreement related to a technology for the manufacture of titanium dioxide using the digestion of ilmenite in hydrochloric acid.  As a condition to enter into the second phase of the joint venture, we agreed to complete the pigment pilot processing plant and related development activities by January 2008.  The 100 ton pigment pilot processing plant was commissioned in February 2008 and the costs associated with this effort were partially reimbursed by AlSher.  AlSher is consolidated with our subsidiaries because we have a controlling interest in AlSher and any inter-company transactions are eliminated (refer to Note 1 – Basis of Preparation of Consolidated Financial Statements).  The noncontrolling shareholder’s interest in the net assets and net income or loss of AlSher are reported as noncontrolling interest in subsidiary on the condensed consolidated balance sheet and as noncontrolling interest share in the condensed consolidated statement of operations, respectively.

We sold our 70% interest in AlSher to Sherwin-Williams on April 30, 2010.  Please see Note 3 for further details.

Net Loss Per Common Share - Basic loss per share is computed using the weighted average number of common shares outstanding during the period.  Diluted loss per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period.  Potentially dilutive shares consist of the incremental common shares issuable upon the exercise of stock options and warrants, as well as unvested restricted stock.  Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive.  We had a net loss for all periods presented herein; therefore, none of the stock options and warrants outstanding during each of the periods presented or unvested restricted stock were included in the computation of diluted loss per share as they were anti-dilutive.

Recent Accounting Pronouncements —

Issued and not yet adopted:

In January 2010, the FASB revised two disclosure requirements concerning fair value measurements and clarified two others.  It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers.  It will also require the presentation of purchases, sales, issuances and settlements within Level 3 on a gross basis rather than a net basis.  The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements.  Our disclosures about fair value measurements are presented in Note 3 – Fair Value Measurements. We have adopted the changes required except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which will become effective for the Company on January 1, 2011. Management has determined that the adoption of these changes will not have a material impact on the Financial Statements.

Issued and adopted:

In February 2010, the FASB issued an update to address certain implementation issues related to Accounting Standards Codification, or ASC, 855-10-50, Subsequent Events—Disclosure, regarding an entity’s requirement to perform and disclose subsequent events procedures. Effective upon its issuance, the update exempts Securities and Exchange Commission registrants from disclosing the date through which subsequent events have been evaluated. This update affected disclosure only and had no impact on the Financial Statements.

Reclassifications - Certain reclassifications have been made to prior period amounts to conform to classifications adopted in the current period.

Note 3.  Discontinued Operations

On April 30, 2010 we sold our 70% share in the AlSher Titania Joint Venture (AlSher) to Sherwin-Williams.  Sherwin-Williams now owns 100% of AlSher.  All previous agreements with Sherwin-Williams regarding the AlSher Joint Venture are superseded.

Under terms of the agreement, certain intellectual property relating to the Altairnano Hydrochloride Process (AHP), along with certain other intellectual property owned by us, has been licensed to AlSher. We may receive future payments from AlSher based upon future revenues generated from the AHP, or from royalty payments relating to the licensed intellectual property.  The amount of future payments from AlSher to us is based on AlSher revenue.  All payments are capped at $3,000,000. Payments to us and continuation of the intellectual property licenses are conditional upon certain milestones being achieved and payments being made to us. AlSher also has an option to purchase the licensed intellectual property for $2,000,000.

For the three and six months ended June 30, 2010, we recorded a gain of $124,000 on discontinued operations. The $124,000 was comprised of $400,000 related to asset disposal and $(524,000) equity in noncontrolling interest.

Note 4.  Fair Value Measurements

Our financial instruments are accounted for at fair value on a recurring basis.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  A market or observable inputs is the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs.

The valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Significant inputs to the valuation model are unobservable.

The following table summarizes the valuation of our assets recorded at fair value on a recurring basis at June 30, 2010:

In thousands of dollars

Assets at fair value :	Total	Level 1	Level 2	Level 3
Auction rate corporate notes	$2,558	$-	$-	$2,558
Spectrum Pharmaceuticals, Inc.	446	446	-	-
Investment in available for sale securities	$3,004	$446	$-	$2,558

The following table summarizes the valuation of our assets recorded at fair value on a recurring basis at December 31, 2009:

In thousands of dollars

Assets at fair value:	Total	Level 1	Level 2	Level 3
Auction rate corporate notes	$2,587	$-	$-	$2,587
Spectrum Pharmaceuticals, Inc.	505	505	-	-
Investment in available for sale securities	$3,092	$505	$-	$2,587

The Spectrum Pharmaceuticals shares listed above as of June 30, 2010 were acquired from Spectrum on August 4, 2009 when we entered into an amended agreement with Spectrum to license them the rights to RenalanTM and RenaZorbTM.  A component of this agreement was the payment to us of an additional 113,809 shares of Spectrum common stock. These shares are valued at market closing price as of June 30, 2010.

The activity relating to assets recorded at fair value on a recurring basis utilizing Level 3 inputs for the three months ended June 30, 2010 and June 30, 2009 is summarized below:

In thousands of dollars

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Auction rate corporate notes 2010	Auction rate corporate notes 2009
Beginning Balance, April 1	$2,448	$2,866
Total gains or losses (realized/unrealized):
Included in other comprehensive loss	112	144
Other adjustments	(2)	3
Ending Balance, June 30	$2,558	$3,013

The activity relating to assets recorded at fair value on a recurring basis utilizing Level 3 inputs for the six months ended June 30, 2010 and June 30, 2009 is summarized below:

In thousands of dollars

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Auction rate corporate notes 2010	Auction rate corporate notes 2009
Beginning Balance, January 1	$2,587	$2,816
Total gains or losses (realized/unrealized):
Included in other comprehensive loss	(29)	197
Ending Balance, June 30	$2,558	$3,013

Total unrealized loss for the six months ended June 30, 2010 was $(88,000) and total unrealized gain for the six months ended June 30, 2009 was $197,000. These amounts were included in accumulated other comprehensive loss in Stockholder’s Equity attributable to the change in cumulative unrealized gains (losses) relating to assets still held at the reporting date.  No assets or liabilities are valued on a non-recurring basis at June 30, 2010 and 2009.

Financial instruments that trade in less liquid markets with limited pricing information generally include both observable and unobservable inputs.  In instances where observable data is unavailable, we consider the assumptions that market participants would use in valuing the asset.  Such investments are categorized in Level 3 as the inputs generally are not observable.  Our evaluation included consultation with our investment advisors, and we valued these securities using a risk-adjusted discount rate applied to the expected future cash inflows.  This discount rate was computed based on annual rates of return on securities with similar credit ratings trading in an active market.  As a result in the increased discount rate, the market value of these securities decreased by $29,000, remaining flat at $2.6 million at December 31, 2009 and June 30, 2010.

Note 5. Investment in Available for Sale Securities

Investment in available for sale securities includes auction rate corporate notes (long-term) and investments in common stock (short-term) as discussed below.

The auction rate corporate notes are long-term instruments with maturity in 2017.  Through the third quarter of 2007, the interest was settled and the rate reset every 7 to 28 days and historically these investments were classified as short-term investments.  However, in the fourth quarter of 2007 due to a reduction in the liquidity of the auction rate market, sell orders exceed bid orders in that market, and the interest rate relating to these investments was reset to a contractual rate of London Interbank Offering Rate plus 50 basis points.  The auction rate markets have not yet recovered.  As such, we evaluated these investments at June 30, 2010 to determine if they were other than temporarily impaired.  Our evaluation included consultation with our investment advisors, assessment of the strength of the financial institution paying the interest on these investments, credit ratings of the underlying collateral and a probability-weighted discounted cash flow analysis.  Based on this analysis, we estimate that at June 30, 2010 their fair value was $2.6 million, representing a cumulative unrealized holding loss of approximately $1.3 million.  Based on our evaluation and our ability and intent to hold these investments for a reasonable period of time sufficient for an expected recovery of fair value, we do not consider these investments to be other than temporarily impaired at June 30, 2010.

On August 4, 2009 we entered into an amended agreement with Spectrum where we assigned all patent rights associated with RenalanTM and RenaZorbTM.  As part of this Agreement, we received 113,809 unregistered and restricted shares of Spectrum common stock.  On receipt these shares were recorded at their market value of $750,000 as measured by their closing price on the National Association of Securities Dealers Automated Quotations (NASDAQ) Capital Market as of July 1, 2009.   This investment had a market value of $446,000 as of June 30, 2010.

Note 6.  Product Inventories

Product inventories consist of the following:

In thousands of dollars
	June 30, 2010	December 31, 2009

Raw materials	$2,878	$3,832
Work in process	2,145	1,038
Finished goods	1,324	173
Total product inventories	$6,347	$5,043

As products reach the commercialization stage, the related inventory is recorded.  The costs associated with products undergoing research and development are expensed as incurred.  As of June 30, 2010 and December 31, 2009, inventory consisted primarily of nano-structured lithium titanate spinel, battery cells and battery modules in various stages of the manufacturing process.

Note 7.  Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

In thousands of dollars
	June 30, 2010	December 31, 2009

Prepaid inventory purchases	$964	$802
Prepaid insurance	44	301
Deposits	340	340
Other prepaid expenses and current assets	168	377
Total prepaid expenses and other current assets	$1,516	$1,820

Our prepaid inventory purchases are associated with unfulfilled purchase orders of $1.6 million.  Other prepaid expenses and current assets consist primarily of prepaid property taxes, service contracts, marketing expenses and rent.

Note 8.  Patents

Our patents are associated with the nanomaterials and titanium dioxide pigment technology.  We are amortizing these assets on a straight-line basis over their useful lives.  The amortized patents’ balances as of June 30, 2010 and December 31, 2009 were:

In thousands of dollars
	June 30, 2010	December 31, 2009
Patents and patent applications	$1,366	$1,518
Less accumulated amortization	(902)	(967)
Total patents and patent applications	$464	$551

The weighted average amortization period for patents is approximately 16.7 years.  Amortization expense, which represents the amortization relating to the identified amortizable patents, for the six months ended June 30, 2010 and June 30, 2009, was $40,000 and $42,000, respectively.  For each of the next five years, amortization expense relating to patents is expected to be approximately $76,000 per year.

In the first quarter, we reviewed our four capitalized patents and determined that three of these patents have value in excess of their net book value of $483,000.  AlSher currently has an exclusive license to use this technology from Altair.  In the first quarter, we determined that the fourth patent no longer had value.  The fourth patent had an original cost of $152,000, accumulated depreciation of $105,000 and a net value of $47,000.  Accordingly, an impairment charge of $47,000 was recorded, and is reflected for the six months ended June 30, 2010.

Note 9.  Note Payable and Capital Leases

The current and long-term amounts of the notes payable and capital leases are as follows:

In thousands of dollars
	June 30, 2010	December 31, 2009
Note payable to BHP Minerals International, Inc.	$-	$600
Note payable to AICCO, Inc.	-	194
Capital leases	46	53
Subtotal	46	847
Less current portion	(16)	(810)
Long-term portion of notes payable and capital leases	$30	$37

On August 8, 2002, we entered into a purchase and sale agreement with BHP Minerals International, Inc. (“BHP”), wherein we purchased the land, building and fixtures in Reno, Nevada where our titanium processing assets are located. In connection with this transaction, BHP also agreed to terminate our obligation to pay royalties associated with the sale or use of the titanium processing technology. In return, we issued to BHP a note in the amount of $3.0 million, at an interest rate of 7%, secured by the property we acquired.  The final payment of $600,000 plus accrued interest was paid on January 27, 2010.

On August 6, 2009, we entered into a financing arrangement with AICCO, Inc, our insurance provider to finance the annual cost of our insurance over ten months.  We issued a note to AICCO in the amount of $387,000, at an interest rate of 5.2% per annum.

Note 10.  Stock-Based Compensation

We have a stock incentive plan, administered by the Board of Directors, which provides for the granting of options and restricted shares to employees, officers, directors and other service providers.

The total compensation cost charged in connection with the stock incentive plan was $933,000 and $1.0 million for the six-months ended June 30, 2010 and 2009, respectively.  During the six-months ended June 30, 2010, 673,045 options vested at a weighted average price of $2.12.  During the six-months ended June 30, 2009, 640,815 options vested at a weighted average price of $3.02. There were no stock option and warrant exercises during the six months ended June 30, 2010 and 2009.

Compensation expense of $933,000 was recognized for the six-months ended June 30, 2010.  This expense consisted of $210,000 related to the stock grant awards accrual of the “2010 Annual Incentive Bonus Plan” which is accrued to liabilities, as well as amortized expense of stock options of $594,000 and restricted stock of $129,000, the offset of which is additional paid in capital of stockholders’ equity.  For the six-months ended June 30, 2009, compensation expense of $1.0 million consisted of $401,000 related to the stock grant awards accrual of the “2009 Annual Incentive Bonus Plan”, amortized stock options of $478,000 and restricted stock expense of $143,000.

Stock Options

The total number of shares authorized for issuance under our 2005 stock incentive plan is 9.0 million shares.  Prior stock option plans, which are now terminated, authorized a total of 6.6 million shares, of which options for 5,745,500 were granted and options for 181,500 are outstanding and unexercised at June 30, 2010.  The total number of options relating to the 2005 stock incentive plan that are outstanding and unexercised at June 30, 2010 is 5,963,569.

Total options granted for the six-month periods ended June 30, 2010 and 2009 were 1,568,250 and 1,437,000, respectively.  The weighted average grant date per share fair value of options granted during the six months ended June 30, 2010 and June 30, 2009 was $1.02 and $1.18, respectively.

As of June 30, 2010, there was $1.2 million of total unrecognized compensation cost related to non-vested options granted under the plans.  That cost is expected to be recognized over a weighted average period of 1 year as of June 30, 2010.

Restricted Stock

During the six-months ended June 30, 2010, the Board of Directors granted 710,976 shares of restricted stock under the plan with a weighted average fair value of $0.45 per share. During the six-months ended June 30, 2009, the Board of Directors granted 382,115 shares of restricted stock under the plan with a weighted average fair value of $1.04 per share.

As of June 30, 2010 we had $381,774 of total unrecognized compensation expense related to restricted stock which will be recognized over a weighted average of  1.4 years.

Warrants

For the six-months ended June 30, 2010, no new warrants were issued.  Outstanding warrants as of June 30, 2010 were 7,028,440.  All warrants are fully vested and expire on May 28, 2016.

Note 11.  Other Transactions

On June 9, 2010, we entered into an At the Market Issuance Sales Agreement with Thomas Weisel Partners LLC pursuant to which we may issue and sell our common shares having an aggregate offering price of up to $15.0 million from time to time through Thomas Weisel, acting as agent. The sales, if any, of shares made under the Sales Agreement will be made on the NASDAQ Capital Market by means of ordinary brokers’ transactions at market prices, in privately negotiated transactions or as otherwise agreed by Thomas Weisel and Altair.  Thomas Weisel will use commercially reasonable efforts to sell the common shares from time to time, based upon our instructions (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay Thomas Weisel commissions at a fixed commission rate of 5% of the gross sales price per share for any shares sold under the Sales Agreement.  We have also agreed to reimburse Thomas Weisel for certain specified expenses and have provided Thomas Weisel with customary indemnification rights.

As of June 30, 2010, we have sold 1,861,347 common shares.  The sales were made at an average weighted price of $0.47 per share with net proceeds to the Company, after expenses, of $581,000.  At June 30, 2010 , we had a stock subscription receivable balance of $93,000.

Note 12.  Related Party Transactions

There were no material transactions with related parties during the three and six months ended June 30, 2010.

Note 13.  Business Segment Information

Management views the Company as operating in two major business segments:  Power and Energy Group, and All Other operations.

The Power and Energy Group develops, produces, and sells nano-structured lithium titanate spinel, battery cells, battery packs, and provides related design and test services.  The All Others group consists of the remaining portions of the previous Life Sciences and Performance Materials groups.  Management completed a thorough review of operations and strategies and determined that it was in the best interests of the shareholders for the Company to focus primarily on the Power and Energy Group.  As a result of this assessment resources devoted to the Performance Materials Group and Life Sciences Group were considerably reduced and no new significant development is being pursued in those areas by the Company.

The accounting policies of these business segments are the same as described in Note 2 to the unaudited condensed consolidated financial statements.  Reportable segment data reconciled to the consolidated financial statements as of the three-month and six-month periods ended June 30, 2010 and June 30, 2009 is as follows:

In thousands of dollars
			Depreciation
		Loss (Income)	and
Three Months Ended	Net Sales	From Operations	Amortization	Assets
June 30, 2010:
Power and Energy Group	$1,027	$1,546	$331	$15,685
All Other	473	(35)	42	1,203
Corporate	-	3,560	78	15,645
Consolidated Total	$1,500	$5,071	$451	$32,533

June 30, 2009:
Power and Energy Group	$34	$2,499	$313	$7,073
All Other	(37)	431	315	6,456
Corporate	-	3,555	45	36,885
Consolidated Total	$(3)	$6,485	$673	$50,414

			Depreciation
		Loss	and
Six Months Ended	Net Sales	From Operations	Amortization	Assets
June 30, 2010:
Power and Energy Group	$1 ,929	$3,747	$626	$15,685
All Other	763	70	178	1,203
Corporate	-	7,342	123	15,645
Consolidated Total	$2,692	$11,159	$927	$32,533

June 30, 2009:
Power and Energy Group	$883	$4,783	$669	$7,073
All Other	16	946	648	6,456
Corporate	-	7,228	89	36,885
Consolidated Total	$899	$12,957	$1,406	$50,414

In the table above, corporate expense in the Loss from Operations column includes overall company support costs as follows:  corporate research and development expenses; sales and marketing expenses; general and administrative expenses; and depreciation and amortization of the Reno headquarters building improvements.

Corporate assets consist primarily of cash, short term investments, and long-lived assets.  Since none of the business units have reached break-even, cash funding is provided at the corporate level to the business units.  The long-lived assets primarily consist of the corporate headquarters building, building improvements, manufacturing equipment, test equipment and land.  As such, these assets are reported at the all other level and are not allocated to the other business segment.

Substantially all of our assets are held within the United States.

For the six months ended June 30, 2010, we had sales to three major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the six months ended June 30, 2010 and the balance of their accounts receivable at June 30, 2010 were as follows:

In thousands of dollars
	Sales	Accounts Receivable
	Six Months Ended	Balance at
Customer	June 30, 2010	June 30, 2010
Power and Energy Group:
Office of Naval Research	$1,597	$528
Proterra LLC	$283	$1,383

All Other:
US Army RDECOM	$638	$277

For the six months ended June 30, 2009, we had sales to three major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the six months ended June 30, 2009 and the balance of their accounts receivable at June 30, 2009 were as follows:

In thousands of dollars
	Sales	Accounts Receivable
	Six Months Ended	Balance at
Customer	June 30, 2009	June 30, 2009
Power and Energy Group:
BAE Systems .Science & Technology	$482	$-
BAE Systems Marine Limited	$263	$48
Amperex Technology Limited	$117	$14

Sales for the six month periods ended June 30, 2010 and 2009 by geographic area were as follows:

In thousands of dollars
	Sales	Sales
	Six Months Ended	Six Months Ended
Geographic information (a):	June 30, 2010	June 30, 2009
United States	$2,691	$604
Other foreign countries	1	408
Total	$2,692	$1,012

(a) Revenues are attributed to countries based on location of customer.

Note 14.  Subsequent Events

On August _, 2010 we signed a memorandum of understanding with the Hawaii National Energy Institute (HNEI), and the Hawaii Electric Light Company (HELCO) to supply a 1 Mega-Watt ALTI-ESS energy storage system for wind energy integration.  Under the terms of the agreement, we will provide our ALTI-ESS battery-based power management system to improve the stability of the electric utility grid through high rate charging or discharging of the battery.  Contract signing is anticipated by the end of August, with installation of the system to be completed by the end of 2010.

Management evaluated all activity of the Company and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors
Altair Nanotechnologies Inc.

We have audited the accompanying consolidated balance sheets of Altair Nanotechnologies, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 12, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Perry-Smith LLP

Sacramento, California
March 12, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Shareholders and Board of Directors
Altair Nanotechnologies Inc.

We have audited Altair Nanotechnologies Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2009 of the Company and our report dated March 12, 2010 expressed an unqualified opinion.

/s/ Perry-Smith LLP

Sacramento, California
March 12, 2010

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$18,122	$28,088
Investment in available for sale securities	505	-
Accounts receivable, net	683	955
Product inventories, net	5,043	98
Prepaid expenses and other current assets	1,820	572
Total current assets	26,173	29,713

Investment in available for sale securities	2,587	3,174

Property, plant and equipment, net held and used	8,670	11,637

Property, plant and equipment, net held and not used	2,211	2,377

Patents, net	551	636

Other assets	125	534

Total Assets	$40,317	$48,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$1,783	$749
Accrued salaries and benefits	625	1,361
Accrued warranty	79	36
Accrued liabilities	758	765
Note payable, current portion	794	732
Capital lease obligation – current portion	16	4
Total current liabilities	4,055	3,647

Capital lease obligation, less current portion	37	608

Total Liabilities	4,092	4,255

Stockholders’ Equity
Common stock, no par value, unlimited shares authorized;
105,400,728 and 93,143,271 shares issued and
outstanding at December 31, 2009 and December 31, 2008	188,515	180,105
Additional paid in capital	10,933	5,378
Accumulated deficit	(162,204)	(140,892)
Accumulated other comprehensive loss	(1,560)	(1,873)

Total Altair Nanotechnologies Inc.’s Stockholders’ equity	35,684	42,718

Noncontrolling Interest in Subsidiary	541	1,098

Total Liabilities and Stockholders’ Equity	$40,317	$48,071

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues
Product sales	$945	$757	$4,058
Less: Sales returns	(184)	-	-
License fees	750	-	-
Commercial collaborations	1,410	2,007	2,910
Contracts and grants	1,450	2,962	2,140
Total revenues	4,371	5,726	9,108

Operating Expenses
Cost of sales – product	954	183	5,164
Cost of sales – warranty and inventory reserves	198	(2,865)	6,843
Research and development	10,323	16,908	15,444
Sales and marketing	2,819	2,950	2,001
Notes receivable extinguishment	-	1,722	-
Settlement and release	-	3,605	-
Asset impairment	1,308	-	-
General and administrative	8,943	10,590	10,770
Depreciation and amortization	2,687	2,759	1,954
Total operating expenses	27,232	35,852	42,176
Loss from Operations	(22,861)	(30,126)	(33,068)

Other Income (Expense)
Interest expense	(107)	(97)	(134)
Interest income	188	982	1,101
Realized gain/(loss) on investment	851	(89)	-
Loss on foreign exchange	(2)	(10)	(1)
Total other income, net	930	786	966

Net Loss	(21,931)	(29,340)	(32,102)

Less: Net loss attributable to non-controlling interest	619	272	631

Net Loss Attributable to Altair Nanotechnologies Inc.	$(21,312)	$(29,068)	$(31,471)

Loss per common share - Basic and diluted	$(0.21)	$(0.34)	$(0.45)

Weighted average shares - Basic and diluted	100,177,727	85,903,712	71,008,505

See notes to the consolidated financial statements.

	Altairnano, Inc. Shareholders						Noncontrolling Interest in Subsidiary
					Accumulated			Accumulated
			Additional		Other		Interest	Other
	Common Stock		Paid In	Accumulated	Comprehensive		In	Comprehensive
	Shares	Amount	Capital	Deficit	Gain (Loss)	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total
Balance, December 31, 2006	69,079,270	$115,990	$2,002	$(80,353)	$182	$37,821	$-	$-	$-	$37,821
Contributions from non-controlling interest							2,000		2,000	2,000
Comprehensive loss:
Net loss	-	-	-	(31,471)	-	(31,471)	(631)	-	(631)	(32,102)
Other comprehensive loss net of taxes of $0	-	-	-	-	(667)	(667)	-	-	-	(667)
Comprehensive loss:						(32,138)			(631)	(32,769)
Share-based compensation	-	396	3,488	-	-	3,884	-	-	-	3,884
Exercise of stock options	280,914	626	-	-	-	626	-	-	-	626
Exercise of warrants	2,314,189	6,249	-	-	-	6,249	-	-	-	6,249
Issuance of restricted stock	69,909	-	-	-	-	-	-	-	-	-
Common stock issued, net of issuance costs of $2,505	12,324,095	40,519	-	-	-	40,519	-	-		40,519
Balance, December 31, 2007	84,068,377	$163,780	$5,490	$(111,824)	$(485)	$56,961	$1,369	$-	$1,369	$58,330

Comprehensive loss:
Net loss	-	-	-	(29,068)	-	(29,068)	(271)	-	(271)	(29,339)
Other comprehensive loss net of taxes of $0	-	-	-	-	(1,388)	(1,388)	-	-	-	(1,388)
Comprehensive loss:						(30,456)			(271)	(30,727)
Share-based compensation	-	1,263	(112)	-	-	1,151	-	-	-	1,151
Exercise of stock options	339,211	528	-	-	-	528	-	-	-	528
Exercise of warrants	400,224	752	-	-	-	752	-	-	-	752
Issuance of restricted stock	141,746	-	-	-	-	-	-	-	-	-
Recovery of short swing profits		177	-	-	-	177	-	-	-	177
Common stock issued	8,193,713	13,605	-	-	-	13,605	-	-	-	13,605
Balance, December 31, 2008	93,143,271	$180,105	$5,378	$(140,892)	$(1,873)	$42,718	$1,098	$-	$1,098	$43,816
(continued)

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Continued)

	Altairnano, Inc. Shareholders						Noncontrolling Interest in Subsidiary
					Accumulated			Accumulated
			Additional		Other		Interest	Other
	Common Stock		Paid In	Accumulated	Comprehensive		In	Comprehensive
	Shares	Amount	Capital	Deficit	Gain (Loss)	Subtotal	Subsidiary	Gain (Loss)	Subtotal	Total

Balance, December 31, 2008	93,143,271	$180,105	$5,378	$(140,892)	$(1,873)	$42,718	$1,098	$-	$1,098	$43,816
Contributions from non-controlling interest							62		62	62
Comprehensive loss:
Net loss	-	-	-	(21,312)	-	(21,312)	(619)	-	(619)	(21,931)
Other comprehensive loss net of taxes of $0	-	-	-	-	313	313	-	-	-	313
Comprehensive loss:						(20,999)			(619)	(21,618)
Share-based compensation		221	931	-	-	1,152	-	-	-	1,152
Issuance of restricted stock	262,988
Issuance of common stock, net of $1,220,735 issuance costs	11,994,469	8,189	4,624	-	-	12,813	-	-	-	12,813
Balance, December 31, 2009	105,400,728	$188,515	$10,933	$(162,204)	$(1,560)	$35,684	$541	$-	$541	$36,225

See notes to the consolidated financial statements.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(21,931)	$(29,340)	$(32,102)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	2,687	2,759	1,954
Securities received in payment of license fees	(750)	-	(13)
Share-based compensation	1,152	1,151	3,885
Loss on disposal of fixed assets	17	382	-
Gain on sale of securities	(868)	-	-
Settlement and release	-	3,605	-
Impairment of investment	-	89	-
Asset impairment	1,308	-	-
Asset deposit	375	-	-
Accrued interest on notes receivable	-	(83)	(89)
Changes in operating assets and liabilities:
Accounts receivable, net	276	363	(188)
Accounts receivable from related party, net	(4)	-	495
Notes receivable from related party, net	-	1,722	(1,219)
Product inventories	(4,896)	(98)	231
Prepaid expenses and other current assets	(1,247)	226	(387)
Other assets	33	-	(102)
Trade accounts payable	958	(7,075)	5,098
Accrued salaries and benefits	(736)	(878)	1,399
Accrued warranty	43	(2,880)	2,916
Accrued liabilities	(6)	5	233

Net cash used in operating activities	(23,589)	(30,052)	(17,889)

Cash flows from investing activities:
Sale of available for sale securities	2,006	-	33,675
Purchase of available for sale securities	-	-	(23,050)
Interest on available for sale securities	6	4	4
Purchase of property and equipment	(768)	(3,046)	(4,066)
Proceeds from sale of assets	-	35	-

Net cash provided by (used in) investing activities	1,244	(3,007)	6,563

			(continued)

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of United States Dollars, except shares and per share amounts)

	Year Ended December 31,
	2009	2008	2007
Cash flows from financing activities:
Issuance of common shares for cash, net of
issuance costs	$12,813	$10,000	$40,519
Proceeds from exercise of stock options	-	528	626
Proceeds from exercise of warrants	-	752	6,248
Proceeds from recovery of short swing profits	-	177	-
Proceeds from notes payable	387	345	-
Payment of notes payable	(926)	(813)	(600)
Proceeds from long-term debt	58	12	-
Repayment of long-term debt	(15)	-	-
Contributions from non-controlling interest	62	-	2,000
Net cash provided by financing activities	12,379	11,001	48,793

Net (decrease) increase in cash and cash equivalents	(9,966)	(22,058)	37,467

Cash and cash equivalents, beginning of period	28,088	50,146	12,679

Cash and cash equivalents, end of period	$18,122	$28,088	$50,146
Supplemental disclosures:
Cash paid for interest	$97	$133	$168
Cash paid for income taxes	None	None	None

Supplemental schedule of non-cash activities (in 000s):

For the year ended December 31, 2009:

- We recognized an impairment on AlSher Titania LLC fixed assets of $1,308.
- We recognized a realized gain of $868 on the sale of the Spectrum Pharmaceuticals stock.
- We received stock valued at $750 in payment of license from Spectrum Pharmaceuticals.
- We issued 382,115 shares of restricted stock to directors with a fair value of $397 for which no cash will be received.
- We had an unrealized loss on available for sale securities of $468.
- We made equipment purchases of $75 which are included in trade accounts payable at December 31, 2009.

For the year ended December 31, 2008:
- We issued 2,117,647 shares of stock as a settlement and release of all known claims to Al Yousuf, LLC having a fair value of $3,605 for which no cash will be received.
- We had an unrealized loss on available for sale securities of $1,387.
- We issued 141,746 shares of restricted stock to employees and directors having a fair value of approximately $303 for which no cash will be received.
- We made equipment purchases of $10 which are included in trade accounts payable at December 31, 2008.

For the year ended December 31, 2007:

- We made equipment purchases of $1,183 which are included in trade accounts payable at December 31, 2007.
- We had an unrealized loss on available for sale securities of $667.
- We issued 69,909 shares of restricted stock to employees and directors having a fair value of approximately $237 for which no cash will be received.
- We received 1,000,000 shares of common stock valued at $107 in connection with the Phoenix Motorcar, Inc. January 2007 purchase agreement.  The investment was recorded with an offset to deferred revenue.

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007
(Expressed in United States Dollars)

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business — We are a Canadian company, with principal assets and operations in the United States of America, whose primary business is developing and commercializing nano lithium titanate batteries.  We also provide contract research services on select projects where we can utilize our resources to develop intellectual property and/or new products and technology.  Our primary facilities are located in Reno, Nevada, of approximately 85,000 square feet, and in Anderson, Indiana, of approximately 70,000 square feet.

Principles of Consolidation — The consolidated financial statements include the accounts of Altair Nanotechnologies Inc. and our subsidiaries which include (1) Altair US Holdings, Inc., (2) Mineral Recovery Systems, Inc. (“MRS”), (3) Fine Gold Recovery Systems, Inc. (“FGRS”) dissolved on December 30, 2008, and (4) Altairnano, Inc. (“ANI”), (collectively referred to as the “Company”), all of which are 100% owned and (5) AlSher Titania LLC, which is 70% owned by ANI. All of the subsidiaries are incorporated in the United States of America. Inter-company transactions and balances have been eliminated in consolidation.

Basis of Presentation — The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements for the years ended December 31, 2009, 2008 and 2007, we incurred net losses of $21.3 million, $29.1 million, and $31.5 million, respectively.  At December 31, 2009 and 2008, we had stockholders’ equity of $35.7 million and $42.7 million, respectively.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, to develop commercially viable products and processes, and ultimately to establish profitable operations.  We have financed operations through operating revenues and through the issuance of equity securities (common shares, convertible debentures, stock options and warrants), and debt (term notes). Until we are able to generate positive operating cash flows, additional funds will be required to support operations. We believe that current working capital, cash receipts from anticipated sales and funding through additional sales of common stock will be sufficient to enable us to continue as a going concern through 2010.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents consist principally of bank deposits and institutional money market funds.  Short-term investments that are highly liquid and have insignificant interest rate risk and maturities of 90 days or less are classified as cash and cash equivalents.  Investments that do not meet the definition of cash equivalents are classified as held-to-maturity or available-for-sale.

Our cash balances are maintained in bank accounts that are insured by the Federal Deposit Insurance Corporation (“FDIC”) and Canada Deposit Insurance Corporation (“CDIC”) up to a maximum of US $250,000 and CN $100,000, respectively, per depositor.  At December 31, 2008 and 2009 we had $969,000 and $1,192,000, respectively in excess of insurance limits in bank accounts insured by the FDIC or CDIC.

Investment in Available for Sale Securities  — Available for sale securities (long-term) includes publicly-traded equity investments which are classified as available for sale and recorded at market value using the specific identification method.  Unrealized gains and losses (except for other than temporary impairments) are recorded in other comprehensive income (loss), which is reported as a component of stockholders’ equity.  We evaluate our investments on a quarterly basis to determine if a potential other than temporary impairment exists.  Our evaluation considers the investees’ specific business conditions as well as general industry and market conditions.

Accounts Receivable — Accounts receivable consists of amounts due from customers for services and product sales, net of an allowance for losses.  We determine the allowance for doubtful accounts by reviewing each customer account and specifically identifying any potential for loss.  The allowance for doubtful accounts at December 31, 2009 was $161,000 and as of December 31, 2008 the allowance was $84,000.  Actual losses related to collection of accounts receivable for the years ended December 31, 2009 and 2008 were insignificant.

Inventory – We value our inventories generally at the lower of cost (first-in, first-out method) or market.  We employ a full absorption procedure using standard cost techniques.  The standards are customarily reviewed and adjusted every three months.  Overhead rates are recorded to inventory based on normal capacity.  Any idle facility costs or excessive spoilage are recorded as current period charges.  As of December 31, 2009 we recorded a $71,000 inventory valuation allowance, $45,000 of this amount was for a quality issue we experienced with our cell supplier.  We recorded a 2% inventory impairment reserve on certain cells that were not manufactured to our exact specifications.  As a result, approximately .5% of these cells are non-functional to date.  As of December 31, 2008 we had $98,000 of total inventory and zero inventory allowance recorded.

Property, Plant and Equipment — Property, plant and equipment held and used are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the following useful lives:

Furniture and office equipment	3–7 years
Vehicles	5 years
Nanoparticle production equipment	5–10 years
Building and improvements	30 years

We have property, plant and equipment that is held and not used stated at cost less accumulated depreciation.  Depreciation is recorded using the straight-line method over the useful lives established for property, plant and equipment held and used.

Patents — Patents related to the nanoparticle production technology are carried at cost and amortized on a straight-line basis over their estimated useful lives, which range from 14 to 17 years.

Research and Development Expenditures — The costs of materials, equipment, or facilities that are acquired or constructed for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) are expensed as research and development costs at the time the costs are incurred.  Research and development expenditures related to materials and equipment or facilities that are acquired or constructed for research and development activities and that have alternative future uses (in research and development projects or otherwise) are capitalized when acquired or constructed.  Research and development expenditures, which include the cost of materials consumed in research and development activities, salaries, wages and other costs of personnel engaged in research and development, costs of services performed by others for research and development on our behalf and indirect costs are expensed as research and development costs when incurred.

Foreign Currency Translation — Asset and liability accounts, which are originally recorded in the appropriate local currencies, are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average exchange rates for the period. Transaction gains and losses are included in the accompanying consolidated statements of operations. Substantially all of our assets are located in the United States of America.

Stock-Based Compensation — We measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized over the period during which services are provided in exchange for the award, known as the requisite service period (usually the vesting period).

Long-Lived Assets — We evaluate the carrying value of long-term assets, including patents, when events or circumstance indicate the existence of a possible impairment, based on projected undiscounted cash flows, and recognize impairment when such cash flows will be less than the carrying values. Measurement of the amounts of impairments, if any, is based upon the difference between carrying value and fair value. Events or circumstances that could indicate the existence of a possible impairment include obsolescence of the technology, an absence of market demand for the product, and/or continuing technology rights protection.  An asset impairment of $1.3 million in 2009 was recorded for AlSher Titania LLC assets, as management determined the carrying value of these assets to be greater than their projected future undiscounted cash flows.  Sherwin-Williams is seeking outside financing to continue this business.  We evaluated the different possibilities of outcome for AlSher Titania LLC as of December 31, 2009, and then determined their estimated fair value based on the most likely scenario of this business moving forward.

Revenue Recognition — We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been performed, the fee is fixed and determinable, and collectability is probable.  Our revenues are derived from license fees, product sales, commercial collaborations and contracts and grants.  License fees are recognized when the agreement is signed, we have performed all material obligations related to the particular milestone payment or other revenue component and the earnings process is complete.  Revenue for product sales is recognized upon delivery of the product, unless specific contractual terms dictate otherwise.  Based on the specific terms and conditions of each contract/grant, revenues are recognized on a time and materials basis, a percentage of completion basis and/or a completed contract basis.  Revenue under contracts based on time and materials is recognized at contractually billable rates as labor hours and expenses are incurred.  Revenue under contracts based on a fixed fee arrangement is recognized based on various performance measures, such as stipulated milestones.  As these milestones are achieved, revenue is recognized.  From time to time, facts develop that may require us to revise our estimated total costs or revenues expected.  The cumulative effect of revised estimates is recorded in the period in which the facts requiring revisions become known.  The full amount of anticipated losses on any type of contract is recognized in the period in which it becomes known.  Payments received in advance relating to the future performance of services or delivery of products is deferred until the performance of the service is complete or the product is shipped.  Upfront payments received in connection with certain rights granted in contractual arrangements are deferred and amortized over the related time period over which the benefits are received.  Based on specific customer bill and hold agreements, revenue is recognized when the inventory is shipped to a third party storage warehouse, the inventory is segregated and marked as sold, the customer takes the full rights of ownership and title to the inventory upon shipment to the warehouse per the bill and hold agreement.  When contract terms include multiple components that are considered separate units of accounting, the revenue is attributed to each component and revenue recognition may occur at different points in time for product shipment, installation, and service contracts based on substantial completion of the earnings process.

Accrued Warranty — We provide a limited warranty for battery packs and energy storage systems, generally for three years from purchase date.  A liability is recorded for estimated warranty obligations at the date products are sold.  Since these are new products, the estimated cost of warranty coverage is based on cell and module life cycle testing and compared for reasonableness to warranty rates on competing battery products.  As sufficient actual historical data is collected on the new product, the estimated cost of warranty coverage will be adjusted accordingly.  The liability for estimated warranty obligations may also be adjusted based on specific warranty issues identified.

Non-controlling Interest — In April 2007, The Sherwin-Williams Company (“Sherwin”) entered into an agreement with us to form AlSher Titania LLC (“AlSher”), a Delaware limited liability company.  AlSher is a joint venture combining certain technologies of ours and Sherwin in order to develop and produce titanium dioxide pigment for use in paint and coatings and nano titanium dioxide materials for use in a variety of applications, including those related to removing contaminants from air and water.  Pursuant to a Contribution Agreement dated April 24, 2007 among Sherwin, AlSher, and us, we contributed to AlSher an exclusive license to use our technology (including our hydrochloride pigment process) for the production of titanium dioxide pigment and other titanium containing materials (other than battery or nanoelectrode materials) and certain pilot plant assets with a net book value of $3,110,000.  We received no consideration for the license granted to AlSher other than our ownership interest in AlSher.  Sherwin agreed to contribute to AlSher cash and a license agreement related to a technology for the manufacture of titanium dioxide using the digestion of ilmenite in hydrochloric acid.  As a condition to enter into the second phase of the joint venture, we agreed to complete the pigment pilot processing plant and related development activities by January 2008.  The 100 ton pigment pilot processing plant was commissioned in February 2008 and the costs associated with this effort were partially reimbursed by AlSher.  We contribute any work in process and fixed assets associated with completion of the pigment pilot processing plant to the AlSher joint venture.  For each reporting period, AlSher is consolidated with our subsidiaries because we have a controlling interest in AlSher and any inter-company transactions are eliminated (refer to Note 1 – Basis of Preparation of Consolidated Financial Statements).  The non-controlling shareholder’s interest in the net assets and net income or loss of AlSher are reported as non-controlling interest in subsidiary on the condensed consolidated balance sheet and as non-controlling interest share in the condensed consolidated statement of operations, respectively.

Although we are currently continuing to work with Sherwin to identify and qualify an interested third party to purchase our interest in AlSher, these assets have been idled for all of 2009.  In assessing potential outcomes it is our judgment that the most likely outcome is for the AlSher fixed assets to be of limited value to a potential buyer, if one is found.  We would be able to use some of these assets in its Power and Energy Group, and the rest would be sold for scrap.  Accordingly, we determined that these assets were impaired, and a $1.3 million impairment loss is reflected in our December 31, 2009 financial statements to reduce the AlSher assets net book value to $417,574.

Overhead Allocation — Facilities overhead, which is comprised primarily of occupancy and related expenses, and fringe benefit expenses are initially recorded in general and administrative expenses and then allocated to research and development and product inventories based on relative labor costs.

Net Loss per Common Share — Basic loss per share is computed using the weighted average number of common shares outstanding during the period.  Diluted loss per share is computed using the weighted average number of common and potentially dilutive shares outstanding during the period.  Potentially dilutive shares consist of the incremental common shares issuable upon the exercise of stock options and warrants.  Potentially dilutive shares are excluded from the computation if their effect is anti-dilutive.  We had a net loss for all periods presented herein; therefore, none of the stock options and warrants outstanding during each of the periods presented, as discussed in Notes 11 and 12, were included in the computation of diluted loss per share as they were anti-dilutive.  Stock options and warrants to purchase a total of 11,948,649 shares as of December 31, 2009, 4,637,989 shares as of December 31, 2008 and 5,307,319 shares as of December 31, 2007 were excluded from the calculations of diluted loss per share for the years ended December 31, 2009, 2008 and 2007, respectively.

Accumulated Other Comprehensive Loss — Accumulated other comprehensive loss consists entirely of unrealized loss on the investment in available for sale securities.  The components of comprehensive loss for the years ended December 31, 2009, 2008 and 2007 are as follows:

In thousands of dollars
	Year Ended December 31,
	2009	2008	2007
Net loss	$(21,931)	$(29,340)	$(32,102)
Unrealized gain/(loss) on investment
in available for sale securities,
net of taxes of $0	313	(1,387)	(667)
Comprehensive loss	(21,618)	(30,727)	(32,769)
Comprehensive loss attributable to the non-controlling interest	619	271	631

Comprehensive loss attributable to Altair Nanotechnologies Inc.	$(20,999)	$(30,456)	$(32,138)

Deferred Income Taxes — We use the asset and liability approach for financial accounting and reporting for income taxes.  Deferred income taxes are provided for temporary differences on the basis of assets and liabilities as reported for financial statement purposes and income tax purposes. We have recorded a valuation allowance against all net deferred tax assets.  The valuation allowance reduces deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

Fair Value of Financial Instruments — Our financial instruments such as cash and cash equivalents and long-term debt, when valued using market interest rates, would not be materially different from the amounts presented in the consolidated financial statements.

Recent Accounting Pronouncements —

Adopted:

Codification

On September 30, 2009, the Company adopted changes issued by the Financial Accounting Standards Board (FASB) to the authoritative hierarchy of GAAP. These changes establish the FASB Accounting Standards Codification TM (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Financial Statements.

Fair Value Accounting

On October 1, 2009, the Company adopted changes issued by the FASB to fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.

On June 30, 2009, the Company adopted changes issued by the FASB to fair value disclosures of financial instruments. These changes require a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. Such disclosures include the fair value of all financial instruments, for which it is practicable to estimate that value, whether recognized or not recognized in the statement of financial position; the related carrying amount of these financial instruments; and the method(s) and significant assumptions used to estimate the fair value. Other than the required disclosures, the adoption of these changes had no impact on the Financial Statements.

On June 30, 2009, the Company adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements, which is that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes had no impact on the Financial Statements.

On June 30, 2009, the Company adopted changes issued by the FASB to the recognition and presentation of other-than-temporary impairments. These changes amend existing other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities. The adoption of these changes had no impact on the Financial Statements.

On January 1, 2009, the Company adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on the Financial Statements. These provisions will be applied at such time a fair value measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

Business Combinations and Consolidation Accounting

On January 1, 2009, the Company adopted changes issued by the FASB on April 1, 2009 to accounting for business combinations. These changes apply to all assets acquired and liabilities assumed in a business combination that arise from certain contingencies and requires (i) an acquirer to recognize at fair value, at the acquisition date, an asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period otherwise the asset or liability should be recognized at the acquisition date if certain defined criteria are met; (ii) contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be recognized initially at fair value; (iii) subsequent measurements of assets and liabilities arising from contingencies be based on a systematic and rational method depending on their nature and contingent consideration arrangements be measured subsequently; and (iv) disclosures of the amounts and measurement basis of such assets and liabilities and the nature of the contingencies. The adoption of these changes had no impact on the financial statements.

On January 1, 2009, the Company adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a non-controlling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items, that a non-controlling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and non-controlling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and non-controlling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value. Other than the change in presentation of non-controlling interests, the adoption of these changes had no impact on the Financial Statements. The presentation and disclosure requirements of these changes were applied retrospectively.

On January 1, 2009, the Company adopted changes issued by the FASB to accounting for business combinations. While retaining the fundamental requirements of accounting for business combinations, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination, these changes define the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. These changes require an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This guidance also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, these changes require acquisition-related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price. The adoption of these changes had no impact on the financial statements.

Other

On June 30, 2009, the Company adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, otherwise known as “subsequent events.” Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. These changes did not result in significant changes in the accounting and disclosure for subsequent events.

On January 1, 2009, the Company adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities. These changes require enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Other than the required disclosures, the adoption of these changes had no impact on the Financial Statements.

On January 1, 2009, the Company adopted changes issued by the FASB to accounting for intangible assets. These changes amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset in order to improve the consistency between the useful life of a recognized intangible asset outside of a business combination and the period of expected cash flows used to measure the fair value of an intangible asset in a business combination. The adoption of these changes had no impact on the Financial Statements.

On January 1, 2009, the Company adopted changes issued by the FASB to the calculation of earnings per share. These changes state that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method for all periods presented. The adoption of these changes had no impact on the financial statements.

Issued

In June 2009, the FASB issued changes to the accounting for variable interest entities. These changes require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. These changes become effective for the Company on January 1, 2010. Management has determined that the adoption of these changes will not have an impact on the Financial Statements.

In June 2009, the FASB issued changes to the accounting for transfers of financial assets. These changes remove the concept of a qualifying special-purpose entity and remove the exception from the application of variable interest accounting to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure; among others. These changes become effective for the Company on January 1, 2010. Management has determined that the adoption of these changes will not have an impact on the Financial Statements.

Reclassifications — Certain reclassifications have been made to prior period amounts to conform to classifications adopted in the current year.

3.      INVESTMENT IN AVAILABLE FOR SALE SECURITIES

Investments in available for sale securities (long-term) consists of auction rate corporate notes and investments in common stock as discussed below.

The auction rate corporate notes are long-term instruments with expiration dates through 2017.  Through the third quarter of 2007, the interest was settled and the rate reset every 7 to 28 days and historically these investments were classified as short-term investments.  However, in the fourth quarter of 2007 due to the reduction of liquidity in the auction rate market, sell orders exceeded bid orders in that market, and the interest relating to these investments was reset to a contractual rate of London Interbank Offering Rate plus 50 basis points, which is not a market rate.  Based on this change in the liquidity, these investments were evaluated to determine if there was impairment at December 31, 2009.  Our evaluation included consultation with our investment advisors, assessment of the strength of the financial institution paying the interest on these investments, ratings of the underlying collateral, and a probability-weighted discounted cash flow analysis.  Based on this analysis, we estimate that at December 31, 2009 their fair value was $2.6 million, representing a cumulative unrealized holding loss of approximately $1.3 million.  Based on our evaluation of the credit ratings of the bonds underlying these auction rate corporate notes, and our ability and intent to hold the investment for a reasonable period of time sufficient for an expected recovery of fair value or until they mature in 2017, we do not consider this investment to be other than temporarily impaired at December 31, 2009.

Investment in available for sale securities (short-term) consists of 113,809 shares of Spectrum Pharmaceuticals, Inc. (“Spectrum”) common stock.  The shares were received as partial compensation for the assignment of all rights and title to RenaZorbTM and RenalanTM.  Upon receipt, the shares were recorded at their market value as measured by their closing price on the NASDAQ Capital Market, resulting in a recorded basis of $750,000.  At December 31, 2009, their fair value was $505,000 representing an unrealized holding loss of $245,000.  We evaluated this investment to determine if there is an other-than-temporary impairment at December 31, 2009.  Our evaluation took into consideration published investment analysis, status of drug candidates in development, analysts’ recommendations, insider trading activity, and other factors.  Based on our evaluation and our ability and intent to hold the investment for a reasonable period of time sufficient for an expected recovery of fair value, we do not consider this investment to be other than temporarily impaired at December 31, 2009.

4.  FAIR VALUE MEASUREMENTS

Our financial instruments are accounted for at fair value on a recurring basis.  Fair value is determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  A market or observable inputs is the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs.

The valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Significant inputs to the valuation model are unobservable.

The following table summarizes the valuation of our assets by the fair value hierarchy at
December 31, 2009:

In thousands of dollars

Assets at fair value:	Total	Level 1	Level 2	Level 3
Auction rate corporate notes	$2,587	$-	$-	$2,587
Spectrum Pharmaceuticals, Inc.	505	505	-	-
Investment in available for sale securities	$3,092	$505	$-	$2,587

The following table summarizes the valuation of our assets by the fair value hierarchy at
December 31, 2008:

In thousands of dollars

Assets at fair value:	Total	Level 1	Level 2	Level 3
Auction rate corporate notes	$2,816	$-	$-	$2,816
Spectrum Pharmaceuticals, Inc.	358	358	-	-
Investment in available for sale securities	$3,174	$358	$-	$2,816

The Spectrum Pharmaceuticals shares listed above at December 31, 2009 were acquired from Spectrum on August 4, 2009 when we entered into an amended agreement with Spectrum in which we transferred them the rights to RenalanTM in addition to RenaZorbTM.  A component of this agreement was the payment to us of an additional 113,809 shares of Spectrum common stock.

The Spectrum Pharmaceuticals shares listed above at December 31, 2008 were received as partial payment of licensing fees when Spectrum entered into a license agreement with us for RenaZorbTM in January 2005 and in payment of the first milestone achieved in June 2006.  The shares were sold during the quarter ended September 30, 2009.

The activity relating to assets valued on a recurring basis utilizing Level 3 inputs for the twelve months ended December 31, 2009 and December 31, 2008 is summarized below:

In thousands of dollars

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)	Auction rate corporate notes 2009	Auction rate corporate notes 2008
Beginning Balance, January 1	$2,816	$3,912
Total gains or (losses) (realized/unrealized):
Included in other comprehensive income	(223)	(1,092)
Other adjustments	(6)	(4)
Ending Balance, December 31	$2,587	$2,816

The amount of total gains or losses for the twelve months ended December 31, 2009 and December 31, 2008 included in other comprehensive income in Stockholder’s Equity attributable to the change in unrealized gain (loss) relating to assets still held at the reporting date was $313,000 and $(1.4) million, respectively.  A realized gain of $868,000 was recorded in 2009 associated with the sale of 240,000 shares of the Spectrum common stock that we held.

Financial instruments that trade in less liquid markets with limited pricing information generally include both observable and unobservable inputs.  In instances where observable data is unavailable, we consider the assumptions that market participants would use in valuing the asset.  Such investments are categorized in Level 3 as the inputs generally are not observable.  Our evaluation included consultation with our investment advisors, assessment of the strength of the financial institution paying the interest on these investments, ratings of the underlying collateral, and a probability-weighted discounted cash flow analysis.

5.  PRODUCT INVENTORIES

Product Inventories consisted of the following at December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Raw materials	$3,933	$98
Work in process	908	-
Finished goods	202	-
Total product inventories	$5,043	$98

Once products reach the commercialization stage, the related inventory is recorded.  The costs associated with products undergoing research and development are expensed as incurred.  As of December 31, 2008, raw materials inventory relates to lithium titanate spinel (LTO).  As of December 31, 2009 inventory relates to the production of batteries targeted at the stationary power and electric bus markets.
As of December 31, 2009 we recorded a $71,000 inventory valuation allowance.

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment used in operations consisted of the following as of December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Machinery and equipment	$9,116	$11,062
Building and improvements	4,288	5,084
Furniture, office equipment & other	1,251	838

Total	14,655	16,984
Less accumulated depreciation	(5,985)	(5,347)
Total property, plant and equipment	$8,670	$11,637

Property, plant and equipment not used in operations consisted of the following as of December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Machinery and equipment	$5,642	$3,385
Building and improvements	849	-
Furniture, office equipment & other	49	-
Asset impairment	(1,308)	-

Total	5,232	3,385
Less accumulated depreciation	(3,021)	(1,008)
Total property, plant and equipment	$2,211	$2,377

Depreciation expense for the years ended December 31, 2009, 2008, and 2007 totaled $2.6 million, $2.7 million and $1.4 million, respectively.

Asset impairment of $1.3 million in 2009 relates to the expense of adjusting AlSher Titania, LLC assets to fair market value as of December 31, 2009.  These assets have been temporarily idled throughout 2009 as we searched for an interested party to acquire our interests in AlSher Titania. We are in negotiations with Sherwin-Williams with respect to their potential acquisition of our interest in AlSher Titania LLC.  Regardless of the closing of the sale of our interest in AlSher Titania, LLC to Sherwin-Williams, should Sherwin-Williams be unable to find an acceptable third party investor, AlSher Titania, LLC will in all likelihood be dissolved.  Certain of its assets would be integrated into our Power and Energy Group and the balance of the assets would be sold or scrapped.

The remaining Performance Materials fixed assets of $609,000 at December 31, 2009 consist primarily of production assets such as mills, furnaces and laboratory equipment suited for general use in our business.  These assets will be re-purposed to the Power and Energy segment to support the anticipated growth in sales volume within the next two years.  These assets are expected to have in-service lives at least equal to their depreciation lives and with reasonable ongoing maintenance are expected to continue functioning throughout that period.  If we are unable to commercialize our battery products, the value of these assets could be impaired, but we believe this outcome is unlikely.  These assets were classified as held and used as of December 31, 2008 and were classified as held and not used as of December 31, 2009.

Life Sciences fixed assets with a net book value of $1.2 million as of December 31, 2009 are primarily building improvements that expand production and lab areas.  It was determined that these improvements do add to the value of our Reno, Nevada building and the space and will be required for the expansion of  Power and Energy operations based on anticipated growth in sales volume within the next two years.  Failure to commercialize our battery products and a significant drop in real estate values could lead to impairment of these assets.  We believe that the occurrence of such events is unlikely.

7.  PATENTS

Patents consisted of the following at December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Patents and patent applications	$1,518	$1,518
Less accumulated amortization	(967)	(882)
Total patents and patent applications	$551	$636

All patents are being amortized on a straight-line basis over their useful lives with a weighted average amortization period of approximately 16.5 years. Amortization expense was $84,000, for each of the years ended December 31, 2009, 2008 and 2007.  For each of the next five years, amortization expense relating to intangibles is expected to be approximately $84,000 per year.   We expense all costs, as incurred, associated with renewing or extending our patents.

8.  ACCRUED WARRANTY

Accrued warranty consisted of the following at December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Beginning Balance – January 1,	$36	$2,916
Additions	43	-
Release of obligation	-	(2,880)
Ending Balance – December 31,	$79	$36

We provided a limited warranty for battery products sold under the January 2007 purchase and supply agreement with Phoenix and the July 2007 AES development agreement.  The balance of $2.9 million as of January 1, 2008 reflects a one-time adjustment of $2.9 million to record the provision for warranty claims resulting from our decision to replace 47 of the Phoenix battery packs manufactured in 2007 due to a potential module configuration problem that could result in overheating.  The remaining balance of $36,000 reflects the warranty recorded in connection with the AES prototype battery pack purchase in 2007.  Based on an agreement reached between Phoenix and Altair in July 2008 (refer to Note 17. Related Party Transactions), the Phoenix warranty liability was reversed.  The $43,000 added to the warranty reserve during 2009 is associated with battery packs sold during 2009.

9.  ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Accrued interest	$38	$77
Accrued use tax	6	11
Accrued property tax	-	44
Accrued mineral lease payments	67	67
Accrued reclamation costs	6	8
Accrued straight line rent	54	72
Deferred revenue	311	365
Accrued fees to vendors	276	121
	$758	$765

10.  NOTES PAYABLE

Notes payable consisted of the following at December 31, 2009 and 2008:

In thousands of dollars
	2009	2008
Note payable to BHP Minerals
International, Inc.	$600	$1,200
Note payable to AICCO, Inc.	194	132
Capital leases	53	12
Less current portion	(810)	(736)
Long-term portion of capital leases	$37	$608

On August 8, 2002, we entered into a purchase and sale agreement with BHP Minerals International, Inc. (“BHP”), wherein we purchased the land, building and fixtures in Reno, Nevada where our titanium processing assets are located. In connection with this transaction, BHP also agreed to terminate our obligation to pay royalties associated with the sale or use of the titanium processing technology. In return, we issued to BHP a note in the amount of $3.0 million, at an interest rate of 7%, secured by the property we acquired. Interest did not begin to accrue until August 8, 2005. As a result, we imputed interest and reduced the face amount of the note payable by $567,000, which was then amortized to interest expense from inception of the note through August 8, 2005. Payments are due in February of each year beginning in 2006.  The note and all accrued interest was paid in full in January 2010.

11.  STOCK BASED COMPENSATION

At December 31, 2009, we have a stock incentive plan, administered by the Board of Directors, which provides for the granting of options and restricted shares to employees, officers, directors and other service providers of ours.  This Plan is described in more detail below.  The compensation cost that has been charged against income for this Plan was $1.1 million, $1.2 million, and $3.9 million for the years ended 2009, 2008 and 2007, respectively.  Of this amount, $221,000, $168,000 and $822,000 was recognized in connection with restricted stock and options granted to non-employees for the years ended 2009, 2008 and 2007, respectively.

Stock Options

The total number of shares authorized to be granted under the 2005 stock plan was increased from 3,000,000 to an aggregate of 9,000,000 based on the proposal approved at the annual and special meeting of shareholders on May 30, 2007.  Prior stock option plans, under which we may not make future grants, authorized a total of 6,600,000 shares, of which options for 5,745,500 were granted and options for 241,500 are outstanding and unexercised at December 31, 2009. Options granted under the plans generally are granted with an exercise price equal to the market value of a common share at the date of grant, have five- or ten-year terms and typically vest over periods ranging from immediately to three years from the date of grant.  The estimated fair value of equity-based awards, less expected forfeitures, is amortized over the awards’ vesting period utilizing the graded vesting method.  Under this method, unvested amounts begin amortizing at the beginning of the month in which the options are granted.

In calculating compensation recorded related to stock option grants for the years ended December 31, 2009 and 2008, the fair value of each stock option is estimated on the date of grant using the Black-Scholes-Merton option-pricing model and the following weighted average assumptions:

	2009	2008	2007
Dividend yield	None	None	None
Expected volatility	82%	76%	85%
Risk-free interest rate	1.50%	3.00%	4.60%
Expected life (years)	5.72	4.92	4.85

The computation of expected volatility used in the Black-Scholes Merton option-pricing model is based on the historical volatility of our share price.  The expected term is estimated based on a review of historical and future expectations of employee exercise behavior.

A summary of option activity under our equity-based compensation plans as of December 31, 2009, and changes during the year then ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Outstanding at January 1, 2009	3,956,507	$3.03	7.4	$11,000
Granted	1,604,750	1.16
Exercised	-	-
Forfeited/expired	(641,048)	3.20

Outstanding at December 31, 2009	4,920,209	$2.40	7.8	$2,000

Exercisable at December 31, 2009	2,219,414	$3.03	6.6	$-

Shares issued to non-employees reflected in the table above include 707,667 shares outstanding at January 1, 2009, 25,000 shares granted, no shares exercised, and 199,000 shares forfeited or expired  during the year ended December 31, 2009, resulting in 533,667 shares outstanding of which 415,333 shares were exercisable as of December 31, 2009.

The weighted-average grant-date fair value of options granted during 2009, 2008 and 2007 was $0.74, $1.89 and $2.05, respectively.  The total intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $0, $408,000 and $511,000 respectively.

A summary of the status of non-vested shares at December 31, 2009 and changes during the year then ended, is presented below:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Non-vested shares at January 1, 2009	2,050,902	$2.92
Granted	1,604,750	1.16
Vested	(798,148)	2.96
Forfeited/Expired	(156,709)	2.65

Non-vested shares at December 31, 2009	2,700,795	$1.88

Non-vested shares relating to non-employees reflected in the table above include 199,501 shares outstanding at January 1, 2009, 25,000 shares granted, no shares exercised, and 106,167 shares vested  during the year ended December 31, 2009, resulting in 118,334 non-vested shares outstanding at December 31, 2009.

As of December 31, 2009, there was $902,000 of total unrecognized compensation cost related to non-vested options granted under the plans.  That cost is expected to be recognized over a weighted average period of one year.  The total fair value of options vested during the year ended December 31, 2009 was $1.5 million.

Cash received from warrant and stock option exercises for the years ended December 31, 2009, 2008, and 2007 was $0, $1.3 million, and $6.9 million, respectively.

Warrants Issued

For the year ending December 31, 2009, 6,596,958 warrants were issued in connection with the May 28, 2009 common stock offering at a strike price of $1.00 per common share.  As a result, no intrinsic value existed at the issuance date.  The following assumptions were used to value the warrant cost of $4.6 million, recorded as common stock issuance cost:  expected life of 7 years, volatility of 89.8%, annual rate of quarterly dividends of $0 and risk free interest rate of 1.86%.  All of these warrants are outstanding at December 31, 2009.

Restricted Stock

Our stock incentive plan provides for the granting of other incentive awards in addition to stock options.  During the year ended December 31, 2009, the Board of Directors approved grants of 382,115 shares of restricted stock under the plan with a weighted average fair value of $1.04 per share.    Restricted shares have the same voting and dividend rights as our unrestricted common shares, vest over a two-year period and are subject to the employee’s or director’s continued service.  Compensation cost for restricted stock is recognized in the financial statements on a pro rata basis over the vesting period.

A summary of the changes in restricted stock outstanding during the year ended December 31, 2009 is presented below:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Non-vested shares at January 1, 2009	164,307	$2.27
Granted	382,115	1.04
Vested	(120,801)	2.30
Forfeited/Expired	(119,127)	1.00

Non-vested shares at December 31, 2009	306,494	$1.16

As of December 31, 2009, we had $225,000 of total unrecognized compensation expense, net of estimated forfeitures, related to restricted stock which will be recognized over the weighted average period of 1.6 years.

12.  WARRANTS

Warrants — Warrant activity for the years ended December 31, 2009, 2008, and 2007 is summarized as follows:

In thousands of dollars
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Warrants	Price	Warrants	Price	Warrants	Price
Outstanding at beginning of year	681,482	$4.15	1,141,706	$3.26	3,256,525	$2.84
Issued	6,597,958	1.00	-	-	296,407	3.29
Expired	(250,000)	5.27	(60,000)	2.50	(97,037)	2.58
Exercised	-	-	(400,224)	1.88	(2,314,189)	2.70
Outstanding at end of year	7,029,440	$1.15	681,482	$4.15	1,142,706	$3.26
Currently exercisable	7,029,440	$1.15	681,482	$4.15	1,142,706	$3.26

The following table summarizes information about warrants outstanding at December 31, 2009:

	Warrants Outstanding and Exercisable
		Weighted
		Average	Weighted
		Remaining	Average
Range of		Contractual	Exercise
Exercise Prices	Warrants	Life (Years)	Price
$1.00 to $2.49	6,596,958	6.4	$1.00
$2.50 to $3.49	231,482	2.0	3.38
$3.50 to $5.265	200,000	1.6	3.64
	7,028,440	6.1	$1.15

Except as noted below, the warrants were issued in conjunction with debt and equity offerings.  The warrants expire on various dates ranging to May 2016.

Warrants Issued in Payment of Services

The cost associated with warrants issued as payment for outside services is estimated on the date of issuance using the Black-Scholes-Merton option-pricing model.

For the year ending December 31, 2007, 200,000 warrants were issued in connection with the Joint Development and Equipment Purchase Agreement with AES Energy Storage, LLC and the related Warrant Issuance Agreement signed on July 20, 2007.  Pursuant to this agreement, an initial warrant to purchase 200,000 common shares of ours at $3.64 per share was issued.  Since the Initial Warrant did not become exercisable until December 31, 2007, the fair value of the warrants was estimated at the issuance date and adjusted using variable accounting until the final vesting date occurred.   Based on the following assumptions at the vesting date of expected life of 1.83 years, volatility of 43.7%, annual rate of quarterly dividends of $0 and the risk free interest rate of 3.5%, a total of $261,000 was recorded in stock compensation expense.  All of these warrants are outstanding at December 31, 2009.

13.  OTHER TRANSACTIONS

For the year ending December 31, 2009, 6,596,958 warrants were issued in connection with the May 28, 2009 common stock offering at a strike price of $1.00 per common share.  As a result, no intrinsic value existed at the issuance date.  The following assumptions were used to value the warrant cost of $4.6 million, recorded as common stock issuance cost:  expected life of 7 years, volatility of 89.8%, annual rate of quarterly dividends of $0 and risk free interest rate of 1.86%.  All of these warrants are outstanding at December 31, 2009.

On December 15, 2009, the Company received a letter from Iqbal Al Yousuf resigning as a director of the Company.  In connection with his service as a director of the Company, Mr. Al Yousuf was a member of the Company’s Compensation, Corporate Governance and Nominations Committee.  Mr. Al Yousuf’s resignation was effective as of the appointment, at the request of Al Yousuf, LLC, of Alexander Lee as his successor, which occurred on December 17, 2009.  Mr. Al Yousuf had been a director since October 14, 2008.

On August 14, 2009, we entered into a Demand Registration Agreement (“Revised Agreement”) with Al Yousuf, LLC, a United Arab Emirates limited liability company.  This Revised Agreement delays registration of Al Yousuf LLC’s shares until after May 29, 2011 and retains this right of registration through November 29, 2015.  Al Yousuf LLC may request a single registration under the 1933 Act of the resale of all or any portion of its Registrable Securities.  The November 29, 2007 Agreement described below allowed Al Yousuf LLC the right of registration effective November 29, 2009.

On June 4, 2009, the Company expanded its Board of Directors to an aggregate of eight directors and appointed Hossein Asrar Haghighi, Chief Financial Officer of Al Yousuf Group, to fill the vacancy.

On October 14, 2008, we expanded our Board of Directors to an aggregate of eight directors and appointed Iqbal Al Yousuf to fill the vacancy.  Mr. Al Yousuf was also appointed to the Board’s Compensation Nominating and Governance Committee.

On October 6, 2008, we entered into a Stock Purchase and Settlement Agreement with Al Yousuf, LLC.  2,117,647 shares of common stock were issued at a fair value of $1.70 that were agreed upon as part of arms length negotiations, and were recorded as settlement expense in Operating Expense for the twelve months ended December 31, 2008.  Additionally, 5,882,353 shares were acquired by Al Yousuf, LLC at a purchase price of $1.70 per share for an aggregate purchase price of $10.0 million (refer to Note 17).

On November 29, 2007 we entered into a Purchase Agreement with Al Yousuf, LLC relating to the purchase by Al Yousuf, LLC of 11,428,572 common shares of ours at a purchase price of $3.50 per share, for an aggregate purchase price of $40.0 million.  The purchase closed in two stages, with a closing of 10,000,000 in shares on November 29, 2007 and a closing for the remaining shares on December 10, 2007.  Total commission and expenses of $2.4 million were paid to the placement agent in connection with this transaction.  We also executed a Registration Rights Agreement pursuant to which we are required to cause a registration statement registering the re-sale of the Shares to be effective on the two-year anniversary of closing, to the extent the Shares are not at such time eligible for resale without restriction under Rule 144 under the Securities Act.  Al Yousuf LLC also has the right to demand a one-time underwritten registration of the Shares at any time during a six-year period beginning at the expiration of the initial two-year lockup period.  The Registration Rights Agreement includes customary provisions related to indemnification of Investor and continued effectiveness of the registration statement.

In March 2007, The AES Corporation privately purchased 895,523 unregistered common shares of ours at a price of $3.35 per share.  Total proceeds received relating to the purchase were $3.0 million.  No underwriting commission was paid in connection with this transaction.  We agreed to prepare and file a registration statement to register the shares within 30 days of the closing date of the transaction, which was effective on March 5, 2007.  Due to additional time required by AES to review the registration statement and prepare related documents, the registration statement was not filed until April 10, 2007 and became effective on May 30, 2007.

14.  LEASES

Operating Leases — We lease certain premises for office space and other corporate purposes.  Operating lease commitments at December 31, 2009 were:

Year ending December 31:

In thousands of dollars:
2010	$313
2011	317
2012	165
Thereafter	-
Total	$795

Lease expense for the years ended December 31, 2009, 2008 and 2007 totaled $263,000, $263,000 and $167,000, respectively.

Future minimum payments on capitalized leases are as follows:

     In thousands of dollars:
Year ending December 31:
2010	$22
2011	22
2012	17
61
Less amount representing interest	(8)
Present value of net minimum lease payments	53
Less current maturity	(16)
Present value of net minimum leases included in long-term debt	$37

15.  INCOME TAXES

Losses before income taxes include (losses) profits relating to non-U.S. operations of $(361,000), $(3.1) million and $6.3 million in the years ended December 31, 2009, 2008 and 2007, respectively.

Because of the net operating losses and a valuation allowance on deferred tax assets, there was no provision for income taxes recorded in the accompanying consolidated financial statements for each of the three years ended December 31, 2009, 2008, and 2007.

A reconciliation of the federal statutory income tax rate (35%) and our effective income tax rates is as follows:

In thousands of dollars:
	Year Ended December 31,
	2009	2008	2007

Federal statutory income tax benefit	$(7,459)	$(10,174)	$(10,959)
Expiration of net operating loss carry forwards	1,509	517	368
Other, net	(17)	29	(95)
True up to prior tax returns	(682)	(3,481)	1,558
Exercise of incentive stock options	318	390	1,098
Valuation allowance	6,331	12,719	8,030

Total	$-	$-	$-

The components of the deferred tax assets consisted of the following as of December 31, 2009 and 2008:

In thousands of dollars:
	2009	2008
Deferred tax assets:
Net operating loss carry forwards	$46,938	$40,730
Basis difference in intangible assets	709	999
Accruals	395	619
Tax credits	465	465
Other, net	724	585

Total deferred tax assets	49,231	43,398

Deferred tax liabilities:
Basis difference in property, plant,
and equipment	(896)	(909)

Total deferred tax liabilities	(896)	(909)

Valuation allowance	(48,335)	(42,489)

Net deferred tax assets	$-	$-

As a result of certain realization requirements, the table of deferred tax assets shown above does not include certain deferred tax assets at December 31, 2009 and 2008 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting.   Equity will be increased by approximately $27,000 if and when such deferred tax assets are ultimately realized.  We use tax law ordering for purposes of determining when excess tax benefits have been realized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In thousands of dollars:

	2009	2008
Balance at January 1	$27	$75
Reductions based on tax positions related to the current year	-	(48)
Balance at December 31	$27	$27

The Company does not recognize interest or penalties related to unrecognized tax benefits.

The Company has no material uncertain tax positions.

Our operating loss carry-forwards include losses generated in the United States and in Canada. The net operating loss carry-forwards total approximately $133.1 million as of December 31, 2009 and will expire at various dates as follows:

2010 - 2013	$2,267,000
2014 - 2018	874,000
2019 - 2023	20,328,000
2024 - 2029	109,680,000

Due to the significant increase in common stock issued and outstanding from 2005 through 2009, Section 382 of the Internal Revenue Code may provide significant limitations on the utilization of net operating loss carry-forwards.  As a result of these limitations, a portion of these loss and credit carryovers may expire without being utilized.

We are subject to taxation in the U.S., Canada and various states. We record liabilities for income tax contingencies based on our best estimate of the underlying exposures. We have not been audited by any jurisdiction since our inception in 1998. We are open for audit by the U.S. Internal Revenue Service, the Canada Revenue Agency and U.S. state tax jurisdictions from our inception in 1998 to 2009.

16.  COMMITMENTS AND CONTINGENCIES

Contingencies — We are subject to claims in the normal course of business.  Management, after consultation with legal counsel, believes that liabilities, if any, resulting from such claims will not materially effect our financial position or results of operations.

Litigation — We are currently not aware of any investigations, claims, or lawsuits that we believe could have a material adverse effect on our consolidated financial position or on our consolidated results of operations.

17.  RELATED PARTY TRANSACTIONS

On August 14, 2009, the Company entered into a Demand Registration Agreement (“Revised Agreement”) with Al Yousuf, LLC, a United Arab Emirates limited liability company (the “Investor”).  This Revised Agreement delays registration of Investor’s shares until after May 29, 2011 and Investor has this right of registration through November 29, 2015.  The Investor may request a single registration under the 1933 Act of the resale of all or any portion of its Registrable Securities.  The November 29, 2007 Agreement described below allowed investor the right of registration effective November 29, 2009.

On October 6, 2008, we entered into a Stock Purchase and Settlement Agreement dated as of September 30, 2008 with Al Yousuf, LLC. Pursuant to the agreement, we agreed to issue an aggregate of 8,000,000 common shares to Al Yousuf LLC. Of such shares, 5,882,353 shares were acquired on October 14, 2008 by Al Yousuf LLC at a purchase price of $1.70 per share, for an aggregate purchase price of $10.0 million. The remaining 2,117,647 shares were issued upon execution of the agreement in exchange for a release by Al Yousuf LLC of all potential claims arising from design concerns related to battery packs delivered to Phoenix Motorcars, Inc. in 2007, our related offer of a warranty replacement and inventory write-off, and any other known claims existing as of the date of the agreement. Under the Purchase Agreement dated November 29, 2007 between us and Al Yousuf LLC, pursuant to which Al Yousuf LLC purchased $40.0 million in common shares, we made certain representations and warranties related to our inventory, warranty reserve and similar matters that were affected by the write-off of battery inventories and warranty offer announced in March 2008.  (Also refer to Note 13).

On April 20, 2008, we executed an Amended and Restated Agreement to recover Short-Swing Profits with Al Yousuf LLC.  Section 16 of the Securities Exchange Act of 1934 requires directors, officers and 10% beneficial owners of ours to disgorge any short-swing profits realized on a non-exempt purchase and sale of our securities within any six-month period.  Consistent with the terms of the Recovery Agreement, we received payment in the amount of $177,000.

In March 2008, Phoenix Motorcars, Inc. completed a merger, wherein the surviving corporation, Phoenix MC, Inc. became a wholly owned subsidiary of All Electric, LLC (“AELLC”).  On March 19, 2008, Phoenix MC, Inc. announced receipt of their next round of funding provided by Al Yousuf, LLC and The AES Corporation.  These changes resulted in conversion of our 1,000,000 common share investment in Phoenix Motorcars, Inc. to ownership of 2,000 units in AELLC and diluted our ownership percentage in Phoenix to 1.56%.  At December 31, 2008, there was no deferred revenue relating to the unamortized investment.  We have concluded the investment is other-than-temporarily-impaired.  A realized loss of the investment of $88,701 was recognized in December 2008.  The remaining investment of $17,817 was recognized as a loss in March, 2009.

On November 29, 2007, we entered into a Purchase Agreement with Al Yousuf, LLC, a United Arab Emirates limited liability company (“Investor”) relating to the purchase by the Investor of 11,428,572 common shares (the “Shares”) of the Company at a purchase price of $3.50 per share, for an aggregate purchase price of U.S. $40 million. The purchase is set to close in two stages, with a closing for $10 million in shares having occurred at the time of signing and a closing for the remaining shares scheduled to occur on or before December 10, 2007.

On July 20, 2007, we entered into a multi-year Joint Development and Equipment Purchase Agreement with AES Energy Storage, LLC (“AES”), a subsidiary of global power leader The AES Corporation.  A member of the executive management team of AES also served on our board of directors for most of 2009.  However, as a result of the Company’s desire to develop its commercial relationship with AES, this executive elected to resign his position as a director of Altairnano in November of 2009.  Under the terms of the agreement we worked jointly with AES to develop a suite of energy storage solutions for purchase by AES and potentially third parties.  On August 3, 2007, we received an initial $1.0 million order, of which $500,000 was prepaid, in connection with the AES Joint Development and Equipment Purchase Agreement for a 500 kilowatt-hour energy storage product.  This product was designed and manufactured at our Indiana facilities, and was completed in December 2007.  The final installment of $500,000 was billed in June 2008 upon substantial completion of the testing of the prototype packs, of which payment was received in July 2008.

In January 2007, we entered into a multi-year purchase and supply agreement with Phoenix Motorcars, Inc., succeeded by Phoenix MC, Inc. (“Phoenix”) for lithium titanate battery pack systems.  Pursuant to two letter agreements with Phoenix effective in July 2008, the 2007 purchase and supply agreement was cancelled. Both parties also agreed that all representations, warranties, covenants and obligations arising under the 2007 agreement were terminated and further that each party holds the other party harmless from any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature.  These new agreements resulted in:

•
Altair agreement to ship 47 Generation 1 prototype batteries back to Phoenix for exclusive use in Phoenix demonstration vehicles. The batteries are provided to Phoenix “as is” without explicit or implied warranties.

•	A commitment on the part of Phoenix to provide Altair with ten percent of the monetized value of any California Air Resources Board ZEV credits for each vehicle for which it receives them.
•	The forgiveness of the Phoenix notes payable associated accrued interest and remaining accounts receivable balance.
•	The reversal of the warranty accrual associated with the 47 recalled batteries.

Additionally in January 2007, Phoenix issued 1,000,000 shares of its common stock in consideration for the three-year exclusivity agreement within the United States of America included in the contract.  Phoenix did not make the minimum battery pack purchases required to retain their exclusivity in 2007.  The common stock received represented a 16.6% ownership interest in Phoenix.  The investment was recorded at $107,000 with the offset to deferred revenue, which was recognized on a straight-line basis until our agreement was terminated in July 2008.

18.  BUSINESS SEGMENT INFORMATION

Management views the Company as operating in two major business segments:  Power and Energy Group, and All Other operations.

The Power and Energy Group develops, produces, and sells nano-structured lithium titanate spinel, battery cells, battery packs, and provides related design and test services.  The All Others group consists of the remaining portions of the previous Life Sciences and Performance Materials groups.  Management completed a thorough review of operations and strategies and determined that it was in the best interests of the shareholders for the Company to focus primarily on the Power and Energy Group.  As a result of this assessment resources devoted to the Performance Materials Group and Life Sciences Group were considerably reduced and no new significant development is being pursued in those areas by the Company.  For all years presented, the activity relating to the Performance Materials and Life Sciences divisions have been reclassified into All Other.

Corporate assets consist primarily of cash, short term investments, and long-lived assets.  Since none of the business units has reached cash flow break-even, cash funding is provided at the corporate level to the business units.  The long-lived assets primarily consist of the corporate headquarters building, building improvements, and land.  As such, these assets are reported at the corporate level and are not allocated to the business segments.

Corporate expenses include overall company support costs as follows:  research and development expenses; sales and marketing expense; general and administrative expenses; and depreciation & amortization of the Reno headquarters building improvements.

The accounting policies of these business segments are the same as described in Note 2 to the consolidated financial statements.  Circularable segment data reconciled to the consolidated financial statements as of and for the fiscal years ended December 31, 2009, 2008, and 2007 is as follows:

In thousands of dollars:		Loss/(Gain)	Depreciation
		From	and
	Net Sales	Operations	Amortization	Assets
2009:
Power and Energy Group	$3,249	$7,382	$1,320	$11,574
All Other	1,122	1,690	1,183	3,269
Corporate	-	13,789	184	25,474

Consolidated Total	$4,371	$22,861	$2,687	$40,317

2008:
Power and Energy Group	$4,075	$5,958	$1,281	$4,207
All Other	1,651	3,709	1,311	9,728
Corporate	-	20,459	167	34,136

Consolidated Total	$5,726	$30,126	$2,759	$48,071

2007:
Power and Energy Group	$5,282	$16,578	$857	$6,055
All Other	3,826	(1,686)	324	10,148
Corporate	-	18,174	772	57,656

Consolidated Total	$9,108	$33,068	$1,954	$73,859

IN THE TABLE ABOVE, CORPORATE EXPENSE IN THE LOSS FROM OPERATIONS COLUMN INCLUDES SUCH EXPENSES AS BUSINESS CONSULTING, GENERAL LEGAL EXPENSE, ACCOUNTING AND AUDIT, GENERAL INSURANCE EXPENSE, STOCK-BASED COMPENSATION EXPENSE, SHAREHOLDER INFORMATION EXPENSE, INVESTOR RELATIONS, AND GENERAL OFFICE EXPENSE.

Additions to long-lived assets in 2009 consisted of $211,000 for Corporate and $579,000 for the Power and Energy Group. In 2008, long-lived asset additions consisted of $1.6 million for the Power and Energy Group, $1.4 million for All Other Divisions, and $262,000 for Corporate.

For the year ended December 31, 2009, we had sales to 4 major customers, each of which accounted for 10% or more of revenues.  Total sales to these customers for the year ended December 31, 2009 and the balance of their accounts receivable at December 31, 2009 were as follows:

In thousands of dollars:		Accounts Receivable and
	Sales – Year Ended	at
Customer	December 31, 2009	December 31, 2009

Power and Energy Group:
Office of Naval Research	$1,198	$382
Proterra, LLC	$635	$117
BAE Systems	$482	-
All Other Division:
Spectrum Pharmaceuticals	$751	-

For the year ended December 31, 2008, we had sales to two major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the year ended December 31, 2008 and the balance of their accounts receivable at December 31, 2008 were as follows:

In thousands of dollars:		Accounts Receivable and
	Sales – Year Ended	Notes Receivable at
Customer	December 31, 2008	December 31, 2008
Power and Energy Group:
Office of Naval Research	$2,493	$301

All Other Division:
Elanco Animal Health/Eli Lilly	$623	$-

For the year ended December 31, 2007, we had sales to four major customers, each of which accounted for 10% or more of revenues. Total sales to these customers for the year ended December 31, 2007 and the balance of their accounts receivable at December 31, 2007 were as follows:

In thousands of dollars:		Accounts Receivable and
	Sales – Year Ended	Notes Receivable at
Customer	December 31, 2007	December 31, 2007
Power and Energy Group:
Phoenix Motorcars, Inc.	$3,048	$1,639
Department of Energy	$707	$19

All Other Division:
Western Oil Sands	$1,199	$204
Elanco Animal Health/Eli Lilly	$1,089	$361
Department of Energy	$705	$36

Revenues for the years ended December 31, 2009, 2008 and 2007 by geographic area were as follows:

In thousands of dollars:

Geographic information (a):	2009	2008	2007

United States	$3,843	$5,261	$7,275
Canada	2	245	1,241
Other foreign countries	526	220	592
Total	$4,371	$5,726	$9,108

(a) Revenues are attributed to countries based on location of customer.

All assets are held within the United States with the exception of a Canadian cash account having a balance of $11,999 and $146,375 in raw material inventory located in South Korea at our cell contract manufacturer.

ANNEXES

ANNEX A:	Share Subscription Agreement dated as of September 20, 2010 by and between Canon Investment Holdings Limited and Altair Nanotechnologies Limited (without Schedules or Exhibits)

ANNEX B:	Opinion of JMP Securities LLC

Annex A

SHARE SUBSCRIPTION AGREEMENT

dated as of

September 20, 2010

by and between

CANON INVESTMENT HOLDINGS LIMITED

and

ALTAIR NANOTECHNOLOGIES, INC.

i

ii

Company Disclosure Schedule

iii

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of September           , 2010, by and between Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (the “Buyer”), and Altair Nanotechnologies Inc., a company organized under the laws of Canada (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties contemplate a transaction pursuant to which, upon the terms and subject to the conditions set forth in this Agreement, the Company will issue and sell to Buyer, and Buyer will subscribe for, certain newly-issued common shares, without par value, of the Company (the “Common Stock”), and immediately following such issuance and subscription, Buyer will be the beneficial owner of 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis (as defined below);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement and the other Transaction Documents (as defined below) and (ii) approved the execution and delivery of this Agreement and the other Transaction Documents and, subject to required shareholder approval and the satisfaction of other conditions to Closing described herein, the consummation of the transactions contemplated hereby and thereby upon the terms and conditions contained herein and therein;

WHEREAS, as an inducement to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Al Yousuf LLC, a company organized under the laws of United Arab Emirates (“Al Yousuf LLC”), is entering into a Voting Agreement relating to the shares of Common Stock owned by it (the “Al Yousuf Voting Agreement”), (ii) Al Yousuf LLC and the Company are entering into a Waiver and Rights Agreement (together with the Al Yousuf Voting Agreement, the “Al Yousuf Agreements”), and (iii) the directors and officers of the Company are each entering into a Voting Agreement relating to the shares of Common Stock owned by him/ her (collectively, the “Voting Agreements”);

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Buyer and the Company hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  (a) The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iv) any other transaction or series of transactions for financing or investment in the Company that could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby or that could reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated hereby; provided, however, Acquisition Proposal shall not include the completion of Consolidation of the outstanding shares of Common Stock of the Company in accordance with Section 5.16 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any U.S. federal, state or local, or any non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

2

“ATM Agreement” means At-Market Issuance Sales Agreement dated June 9, 2010 by and between the Company and Thomas Weisel Partners LLC.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2010.

“Balance Sheet Date” means June 30, 2010.

“Business” means the business of the Company and its Subsidiaries, other than the Specified Business, as currently conducted or proposed to be conducted after the Closing.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of Nevada, the State of New York, Hong Kong, or the PRC are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Common Stock Issuance” means the issuance and sale of Common Stock by the Company to Buyer or its designee pursuant to the terms of this Agreement.

“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement, dated as of the date hereof, that has been delivered by the Company to Buyer simultaneously with the execution hereof.

“Company Rights Agreement” means the amended and restated shareholder rights plan agreement dated October 15, 1999 (as amended on October 5, 2008), by and between the Company and Equity Transfer Services, Inc.

 “Confidentiality Agreement” means the International Mutual Nondisclosure Agreement dated as of June 16, 2010 by and between Altairnano, Inc. (a Subsidiary of the Company), and Zhuhai Yintong Energy Co. Ltd. (an Affiliate of Buyer).

“Consolidation” means the proposed consolidation of the Company’s Common Stock approved by the shareholders of the Company on May 24, 2010.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other third party, relating to the environment, the effect of the environment on human health and safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

3

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exon-Florio” means the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170).

“Fully Diluted Basis” means, with respect to any class of Company Securities, all outstanding shares of such class and all shares issuable in respect of securities convertible into or exchangeable for shares of such class, all share appreciation rights, options, warrants and other rights to purchase or subscribe for such Company Securities or securities convertible into or exchangeable for such Company Securities.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means, with respect to any Person,  any transnational, U.S. or non-U.S., domestic or foreign, federal, state or local governmental, regulatory, judicial or administrative authority, department, court, agency or official, including any political subdivision thereof, with jurisdiction over such Person or the activity in question.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

4

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, corporate names and other indications of origin (in each case whether or not registered), the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, and improvements to the inventions disclosed in each such patent or patent application or otherwise described in this clause (ii), in any jurisdiction, (iii) trade secrets and, whether or not confidential, know-how (including manufacturing and production processes and techniques and research and development information) and business information (including pricing and cost information, business and marketing plans and customer and supplier lists), (iv) writings and other works (including Software), whether copyrightable or not, in any jurisdiction, and any and all copyrights, whether or not registered, and registrations or applications for registration of copyrights in any jurisdiction, and any derivative works, renewals, extensions, reversions or restorations thereof, (v) moral rights, database rights, design rights, industrial property rights, rights of publicity and privacy rights, (vi) any other intellectual property or similar proprietary rights and (vii) all rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement or misappropriation of any of the foregoing.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the date hereof by and between the Company and the Buyer.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned, licensed or leased by the Company or any of its Subsidiaries (other than the Specified Assets).

“knowledge of the Company” or “Company’s knowledge” means, with respect to any matter in question, the knowledge of any of the persons identified in Schedule 1 after reasonable inquiry.

 “Licensed Intellectual Property Rights” means all Intellectual Property Rights (other than the Intellectual Property Rights included in the Specified Assets) owned by a third party and licensed or sublicensed to either the Company or any Subsidiary or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

5

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any change, event, effect, occurrence, development, condition, state of facts or circumstances that has or would have a material adverse effect on the business operations, properties, condition (financial or otherwise), result of operations or prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby; provided that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, effect, occurrence, development, condition, state of facts or circumstances to the extent arising from (1) changes in general business or economic conditions occurring after the date hereof that do not have a disproportionate adverse effect on the Company and its Subsidiaries compared to others in the same industry, (2) disruptions in the financial, banking or securities markets after the date hereof that do not have a disproportionate adverse effect on the Company and its Subsidiaries compared to others in the same industry, (3) the execution, announcement or performance of this Agreement, including any shareholder derivative actions relating thereto, (4) changes in the trading prices of the Common Stock, or (5) the taking of such actions required by the closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii) but only to the extent the taking of such actions will not result in the exclusion or disposal of any products, technology or related services that are necessary or required for the Business of the Company.  For the avoidance of doubt, “Material Adverse Effect” shall include inaccuracies or breaches with respect to representations and warranties herein relating Company’s technology (including Intellectual Property Rights) which inaccuracies or breaches would be material to the Company and its Subsidiaries taken as a whole.

“Military Contracts” means the Current Military Contracts and the other contracts identified on Schedule 3.13(c).

“NASDAQ” means The Nasdaq Stock Market.

“Offtake Agreement” means the Conditional Supply and Technology Licensing Agreement dated as of the date hereof by and among the Company, Altairnano, Inc. (a Subsidiary of the Company) and Zhuhai Yintong Energy Co. Ltd. (a subsidiary of Buyer).

6

“Owned Intellectual Property Rights” means all Intellectual Property Rights (other than the Intellectual Property Rights included in the Specified Assets) owned or exclusively licensed by either the Company or any Subsidiary.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet; (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or (iii) Liens that, in the aggregate, do not materially impair the value or interfere with the continued use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China and all political subdivisions thereof, and for the purposes of this Agreement, excludes Hong Kong, Taiwan and Macau.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating, or other release at, in, on, under, to, from, through, into or onto the environment, including the abandonment or discard of barrels, containers, tanks or other receptacles containing any Hazardous Substances.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces and data, in any form or format, however fixed, and all documentation related thereto.

“Specified Assets” means any “defense articles” (including “technical data”) as those terms are defined under sections 120.6 and 120.10, respectively of ITAR, that relate exclusively to the Military Contracts but do not otherwise relate to the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted after the Closing.

“Specified Business” means the business of the Company and its Subsidiaries that relates exclusively to the Military Contracts, but does not otherwise relate to the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted after the Closing.

“Stock Options” means any options to purchase shares of Common Stock outstanding as of or at any time following the date hereof under any of the Stock Plans.

7

“Stock Plans” means the Company’s 1996 Stock Option Plan, 1998 Stock Option Plan, the 2005 Stock Incentive Plan, and any other compensatory option plans assumed by the Company pursuant to a merger, acquisition or other similar transaction pursuant to which there are outstanding awards as of the date hereof.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company, and includes Altairnano, Inc., Altair US Holdings, Inc. and Mineral Recovery Systems, Inc.

 “Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Buyer or any of its Affiliates or representatives.

“Transaction Documents” means this Agreement, the Investor Rights Agreement, the Al Yousuf Agreements, the Voting Agreements, the Offtake Agreement, and the Rights Agreement Amendment.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2009 Company 10-K	3.06(a)
Adverse Recommendation Change	5.03(a)
Agreement	Preamble
Al Yousuf LLC	Recitals
Al Yousuf Voting Agreement	Recitals
Al Yousuf Agreements	Recitals
Bid	3.13(j)
BIS	5.10(b)
Budget	2.04
Buyer	Preamble
CFIUS	3.03
Closing	2.02
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.02(b)
Company SEC Documents	3.08(a)
Company Securities	3.05(b)
Company Shareholder Approval	3.02(a)
Company Shareholder Meeting	5.02(a)
Company Software	3.18(i)
Current Military Contracts	3.13(d)
DDTC	3.03
EAR	3.37
EAR Embargoed Countries	6.02(m)

8

Term	Section
Early Termination Fee	8.04(b)
Employee Plans	3.23(a)
End Date	7.01(b)
Exon-Florio Filing	5.10(a)
Government Contract	3.13(j)
Independent Committee	5.14
IP License Agreements	3.18(a)
ITAR	3.03
Material Contract	3.12(b)
Multiemployer Plan	3.23(b)
New Board	2.04
OSC	3.08(a)
Per Share Price	2.01
Proxy Statement	3.30(a)
Purchase Price	2.01
Purchased Securities	2.01
Registered IP	3.18(a)
Representatives	5.03(a)
Rights Agreement Amendment	3.29(b)
Shareholder Derivative Actions	6.02(n)
Solvent	3.34(a)
Subsidiary Securities	3.06(b)
Superior Proposal	5.03(e)
Tax	3.16(k)
Tax Return	3.16(k)
Tax Sharing Agreements	3.16(k)
Taxing Authority	3.16(k)
Termination Fee	8.04(b)
U.K. Government	3.13(j)
U.S. Government	3.13(j)
WARN Act	3.23(k)
Voting Agreements	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specified. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all rules and regulations promulgated thereunder.  References to “$” and “dollars” are to the currency of the United States.

9

ARTICLE 2
Subscription of Shares

Section 2.01.  Subscription of Shares.  Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to Buyer, and Buyer agrees to subscribe for, such number of shares of Common Stock as determined pursuant to Section 2.03 (all such shares purchased by Buyer or its permitted assignee hereto, collectively, the “Purchased Securities”), at the Closing, for a purchase price $0.3882 per share of Common Stock in cash (the “Per Share Price”) (the aggregate purchase price payable shall be referred to as the “Purchase Price”).  If the Consolidation shall take place following the date hereof and prior to the Closing, the number of Purchased Securities and the Per Share Price shall be appropriately adjusted; provided that, for the avoidance of doubt, the parties agree that the Purchased Securities shall constitute 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis immediately after the Closing, and the aggregate Purchase Price for the Purchased Securities shall remain the same. The Purchase Price shall be paid in cash as provided in Section 2.02.

Section 2.02.  Closing.  The closing (the “Closing”) of the sale and purchase of the Purchased Securities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or place as Buyer and the Company may agree.  At the Closing:

10

(a) Buyer shall:

(i) pay the Purchase Price, in immediately available funds by wire transfer to the account of the Company (such account details shall be separately provided by the Company to the Buyer at least five (5) Business Days prior to the Closing);

(ii) execute and deliver each of the Transaction Documents to which it is a party that has not been executed and delivered by it prior to the Closing;

(b) the Company shall:

(i) deliver, or cause to be delivered, to Buyer, a share certificate representing the Purchased Securities duly issued and in form sufficient to vest title fully in Buyer, free and clear of any Liens (other than restrictions on transfer imposed by Federal and state securities laws or Liens imposed or permitted to exist by Buyer) and with such legends as are contemplated by this Agreement;

(ii)  execute and deliver each of the Transaction Documents to which it is a party that has not been executed and delivered by it prior to the Closing.

Section 2.03.  Determination of Purchased Securities.  The parties hereto agree that “Purchased Securities” shall be such number of shares of Common Stock that will constitute 51.0% of the outstanding shares of Common Stock on a Fully-Diluted Basis immediately following the Closing.  Within one (1) Business Day following the satisfaction or waiver (if applicable) of the conditions in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing), the Company shall deliver a statement to Buyer stating the number of Purchased Securities to be issued by the Company at the Closing, accompanied by all information (including type and number of Company Securities outstanding) necessary for the Buyer to confirm that the number of Purchased Securities so stated will constitute 51.0% of the outstanding shares of Common Stock on a Fully Diluted Basis immediately following the Closing.

Section 2.04.  Use of Proceeds.  The parties recognize that the Company is at a critical junction of its corporate development and believe that the transactions contemplated hereby would be transformative for the Company and be mutually beneficial to both parties.  The Company is in need of a significant capital infusion, and estimates that its current cash and short-term investments balance combined with anticipated customer orders is sufficient to support its operations for a few months only.  Buyer believes that there exists major opportunities to re-position the Company to achieve a leading position in nano-lithium titanate battery cells and related industry through a significant reduction in its cost structure.  Buyer believes the most effective way to achieve these cost reductions would be for the Company to build a lithium titanate (LTO) materials production facility in China.  Buyer believes that the facility would significantly lower the Company’s current cost structure through reduced labor costs, improved raw material procurement and transport, proximity to market and increased economies of scale.  Based on its existing contracts for the production of batteries, for which Buyer has obtained required PRC governmental approvals, Buyer estimates having requirements for up to 5,000 tons of LTO materials per year.  The proceeds received by the Company from the transactions contemplated hereby will be used, in part, to construct a LTO materials production facility in China that is expected to have an initial annual production capacity of up to 2,000 to 3,000 tons of LTO materials, and the remainder will be used to fund the Company’s working capital needs and ongoing operations in the United States.  Management will prepare and submit for approval to the newly constituted Company Board (the “New Board”) promptly following the Closing a capital and operating budget (the “Budget”) before the first meeting of the New Board.  The proceeds from the sale of Common Stock to Buyer shall not be used by the Company until the Budget is approved by the New Board, except for fees and expenses incurred specifically for completion of the transaction which are owed.

11

ARTICLE 3
Representations and Warranties of the Company

Subject to Section 8.03, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents filed after December 31, 2009 and prior to the date of this Agreement (as such reports have been amended prior to the date of this Agreement and including any Exhibits attached to or incorporated by reference into such reports regardless of the original filing date), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate powers, governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of the articles and bylaws of the Company as currently in effect have been filed with the SEC or made available to Buyer prior to the date hereof. The Company is not in violation of its articles or bylaws.

Section 3.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, except for the required approval by the Company’s shareholders for the Common Stock Issuance, have been duly authorized by all necessary corporate actions on the part of the Company.  The only vote of the holders of any class or series of the Company’s share capital necessary to approve the transactions contemplated by this Agreement is the approval for the Common Stock Issuance by a majority of the total votes cast by holders of Common Stock on such proposal at a meeting at which a quorum is present (the “Company Shareholder Approval”).  Each of this Agreement and the other Transaction Documents has been, or will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, each of this Agreement and the other Transaction Documents constitutes or will constitute at the Closing, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

12

(b) At a meeting duly called and held, the Company Board has (i) determined that this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby are in the best interests of the Company’s shareholders, (ii) approved and adopted this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (iii) resolved, subject to Section 5.03(b), to recommend approval of the Common Stock Issuance by its shareholders (such recommendation, the “Company Board Recommendation”).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (a) filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods, (b) a Notification Form Listing Additional Shares to be filed with the NASDAQ Capital Market, (c) Current Report on Form 8-K describing the Transaction Documents, the results of any shareholder vote, and  the Closing of the transactions contemplated hereby and related matters, (d) report of private placement under Part 6 of National Instrument 45-106 Prospectus and Registration Exemptions to be filed with the Ontario Securities Commission, (e) the filing of a preliminary and definitive proxy statements with the SEC, (f) submission of a notification to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Exon-Florio, (g) notification to the Directorate of Defense Trade Control (“DDTC”), U.S. Department of State of a material change in the Company's Statement of Registration resulting from the Company’s and its Subsidiaries’ cessation of manufacturing and exporting “defense articles” and providing “defense services” as those terms are defined under sections 120.6 and 120.9, respectively, of the International Traffic In Arms Regulations (22 C.F.R. parts 120-130) (“ITAR”), pursuant to the requirements of ITAR section 122.4(a)(2), and a request that DDTC invalidate the Company's registration code, (h) compliance with any applicable requirements of the HSR Act, and (i) such other actions or filings the absence of which would not reasonably be expected to prevent, hinder or materially delay the Company from consummating the transactions contemplated hereby or have a Material Adverse Effect.

13

Section 3.04.  Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the articles or bylaws or similar organizational documents of the Company or of any Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law with respect to the Company, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 3.05. Capitalization.   (a) The authorized share capital of the Company consists of an unlimited number of shares of Common Stock.  As of the date hereof, there are issued and outstanding (i) 108,062,315 shares of Common Stock (which includes 843,984 shares of restricted stock), (ii) Stock Options to purchase 5,889,280 shares of Common Stock, (iii) warrants to purchase 7,028,440 shares of Common Stock, and there are 1,718,252 shares of Common Stock reserved under the Stock Plans and still available for issuance (as shares underlying Stock Options and Restricted Stock).  All outstanding shares of capital stock of the Company have been validly issued, fully paid, nonassessable and free of any preemptive or similar rights.  Schedule 3.05 contains a complete and correct list of each outstanding Stock Option to purchase shares of Common Stock and each outstanding warrant to purchase shares of Common Stock, including the holder, the date of grant, exercise price, vesting schedule and number of shares of Common Stock subject thereto.

14

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth in this Section 3.05, and for changes since the date hereof resulting from the exercise of Stock Options or warrants outstanding on the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) warrants, calls, options, or other rights, commitments or agreements to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (other than pursuant to the Company Rights Agreement) or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  None of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

(c) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or first offer or other similar rights with respect to any Company Securities.

(d) The Purchased Securities (i) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights and (ii) when delivered to Buyer or its designee at Closing, will transfer to it valid title, free and clear of all Liens (other than restrictions on transfer imposed by Federal and state securities laws and Liens created or permitted to exist by Buyer).  Immediately following the Closing, the Purchased Securities shall constitute 51.0% of the outstanding shares of Common Stock of the Company on a Fully-Diluted Basis.

Section 3.06. Subsidiaries.  (a) All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Company 10-K”); provided, however, Alsher Titania LLC is no longer a Subsidiary, and Fine Gold Recovery Systems Inc. has been dissolved and is no longer a Subsidiary. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where such qualification is necessary, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of the articles and bylaws or similar organizational documents of each of the Subsidiaries as currently in effect have been made available to Buyer prior to the date hereof. None of the Subsidiaries are in violation of their articles or bylaws or similar organizational documents.

15

(b) All of the outstanding capital stock or other voting securities of or ownership interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of, or ownership interests in, any Subsidiary of the Company, or (ii) warrants, call options or other rights, commitments or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities of, or ownership interests in, or any securities convertible into or exchangeable for capital stock or voting securities of, or ownership interests in, any Subsidiary, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clause (i) through (iii), in addition to all shares of capital stock or voting securities of the Subsidiaries, being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(c) Neither the Company nor any Subsidiary directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person, other than (i) a Subsidiary and (ii) such publicly traded securities as identified on Schedule 3.06.

Section 3.07.  Offering Valid.  (a) Assuming the accuracy of the representations and warranties of Buyer contained in Section 4.06, (i) the offer, issuance and sale of the Purchased Securities will be exempt from the registration requirements of the 1933 Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws and (ii) neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Purchased Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act.

16

(b) The issue, sale and delivery of the Purchased Securities is exempt from the requirements to file a prospectus or deliver an offering memorandum (as defined in applicable Canadian securities legislation) under applicable Canadian securities legislation relating to the sale of the Purchased Securities, or the Company has received such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum.

Section 3.08.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC and the Ontario Securities Commission (“OSC”) and filed on SEDAR all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or the OSC.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act, the Canada Business Corporations Act and applicable Canadian securities laws, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act and applicable Canadian securities laws did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act and applicable Canadian securities laws, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the Closing will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

17

(e) The Company has delivered, or otherwise made available through the SEC, to Buyer copies of all comment letters received by the Company from the SEC since January 1, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto. To the knowledge of the Company, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  To the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(g) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Buyer a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

(h) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(j) Since January 1, 2009, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

18

(k) The Company has not had any securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2007.

(l) Since June 30, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act other than as reported on a Form 8-K filed with the SEC and on SEDAR prior to the date hereof.

Section 3.09.  Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year ended December 31, 2009 (and to the knowledge of the Company, no such deficiency or weakness been identified since such date).

(c) Since January 1, 2009, neither the principal executive officer nor the principal financial officer of the Company has knowledge of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

19

(d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 3.10.  Absence of Certain Changes.  (a) Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.

Section 3.11.  No Undisclosed Material Liabilities.  There are no liabilities of the Company or any Subsidiary, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any liability, other than (i) liabilities disclosed or provided for in the Balance Sheet or disclosed in the notes thereto, (ii) liabilities arising from or under the Transaction Documents, or (iii) other undisclosed liabilities incurred in the ordinary course of business since the Balance Sheet Date in amounts consistent with past practice that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.  Material Contracts.  (a) Neither the Company nor any Subsidiary is a party to or bound by (in each case only to the extent not terminated or expired by its terms):

(i) any lease (whether of real or personal property) providing for annual rentals of $150,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $150,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $300,000 or more;

20

(iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of $150,000 or more or (B) aggregate payments to the Company and its Subsidiaries of $300,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) copies of which have not been filed as Exhibits to the Company SEC Documents;

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30)  days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 5.01;

(vii) any option, license, franchise or similar agreement (other than IP License Agreements) related to the right to use or acquire any assets (including Intellectual Property Rights) of the Company or any Subsidiary of the Company by a third party or a third party by the Company or any Subsidiary of the Company;

(viii) any agency, dealer, sales representative, marketing or other similar agreement;

(ix) any agreement, contract, arrangement or understanding that limits the freedom or ability of the Company or any Subsidiary (now or after the Closing Date) to (i) sell any products or services of or to any other Person or in any geographic area, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or that limits the ability of any Person to provide products or services to the Company or any of its Subsidiaries;

(x) any agreement with (A) any of the Company’s Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

21

(xi) any IP License Agreements; or

(xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed as an Exhibit to the Company SEC Documents or in Schedule 3.12(b), required to be disclosed pursuant to this Section (each, a “Material Contract”) is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiaries, as the case may be, and enforceable against the Company or such Subsidiary, as the case may be, and against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law, now or hereafter in effect, affecting creditors’ rights and remedies generally and by general principles of equity.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has violated any provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

(c) Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (whether now, or after the consummation of the transactions contemplated by this Agreement) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries.

(d) Complete and correct copies of each Material Contract, as amended and supplemented, have been made available to Buyer by the Company.

Section 3.13.  Government Contracts.  (a) Except as set forth in Schedule 3.13(a), the Company and its Subsidiaries have complied with all applicable requirements of the U.S. Government Cost Accounting Standards, the Federal Truth in Negotiations Act and any other U.S. and non-U.S. laws, rules, regulations or orders applicable to any Government Contract or Bid.

22

(b)           Schedule 3.13(b) sets forth each Government Contract with respect to which:

(i)           the Company or any Subsidiary of the Company is in default or breach;

(ii)           the aggregate direct or indirect costs incurred or expected to be incurred will exceed any limitation on costs or other similar provision;

(iii)           the Company or any Subsidiary of the Company expects to recognize a loss at the gross profit level (determined in accordance with GAAP);

(iv)           full funding (pursuant to multi-year contract provisions) has not been established; or

(v)           any party thereto has amended, other than in the ordinary course of business consistent with past practices.

(c)           Schedule 3.13(c) sets forth each of the Company’s and its Subsidiaries’ past and current Government Contracts that require or result in the ownership, possession, control, manufacture or export of “defense articles” (including “technical data”) or “defense services”, as those terms are defined under sections 120.6, 120.10 and 120.9, respectively, of ITAR, for which the Company and/or its Subsidiaries have current or expect to have future obligations, and accurately summarizes the current and future obligations the Company and/or its Subsidiaries have under each such Government Contract and the termination provisions in respect of such obligations.

(d)           Schedule 3.13(d) sets forth each Government Contract listed in Schedule 3.13(c) for which the Company and/or its Subsidiaries have any current or expect to have any future performance obligations (the “Current Military Contracts”).  Other than under the Current Military Contracts, none of the Company or any of its Subsidiaries has any current or expects to have future obligations other than accounting or administrative closeout under any Government Contract.

(e)           Except as set forth on Schedule 3.13(e):

(i)           there are no audits of any Government Contracts being conducted by the U.S. Government or the U.K. Government, a prime contractor or any other party to any Government Contract, other than those conducted in the ordinary course of business consistent with past practice; and

23

(ii)           except to the extent finally resolved (and any liability relating thereto having been paid or reflected on the Balance Sheet), neither the Company nor any Subsidiary of the Company has with respect to any Government Contract received any written:

(A)           cure notice or show cause notice (as defined in the Federal Acquisition Regulations Part 49, ¶ 49.607 (a) and (b)) pursuant to applicable contract default provisions or notice of default;

(B)           contract termination, whether for default, convenience, cancellation or lack of funding or other reasons;

(C)           final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy;

(D)           claim based on assertions of defective pricing or violations of government cost accounting standards or cost principles;

(E)           request for an equitable adjustment of, or claim by any customer, subcontractor or supplier of the Company or any Subsidiary of the Company;

(F)           disallowance, written questioning or other written challenge of any material direct or indirect costs; or

(G)           notice of any investigation or enforcement proceeding of a criminal, civil or administrative nature by any investigative or enforcement agency of any government (including any qui tam action brought under the Civil False Claims Act alleging any irregularity, misstatement or omission); and

(iii)           to the knowledge of the Company, no amount of money due to the Company or any Subsidiary of the Company with respect to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company and its Subsidiaries are entitled to all progress payments received with respect thereto.

(f)           Except as set forth in Schedule 3.13(f), neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any of the officers or employees of the Company and its Subsidiaries, is suspended or debarred from doing business with or obtaining export licenses or approvals from any agency of the U.S. Government or the U.K. Government or is the subject of a finding of nonresponsibility or ineligibility for U.S. Government or U.K. Government contracting.

24

(g)           Except as set forth in Schedule 3.13(g), (i) neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, any of their directors, officers, employees, consultants or agents is, or during the past three (3) years has been, under administrative, civil or criminal investigation, indictment or information by the U.S. Government or U.K. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid and (ii) during the past three (3) years, neither the Company nor any Subsidiary of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government or the U.K. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Bid.

(h)           Except as set forth in Schedule 3.13(h), there are no (i) claims pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company by the U.S. Government or the U.K. Government or by any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract or (ii) material disputes before any court or administrative agency between the Company or any Subsidiary of the Company and the U.S. Government or the U.K. Government under the Contract Disputes Act or any other statute or regulation or between the Company or any Subsidiary of the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.  Except as set forth in Schedule 3.13(h), neither the Company nor any Subsidiary of the Company has received any draft or final post award audit report.

(i)           Except as set forth in Schedule 3.13(i), all material test and inspection results provided by the Company or any Subsidiary of the Company to the U.S. Government or the U.K. Government or to any other Person pursuant to any Government Contract or as a part of the delivery to the U.S. Government or the U.K. Government or to any other Person pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or any Subsidiary of the Company were complete and correct in all respects as of the date so provided.  Except as set forth in Schedule 3.13(i), the Company and its Subsidiaries have provided in all material respects all test and inspection results to the U.S. Government or the U.K. Government or to any other Person pursuant to a Government Contract as required by Applicable Law and the terms of the applicable Government Contracts.

(j)           As used in this Clause, “Bid” means any written offer by the Company or any Subsidiary that if accepted would lead to a Government Contract; “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order or other arrangement of any kind in writing (i) between the Company or any Subsidiary of the Company and (A) the U.S. Government or the U.K. Government (acting on its own behalf or on behalf of another country or international organization), (B) any prime contractor of the U.S. Government or the U.K. Government, (C) any subcontractor with respect to any contract described in clauses (A) or (B) above or (ii) financed by the U.S. Government or the U.K. Government and subject to the rules and regulations of the U.S. Government or the U.K. Government, as the case may be, concerning procurement; “U.S. Government” means the United States Government and any agencies, instrumentalities and departments thereof; “U.K. Government” means Her/His Majesty’s Government and any agencies, instrumentalities and departments thereof.

25

Section 3.14.  Litigation.  (a) There is no claim, action, suit, investigation, proceeding, arbitration or audit (or any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the other Transaction Documents.

(b) No Governmental Authority has indicated in writing an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for audits, investigations or reviews that are in the ordinary course of business or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, if adversely determined.

(c) There is no judgment, decree, order, injunction, writ or rule of any Governmental Authority or any arbitrator outstanding against the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15.  Compliance with Laws and Governmental Authorizations.  (a) Neither the Company nor any Subsidiary of the Company is in violation in any material respect of, and has not violated in any material respect, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation in any material respect of, any Applicable Law, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation in any material respect of, or a material liability or default under, any Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

26

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as currently conducted.  To the knowledge of the Company, there have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations.

Section 3.16.  Taxes. (a) The Company and each of its Subsidiaries has filed or caused to be filed with the appropriate Taxing Authority, within the times and in the manner prescribed by Applicable Law, all federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to it.  The information contained in such Tax Returns is correct and complete in all material respect and such Tax Returns reflect accurately in all material respects all liability for Taxes of the Company or any Subsidiary of the Company, as the case may be, for the periods covered thereby.

(b) The Company and each of its Subsidiaries has paid all Taxes which are due and payable within the time required by Applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes, and where payment is not yet due, has established (or has had established on its behalf for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.  Neither the Company nor any Subsidiary of the Company has received any refund of Taxes to which it is not entitled.

(c) The liability for Taxes of the Company and each of its Subsidiaries have been assessed by all relevant Taxing Authorities for all periods up to and including December 31, 2006.  There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, the Company or any of its Subsidiaries.

(d) There are no claims, actions, suits, audits, proceedings, investigations or other action pending or threatened against the Company or any of its Subsidiaries in respect of Taxes.  Neither the Company nor any Subsidiary of the Company is negotiating any final or draft assessment or reassessment in respect of Taxes with any Taxing Authority and neither the Company nor any Subsidiary of the Company has received any indication from any Taxing Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period.

(e) Schedule 3.16(e) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

27

(f) The Company and each Subsidiary has withheld and collected all amounts required by Applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Taxing Authority within the time prescribed under any Applicable Law.

(g) There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Income Tax Act (Canada), or any equivalent provision under applicable provincial law, to the Company or any of its Subsidiaries.

(h) Neither the Company nor any Subsidiary is subject to any liability for Taxes of any other person, other than as a result of being a member of an affiliated group of which the Company or Altair US Holdings Inc. is the common parent.

(i) For all transactions between the Company or any Subsidiary of the Company at a time when such Subsidiary was resident in Canada for purposes of the Income Tax Act (Canada), on the one hand, and any non-resident Person with whom the Company or such Subsidiary of the Company was not dealing at arm’s length, for the purposes of the Income Tax Act (Canada), on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company or such Subsidiary, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

(j) Neither the Company nor any of its Subsidiaries owns any real or immovable property situated in Canada, “Canadian resource properties” (within the meaning of the Income Tax Act (Canada)), “timber resource properties” (within the meaning of the Income Tax Act (Canada)), or options in respect of, or interests in, any of the foregoing (whether or not such property exists).

(k) For the purposes of this Agreement, “Tax” means (i) any and all tax, duty, fee, excise, premium, assessment, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration, election, notice, form, designation, schedule or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

28

Section 3.17.  Properties. (a) The Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices or in transactions reflected on Current Reports on Form 8-K filed with the SEC prior to the date hereof.  None of such property or assets is subject to any Lien, other than Permitted Liens.

(b) With such exceptions as would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect, (i) there are no developments affecting any such property or assets pending or, to the knowledge of the Company, threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets and (ii) to the knowledge of the Company, such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar Applicable Law.

(c) The property and assets owned or leased by the Company or any Subsidiary, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company or any Subsidiary and are adequate to conduct such businesses as currently conducted.

(d) Schedule 3.17(d) sets forth a list of all real properties owned by the Company or any Subsidiary of the Company, including description and location thereof.

Section 3.18.  Intellectual Property.

29

(a) Schedule 3.18(a)(i) contains a true and complete list of each of the registrations and applications for registrations included in the Owned Intellectual Property Rights (the “Registered IP”).  Schedule 3.18(a)(ii) contains a true and complete list of all agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding (x) non-exclusive licenses to customers entered into in the ordinary course of business and (y) licenses for Software that are commercially available on nondiscriminatory pricing terms with an aggregate acquisition cost of less than $10,000) pursuant to which the Company or any of the Subsidiaries is a party or is otherwise bound, and is granting or receiving any right to use, exploit or practice, or any covenant not to be sued under, any Intellectual Property Right (the “IP License Agreements”).

(b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Business as currently conducted and as proposed to be conducted.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish the Company’s or any of the Subsidiaries’ rights in any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c) Neither the Company nor any Subsidiary has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under sales contract of the Company or a Subsidiary entered into in the ordinary course of business.

(d) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any Subsidiary, or any present or former officer, director or employee of the Company or any Subsidiary in which any Third Party is (i) challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights; (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any Subsidiary conflicts with, misappropriates, infringes or otherwise violates any Intellectual Property Right of any Third Party; or (iii) alleging that the Company or any Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party.  Except as set forth in Schedule 3.18(d), neither the Company nor any Subsidiary has received from any Third Party an offer to license any Intellectual Property Rights of such Third Party.

30

(e) None of (i) the Owned Intellectual Property or (ii) to the knowledge of the Company, the Licensed Intellectual Property Rights material to the operation of the Business, has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Licensed Intellectual Property Rights and Owned Intellectual Property Rights are valid and enforceable.

(f) The Company and the Subsidiaries are the sole and exclusive owners of, and hold all right, title and interest in and to, all Owned Intellectual Property Rights free and clear of any Liens.  In each case where Registered IP is held by assignment, the assignment has been duly recorded with the Governmental Authority from which such Registered IP issued or before which an application or application for registration is pending.  The Company and the Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights used in, or contemplated for use in, the Business as currently conducted or as proposed to be conducted, including payment of applicable maintenance fees and filing of applicable statements of use for Registered IP.

(g) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.  The Company and the Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights required to be held in confidence or for which the value to the Company or a Subsidiary is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Right of the Company or any Subsidiary that is material to the Business or operation of the Company or any Subsidiary has been disclosed other than to employees, representatives, independent contractors and agents of the Company or any of the Subsidiaries pursuant to a written confidentiality agreement, substantially in the form previously disclosed to Buyer.

(h) The IT Assets operate and perform in a manner that permits the Company and the Subsidiaries to conduct their respective businesses as currently conducted and as proposed by the Company or any of the Subsidiaries to be conducted.  To the knowledge of the Company, no Person has gained unauthorized access to any of the IT Assets.  The Company and the Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(i) To the knowledge of the Company, there are no defects (i) in any of the Software included in the Owned Intellectual Property or any of the Software otherwise owned by the Company or any Subsidiary of the Company (collectively, “Company Software”), or (ii) in any other Software included in the Licensed Intellectual Property that would prevent such Software from performing in accordance with its user specifications, and there are no viruses, worms, Trojan horses or similar programs in any such Software.  None of the Software included in the Company Software or distributed by the Company or any Subsidiary contains any software code that is licensed under any terms or conditions that require that any Software be (w) made available or distributed in source code form, (x) licensed for the purpose of making derivative works, (y) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (z) redistributable at no charge.

31

(j) The Company and the Subsidiaries have obtained all approvals necessary for the exporting from the country in which any product sold by the Company or any Subsidiary is developed and the importing to the country in which such product is directed in accordance with all applicable export and import control regulations, and all such export and import approvals throughout the world are in full force and effect, if applicable.

Section 3.19.  Insurance Coverage.  The Company and the Subsidiaries have all material insurance policies and fidelity bonds relating to, or covering the Company, the Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which are of type and in amounts customarily carried by Persons of similar size to the Company conducting business similar to that of the Company or any of its Subsidiaries and which the Company believes are adequate for the operation of its and its Subsidiaries’ businesses.  The Company has furnished to Buyer a list of, and true and complete copies of, all insurance policies and bonds. All such insurance policies and bonds are in full force and effect, no written notice of cancellation has been received, and, to the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no claim by the Company or any Subsidiary of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, and, to the knowledge of the Company, there has been no threatened termination of any such policies.  All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. The Company and its Subsidiaries shall immediately after the Closing continue to have coverage under such policies and bonds.

Section 3.20.  Inventories.  The inventories set forth in the Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company and the Subsidiaries.  Since the Balance Sheet Date, the inventories of the Company and the Subsidiaries have been maintained in the ordinary course of business consistent with past practice.  All such inventories are owned free and clear of all Liens, other than Permitted Liens.  All of the inventories recorded on the Balance Sheet consist of, and all inventories of the Company and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

32

Section 3.21.  Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet.  All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Balance Sheet.

Section 3.22.  Labor Matters.  The Company and its Subsidiaries are in compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages, hours, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, employee-related information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect.  There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board.

Section 3.23.  Employee Benefit Plans. (a) Schedule 3.23(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or any Affiliate and covers any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans.”

33

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has in the past sponsored, maintained, administered or contributed to, (or been required to sponsor, maintain, administer or contribute to) any Employee Plan subject to Title IV of ERISA, or any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, and there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Schedule 3.23(e) lists (i) all the agreements, arrangements and other instruments that give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Buyer and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

34

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet or accrued and paid in the ordinary course of business since the Balance Sheet Date.  There has not been any activity or proceeding of any labor organization or employee group to organize any such employees.  Furthermore, there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any Governmental Authority.

(j) No current or former employee, director or independent contractor of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby or the other Transaction Documents.

(k) Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

35

Section 3.24. Employees.  Schedule 3.24 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $50,000 and (b) the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification).  None of such employees and no other key employee of the Company and its Subsidiaries has indicated to the Company and its Subsidiaries as of the date hereof that they intend to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

Section 3.25.  Environmental Matters. (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law;

(ii) there are no liabilities or obligations of, or relating to, the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, including those relating to offsite disposal, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

(iii) no Hazardous Substance has been Released by the Company or any of its Subsidiaries at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries;

(iv) the Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws and have obtained and are, and have been, in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the other Transaction Documents; and

36

(v) there are no indemnities provided by either the Company or its Subsidiaries relating to Environmental Laws, Hazardous Substances, or otherwise relating to environmental matters under any agreements pertaining to divestiture of the Company’s Life Sciences and Performance Materials assets (as described in the 2009 Company 10-K), or under the Redemption Agreement or Definitive Agreement with the Sherwin-Williams Company dated April 30, 2010, for divestiture of the Company’s stake in Alsher Titania LLC, or otherwise.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Buyer at least five Business Days prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, in New Jersey or Connecticut, and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not require any action or trigger any requirement or filing under any Environmental Law, including the Indiana Responsible Property Transfer Act.

Section 3.26.  Products.  (a) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each of the products produced or sold by the Company or its Subsidiaries is, (A) in compliance with all Applicable Law and (B) fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale; and

(ii) there is no known design defect with respect to any of such products that would cause such products not to be fit for the ordinary purpose for which it is intended, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Law and current industry practice with respect to its contents and use.

(b) The lithium titanate materials-related technology and craft owned by the Company is advanced and ready for scalable manufacturing, and the product generated therefrom are identical in terms of quality to the samples delivered to Buyer prior to the signing of this Agreement, in particular, the 1C charge and discharge cycle life of the Company’s single cell product is not lower than 12,000 times.

37

(c) The reserves set forth in the financial statements of the Company contained in the Company SEC Documents with respect to any liability associated with the failure of any product manufactured, sold, leased, or delivered by the Company or its Subsidiaries are in conformity with the applicable contracts, all Applicable Laws and have been calculated in accordance with GAAP. No product designed, manufactured, sold, leased, or delivered by the Company or its Subsidiaries is subject to any guaranty, warranty, or other indemnity or similar liability beyond the guaranties, warranties and indemnities set forth in the applicable contracts or implied under Applicable Law.

(d) Neither the Company nor its Subsidiaries have any liability (and, to the knowledge of the Company, there is no basis for any present or future action against the Company or its Subsidiaries giving rise to any such liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by the Company or its Subsidiaries.

Section 3.27.  Finders’ Fees.  Except for JMP Securities LLC and Charles Cheng, whose engagement agreements (and all indemnification and other agreements related to such engagement) have been made available to Buyer prior to the date hereof, whose fees and expenses will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.28.  Selling Documents.  The documents and information delivered to Buyer in connection with the transactions contemplated by this Agreement and the other Transaction Documents taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

Section 3.29.  Antitakeover Matters; Company Rights Plan.  (a) No “control share acquisition,” “fair price,” “moratorium” or other antitakeover law or similar statute or regulation arising under Canadian law applies or purports to apply to this Agreement, the other Transaction Documents and the other transactions contemplated hereby or thereby.

(b) Except as set forth in the Company Rights Agreement, the Company does not have outstanding shareholder purchase rights or “poison pill” or any other similar arrangements in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.  The Company has (i) approved and adopted an amendment to the Company Rights Agreement (the “Rights Agreement Amendment”) to render the rights issued under the Company Rights Agreement inapplicable to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and (ii) taken all actions necessary to ensure that (A) neither Buyer nor any of its Affiliates is an Acquiring Person (as defined in the Company Rights Agreement) and (B) none of a Stock Acquisition Date, Take-over Bid or Flip-in Event (each as defined in the Company Rights Agreement) shall occur by reason of the approval or execution of this Agreement or the other Transaction Documents, or the announcement or consummation of any of the transactions contemplated hereby and thereby. A copy of the Rights Agreement Amendment has been provided by the Company to Buyer prior to the date hereof.

38

Section 3.30.  Company Proxy Statement.  (a) Each document filed by the Company with the SEC in connection with the Company Shareholder Meeting described in Section 5.02(a), including the proxy or information statement of the Company for the purpose of voting on the Common Stock Issuance, any amendments or supplements thereto (the “Proxy Statement”), will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act, the Canada Business Corporations Act and applicable Canadian securities laws.

(b) Subject to Section 4.06, each time any Proxy Statement is distributed to shareholders of the Company or any other solicitation of shareholders of the Company is made by or on behalf of the Company or any of its Affiliates, and at the time of the shareholders vote, the Proxy Statement (as supplemented and amended, if applicable), in the light of the circumstances under which the statements contained in the Proxy Statement or any other solicitations are made, will not be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(c) The information with respect to the Company and its Subsidiaries that the Company supplies with respect to any regulatory filing contemplated hereunder, when submitted to the relevant Governmental Authorities, in the light of the circumstances under which the statements contained in such regulatory filing and related attachments and supplements are made, will not be false or misleading with respect to any material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements regarding the Company and its Subsidiaries made therein not false or misleading.

Section 3.31.  Listing.  The Company’s Common Stock is quoted on the NASDAQ Capital Market. The Company has not received any oral or written notice that its Common Stock will be delisted from the NASDAQ Capital Market nor that its Common Stock does not meet all requirements for the continuation of such quotation nor that the Company does not satisfy the requirements for the continued listing of its Common Stock on the NASDAQ Capital Market.

39

Section 3.32.  Questionable Payments.   Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any of its Subsidiaries, has on behalf of the Company or any of its Subsidiaries: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any of its Subsidiaries; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.33.  Transactions with Affiliates. Except as disclosed in the Company SEC Documents, or filings made by Affiliates of the Company with the SEC, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or any of its Subsidiaries (other than as holders of capital stock, stock options, warrants and/or other rights convertible into or exercisable for capital stock, and for services as employees, officers and directors), that is required by governing rules to be disclosed in any filings with the SEC or filings by an Affiliate of the Company.

Section 3.34.  Insolvency.  (a) The Company on a consolidated basis is Solvent as of the date hereof and, provided that the Closing occurs, will be Solvent following the Closing.  “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (1) the value of all “liabilities of such Person,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person on its existing debts as such debts become absolute and matured, and (B) such Person will be able to pay its liabilities, as they mature.

(b) No decree or order has been entered for relief in respect of the Company or any of its material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its material Subsidiaries or for any substantial part of the property of the Company or any of its material Subsidiaries or ordering the winding up or liquidation of the affairs of the Company or any of its material Subsidiaries, and such decree or order.  None of the Company nor any of its material Subsidiaries has commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, or consented to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its material Subsidiaries or for any substantial part of the property of the Company or any of its material Subsidiaries, and none of the Company or any of its material Subsidiaries has made any general assignment for the benefit of creditors.

40

Section 3.35.  Investment Company.  The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the U.S. Investment Company Act of 1940, as amended.

Section 3.36.  Suspension of ATM Agreement.  The ATM Agreement has been validly suspended or terminated with immediate effect as of the date hereof and will stay suspended unless and until this Agreement is terminated in accordance with Article 8 hereof, and there shall be no sales of any capital stock of the Company thereunder during such period.

Section 3.37.  Governmental Restrictions on Export of the Company’s Products, Services or Technology.  Except as disclosed on Schedule 3.37, none of the Company’s products, technology or related services, including without limitation its LTO materials, lithium-titanate batteries and related technology, is subject to export licensing requirements under the Export Administration Regulations (“EAR”), 15 C.F.R. §§ 730 et seq and related statutes, the Arms Export Control Act, 22 U.S.C. 2778, the ITAR and related statutes, or any other applicable federal or state statute or regulation. The cessation of activities described in Section 5.10 and the taking of actions required by the closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii) will not adversely affect the Business of the Company.

Section 3.38.  Representations.  The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Hong Kong and has all corporate powers required to carry on its business as currently conducted.

41

Section 4.02. Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes, and the other Transaction Documents will constitute at the Closing, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the 1934 Act and any applicable state securities laws; (ii) an early warning press release and report to be filed under Section 102.1 of the Securities Act (Ontario); (iii) an insider trading report under National Instrument 55-104 Insider Reporting Requirements and Exemptions; (iv) compliance with any applicable requirements of the HSR Act; and (v) such other actions or filings the absence of which would not reasonably be expected to prevent Buyer from consummating the transactions contemplated hereby.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation, bylaws or comparable organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer.

Section 4.05. Financing.  Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.06.  Information to be Provided. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in the Proxy Statement, each time any Proxy Statement is distributed to the shareholders of the Company or any other solicitation of shareholders of the Company is made by or on behalf of the Company, and at the time of the shareholders vote, in the light of the circumstances under which the statements contained in the Proxy Statement or any other solicitation are made, will not be false or misleading with respect to any material fact regarding Buyer and its subsidiaries or omit to state any material fact regarding Buyer and its subsidiaries necessary in order to make the statements regarding Buyer and its subsidiaries made therein not false or misleading.  The information with respect to the Buyer and its subsidiaries that the Buyer supplies with respect to any regulatory filing contemplated hereunder, when submitted to the relevant Governmental Authorities, in the light of the circumstances under which the statements contained in such regulatory filing and related attachments and supplements are made, will not be false or misleading with respect to any material fact regarding the Buyer and its subsidiaries or omit to state any material fact regarding the Buyer and its subsidiaries necessary in order to make the statements regarding the Buyer and its subsidiaries made therein not false or misleading.

42

Section 4.07.  Questionable Payments.   Neither the Buyer nor, to the Buyer’s knowledge, any of its shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Buyer, has on behalf of the Buyer or any of its Subsidiaries: (a) used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Buyer; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.08.  Absence of Certain Events.  No event described in Item 401(f) of Regulation S-K under the Securities Act applies to Buyer or, to the knowledge of the Buyer, its Affiliates (with all references to “Federal” or “State” being deemed to include all Governmental Authorities which has jurisdiction over Buyer).

Section 4.09.  Purchase for Investment.  (a) Buyer is purchasing the Purchased Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities and is capable of bearing the economic risks of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

(b) Buyer understands that the Purchased Securities will not be registered under the Securities Act, or any state securities laws, in reliance upon exemptions from applicable registration requirements. Buyer understands and agrees that the Purchased Securities, or any interest therein, may not be resold or otherwise disposed of by Buyer unless the resale of the Purchased Securities is subsequently registered under the Securities Act or an exemption therefrom

43

(c) Buyer understands and agrees that each certificate or other document evidencing or representing the Purchased Securities shall be stamped or otherwise imprinted with a legend in the form set forth below or a similar legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ISSUANCE DATE].

(d) The Buyer is aware that the Common Stock Issuance constitutes an acquisition of control of the Company for purpose of the Income Tax Act (Canada).

Section 4.10.  Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer before any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.11.  Finders’ Fees.  Except for PacBridge Capital Partners, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
Covenants of the Parties

Section 5.01.  Conduct of the Company.  Except for matters (x) expressly contemplated by this Agreement or the other Transaction Documents, (y) disclosed in Schedule 5.01 or (z) as otherwise consented to in advance in writing by Buyer, from the date hereof until the date of first meeting of the New Board following the Closing, the Company shall, and shall cause each of the Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Governmental Authorizations necessary to conduct its business in the ordinary course consistent with past practice, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except for matters (x) expressly contemplated by this Agreement, (y) as otherwise consented to in advance in writing by Buyer, or (z) as disclosed in Schedule 5.01, the Company shall not, and shall not permit any of the Subsidiaries to:

44

(a) amend its articles or bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) change the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Nevada or any other jurisdiction;

(c) (i) split, combine or reclassify any shares of its capital stock (other than the Consolidation effected in accordance with Section 5.16), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;

(d) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of (A) any shares of the Common Stock upon the exercise of Stock Options or warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants on the date of this Agreement and (B) any Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Buyer prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $75,000 individually;

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $50,000 individually;

(g) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of Company product, inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $50,000 individually, and (iii) subject to approval of the Company Board, sales of shares of Spectrum Pharmaceuticals and/or auction-rate securities owned by the Company;

45

(h) other than in connection with actions permitted by Section 5.01(e) or Section 5.01(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(i) create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(j) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in Section 3.12 or (ii) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(k) enter into, amend or modify in any respect any Government Contract (including to extend the terms thereof, but excluding termination or assignment of the same to a third party) if such contract involves the manufacture or export of “defense articles” (including “technical data”) or the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of ITAR or take any other action not required under any Current Military Contracts that would require or result in the ownership, possession, control, manufacture or export of new or additional “defense articles” (including “technical data”) or represent the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of ITAR;

(l) (i) with respect to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary exceeds $100,000, (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

46

(m) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(n) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(o) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date;

(p) sell, lease, license, assign, transfer, abandon, allow to lapse or otherwise dispose of, encumber or subject to any Lien, any Owned Intellectual Property other than in accordance with non-exclusive licenses to customers entered into in the ordinary course of business consistent with past practice; or

(q) agree, resolve or commit to do any of the foregoing.

For the avoidance of doubt, the Company shall not, and shall not permit any of the Subsidiaries to, take any actions relating to items set forth on Schedule 5.01 if the terms of such items are materially different from those disclosed in Schedule 5.01, without first disclosing such material differences to Buyer and obtaining the Buyer’s prior written consent.

Section 5.02.  Company Shareholder Meeting; Proxy Statement. (a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as practicable after the date hereof for the purpose of voting on the Common Stock Issuance.  Subject to Section 5.03, the Company Board shall (i) recommend to the Company’s shareholders their approval of the Common Stock Issuance by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, (iii) not effect an Adverse Recommendation Change and (iv) otherwise comply with all legal requirements applicable to such meeting.

(b) Promptly upon request, Buyer shall use reasonable best efforts to provide such information reasonably requested by the Company for inclusion in the Proxy Statement.  As soon as practicable after the date hereof (and in accordance with Section 5.02(d)), the Company shall prepare and file the Proxy Statement with the SEC.  Subject to Section 5.03, the Proxy Statement shall include the recommendation of the Company Board in favor of approval by the Company’s shareholders of the Common Stock Issuance.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as soon as practicable after the date hereof.  The Company shall promptly provide copies, consult with Buyer and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise Buyer of any oral comments received from the SEC.  The Company shall ensure that the Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act, the Canada Business Corporations Act and applicable Canadian securities laws. The Company shall use its reasonable best efforts to cause the shares of Common Stock to be issued to Buyer pursuant to the transactions contemplated hereby to be listed on the NASDAQ Capital Market, subject to official notice of issuance and the timing of the completion of the Consolidation.

47

(c) The Company and Buyer shall make all necessary filings with respect to this Agreement and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws, applicable Canadian securities laws and the rules and regulations thereunder.  If, at any time prior to the Closing Date, any information relating to the Company or Buyer, or any of their respective Affiliates, officers or directors should be discovered by the Company or Buyer that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and on SEDAR and, to the extent required by law, disseminated to the shareholders of the Company.

(d) The Company and Buyer shall cooperate with each other in preparing and setting mutually acceptable dates for the filing of the Proxy Statement with the SEC and on SEDAR (and any supplements or amendments thereto, and its distribution to the shareholders of the Company. Without limiting the generality of the foregoing, (i) Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (and any supplements or amendments thereto) each time before it is filed with the SEC or on SEDAR, and reasonable and good faith consideration shall be given to any comments made by Buyer and its counsel, and (ii) the Company shall provide Buyer and its counsel with (A) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any supplements or amendments thereto) promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.  No amendment or supplement to the Proxy Statement shall be filed without first giving Buyer a reasonable opportunity and period of time to review the same and provide comments on the same, to which reasonable and good faith consideration shall be given.

48

Section 5.03.  No Solicitation; Other Offers. (a) General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry, indication of interest or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or assist, participate in, knowingly facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (iii) (x) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries under the Company Rights Agreement, or (y) approve any transaction under, or any Third Party becoming an “interested shareholders” under Applicable Law, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to any Acquisition Proposal, (v) (A) recommend in favor of any Acquisition Proposal, (B) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the Common Stock within ten (10) Business Days after the commencement (as defined in Rule 14d-2 under the 1934 Act) of such offer, (C) fail to make, withdraw or modify in a manner adverse to Buyer the Company Board Recommendation or take any action or make any statement inconsistent with the Company Board Recommendation,  or (D) resolve or agree to take any of the foregoing actions (any of the foregoing in this clause (v), an “Adverse Recommendation Change”).  It is agreed that any violation of the restrictions of the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

49

(b) Exceptions.  Notwithstanding Section 5.03(a), at any time prior to the approval by the Company’s shareholders of the Common Stock Issuance, the Company Board, acting directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with this Section 5.03, has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized standing (including JMP Securities), constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms not less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.03 (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes to Buyer), (iii) following receipt of and on account of such Superior Proposal, (x) subject to compliance with Section 5.03(c), amend the Company Rights Agreement and make any other waivers under Applicable Law reasonably consistent with the provisions of this Section 5.03, and/or (y) subject to compliance with Sections 5.03(c) and 5.03(d), make an Adverse Recommendation Change, and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith by a majority vote, after consultation with the Company’s outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties under Applicable Law.  Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices.  The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.03(b) unless the Company shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action, and, after taking such action, the Company shall continue to advise Buyer on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  The Company shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than twenty-four (24) hours after receipt) provide to Buyer copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 5.03(c).

50

(d) “Last Look”.  Further, the Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 7.01(d)(ii)), unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Buyer, in writing at least ten (10) calendar days before taking that action, of its intention to do so, attaching the copy of the proposed definitive agreement under which such Superior Proposal is to be consummated, which shall be in final form in all material respect and include all schedules, annexes and exhibits thereto, and the identity of the Third Party making the Acquisition Proposal, and (iii)  Buyer does not make, within five (5) calendar days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal (as determined by the Company Board in good faith after considering the advice of outside legal counsel and a financial advisor of internationally recognized reputation) (it being understood and agreed that the Company shall not make an Adverse Recommendation Change or enter into any such binding agreement during the abovementioned period, and further understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new ten (10) calendar day period under this Section 5.03(d)).

(e)           Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for purchase of Common Stock of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized standing and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s shareholders than as provided hereunder (taking into account any proposal by Buyer to amend the terms of this Agreement pursuant to Section 5.03(d)), which the Company Board determines is reasonably likely to be consummated on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, and for which financing is then fully committed or determined to be available by the Company Board.  In making such determination, the Company Board shall consider, without limitation, the following terms and conditions of the Acquisition Proposal and the transactions proposed by the Buyer: the potential strategic benefits or synergies of the respective transactions, the respective business plans proposed by the Buyer and such Third Party, and other potential cooperative and development opportunities that may arise as a result of the respective transactions.

51

(f)           Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 5.04.  Access to Information.  From the date hereof until the Closing Date and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records (including access to conduct environmental investigations, audits and assessments), (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Buyer may reasonably request and assist Buyer, its counsel, financial advisors, auditors and other authorized representatives with further due diligence investigation of the Company and its Subsidiaries and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Buyer in its investigation of the Company and its Subsidiaries.  From the date hereof and until the Closing Date, there will be information sessions between the Company’s management and Buyer on at least a monthly basis, and Buyer will have the right to reasonably request for meetings with or access to the Company Board.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 5.05.  Notices of Certain Matters.  Prior to the Closing, the Company shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

52

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Section 6.02(a) not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to Buyer.

Section 5.06.  Reasonable Best Efforts to Complete.  (a) Subject to the terms and conditions of this Agreement, each of Buyer and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) The Company and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) In furtherance but not in limitation of Sections 5.06(a) and 5.06(b), if applicable, Buyer and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby in a timely manner and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The fees payable with respect to such filing shall be borne 50% by Buyer and 50% by the Company.

53

Section 5.07.  Antitakeover Laws.  In the event that any state “control share acquisition,” “fair price,” “moratorium” or other antitakeover or other similar Applicable Law is or becomes applicable to this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary and permitted by Applicable Law so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to render such antitakeover law inapplicable to this Agreement and the other Transaction Documents or any of the transactions contemplated hereby and thereby.

Section 5.08.  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, each of Buyer and the Company shall hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Buyer and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement or the other Transaction Documents and, with respect to Buyer, to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated hereby or thereby so long as such party informs such Persons of the confidential nature of such information and any such Person agrees to treat it confidentially.  Each of Buyer and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

Section 5.09.  Public Announcements.  Buyer and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and, except in respect of any public statement or press release or regulatory filing as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before giving the other party reasonable prior notice and consultation.

54

Section 5.10.  Regulatory Matters. (a) Buyer and the Company shall prepare and submit a final joint Exon-Florio notification in accordance with the regulations implementing Exon-Florio (the “Exon-Florio Filing”) to the CFIUS as soon as practicable after the date hereof; and Buyer and the Company shall as promptly as practicable, but in any event within the time required to avoid possible rejection or deferred acceptance of the Exon-Florio Filing under 31 C.F.R. 800.403, respond to any inquiries from CFIUS or any other interested Governmental Authority and make any other requested submissions under Exon-Florio that are required to be made or that the parties agree should be made.

(b) As soon as practicable, the Company will file voluntary disclosures with DDTC and the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”) in connection with any noncompliance by the Company or its Subsidiaries with any U.S. export controls statutes or regulations; provided that the Company will file voluntary disclosures with respect to the events disclosed in Schedule 3.13(a) and Schedule 3.15 no later than 30 days after the date hereof.

(c) As soon as practicable after the date hereof, but in any event no later than 60 days after the date hereof, the Company shall work with outside counsel and a U.S. export compliance consultant and shall complete the jurisdiction and classification determination identified in Section 6.02(m), including but not limited to the provision of all information and data necessary for the U.S. export compliance consultant to complete its review.

(d) Unless approval is provided by DDTC prior to December 31, 2010 to permit the Company’s Specified Business to continue, the Company and its Subsidiaries will cease manufacturing and exporting “defense articles” and providing “defense services,” as those terms are defined under sections 120.6 and 120.9, respectively, of the ITAR upon the completion of the Current Military Contracts, which are expected to be completed no later than December 31, 2010.  Unless agreed to by Buyer, the approval of the DDTC referred to in the preceding sentence shall not impose any condition on the Buyer, the Company or any of its Subsidiaries that would, in Buyer’s reasonable discretion, have any adverse effect on Buyer, the Company or the transactions contemplated by this Agreement or the other Transaction Documents.  Within five (5) Business Days following the cessation by the Company and its Subsidiaries of manufacturing and exporting “defense articles” and providing “defense services”, the Company and its Subsidiaries will notify the DDTC, U.S. Department of State of a material change in the Company's Statement of Registration resulting from the cessation of such activities, pursuant to the requirements of ITAR section 122.4(a)(2), and shall request that DDTC invalidate the Company's registration code.

(e) As soon as practicable after their cessation of the activities described in the immediately preceding paragraph, the Company and its Subsidiaries will take all necessary action to ensure that the Company and its Subsidiaries no longer own, control, or possess any “defense articles,” including “technical data,” as those terms are defined under sections 120.6 and 120.10, respectively, of the ITAR.

55

(f) As soon as practicable after the date hereof, the Company shall, and shall cause its Subsidiaries to, withdraw any previously submitted proposal that if accepted may result in a Government Contract that involves or may involve the manufacture or export of “defense articles” (including “technical data”) or the provision of “defense services,” as those terms are defined under sections 120.6, 120.10, and 120.9, respectively, of ITAR.  In furtherance of and without limiting the foregoing, within three (3) Business Days after the date hereof, the Company shall cause Altairnano Inc. to withdraw the proposal identified on Schedule 5.10(f).

Section 5.11.  Securities Law Matters.  (a) The Company agrees to timely file a Form D with respect to the Purchased Securities as required by Regulation D under the 1933 Act and to provide a copy thereof to Buyer.  The Company shall take such action as the parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Purchased Securities for, sale to Buyer at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of Buyer.

(b) The Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by this Agreement as required by the 1934 Act and applicable Canadian securities laws, and Buyer and its counsel shall be given a reasonable opportunity to review and comment on all such filings before such documents (or any amendment or supplement thereto) are filed with the SEC or on SEDAR, and the Company shall include in such document any comments reasonably proposed by Buyer and its counsel.

(c) As long as Buyer owns any Purchased Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act and applicable Canadian securities laws.  As long as Buyer owns any Purchased Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to Buyer and make publicly available in accordance with Rule 144(c) such information as is required for Buyer to sell the Purchased Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Purchased Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Purchased Securities without registration under the 1933 Act within the requirements of the exemption provided by Rule 144.

(d) The Company shall not, and shall not permit any Affiliate of the Company to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that would be integrated with the offer or sale of the Purchased Securities in a manner that would require the registration under the 1933 Act of the sale of the Purchased Securities to Buyer.

56

Section 5.12.  Indemnification of Directors. Buyer agrees to cause the articles of incorporation, articles of continuance or similar charter document and bylaws of the Company to contain the provisions with respect to exculpation and indemnification of directors of the Company, and advancement of expenses in connection therewith, set forth in the articles of continuance and bylaws of the Company on the date of this Agreement (except that such provisions shall specifically confirm that the obligation to advance expenses applies to former directors and officers), which provisions shall not be amended for a period of six years after the Closing (unless such amendment is required by Applicable Law and except for amendments that do not adversely affect the rights of persons who immediately prior to the Closing Date were serving as directors or officers of Company).  This provision may not be amended or waived.

Section 5.13.  D&O Insurance.  For six years after the Closing, the Company shall provide officers’ and directors’ liability insurance, or purchase a “tail policy”, in each case, in respect of acts or omissions occurring prior to the Closing covering each person covered by the Company’s officers’ and directors’ liability insurance policy on the date hereof on terms with respect to coverage and amount comparable to those of such policy in effect on the date hereof as disclosed to Buyer.  This provision may not be amended or waived.

Section 5.14.  Independent Approval of Related Party Transactions.  Consistent with the NASDAQ listing rules, the Audit Committee of the Company Board or another independent body of Company Board (such body, the “Independent Committee”) shall conduct an appropriate review and oversight of related party transactions of the Company.  For a period of two (2) years after the Closing and so long as Buyer beneficially owns at least 51.0% of the voting securities of the Company, any transaction between the Company or any of its Subsidiaries, on the one hand, and the Buyer or its Affiliates (other than the Company and its Subsidiaries), on the other hand, that is material to the Company and its Subsidiaries taken as a whole shall be approved by the Independent Committee.  This provision may not be amended or waived except with approval of the Independent Committee.

Section 5.15.  Restructuring Efforts. If the Company shall have failed to obtain the Company Shareholder Approval for the Common Stock Issuance at the Company Shareholder Meeting (including any adjournment or postponement thereof), then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall, in good faith negotiate a restructuring of the transactions provided for herein and in the other Transaction Documents, (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Purchase Price, in a manner adverse to such party or its shareholders), and, if required by Buyer, to resubmit the transaction to Company’s shareholders for approval, with the timing of such resubmission to be determined at the reasonable request of Buyer.

57

Section 5.16.  Consolidation.  The Company and Buyer shall consult with each other as to the appropriate time to effect the Consolidation, which is expected to take place around mid-November and shall in any event take place prior to the Closing and at least 10 Business Days prior to December 20, 2010.  The ratio of pre-Consolidation shares of Common Stock to post-Consolidation shares of Common Stock shall not be greater than 4:1 without the prior written consent of the Buyer.

Section 5.17.  Employee Arrangements.  It is the intention of the Company and Buyer that the Company shall take appropriate steps to (i) amend the option arrangements as appropriate to reflect the current market conditions, and (ii) in cooperation with the Buyer, implement measures which retain key personnel with the Company.  In furtherance of the foregoing, promptly after the date hereof, the Company shall arrange for meetings between the Buyer and key personnel of the Company as may be identified by the Buyer, and the Company shall cause its senior management to take such reasonable actions to cooperate with the Buyer’s efforts to retain the key personnel and to refrain from taking any actions that would impede or frustrate the purpose of the Buyer in retaining key personnel of the Company.

Section 5.18.  Standstill.  Prior to the Closing, none of the Buyer, the Company, or any of their respective Affiliates shall acquire, or enter into any agreements or arrangements with respect to the acquisition of, Company Securities other than pursuant to the Transaction Documents; provided that if the Company amends or waives the Company Rights Agreement in favor of any Third Party prior to the Closing (including, without limitation, in connection with any Acquisition Proposal or Superior Proposal), the foregoing restrictions against the Buyer and its Affiliates shall be automatically amended such that only those restrictions that apply to such Third Party (and its Affiliates) pursuant to an agreement executed by such Third Party with the Company shall apply to Buyer (and its Affiliates).

Section 5.19.  Governmental Approvals for Fund Transfer. Buyer will submit as promptly as practicable following the date hereof all relevant applications for necessary PRC government approvals under Applicable Law.  Buyer will diligently pursue such applications and will keep the Company apprised of all communications with relevant authorities.  Buyer anticipates (but cannot warrant) that all approvals should be obtained within 20 Business Days from the submission of the relevant applications.

58

ARTICLE 6
Conditions to Closing

Section 6.01. Conditions to Obligations of Buyer and the Company.  The obligations of Buyer and the Company to consummate the Closing are subject to the satisfaction or waiver (where permissible under Applicable Law) of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with the NASDAQ requirements and Applicable Law;

(b) no provision of any Applicable Law shall prohibit the consummation of the Closing;

(c) the shares of Common Stock to be issued to Buyer pursuant to the transactions contemplated hereunder shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance;

(d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained;

(e) the government of the United States shall have completed its national security review and, if necessary, investigation under Exon-Florio, and shall have concluded that no adverse action with respect to the transactions contemplated by this Agreement and the other Transaction Documents is necessary, including any action to suspend or prohibit any of the transactions or to impose a condition on Buyer, the Company or any of its Subsidiaries that would have an adverse effect on the Business that would be unacceptable to the Buyer in its reasonable discretion or that would limit Buyer’s ability to exercise its ownership rights with respect to the Company; and

(f) each of the following shall have occurred:

(i) the Company and its Subsidiaries shall have taken all necessary action to ensure that the Company and its Subsidiaries do not own, control, or possess any “defense articles,” including “technical data”, as those terms are defined under sections 120.6 and 120.10, respectively, of the ITAR;

(ii) the Company and its Subsidiaries shall have ceased manufacturing and exporting “defense articles” and providing “defense services”, as those terms are defined under sections 120.6 and 120.9, respectively, of the ITAR;

(iii) the Company and its Subsidiaries shall have notified DDTC, U.S. Department of State of a material change in the Company's Statement of Registration resulting from the cessation of the activities listed in (ii), pursuant to the requirements of ITAR section 122.4(a)(2), and requested that DDTC invalidate the Company's registration code; and

59

(g) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

Section 6.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), Section 3.05 (Capitalization), Section 3.06 (Subsidiaries), Section 3.27 (Finders’ Fees), and Section 3.29 (Antitakeover Matters; Company Rights Plan) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), and (ii) the representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (ii) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(c) no Material Adverse Effect shall have occurred since the date of this Agreement and be continuing for a period of over 15 calendar days or exist as of the Closing;

(d) Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed by the Chief Executive Officer or Chief Financial Officer of the Company, that each of the conditions set forth in Section 6.02(a) through Section 6.02(c) has been satisfied;

(e) the Company shall have executed and delivered to Buyer each of the Transaction Documents to which the Company is a party which has not been executed and delivered by it prior to the Closing Date;

(f) Buyer shall have received from U.S. and Canadian legal counsel to the Company, an opinion in form and substance reasonably satisfactory to Buyer and its counsel;

60

(g) Buyer shall have received a certificate of the Company, dated as of the Closing Date, executed by the Secretary or Assistant Secretary of the Company, certifying as to (i) the certificate of incorporation and bylaws of the Company as in effect on the Closing Date, (ii) all resolutions of the board of directors (and committees thereof) of the Company relating to the Transaction Documents and the transactions contemplated thereby and (iii) the incumbency of all officers of the Company executing the Transaction Documents and any other agreement or document contemplated thereby;

(h) the Company shall have taken such actions such that at the Closing the Company Board shall consist of nine (9) directors, five (5) of whom shall have been designated by Buyer, three (3) of whom shall be independent directors (one of such independent directors shall be such individual designated by Al Yousuf LLC pursuant to the Al Yousuf Agreements), and one (1) of whom shall be an executive of the Company, and the Company shall have delivered resignations in form and substance reasonably acceptable to Buyer of each of the current directors of the Company who shall not have been designated by the Company pursuant to this Section 6.02(h);

(i) no stop order or suspension of trading shall have been imposed by the SEC or any Governmental Authority or regulatory body or the NASDAQ Capital Market with respect to public trading in the Common Stock;

(j) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Authority, or by any other Person, domestic, foreign or supranational before any Governmental Authority (other than a Shareholder Derivative Action), (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain, prohibit or otherwise interfere with Buyer’s or any of its Affiliates’ (A) ability effectively to exercise full rights of ownership of the Purchased Securities, including the right to vote any shares of Common Stock acquired or owned by Buyer or any of Buyer’s Affiliates following the Closing Date on all matters properly presented to the Company’s shareholders, or (B) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole; provided that any actions taken pursuant to Section 5.10 to divest any products or technology involving the sale of “defense articles” or “technical data,” shall not be deemed to constitute a nonfulfillment of the condition contained in this Section 6.02(j)(ii)(B), (iii) seeking to compel the disposal of or hold separate of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole; provided that any actions taken pursuant to Section 5.10 to divest any products or technology involving the sale of “defense articles” or “technical data,” shall not be deemed to constitute a nonfulfillment of the condition contained in this Section 6.02(j)(iii), or (iv) that otherwise is likely to have a Material Adverse Effect;

61

(k) there shall not have been any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any Governmental Authority, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (j) above;

(l) there shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Authority against the Company or any of its Subsidiaries in connection with any noncompliance by the Company or its Subsidiaries with any export controls statutes or regulations;

(m) Buyer shall have received, from a U.S. export compliance consultant that is reasonably acceptable to both the Company and Buyer (whose fees shall be advanced by Buyer and reimbursed 100% by the Company if the Closing occurs, or 50% by the Company if this Agreement is terminated), a jurisdiction and classification determination that (i) identifies each of the products, technology, and related services possessed, produced, sold by, or under development by the Company or its Subsidiaries, (ii) indicates whether each product, technology and related service is under the jurisdiction of DDTC, BIS, or any other Governmental Authority, and (iii) states what, if any, the classification category is for each product, technology and related service.  The jurisdiction and classification determination shall demonstrate, to the satisfaction of Buyer, that:  (i) the closing conditions set forth in Sections 6.01(f)(i) and 6.01(f)(ii) have been satisfied, (ii) no products, technology, or related services that Buyer, its sole discretion, deems essential to the transactions contemplated by this Agreement or the other Transaction Documents or to the ongoing operation of the business of the Company after the Closing will be excluded from the transactions as a result of the actions required by closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii); (iii) other than to countries identified in Part 746 of the EAR (“EAR Embargoed Countries”), the Company will not be prohibited from exporting or reexporting products, technology or related services possessed, produced, sold by, or under development by the Company or its Subsidiaries; and (iv) other than in EAR Embargoed Countries, the Company will not be prohibited from manufacturing outside the United States products produced, sold by, or under development by the Company or its Subsidiaries; and

(n) there shall not have been instituted or pending any shareholder derivative actions relating to the transactions contemplated hereby (“Shareholder Derivative Actions”) before any Governmental Authority that (x) has resulted or is reasonably likely to result in the issuance of any temporary or permanent injunction binding on the Buyer, the Company or their respective Affiliates or relating to the transactions contemplated by the Transaction Documents or (y) has resulted or is reasonably likely to result in any preliminary or permanent determination of liability against the Buyer, the Company or their respective Affiliates.

62

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) the representations and warranties of Buyer set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization) and Section 4.11 (Finder’s Fees), shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), and (ii) the representations and warranties of Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto (disregarding all materiality qualifications contained therein) shall be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations or warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with, in the case of this clause (ii) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, prevent or delay beyond the End Date Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(c) the Company shall have received a certificate of Buyer, executed by an authorized officer of Buyer that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE 7
Termination

Section 7.01 .  Grounds for Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the End Date (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) the Closing has not been consummated on or before January 31, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by the End Date;

63

(ii) there shall be any Applicable Law that (A) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (B) enjoins the Company or Buyer from consummating the transactions contemplated hereby and such injunction shall have become final and nonappealable;

(iii) if (A) the Company Shareholder Approval required by Section 6.01(a) shall not have been obtained at the Company Shareholder Meeting (including any adjournment or postponement thereof), and (B) five (5) Business Days shall have elapsed from the date of such meeting; provided that the parties may by mutual agreement extend such period referred to in clause (B);

(iv)a written termination of the review or clearance by the government of the United States of the transactions contemplated by this Agreement shall not have been obtained pursuant to Exon-Florio on or prior to the End Date, or the government of the United States shall have taken any action to suspend or prohibit the transactions contemplated by this Agreement or the other Transaction Documents or to impose a condition on Buyer, the Company or any of its Subsidiaries that would have an adverse effect on the Business that would be unacceptable to the Buyer in its reasonable discretion or that would limit Buyer’s ability to exercise its ownership rights with respect to the Company; or

(c) by Buyer, if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Buyer;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.02(a) or 6.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

(iii) there shall have been an intentional and material breach of any of the provisions contained in Section 5.02;

(iv) there shall have been an intentional and material breach of any of the provisions contained in Section 5.03;

(v) any products, technology, or related services that the Buyer, in its reasonable discretion, deems essential to the transactions contemplated by this Agreement or the other Transaction Documents or to the Business of the Company are required to be excluded from the transactions as a result of the actions required by the closing condition set forth in Section 6.01(f)(i) or in Section 6.01(f)(ii);

64

(vi) the Company is or will be prohibited from exporting or reexporting products, technology or related services (other than products or technology that constitute Specified Assets disposed of pursuant to Section 5.10(e)) possessed, produced, sold by, or under development by the Company or its Subsidiaries to countries other than EAR Embargoed Countries; or

(vii) the Company is or will be prohibited from manufacturing outside the United States products (other than products that constitute Specified Assets disposed of pursuant to Section 5.10(e)) produced, sold by, or under development by the Company or its Subsidiaries in countries other than EAR Embargoed Countries.

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 6.03(a) or Section 6.03(b) not to be satisfied and such condition is incapable of being satisfied by the End Date; or

(ii) prior to the Company Shareholder Meeting, the Company Board shall have made an Adverse Recommendation Change in compliance with this Agreement, including Section 5.03, in order to enter into a definitive written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 8.04(b)(i) and Section 8.04(b)(v) in accordance with the terms, and at the times, specified therein.

The party desiring to terminate this Agreement pursuant to this Section 7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to each other party hereto.

Section 7.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that if such termination shall result from the willful or intentional (i) failure of any party to fulfill a condition to the performance of the obligations of any other party, or (ii) failure of any party to perform a covenant hereof, in each case where such condition or covenant could be fulfilled with the reasonable best efforts of such party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure.  The provisions of this Section 7.02 and Sections 5.08 (Confidentiality), 8.01 (Notices), 8.04 (Expenses), 8.06 (Governing Law), 8.07 (Jurisdiction), 8.08 (Waiver of Jury Trial), shall survive any termination hereof pursuant to Section 7.01.

65

ARTICLE 8
Miscellaneous

Section 8.01.   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received), and shall be given, if to Buyer, to:

Canon Investment Holdings Limited
Villa 1, Huajing Garden
Jida, Zhuhai
Guangdong, China
Attention: Guohua Sun
Facsimile No.: +86 (756) 325-0839
Email: sun@yingtonggroup.com

with a copy to:

Davis Polk & Wardwell LLP
18th Floor, Hong Kong Club Building
3A Chater Road
Central, Hong Kong
Attention: Mark Lehmkuhler
Facsimile No.: +852 2533-3388
Email: mark.lehmkuhler@davispolk.com

if to the Company, to:

Altair Nanotechnologies Inc
204 Edison Way
Reno, Nevada 89502
Attention: General Counsel
Facsimile No.: +1 (775) 858-3731
Email: jfallini@altairnano.com

with a copy to:

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Attention: Bryan T. Allen
Facsimile No.: +1 (801) 532-7750
Email: ballen@parrbrown.com

66

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Applicable Law without such approval having first been obtained; provided further that after the Closing, no provision of this Agreement may be waived by the Company without the approval of the Independent Committee at such time (unless a more restrictive waiver or amendment provision is set forth therein in which case such more restrictive provision shall apply).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03.  Disclosure Schedule and Company SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document filed after December 31, 2009 and prior to the date hereof (as such reports have been amended prior to the date of this Agreement and including any Exhibits attached to or incorporated by reference into such reports regardless of the original filing date), shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures of risks and uncertainties therein that are predictive or forward-looking in nature, be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

67

Section 8.04.  Expenses.  (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee and Reimbursement.

(i) If this Agreement is terminated by Buyer pursuant to Section 7.01(c)(i), 7.01(c)(ii), 7.01(c)(iii) or 7.01(c)(iv), or by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay to Buyer in immediately available funds $2,000,000 (the “Termination Fee”), in the case of a termination by Buyer, within five (5) Business Days after such termination, and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Buyer or the Company pursuant to Section 7.01(b)(i), 7.01(b)(iii), 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi), 7.01(c)(vii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company Board or its shareholders and (C) within eighteen (18) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, then the Company shall pay to Buyer in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii) Upon any termination of this Agreement pursuant to Section 7.01(b)(i), 7.01(b)(iii), 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi), 7.01(c)(vii), the Company shall reimburse Buyer and its Affiliates (by wire transfer of immediately available funds), no later than two (2) Business Days after such termination, for 100% of their out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions, up to an aggregate amount of $500,000; provided that any amount of expense reimbursement received by the Buyer shall be credited against any Termination Fee if payable under Section 8.04(b)(ii).  For the avoidance of doubt, the fees of the U.S. export compliance consultant advanced by the Buyer shall be reimbursed by the Company pursuant to the terms of Section 6.02(m) and shall be outside the $500,000 cap specified in the preceding sentence.

68

(iv) Upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company, the payment of the Termination Fee (and amounts under Section 8.04(b)(iii) and Section 8.04(b)(v)) shall be in lieu of damages, other than as set forth in Section 7.02 pursuant to which a party shall be fully liable for any and all liabilities incurred or suffered by the other party as a result of willful or intentional failure by such party to fulfill a condition to the performance of the obligations of any other party or to perform a covenant hereof, in each case where such condition or covenant could be fulfilled with the reasonable best efforts of such party.

(v) If this Agreement is terminated by Buyer pursuant to Section 7.01(c)(i) or by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay to Buyer in immediately available funds, simultaneously with, and in addition to, the Termination Fee an additional $1,000,000 (the “Early Termination Fee”).

(vi) The parties agree that if this Agreement is terminable pursuant to any of Sections 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi) or 7.01(c)(vii), on the one hand, and Section 7.01(b)(ii), on the other hand, then for purposes of Sections 8.04(b)(ii) and 8.04(b)(iii), this Agreement shall be deemed terminated pursuant to such applicable Sections 7.01(b)(iv), 7.01(c)(v), 7.01(c)(vi) or 7.01(c)(vii), as the case may be.

(c) Other Costs and Expenses.  The Company acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Buyer pursuant to this Section 8.04, it shall also pay any costs and expenses incurred by Buyer in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate as reported in the Money Section of the Wall Street Journal (or comparable publication if the Wall Street Journal is not in publication) from the date such fee, cost or expense was required to be paid to the payment date.

Section 8.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time (provided that such Affiliate is not owned or controlled by the PRC Government) and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

69

Section 8.06. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.08. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.09.  Non-Survival of Representations and Warranties; Indemnification.  The representations and warranties of the Company contained in this Agreement shall not survive beyond the Closing, and only the covenants that by their terms expressly survive the Closing shall survive following the Closing.

Section 8.10.  Counterparts; Delivery; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any signed counterpart may be delivered by facsimile or other form of electronic transmission with the same legal force and effect, for all purposes, as delivery of an originally signed agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

70

Section 8.11. Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 8.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of the page intentionally blank.]

71

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CANON INVESTMENT HOLDINGS LIMITED
By:	/s/
Name:
Title:

ALTAIR NANOTECHNOLOGIES, INC.
By:	/s/
Name:
Title:

72

Annex B

September 16, 2010

PERSONAL AND CONFIDENTIAL

Board of Directors
Altair Nanotechnologies Inc.
204 Edison Way
Reno, NV  89502

Members of the Board of Directors:

We understand that Altair Nanotechnologies Inc. (“Altair” or the “Company”) intends to enter into a share subscription agreement, expected to be dated as of September 16, 2010 (the “Agreement”), pursuant to which Canon Investment Holdings Limited (“the Investor”) would purchase, and the Company would issue and sell to the Investor, shares of the Company’s Common Stock (the “Transaction”).

Under the terms of the Agreement, the Investor will purchase from the Company an aggregate of 125,885,730 shares of the Company’s Common Stock (or such number that the Investor would own 51% of the Company’s outstanding shares of Common Stock on a fully-diluted basis immediately following closing), at a purchase price of $0.3882 per share for an aggregate purchase price of $48,868,840 (the “Transaction Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, to Altair of the Transaction Consideration to be paid by the Investors in connection with the Transaction.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

(i)	a draft of the Agreement, identified as “DPW Draft” of September 15, 2010;

(ii)	the Company’s annual reports on Form 10K for the years ending December 31, 2009 and 2008 and the Company’s quarterly report on Form 10Q for the quarter ending June 30, 2010;

(iii)
the Company’s financial forecasts, projections and analyses prepared by the Company’s management in the form furnished to us for the years ending December 31, 2010 through 2012, and certain other financial and operating information prepared by the management of the Company;

(iv)	the historical prices and volumes of the Company’s Common Stock;

(v)	public information with respect to certain other publicly-traded companies that we deemed relevant;

(vi)	the financial terms of certain private placement transactions involving strategic investors in publicly traded companies we believe to be relevant to the Transaction;

(vii)	the financial terms of certain private placement transactions involving companies in lines of business we believe to be relevant to those of Altair;

(viii)	the financial terms of certain private placement transactions involving companies we believe have relevant market capitalizations to Altair;

(ix)	the financial terms of certain private placement transactions involving transaction sizes we believe to be relevant to the Transaction; and

(x)	discussions with certain senior officers and other representatives of Altair relating to the aforementioned and other matters which we deemed relevant to our inquiry.

JMP Securities LLC
600 Montgomery Street
Suite 1100tel 415.835.8900
San Francisco, CA 94111          fax      415.835.8910

In rendering our opinion, we have with your consent assumed and relied, without independent verification, upon the accuracy and completeness of all information and data furnished to or otherwise reviewed by or discussed with us, including, without limitation, the financial statements of Altair.  We have further relied upon the assurances of the management of Altair that they are not aware of any facts that would make any of such information inaccurate or misleading.  With respect to financial forecasts, projections, analyses and other forward-looking information and data provided to or otherwise discussed with us, we have assumed with your consent that such forecasts, projections, analyses and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Altair as to the future financial performance of Altair, and provide a reasonable basis for our opinion.  We express no view with respect to such forecasts, projections, analyses and other information and data or the assumptions on which they were based, and have assumed with your consent that the forecasted financial results will be realized in the amounts and at the times projected.  We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Altair nor have we made any physical inspection of the properties or assets of Altair.

We were not requested to consider, and our opinion does not address, the non-financial terms of the Transaction, nor does it address the terms of any of the related agreements to be entered into by the parties.  You have represented to us, and accordingly we have assumed, that the Transaction is a private placement and that the Investor is acquiring the Company’s Common Stock for its own account and not with the view to the distribution or resale thereof.  We have not been requested to, and did not (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, (c) assist or otherwise consult with the Company in marketing the Transaction or (d) advise the Board of Directors or any other party with respect to the underlying business decision to effect the Transaction, or alternatives to the Transaction, and this opinion does not address any of the foregoing.  In addition, with your consent, we have based our analysis on transactions in which a majority of the shares being sold were being sold by the issuer, and if shares were also being sold by existing stockholders such sales did not constitute a significant portion of the outstanding shares and we have not included in our analysis transactions involving a merger or sale of assets by the issuer or the sale of a significant amount of its outstanding equity securities by the holders thereof.

Our opinion is based upon information available to us and market, economic, financial and other circumstances and conditions existing and disclosed to us as of the date hereof, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

This letter does not constitute a recommendation to the Board of Directors of Altair or any other person with respect to the Transaction.  We are not legal, accounting, tax or regulatory advisors and our opinion does not address any such matters.  Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to be received by Altair in exchange for the Company Common Stock issued in the Transaction.  We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors of Altair to approve or consummate the Transaction.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of Altair and the Investor contained in the Agreement are true and correct, that Altair and the Investor will perform all of the covenants and agreements required to be performed by them under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof.  We have also assumed that the Conditional Supply and Technology Licensing Agreement will contain no terms or conditions that would affect the fairness of the Transaction from a financial point of view and that the licensing of the Company’s technology to the Investor pursuant to the Agreement will be on an arms-length basis and will not impact the fairness of the Transaction from a financial point of view.  We have assumed that the final form of the Agreement will not vary materially from the last draft reviewed by us.  We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

JMP Securities LLC
600 Montgomery Street
Suite 1100tel 415.835.8900
San Francisco, CA 94111          fax      415.835.8910

Our opinion, as set forth herein, relates to the fairness to Altair of the Transaction Consideration as of the date of this letter.  We are not expressing any opinion as to the fair value of the Altair Common Stock today, nor what the value of the Altair Common Stock actually will be when issued in the Transaction, nor the price at which the Altair Common Stock will trade or otherwise be transferable subsequent to the Transaction.  JMP is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.  Altair has agreed to pay us a fee for our financial advisory services, payable upon consummation of the Transaction and has paid us a retainer.  We will also receive a fee for providing this opinion, no portion of which is contingent upon consummation of the Transaction.  In addition, Altair has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, JMP may trade in the securities of Altair for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.  From time to time, we and our affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to the Company, its affiliates and affiliates of the Investors unrelated to the Transaction, for which services we would expect to receive compensation.  JMP may maintain other relationships with, and provide advisory and other services to Altair and its respective affiliates, and may receive fees for the rendering of such services.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Altair in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.  This opinion does not confer any rights on, and may not be relied upon by, any other person or entity.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to Altair.

Very truly yours, /s/ JMP SECURITIES LLC

JMP Securities LLC
600 Montgomery Street
Suite 1100tel 415.835.8900
San Francisco, CA 94111          fax      415.835.8910

PROXY
Altair Nanotechnologies Inc.
Annual and Special Meeting of Shareholders
on
________ ___, 2010
This Proxy Is Solicited By The Board of Directors Of

Altair Nanotechnologies Inc.

The undersigned shareholder of Altair Nanotechnologies Inc. (the “Corporation”) hereby nominates, constitutes and appoints Terry M. Copeland, President, or failing him, John Fallini, Chief Financial Officer, or instead of any of them, ___________________________, as nominee of the undersigned to attend and vote for and on behalf of the undersigned at the Annual and Special meeting of shareholders of the Corporation (the “Meeting”) to be held on the ___ day of ________, 2010 and at any adjournment thereof, to the same extent and with the same power as if the undersigned were personally present at the said meeting or such adjournment thereof, and without limiting the generality of the power hereby conferred, the nominees are specifically directed to vote the shares represented by this proxy as indicated below.

This proxy also confers discretionary authority to vote in respect of any amendments or variations to the matters identified in the Notice of Meeting, matters incident to the conduct of the Meeting and any other matter which may properly come before the Meeting about which the Corporation did not have notice as of the date 45  days before the date on which the Corporation first mailed proxy material to shareholders and in such manner as such nominee in his judgement may determine.

A shareholder has the right to appoint a person to attend and act for him and on his behalf at the Meeting other than the persons designated in this form of proxy.  Such right may be exercised by filling the name of such person in the blank space provided or by completing another proper form of proxy and, in either case, depositing the proxy as instructed below.

To be valid, this proxy must be received by the transfer agent of the Corporation at 200 University Avenue, Suite 400, Toronto, Ontario M5H 4H1, Canada not later than 48 hours (excluding Saturdays, Sundays and holidays) before the time the Meeting or adjournment thereof, or delivered to the chairman on the day of the Meeting or adjournment thereof.

The nominees are directed to vote the shares represented by this proxy as follows:

(1)
To approve THE COMMON SHARE ISSUANCE under the Share Subscription Agreement dated September 20, 2010 by and between the Corporation and Canon Investment Holdings (“Canon”), which involves the issuance and sale to Canon at a purchase price of $0.3882 per share of a number of Corporation’s common shares to in an amount such that, immediately following the share issuance, Canon will be the beneficial owner of 51% of the Corporation’s outstanding common shares on a fully-diluted basis (Proposal 1 in the Notice of Meeting):

☐ FOR	☐ AGAINST	☐ WITHHOLD/ABSTAIN

(2)
To approve adjournment of the special meeting if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1 (Proposal 2 in the Notice of Meeting).

☐ FOR	☐ AGAINST	☐ WITHHOLD/ABSTAIN

(3)	To authorize the Corporation’s Board of Directors, in its discretion to implement a one-time fair value stock option exchange program for eligible employees (Proposal No. 3 in the Notice of Meeting):

☐ FOR	☐ AGAINST	☐ WITHHOLD/ABSTAIN

(4)
At the nominee’s discretion upon any amendments or variations to matters specified in the notice of the Meeting, matters incident to the conduct of the Meeting, and upon any other matters as may properly come before the Meeting or any adjournments thereof about which the Corporation did not have notice as of the date 45 days before the date on which the Corporation first mailed proxy materials to shareholders.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON ANY VOTE OR BALLOT CALLED FOR AT THE MEETING AND, WHERE A SHAREHOLDER HAS SPECIFIED A CHOICE, WILL BE VOTED OR WITHHELD FROM VOTING ACCORDINGLY. UNLESS A SPECIFIC INSTRUCTION IS INDICATED, SAID SHARES WILL BE VOTED IN FAVOUR OF THE COMMON SHARE ISSUANCE, IN FAVOUR OF ADJOURNMENT IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IN SUPPORT OF THE COMMON SHARE ISSUANCE, AND IN FAVOUR OF THE STOCK OPTION EXCHANGE PROGRAM, ALL OF WHICH ARE SET FORTH IN THE MANAGEMENT PROXY CIRCULAR, ACCOMPANYING THIS PROXY, WHICH IS INCORPORATED HEREIN BY REFERENCE AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This proxy revokes and supersedes all proxies of earlier date.

DATED this ____ day of ________________, 2010.

PRINT NAME: _______________________________

SIGNATURE: ________________________________

NOTES:

(1)
This proxy must be signed by the shareholder or the shareholder’s attorney duly authorized in writing, or if the shareholder is a corporation, by the proper officers or directors under its corporate seal, or by an officer or attorney thereof duly authorized.

(2)	A person appointed as nominee to represent a shareholder need not be a shareholder of the Corporation.

(3)	If not dated, this proxy is deemed to bear the date on which it was mailed on behalf of the management of the Corporation.

(4)	Each shareholder who is unable to attend the Meeting is respectfully requested to date and sign this form of proxy and return it using the self-addressed envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on ________ ___, 2010.  The Corporation’s Annual Report to Shareholders and Management Proxy Circular are available on the Internet at http:// www.altairannualmeeting.com.